 Filed Pursuant to Rule 424(b)(3)
 Registration File No.: 333-202643

COMBINATION PROPOSED — YOUR VOTE IS VERY IMPORTANT

Rock-Tenn Company, referred to as RockTenn, and MeadWestvaco Corporation, referred to as MWV, have entered into a Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015 and amended as of May 5, 2015, and as it may be further amended from time to time, referred to as the combination agreement. Pursuant to the terms of the combination agreement, RockTenn and MWV will become wholly owned subsidiaries of a newly formed company, named WestRock Company (formerly known as Rome-Milan Holdings, Inc.), referred to as Holdings. We believe the combination will combine two industry leaders to create a premier global provider of consumer and corrugated packaging solutions. We believe that the combination will benefit both the shareholders of RockTenn and the stockholders of MWV and we ask for your support in voting for the merger proposals at our special meetings.
If the combination is completed, holders of MWV common stock will be entitled to receive 0.78 shares of Holdings common stock for each share of MWV common stock they hold, and holders of RockTenn Class A common stock may elect to receive, for each share of RockTenn Class A common stock they hold, (1) one share of Holdings common stock or (2) an amount in cash equal to the volume weighted average price per share of RockTenn Class A common stock on the New York Stock Exchange for the consecutive period over the five trading days immediately preceding (but not including) the third trading day prior to the effective time of the combination; provided that immediately following the effective time of the combination, the RockTenn shareholders do not hold more than 49.9% of the issued and outstanding shares of Holdings common stock. In order to achieve this 49.9% pro forma ownership by the RockTenn shareholders and 50.1% pro forma ownership by the MWV stockholders, the combination agreement provides for adjustments to and reallocation of the stock and cash elections made by RockTenn shareholders, as well as for the allocation of consideration to be paid with respect to shares of RockTenn common stock owned by shareholders who fail to make an election. Accordingly, if you are a RockTenn shareholder, depending on the elections made by other RockTenn shareholders, you may not receive the amount of cash or the number of shares of Holdings common stock that you request on your election form. Holders of RockTenn Class A common stock are entitled to dissenters’ rights under the Georgia Business Corporation Code in connection with the RockTenn merger (as defined herein) if they comply with certain requirements. RockTenn common stock is currently traded on the New York Stock Exchange under the symbol “RKT” and MWV common stock is currently traded on the New York Stock Exchange under the symbol “MWV”. We expect that Holdings common stock will be listed on the New York Stock Exchange under the symbol “WRK”. We urge you to obtain current market quotations of RockTenn and MWV common stock.
RockTenn and MWV will each hold a special meeting of their respective shareholders or stockholders in connection with the proposed combination.
At the special meeting of RockTenn shareholders, RockTenn shareholders will be asked to consider and vote on (i) a proposal to approve the combination agreement, referred to as the RockTenn merger proposal, (ii) a proposal to adjourn the RockTenn special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the RockTenn merger proposal and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to RockTenn’s named executive officers in connection with the consummation of the combination. The RockTenn board of directors unanimously recommends that the RockTenn shareholders vote “FOR” each of the proposals to be considered at the RockTenn special meeting.
At the special meeting of MWV stockholders, MWV stockholders will be asked to consider and vote on (i) a proposal to approve the adoption of the combination agreement, referred to as the MWV merger proposal, (ii) a proposal to adjourn the MWV special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the combination agreement and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to MWV’s named executive officers in connection with the consummation of the combination. The MWV board of directors unanimously recommends that the MWV stockholders vote “FOR” each of the proposals to be considered at the MWV special meeting.
We cannot complete the combination unless the RockTenn shareholders approve the RockTenn merger proposal and the MWV stockholders approve the MWV merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the RockTenn special meeting or the MWV special meeting, as applicable, please promptly mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.
The obligations of RockTenn and MWV to complete the combination are subject to the satisfaction or waiver of several conditions set forth in the combination agreement. More information about RockTenn, MWV, Holdings and the combination is contained in this joint proxy statement/prospectus. RockTenn and MWV encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 28.
We look forward to the successful combination of RockTenn and MWV.
Sincerely,

Steven C. Voorhees Chief Executive Officer Rock-Tenn Company	John A. Luke, Jr. Chairman and Chief Executive Officer MeadWestvaco Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated May 20, 2015 and is first being mailed to the shareholders of RockTenn and stockholders of MWV on or about May 22, 2015.

Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
www.rocktenn.com
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be Held on June 24, 2015
TIME:
9:00 a.m. (local time) on June 24, 2015

PLACE:
Hyatt Atlanta Perimeter at Villa Christina
4000 Summit Boulevard
Atlanta, Georgia 30319

ITEMS OF BUSINESS:
•
To consider and vote on a proposal to approve the Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015 and amended as of May 5, 2015 (as it may be further amended from time to time, the “combination agreement”), between Rock-Tenn Company, a Georgia corporation (“RockTenn”), MeadWestvaco Corporation, a Delaware corporation (“MWV”), WestRock Company (formerly known as Rome-Milan Holdings, Inc.), a Delaware corporation, Rome Merger Sub, Inc., a Georgia corporation, and Milan Merger Sub, LLC, a Delaware limited liability company, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “RockTenn merger proposal”);

•
To consider and vote on a proposal to adjourn the RockTenn special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the RockTenn merger proposal (the “RockTenn adjournment proposal”); and

•
To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to RockTenn’s named executive officers in connection with the consummation of the combination (the “RockTenn compensation proposal”).

The joint proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the RockTenn special meeting. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. RockTenn will transact no other business at the RockTenn special meeting except such business as may properly be brought before the RockTenn special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the RockTenn special meeting.
Holders of RockTenn Class A common stock are entitled to dissenters’ rights under the Georgia Business Corporation Code in connection with the combination if they meet certain conditions. See “Appraisal Rights and Dissenters’ Rights — Dissenters’ Rights of RockTenn Shareholders” on page 195. A copy of Article 13 of the Georgia Business Corporation Code is attached to the joint proxy statement/prospectus as Annex I.

BOARD OF DIRECTORS’ RECOMMENDATION:
After careful consideration, the RockTenn board of directors, on January 25, 2015, unanimously adopted the combination agreement and determined that the combination agreement and the transactions contemplated thereby are advisable and in the best interests of RockTenn and its shareholders, and further resolved that it recommend to the shareholders of RockTenn that they approve a non-binding, advisory proposal to approve the compensation that may be paid or become payable to RockTenn’s named executive officers in connection with the combination pursuant to already existing contractual obligations of RockTenn.
The RockTenn board of directors unanimously recommends that the RockTenn shareholders vote “FOR” each of the RockTenn merger proposal, the RockTenn adjournment proposal and the RockTenn compensation proposal.
WHO MAY VOTE:
Only shareholders of record of RockTenn Class A common stock as of the close of business on May 4, 2015, the record date, are entitled to receive notice of the RockTenn special meeting and to vote at the RockTenn special meeting or any adjournments or postponements thereof. As of the record date, there were 140,833,301 shares of RockTenn Class A common stock outstanding. Each share of RockTenn Class A common stock is entitled to one vote on each matter properly brought before the RockTenn special meeting. A list of shareholders of record entitled to vote at the RockTenn special meeting will be available beginning two business days after this notice is given, and continuing through the RockTenn special meeting, at our executive offices and principal place of business at 504 Thrasher Street, Norcross, Georgia 30071 for inspection by RockTenn shareholders, their agents or their attorneys during ordinary business hours. The list will also be available at the RockTenn special meeting for examination by any RockTenn shareholder of record present at the RockTenn special meeting.
VOTE REQUIRED FOR APPROVAL:
Your vote is very important. We cannot complete the combination without the approval of the RockTenn merger proposal. Assuming a quorum is present, the approval of the RockTenn merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of the RockTenn Class A common stock entitled to vote on the RockTenn merger proposal. Approval of the RockTenn adjournment proposal requires that the votes cast in favor of the RockTenn adjournment proposal exceed the votes cast against it. Assuming a quorum is present, approval of the RockTenn compensation proposal requires that the votes cast in favor of the RockTenn compensation proposal exceed the votes cast against it.
Whether or not you plan to attend the RockTenn special meeting, please promptly mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If your shares are held in the name of a broker or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.
By order of the Board of Directors,

Robert B. McIntosh
Executive Vice President,
General Counsel and Secretary
Norcross, GA
May 20, 2015

MeadWestvaco Corporation
501 South 5th Street
Richmond, VA 23219
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on June 24, 2015
TIME:
9:00 a.m. (local time) on June 24, 2015

PLACE:
MeadWestvaco Corporate Headquarters
501 South 5th Street
Richmond, Virginia 23219

ITEMS OF BUSINESS:
•
To consider and vote on a proposal to approve the adoption of the Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015 and amended as of May 5, 2015 (as it may be further amended from time to time, the “combination agreement”), between MeadWestvaco Corporation, a Delaware corporation (“MWV”), Rock-Tenn Company, a Georgia corporation (“RockTenn”), WestRock Company (formerly known as Rome-Milan Holdings, Inc.), a Delaware corporation, Rome Merger Sub, Inc., a Georgia corporation, and Milan Merger Sub, LLC, a Delaware limited liability company, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “MWV merger proposal”);

•
To consider and vote on a proposal to adjourn the MWV special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the MWV merger proposal (the “MWV adjournment proposal”); and

•
To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to MWV’s named executive officers in connection with the consummation of the combination (the “MWV compensation proposal”).

The joint proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the MWV special meeting. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. MWV will transact no other business at the MWV special meeting except such business as may properly be brought before the MWV special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the MWV special meeting.
BOARD OF DIRECTORS’ RECOMMENDATION:
After careful consideration, the MWV board of directors, on January 25, 2015, unanimously approved the combination agreement and determined that the combination agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of MWV and its stockholders, and further resolved that it recommend to the stockholders of MWV that they adopt a non-binding, advisory proposal to approve the compensation that may be paid or become payable to MWV’s named executive officers in connection with the combination pursuant to already existing contractual obligations of MWV.
The MWV board of directors unanimously recommends that the MWV stockholders vote “FOR” each of the MWV merger proposal, the MWV adjournment proposal and the MWV compensation proposal.

WHO MAY VOTE:
Only holders of record of MWV common stock as of the close of business on May 4, 2015, the record date, are entitled to receive notice of the special meeting and to vote at the MWV special meeting or any adjournments or postponements thereof. As of the record date, there were 167,815,581 shares of MWV common stock outstanding. Each share of MWV common stock is entitled to one vote on each matter properly brought before the MWV special meeting. A list of stockholders of record entitled to vote at the MWV special meeting will be available at the executive offices of MWV at 501 South 5th Street, Richmond, Virginia 23219 and will also be available for inspection at the MWV special meeting.
VOTE REQUIRED FOR APPROVAL:
Your vote is very important. We cannot complete the combination without the approval of the MWV merger proposal. Assuming a quorum is present, the approval of the MWV merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of the MWV common stock entitled to vote on the MWV merger proposal. Approval of the MWV adjournment proposal requires the affirmative vote of a majority of the votes present at the MWV special meeting and entitled to vote. Assuming a quorum is present, approval of the MWV compensation proposal requires the affirmative vote of a majority of the votes present at the MWV special meeting and entitled to vote.
Whether or not you plan to attend the MWV special meeting, please promptly mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If your shares are held in the name of a broker or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.
By order of the Board of Directors,

Wendell L. Willkie, II
Senior Vice President,
General Counsel and Secretary
Richmond, Virginia
May 20, 2015

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about RockTenn and MWV from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Rock-Tenn Company 504 Thrasher Street Norcross, GA 30071 (678) 291-7456 Attn: Corporate Secretary	MeadWestvaco Corporation 501 South 5th Street Richmond, VA 23219 (804) 444-1000 Attn: Corporate Secretary
Investors may also consult RockTenn’s or MWV’s websites or the transaction website for more information concerning the combination described in this joint proxy statement/prospectus. RockTenn’s website is http://ir.rocktenn.com. MWV’s website is www.mwv.com. The transaction website is http://RockTennMWV.transactionannouncement.com. Information included on any of these websites is not incorporated by reference into this joint proxy statement/prospectus.
If you would like to request any documents, please do so by June 17, 2015 in order to receive them before the respective special meetings.
For more information, see “Where You Can Find More Information” beginning on page 198.
ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission, referred to as the SEC, by WestRock Company (formerly known as Rome-Milan Holdings, Inc.), referred to as Holdings, (File No. 333-202643), constitutes a prospectus of Holdings under Section 5 of the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of Holdings common stock to be issued to RockTenn shareholders and MWV stockholders pursuant to the combination agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of RockTenn shareholders and a notice of meeting with respect to the special meeting of MWV stockholders.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 20, 2015. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to RockTenn shareholders or MWV stockholders, nor the issuance by Holdings of common stock in connection with the combination, will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding RockTenn has been provided by RockTenn and information contained in this joint proxy statement/prospectus regarding MWV has been provided by MWV.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:
•
“combined company” refers collectively to RockTenn and MWV, following completion of the combination;

•
“combination” refers collectively to the RockTenn merger and the MWV merger, followed by the MWV LLC conversion;

•
“combination agreement” refers to the Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015 and amended as of May 5, 2015, and as it may be further amended from time to time, by and among RockTenn, MWV, Holdings, RockTenn Merger Sub and MWV Merger Sub, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•
“Holdings” refers to WestRock Company (formerly known as Rome-Milan Holdings, Inc.), a Delaware corporation and a wholly owned subsidiary of RockTenn;

•
“Holdings common stock” refers to the common stock of Holdings, par value $0.01 per share;

•
“MWV” refers to MeadWestvaco Corporation, a Delaware corporation;

•
“MWV common stock” refers to the common stock of MWV, par value $0.01 per share;

•
“MWV LLC conversion” refers to the conversion of MWV, as the surviving corporation of the MWV merger, to a Delaware limited liability company in accordance with Section 266 of the General Corporation Law of the State of Delaware, referred to as the DGCL, as soon as practicable after the effective time of the MWV merger;

•
“MWV merger” refers to the merger of MWV Merger Sub with and into MWV, with MWV surviving the merger as a wholly owned subsidiary of Holdings;

•
“MWV Merger Sub” refers to Milan Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of RockTenn;

•
“original combination agreement” refers to the Business Combination Agreement, dated as of January 25, 2015, by and among RockTenn and MWV, prior to giving effect to any amendment, restatement or other modification;

•
“RockTenn” refers to Rock-Tenn Company, a Georgia corporation;

•
“RockTenn common stock” refers to the Class A common stock of RockTenn, par value $0.01 per share;

•
“RockTenn merger” refers to the merger of RockTenn Merger Sub with and into RockTenn, with RockTenn surviving the merger as a wholly owned subsidiary of Holdings;

•
“RockTenn Merger Sub” refers to Rome Merger Sub, Inc., a Georgia corporation and a wholly owned subsidiary of RockTenn; and

•
“we”, “our” and “us” refer to RockTenn and MWV, collectively.

i

Page
EXPERTS	197
RockTenn	197
MWV	197
FUTURE SHAREHOLDER OR STOCKHOLDER PROPOSALS	197
RockTenn	197
MWV	197
OTHER MATTERS	198
HOUSEHOLDING	198
WHERE YOU CAN FIND MORE INFORMATION	198
Annex A Second Amended and Restated Business Combination Agreement and First Amendment to the Second Amended and Restated Business Combination Agreement	A-1
Annex B Opinion of Blackstone Advisory Partners L.P.	B-1
Annex C Opinion of Lazard Frères & Co. LLC	C-1
Annex D Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	D-1
Annex E Opinion of Goldman, Sachs & Co.	E-1
Annex F Opinion of Greenhill & Co., LLC	F-1
Annex G Form of Certificate of Incorporation of WestRock Company	G-1
Annex H Form of Bylaws of WestRock Company	H-1
Annex I Article 13 of the Georgia Business Corporation Code	I-1

QUESTIONS AND ANSWERS
The following are some questions that you, as a shareholder of RockTenn or stockholder of MWV, may have regarding the combination and the other matters being considered at the special meetings and the answers to those questions. RockTenn and MWV urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the combination and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.
About the Combination
Q:
What is the proposed transaction on which I am being asked to vote?

A:
RockTenn and MWV have agreed to the combination of RockTenn and MWV under the terms of a combination agreement that is described in this joint proxy statement/prospectus. Subject to the terms and conditions of the combination agreement, (i) RockTenn Merger Sub, a Georgia corporation that was formed on March 6, 2015 as a wholly owned subsidiary of Holdings, will be merged with and into RockTenn, with RockTenn surviving as a wholly owned subsidiary of Holdings, which we refer to as the RockTenn merger, (ii) MWV Merger Sub, a Delaware limited liability company that was formed on March 6, 2015 as a wholly owned subsidiary of Holdings, will be merged with and into MWV, with MWV surviving the merger as a wholly owned subsidiary of Holdings, which we refer to as the MWV merger, and (iii) MWV, as the surviving corporation of the MWV merger, will convert to a Delaware limited liability company in accordance with Section 266 of the DGCL as soon as practicable after the effective time of the MWV merger, which we refer to as the MWV LLC conversion. As a result of the combination, among other things, (a) Holdings will become the ultimate parent of RockTenn, MWV and their respective subsidiaries and (b) existing RockTenn shareholders will receive shares of Holdings common stock, par value $0.01 per share, or cash as described further below, and existing MWV stockholders will receive shares of Holdings common stock, in accordance with the terms of the combination agreement and as described further in this joint proxy statement/prospectus. Following the combination, RockTenn and MWV will no longer be public companies, RockTenn common stock and MWV common stock will be delisted from the New York Stock Exchange, which we refer to as the NYSE, and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the shares of Holdings common stock will be listed for trading on the NYSE.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because you were a shareholder of record of RockTenn or a stockholder of record of MWV as of the close of business on the record date for the RockTenn special meeting or the MWV special meeting, respectively.

This joint proxy statement/prospectus serves as the proxy statement through which RockTenn and MWV will solicit proxies to obtain the necessary shareholder or stockholder approvals for the proposed combination. It also serves as the prospectus by which Holdings will issue shares of its common stock as consideration in the RockTenn merger and the MWV merger.
RockTenn is holding a special meeting of shareholders, which we refer to as the RockTenn special meeting, in order to obtain the shareholder approval necessary to approve the combination agreement. RockTenn shareholders will also be asked to approve the adjournment of the RockTenn special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the combination agreement) and to approve, by non-binding advisory vote, the compensation arrangements for RockTenn’s named executive officers in connection with the combination.
MWV is holding a special meeting of stockholders, which we refer to as the MWV special meeting, in order to obtain the stockholder approval necessary to adopt the combination agreement. MWV stockholders will also be asked to approve the adjournment of the MWV special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the combination agreement) and to approve, by non-binding advisory vote, the compensation arrangements for MWV’s named executive officers in connection with the combination.

We will be unable to complete the combination unless, among other things, the RockTenn shareholders vote to approve the combination agreement and the MWV stockholders vote to adopt the combination agreement.
This joint proxy statement/prospectus contains important information about the combination, the combination agreement (a copy of which is attached as Annex A) and the special meetings of the shareholders of RockTenn and the stockholders of MWV. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending your respective special meeting.
Q:
What will RockTenn shareholders receive in the combination?

A:
If the combination is completed, holders of RockTenn common stock will be entitled to receive, at the election of each shareholder, subject to proration mechanisms described below, for each share of RockTenn common stock held at the effective time of the combination (other than shares in respect of which a shareholder has properly exercised dissenters’ rights under Georgia law), (i) one share of Holdings common stock, referred to as the RockTenn stock consideration, or (ii) an amount in cash equal to the volume weighted average price per share of RockTenn common stock on the NYSE for the consecutive period over the five trading days immediately preceding (but not including) the third trading day prior to the effective time of the combination, referred to as the RockTenn cash consideration. RockTenn shareholders receiving RockTenn stock consideration will not receive any fractional shares of Holdings common stock in the combination. Instead, RockTenn shareholders will receive cash in lieu of any fractional shares of Holdings common stock that they would otherwise have been entitled to receive. Any RockTenn shareholder may contact Georgeson Inc. at (866) 203-9401 (toll free) to obtain the volume weighted average price of RockTenn common stock for the five trading day period ending with the trading day preceding the date on which the shareholder contacts Georgeson Inc.

Q:
What will MWV stockholders receive in the combination?

A:
If the combination is completed, holders of MWV common stock will be entitled to receive 0.78 shares of Holdings common stock for each share of MWV common stock they hold at the effective time of the combination, referred to as the MWV exchange ratio. MWV stockholders will not receive any fractional shares of Holdings common stock in the combination. Instead, MWV stockholders will receive cash in lieu of any fractional shares of Holdings common stock that they would otherwise have been entitled to receive.

Q:
Are RockTenn shareholders guaranteed to receive the form of merger consideration they elect to receive for their shares of RockTenn common stock?

A:
No. There is a cap on the number of shares of RockTenn common stock which may be converted into RockTenn stock consideration, which we refer to as the stock cap number, that is equal to the maximum number of shares of Holdings common stock that can be issued to RockTenn shareholders as consideration in the combination, such that the RockTenn shareholders’ pro forma ownership of Holdings immediately after the effective time of the combination does not exceed 49.9% of the issued and outstanding shares of Holdings common stock. Elections by RockTenn shareholders for the RockTenn stock consideration or the RockTenn cash consideration are subject to proration procedures, which will result in approximately 50.1% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former MWV stockholders and approximately 49.9% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former RockTenn shareholders. In order to achieve this 50.1%/49.9% pro forma ownership between the MWV stockholders and RockTenn shareholders, the combination agreement provides for adjustments to and reallocation of the stock and cash elections made by RockTenn shareholders, as well as the allocation of consideration to be paid with respect to shares of RockTenn common stock owned by shareholders who fail to make an election. Accordingly, depending on the elections made by other RockTenn shareholders, each RockTenn shareholder who elects to receive Holdings common stock for all of their

v

shares of RockTenn common stock in the combination may receive a portion of their consideration in cash and each RockTenn stockholder who elects to receive cash for all of their shares of RockTenn common stock in the combination may receive a portion of their consideration in Holdings common stock. A RockTenn shareholder who elects to receive a combination of Holdings common stock and cash for their shares of RockTenn common stock in the combination may receive Holdings common stock and cash in a proportion different from that which such shareholder elected. Based on the number of shares of RockTenn common stock and MWV common stock outstanding on May 12, 2015, approximately 7.6% of the shares of RockTenn common stock would receive RockTenn cash consideration. For further information, including hypothetical scenarios demonstrating the possible effects of proration on a holder of 100 shares of RockTenn common stock, please see the section titled “The Adoption of the Combination Agreement — The Combination Agreement — Merger Consideration — RockTenn Merger Consideration” beginning on page 146.
Q:
How do I make my election if I am a RockTenn shareholder?

A:
Under the combination agreement, the RockTenn shareholders are required to make an election to receive RockTenn stock consideration or RockTenn cash consideration by the election deadline (as defined on page 150). At least 20 business days prior to the election deadline, an election form will be mailed to each RockTenn shareholder of record for the RockTenn special meeting. Holdings will make available one or more election forms as may be reasonably requested from time to time by all persons who become holders of record of RockTenn common stock during the period following the record date for the RockTenn special meeting and prior to the election deadline. To elect to receive shares of Holdings common stock, cash or a combination of Holdings common stock and cash, you must indicate on the election form the number of shares of RockTenn common stock with respect to which you elect to receive shares of Holdings common stock, the number of shares of RockTenn common stock with respect to which you elect to receive cash and the particular shares for which you desire to make either such election, and the order in which either such election is to apply to any such shares if the election is subject to proration under the terms of the combination agreement. You must return your properly completed and signed form accompanied by the RockTenn share certificate or an appropriate customary guarantee of delivery by the election deadline. RockTenn and MWV will publicly announce by press release the election deadline not more than 15 business days before, and at least five business days prior to, the anticipated election deadline, but you are encouraged to return your election form as promptly as practicable. If you hold your RockTenn shares through a bank, broker or other nominee, you should follow the instructions provided by such bank, broker or other nominee to ensure that your election instructions are timely returned. For further information, please see the section titled “The Adoption of the Combination Agreement — The Combination Agreement — Election Procedures” beginning on page 149.

Q:
Can I revoke or change my election after I mail my election form?

A:
Yes. You may revoke or change your election by sending written notice thereof to the exchange agent, which notice must be received by the exchange agent prior to the election deadline noted above. In the event an election form is revoked, under the combination agreement the shares of RockTenn common stock represented by such election form will be treated as shares in respect of which no election has been made, except to the extent a subsequent election is properly made by the shareholder prior to the election deadline. For more information, please see the section titled “The Adoption of the Combination Agreement — The Combination Agreement — Election Procedures” beginning on page 149.

Q:
What happens if I do not make an election or my election form is not received before the election deadline?

A:
For any shares of RockTenn common stock with respect to which the exchange agent does not receive a properly completed and timely election form, the holder of those shares will be deemed not to have made an election. If the shares of RockTenn common stock for which RockTenn stock consideration is elected, which we refer to as the stock electing shares, exceeds the stock cap number, then all the shares for which no election is made, which we refer to as the non-electing shares, will be converted into the right to receive RockTenn cash consideration. If the aggregate number of stock electing shares, which we refer to as the stock election number, is less than or equal to the stock cap number, which difference between the stock election number and stock cap number we refer to as the shortfall number, then the non-electing shares will be treated in the following manner: (1) if the shortfall number is less than or equal to the aggregate number of non-electing shares, then the non-electing shares of each holder of shares of RockTenn common stock will be converted into the right to receive the RockTenn stock consideration in respect of that number of non-electing shares equal to the product obtained by multiplying (x) the number of non-electing shares of such holder by (y) a fraction, the numerator of which is the shortfall number and the denominator of which is the aggregate number of non-electing shares, with the remaining number of such holder’s non-electing shares being converted into the right to receive the RockTenn cash consideration, and (2) if the shortfall number exceeds the aggregate number of non-electing shares, then all non-electing shares will be converted into the right to receive the RockTenn stock consideration. For more information, please see the section titled “The Adoption of the Combination Agreement — The Combination Agreement — Merger Consideration” beginning on page 146.
Q:
What equity stake will former RockTenn shareholders and former MWV stockholders hold in Holdings?

A:
Under the combination agreement, elections by the RockTenn shareholders for the RockTenn stock consideration or the RockTenn cash consideration are subject to proration procedures, which will result in approximately 50.1% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former MWV stockholders and approximately 49.9% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former RockTenn shareholders. In order to achieve this 50.1%/49.9% pro forma ownership between the MWV stockholders and RockTenn shareholders, the combination agreement provides for adjustments to and reallocation of the stock and cash elections made by RockTenn shareholders, as well as the allocation of consideration to be paid with respect to shares of RockTenn common stock owned by shareholders who fail to make an election.

Q:
How do I calculate the value of the RockTenn merger consideration and the MWV merger consideration?

A:
The combination agreement does not contain any provision that would adjust the exchange ratios based on fluctuations in the market value of either RockTenn’s common stock or MWV’s common stock. Because of this, the implied value of the stock consideration to RockTenn’s shareholders and MWV stockholders will fluctuate between now and the completion of the combination. The value of the consideration to RockTenn shareholders electing to receive RockTenn cash consideration depends on the average market value of RockTenn common stock during a period of five trading days ending on the third trading day prior to the effective time of the combination. The value of the consideration to RockTenn shareholders electing to receive RockTenn stock consideration or to MWV stockholders depends on the market value of Holdings common stock at the time the combination is completed, which will in turn be affected by the market value of the RockTenn common stock and the MWV common stock at the time the combination is completed.

On January 23, 2015, the last trading day prior to the public announcement of the proposed combination, the closing price on the NYSE was $62.99 per share of RockTenn common stock and $45.04 per share of MWV common stock. On May 19, 2015, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price on the NYSE was $66.08 per share of RockTenn common stock and $51.24 per share of MWV common stock. We urge you to obtain current market quotations before voting your shares.
Q:
Should I send in my share certificates now for the exchange?

A:
No. RockTenn shareholders and MWV stockholders should keep any share certificates they hold at this time. If RockTenn shareholders intend to make an election, they must send in any certificates that they hold at the time they send in the election form (or an appropriate customary guarantee of delivery in lieu thereof). After the combination is completed, RockTenn shareholders and MWV stockholders will each receive from the exchange agent a letter of transmittal and instructions on how to obtain the RockTenn merger consideration or the MWV merger consideration, as applicable. MWV stockholders and any RockTenn shareholders who have not sent in their certificates should send in their certificates at such time.
Q:
Who is the exchange agent for the combination?

A:
Computershare Trust Company, N.A. is the exchange agent.

Q:
When do you expect the combination to be completed?

A:
RockTenn and MWV intend to complete the combination as soon as reasonably practicable and are currently targeting completion of the combination at the end of the second quarter of 2015. However, the combination is subject to regulatory clearances and other conditions, and it is possible that factors outside the control of both companies could result in the combination being completed at a later time, or not at all. There may be a substantial amount of time between the respective RockTenn and MWV special meetings and the completion of the combination.

Q:
What effects will the combination have on RockTenn and MWV?

A:
Upon completion of the combination, RockTenn and MWV will cease to be publicly traded companies. RockTenn Merger Sub will merge with and into RockTenn, with RockTenn surviving the merger as a wholly owned subsidiary of Holdings. MWV Merger Sub will merge with and into MWV, with MWV surviving the merger as a wholly owned subsidiary of Holdings. MWV, as the surviving corporation of the MWV merger, will convert to a Delaware limited liability company in accordance with Section 266 of the DGCL as soon as practicable after the effective time of the MWV merger. As a result of the combination, you will own shares in Holdings (or, in the case of RockTenn shareholders, cash) and will not directly own any shares of RockTenn or MWV. Following completion of the combination, the registration of the RockTenn common stock and MWV common stock and their respective reporting obligations with respect to their common stock under the Exchange Act will be terminated. In addition, upon completion of the combination, shares of RockTenn common stock and MWV common stock will no longer be listed on the NYSE or any other stock exchange or quotation system. Although you will no longer be a shareholder of RockTenn or a stockholder of MWV, as applicable, you will have an indirect interest in both RockTenn and MWV through your ownership of Holdings common stock. If you become a Holdings stockholder, you can expect that the value of your investment will depend, among other things, on the performance of both RockTenn and MWV and Holdings’ ability to integrate the two companies.

Q:
What effects will the combination have on Holdings?

A:
Upon completion of the combination, Holdings will become the holding company of RockTenn and MWV. As a condition to closing, the shares of Holdings common stock issued in connection with the combination will be approved for listing on the NYSE.

Q:
What effects will the proposed combination have on MWV’s announced spin-off of its specialty chemicals business?

A:
The spin-off of MWV’s specialty chemicals business is expected to be completed following the completion of the combination. MWV and RockTenn intend to effect a complete separation of the specialty chemicals business by means of a tax-free spin-off to the holders of Holdings common stock, which would result in the specialty chemicals business becoming an independent publicly traded company. However, there can be no assurance that the separation will occur within this timeframe, or at all, and the separation may be accomplished at a different time or in a different manner.

Q:
What are the conditions to the completion of the combination?

A:
In addition to the approval of the combination agreement by the RockTenn shareholders and adoption of the combination agreement by the MWV stockholders, completion of the combination is subject to the satisfaction of a number of other conditions, including certain regulatory clearances. For additional information on the regulatory clearances required to complete the combination, see the section entitled “The Adoption of the Combination Agreement — Regulatory Clearances for the Combination” beginning on page 134. For additional information on the conditions to completion of the combination, see the section entitled “— The Combination Agreement — Conditions to Completion of the Combination” beginning on page 159.
Q:
Will I still be paid dividends prior to the combination?

A:
MWV has historically paid regular quarterly dividends of  $0.25 per share to its stockholders. Under the combination agreement, MWV may continue to declare and pay its regular quarterly cash dividend in an amount up to $0.25 per share, in accordance with its distribution policy, without RockTenn’s consent. MWV has declared a regular quarterly dividend of  $0.25 per share, which is payable on May 26, 2015 to stockholders of record on May 7, 2015. RockTenn paid a quarterly cash dividend of $0.320525 per share to its shareholders on February 23, 2015, and has declared a dividend of $0.320525 per share, which is payable on May 26, 2015 to shareholders of record as of the close of business on May 7, 2015. Under the combination agreement, RockTenn is permitted to declare and pay a dividend equal to the product of  (x) 1.2821 and (y) the amount per share of MWV common stock most recently paid by MWV as a quarterly distribution prior to the declaration by RockTenn of such quarterly distribution. Under the combination agreement, MWV and RockTenn are required to coordinate to designate the same record and payment dates for any quarterly dividends declared in any calendar quarter in which the closing of the combination might reasonably be expected to occur. Accordingly, either or both of MWV and RockTenn may set different record or payment dates than it has typically designated in the past for one or more quarterly dividends prior to the combination.

Q:
What will happen to outstanding RockTenn equity awards in the combination?

A:
RockTenn restricted stock awards held by non-executive members of the RockTenn board will accelerate and vest pursuant to their terms upon the effective time of the combination and be converted into a number of unrestricted shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn restricted stock award immediately prior to the effective time of the combination.

The combination agreement generally provides for the conversion of outstanding RockTenn options, whether vested or unvested, and outstanding, unvested RockTenn restricted stock awards held by anyone other than a non-executive member of the RockTenn board and RockTenn restricted stock units (“RSUs”) into Holdings options, Holdings restricted stock awards and Holdings RSUs, respectively, on the same terms and conditions (including applicable vesting requirements and, if applicable, per share exercise price), with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such award immediately prior to the effective time of the combination.
For each RockTenn option and each RockTenn RSU that is subject to performance-based vesting criteria, in each case, granted on or after January 1, 2015, (i) the total number of shares covered by such award will be prorated, rounded up to the nearest whole share, based on the number of days elapsed prior to the consummation of the combination during the period beginning on January 1, 2015 and ending on December 31, 2017, (ii) the performance period applicable to each such RockTenn RSU will end and (iii) the performance goals will be determined based on the level of performance achieved through the effective time of the combination in accordance with the terms of the applicable award agreement.
For each RockTenn RSU that is subject to performance-based vesting conditions and granted prior to January 1, 2015, the compensation committee of the RockTenn board (the “RockTenn compensation committee”) will be permitted to determine, prior to the effective time of the combination, the level of performance achievement for such RockTenn RSU based on the RockTenn compensation committee’s good faith determination of actual performance as of the effective time of the combination, and the related Holdings RSUs will remain subject only to the applicable time-based vesting criteria as were applicable to such RockTenn RSU immediately prior to the effective time of the combination. However, outstanding, unvested RockTenn options granted during calendar year 2014 will accelerate and vest pursuant to their terms upon the effective time of the combination.

Q:
What will happen to the RockTenn 1993 Employee Stock Purchase Plan in the combination?

A:
The combination agreement provides that the “purchase period” under the RockTenn 1993 Employee Stock Purchase Plan which we refer to as the RockTenn ESPP, that commenced on February 1, 2015 will be the final purchase period under the RockTenn ESPP, and that all options to purchase shares of RockTenn common stock under the RockTenn ESPP, which we refer to as the RockTenn ESPP purchase rights, will be exercised on the earlier to occur of  (i) the scheduled purchase date for the purchase period that commenced on February 1, 2015 and (ii) the date that is seven business days prior to the effective time of the combination (with any payroll deductions not applied to the purchase of shares of RockTenn common stock returned to the participant). All shares of RockTenn common stock so purchased will be converted into shares of Holdings common stock upon the effective time of the combination on the same terms and conditions as shares of RockTenn common stock held by all other RockTenn shareholders.

Q:
What will happen to outstanding MWV equity awards in the combination?

A:
Each MWV option granted prior to February 1, 2015 that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into an option to purchase, on the same terms and conditions (including applicable vesting requirements) as were applicable to such MWV option immediately prior to the effective time of the combination, the number of shares of Holdings common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV option by 0.78, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the MWV option by 0.78. Each MWV option granted on or after February 1, 2015 that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into a Holdings option in accordance with the immediately preceding sentence, provided that the number of shares of MWV common stock subject to the MWV option will be prorated based on the number of complete months of service from January 1, 2015 through the effective time of the combination.

Each MWV stock appreciation right that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into a Holdings stock appreciation right, on the same terms and conditions (including applicable vesting requirements) as were applicable to such MWV stock appreciation right immediately prior to the effective time of the combination, corresponding to the number of shares of Holdings common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV stock appreciation right by 0.78, at a base price per share (rounded up to the nearest whole cent) determined by dividing the per-share base price of the MWV stock appreciation right by 0.78.
Each MWV RSU award granted prior to February 1, 2015 that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into a Holdings RSU award, on the same terms and conditions (provided that performance-vesting MWV RSU awards will be deemed earned at target performance and the related Holdings RSU awards will remain subject to any applicable time-based vesting criteria) as were applicable to such MWV RSU award immediately prior to the effective time of the combination, and relating to the number of shares of Holdings common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV RSU award by 0.78. Each MWV RSU award granted on or after February 1, 2015 that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into a Holdings RSU award in accordance with the immediately preceding sentence, provided that (i) the number of shares of MWV common stock subject to the MWV RSU will be prorated based on the number of complete months of service from January 1, 2015 through the effective time of the combination and (ii) performance-based MWV RSU awards will be earned based on actual performance from January 1, 2015 through the effective time of the combination.
Each MWV director stock unit award is vested, and each MWV director stock unit award that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into a director stock unit award, on the same terms and conditions as were
x

applicable to such MWV director stock unit award immediately prior to the effective time of the combination, and relating to the number of shares of Holdings common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV director stock unit award by 0.78.
Q:
Are there any risks in the combination that I should consider?

A:
Yes. There are risks associated with all business combinations, including the combination of RockTenn and MWV. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 28.

Q:
Are RockTenn shareholders entitled to dissenters’ rights?

A:
Yes. Under the Georgia Business Corporation Code, which we refer to as the GBCC, the holders of RockTenn common stock are entitled to assert dissenters’ rights in connection with the RockTenn merger, provided they follow the procedures and satisfy the conditions set forth in Article 13 of the GBCC. For more information regarding dissenters’ rights, see the section entitled “Appraisal Rights and Dissenters’ Rights — Dissenters’ Rights of RockTenn Shareholders” beginning on page 195. In addition, a copy of Article 13 of the GBCC is attached as Annex I to this joint proxy statement/prospectus. Failure to strictly comply with Article 13 of the GBCC will result in the loss of dissenters’ rights. We urge any RockTenn shareholder who wishes to assert dissenters’ rights to read the statute carefully and consult with legal counsel before attempting to assert dissenters’ rights.

Q:
Are MWV stockholders entitled to appraisal rights?

A:
No. Under the DGCL, the holders of MWV common stock are not entitled to appraisal rights in connection with the MWV merger.

Q:
What are the material U.S. federal income tax consequences of the combination to U.S. holders of shares of RockTenn common stock and shares of MWV common stock?

A:
RockTenn and MWV intend for each of the RockTenn merger and the MWV merger (together with the MWV LLC conversion) to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. It is a condition to RockTenn’s obligation to complete the RockTenn merger that RockTenn receive an opinion from Cravath, Swaine & Moore LLP, which we refer to as Cravath, counsel to RockTenn, to the effect that the RockTenn merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code). It is a condition to MWV’s obligation to complete the MWV merger that MWV receive an opinion from Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, counsel to MWV, to the effect that the MWV merger (together with the MWV LLC conversion) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the receipt and accuracy of the opinions described above, the U.S. federal income tax consequences of the combination to U.S. holders of RockTenn common stock and MWV common stock are as follows:

The consequences of the RockTenn merger to a U.S. holder (as defined on page 130) of RockTenn common stock will depend on the relative mix of cash and Holdings common stock received by the U.S. holder in the RockTenn merger. A U.S. holder of RockTenn common stock that exchanges all of its shares of RockTenn common stock solely for shares of Holdings common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of RockTenn common stock for shares of Holdings common stock in the RockTenn merger, except with respect to cash received in lieu of fractional shares. A U.S. holder of RockTenn common stock that exchanges all of its shares of RockTenn common stock solely for cash will generally recognize capital gain or loss measured by the difference between the amount of cash received in the RockTenn merger and the U.S. holder’s basis in the shares of RockTenn common stock surrendered in exchange for such cash. A U.S. holder of RockTenn common stock that exchanges shares of RockTenn common stock for a combination of Holdings common stock and cash will recognize gain (but not loss), but the U.S. holder’s taxable gain in that case will not exceed the amount of cash received in the RockTenn merger.

A U.S. holder of MWV common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of MWV common stock for shares of Holdings common stock in the MWV merger, except with respect to cash received in lieu of fractional shares.
Please carefully review the information set forth in the section entitled “The Adoption of the Combination Agreement — Material U.S. Federal Income Tax Consequences of the Combination” beginning on page 130 for a description of the material U.S. federal income tax consequences of the combination. The tax consequences to you of the combination will depend on your own situation. Please consult your own tax advisors as to the specific tax consequences to you of the combination.
About the Special Meetings
Q:
When and where will the special meetings be held?

A:
RockTenn.   The RockTenn special meeting will be held at Hyatt Atlanta Perimeter at Villa Christina, 4000 Summit Boulevard, Atlanta, Georgia 30319 on June 24, 2015, at 9:00 a.m., local time.

MWV.   The MWV special meeting will be held at MeadWestvaco Corporate Headquarters, 501 South 5th Street, Richmond, Virginia 23219 on June 24, 2015, at 9:00 a.m., local time.
Q:
Who is entitled to vote at the special meetings?

A:
Only shareholders of record of RockTenn common stock at the close of business on May 4, 2015, are entitled to notice of, and to vote at, the RockTenn special meeting and any adjournment or postponement of the RockTenn special meeting. Only stockholders of record of MWV at the close of business on May 4, 2015 are entitled to notice of, and to vote at, the MWV special meeting and at any adjournment of the MWV special meeting.

Q:
How can I attend the special meetings?

A:
All of RockTenn’s shareholders are invited to attend the RockTenn special meeting and all of MWV’s stockholders are invited to attend the MWV special meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the applicable special meeting. If you hold your shares in “street name”, you also may be asked to present proof of ownership to be admitted to the applicable special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on the record date for the applicable special meeting are examples of proof of ownership. To help RockTenn and MWV plan for the special meetings, please indicate whether you expect to attend by responding affirmatively when prompted during internet or telephone proxy submission or by marking the attendance box on your proxy card.

Q:
What proposals will be considered at the special meetings?

A:
RockTenn.   At the special meeting of RockTenn shareholders, RockTenn shareholders will be asked to consider and vote on (i) the RockTenn merger proposal, (ii) the RockTenn adjournment proposal and (iii) the RockTenn compensation proposal. RockTenn will transact no other business at its special meeting except such business as may properly be brought before the RockTenn special meeting or any adjournment or postponement thereof.

MWV.   At the special meeting of MWV stockholders, MWV stockholders will be asked to consider and vote on (i) the MWV merger proposal, (ii) the MWV adjournment proposal and (iii) the MWV compensation proposal. MWV will transact no other business at its special meeting except such business as may properly be brought before the MWV special meeting or any adjournment or postponement thereof.
Q:
How does the RockTenn board of directors recommend that I vote?

A:
The RockTenn board unanimously adopted the combination agreement and determined that the combination agreement and the transactions contemplated thereby, including the RockTenn merger,

are advisable and in the best interests of RockTenn and its shareholders. The RockTenn board unanimously recommends that the RockTenn shareholders vote “FOR” each of the RockTenn merger proposal, the RockTenn adjournment proposal and the RockTenn compensation proposal.
Q:
How does the MWV board of directors recommend that I vote?

A:
The MWV board unanimously approved the combination agreement and determined that the combination agreement and the transactions contemplated thereby, including the MWV merger, are advisable, fair to and in the best interests of MWV and its stockholders. The MWV board unanimously recommends that the MWV stockholders vote “FOR” each of the MWV merger proposal, the MWV adjournment proposal and the MWV compensation proposal.

Q:
How do I vote?

A:
If you are a shareholder of record of RockTenn as of the close of business on the record date for the RockTenn special meeting or a stockholder of record of MWV as of the close of business on the record date for the MWV special meeting, you may vote in person by attending the applicable special meeting or, to ensure your shares are represented at the applicable meeting, you may vote by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card; or

•
marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold RockTenn shares or MWV shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at the applicable special meeting.
Q:
What vote is required to approve each RockTenn proposal?

A:
Proposal to Approve the Combination Agreement by RockTenn Shareholders.   Approving the combination agreement requires the affirmative vote of holders of a majority of the shares of RockTenn common stock outstanding and entitled to vote. Accordingly, a RockTenn shareholder’s failure to submit a proxy card or to vote in person at the RockTenn special meeting, an abstention from voting, or the failure of a RockTenn shareholder who holds his, her or its RockTenn shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to approve the combination agreement.

Proposal to Adjourn the RockTenn Special Meeting by RockTenn Shareholders.   Approving the adjournment of the RockTenn special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the combination agreement) requires that the votes “FOR” the proposal to adjourn the RockTenn special meeting exceed the votes “AGAINST” such proposal. Accordingly, abstentions, broker non-votes and RockTenn shares not in attendance at the RockTenn special meeting will have no effect on the outcome of any vote to adjourn the RockTenn special meeting.
Proposal Regarding Certain RockTenn Combination-Related Executive Compensation Arrangements.   In accordance with Section 14A of the Exchange Act, RockTenn is providing shareholders with the opportunity to approve, by non-binding advisory vote, compensation payments for RockTenn’s named executive officers in connection with the combination, as reported in the section of this joint proxy statement/prospectus entitled “Advisory (Non-Binding) Vote on Compensation” beginning on page 165. Approving this combination-related executive compensation proposal, on a non-binding advisory basis, requires that the votes “FOR” the RockTenn compensation proposal exceed the votes “AGAINST” such proposal. Accordingly, abstentions, broker non-votes and RockTenn shares not in attendance at the RockTenn special meeting will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the RockTenn compensation proposal.

Q:
What vote is required to approve each MWV proposal?

A:
Proposal to Adopt the Combination Agreement by MWV Stockholders.   Adopting the combination agreement requires the affirmative vote of holders of a majority of the shares of MWV common stock outstanding and entitled to vote. Accordingly, a MWV stockholder’s failure to submit a proxy card or to vote in person at the MWV special meeting, an abstention from voting, or the failure of a MWV stockholder who holds his, her or its MWV shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the combination agreement.

Proposal to Adjourn the MWV Special Meeting by MWV Stockholders.   Approving the adjournment of the MWV special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the combination agreement) requires the affirmative vote of holders of a majority of the shares of MWV common stock present, in person or represented by proxy, at the MWV special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the MWV special meeting, while broker non-votes and MWV shares not in attendance at the MWV special meeting will have no effect on the outcome of any vote to adjourn the MWV special meeting.
Proposal Regarding Certain MWV Combination-Related Executive Compensation Arrangements.   In accordance with Section 14A of the Exchange Act, MWV is providing stockholders with the opportunity to approve, by non-binding advisory vote, compensation payments for MWV’s named executive officers in connection with the combination, as reported in the section of this joint proxy statement/prospectus entitled “Advisory (Non-Binding) Vote on Compensation” beginning on page 165. Approving this combination-related executive compensation proposal, on a non-binding advisory basis, requires the affirmative vote of holders of a majority of the shares of MWV common stock present, in person or represented by proxy, at the MWV special meeting and entitled to vote on the combination-related executive compensation proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the combination-related executive compensation proposal, while broker non-votes and MWV shares not in attendance at the MWV special meeting will have no effect on the outcome of the combination-related executive compensation proposal.
Q:
How many votes do I have?

A:
RockTenn.   You are entitled to one vote for each share of RockTenn common stock that you owned as of the close of business on the record date for the RockTenn special meeting. As of the close of business on the record date for the RockTenn special meeting, there were 140,833,301 shares of RockTenn common stock outstanding entitled to vote at the RockTenn special meeting.

MWV.   You are entitled to one vote for each share of MWV common stock that you owned as of the close of business on the record date for the MWV special meeting. As of the close of business on the record date for the MWV special meeting, there were 167,815,581 shares of MWV common stock outstanding entitled to vote at the MWV special meeting.
Q:
What will happen if I fail to vote or I abstain from voting?

A:
RockTenn.   If you are a RockTenn shareholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the same effect as a vote against the RockTenn merger proposal. If you are a RockTenn shareholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have no effect on the RockTenn adjournment proposal or RockTenn compensation proposal, assuming a quorum is present.

MWV.   If you are a MWV stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the same effect as a vote against the MWV merger proposal. If you are a MWV stockholder and fail to vote or fail to instruct your broker nominee to vote, it will have no effect on the MWV adjournment proposal or the MWV compensation proposal, assuming a quorum is present. If you are a MWV stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of voting against the MWV adjournment proposal and the MWV compensation proposal.

Q:
What constitutes a quorum?

A:
RockTenn.   The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast at the RockTenn special meeting constitutes a quorum for the transaction of business at the RockTenn special meeting. Shares of RockTenn common stock represented at the RockTenn special meeting and entitled to vote but not voted, including shares for which a shareholder directs an “abstention” from voting and broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the RockTenn special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), will be counted as present for purposes of establishing a quorum. Shares of RockTenn common stock held in treasury will not be included in the calculation of the number of shares of RockTenn common stock represented at the meeting for purposes of determining whether a quorum is present.

MWV.   The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the MWV special meeting constitutes a quorum for the transaction of business at the MWV special meeting. Shares of MWV common stock represented at the MWV special meeting but not voted, including shares for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the MWV special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), if any, will not be counted as present for purposes of establishing a quorum. Shares of MWV common stock held in treasury will not be included in the calculation of the number of shares of MWV common stock represented at the meeting for purposes of determining whether a quorum is present.
Q:
If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee, that is, in “street name”, your broker, bank, trust company or other nominee cannot vote your shares on “non-routine” matters without instructions from you. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you are a RockTenn shareholder and you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares of RockTenn common stock will be counted for purposes of determining a quorum at the RockTenn special meeting, but will not be voted on any proposal on which your broker, bank, trust company or other nominee does not have discretionary authority. If you are a MWV stockholder and you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares of MWV common stock will not be counted for purposes of determining a quorum at the MWV special meeting and they will not be voted on any proposal at the MWV special meeting on which your broker, bank, trust company or other nominee does not have discretionary authority.

Please note that you may not vote shares held in street name by returning a proxy card directly to RockTenn or MWV or by voting in person at your special meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank, trust company or other nominee.
If you are a RockTenn shareholder and you do not instruct your broker on how to vote your RockTenn shares, your broker may not vote your RockTenn shares, which will have the same effect as a vote against the RockTenn merger proposal and, assuming a quorum is present, will have no effect on the RockTenn adjournment proposal or the RockTenn compensation proposal.
If you are a MWV stockholder and you do not instruct your broker on how to vote your MWV shares, your broker may not vote your MWV shares, which will have the same effect as a vote against the MWV merger proposal and, assuming a quorum is present, will have no effect on the MWV adjournment proposal or the MWV compensation proposal.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you are a registered holder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the RockTenn board, in the case of RockTenn common stock, or the MWV board, in the case of MWV common stock.

Q:
What if I participate in the MWV Savings Plans?

A:
If you are a participant in a MWV 401(k) plan (which are referred to as the MWV Savings Plans), your proxy will serve as voting instructions for the shares of MWV common stock allocated to your plan account as of the record date. The trustee of the MWV Savings Plans will vote the plan shares as instructed by plan participants. If you do not provide voting instructions, the trustee will vote the shares of MWV common stock allocated to your plan account as of the record date as instructed by an independent, third-party investment fiduciary designated by the MeadWestvaco Corporation Benefit Plans Investment Policy Committee.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•
if you are a holder of record, you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of RockTenn or Corporate Secretary of MWV, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your bank or broker, you should contact your broker to change your vote or revoke your proxy.
Q:
What happens if I transfer my shares of RockTenn or MWV common stock before the special meetings?

A:
The record dates for the RockTenn and MWV special meetings are earlier than both the date of the special meetings and the date that the combination is expected to be completed. If you transfer your RockTenn or MWV shares after the applicable record date but before the applicable special meeting, you will retain your right to vote at the applicable special meeting. However, in order to receive the RockTenn merger consideration or the MWV merger consideration, as applicable, you must hold your shares of RockTenn common stock or MWV common stock, as applicable, through the completion of the combination.

Q:
What if I hold shares in both RockTenn and MWV?

A:
If you are both a shareholder of RockTenn and a stockholder of MWV, you will receive two separate packages of proxy materials. A vote cast as a RockTenn shareholder will not count as a vote cast as a MWV stockholder, and a vote cast as a MWV stockholder will not count as a vote cast as a RockTenn shareholder. Therefore, please separately submit a proxy for each of your RockTenn and MWV shares.

Q:
Who is the inspector of election?

A:
The RockTenn board has appointed a representative of Computershare Inc. to act as the inspector of election at the RockTenn special meeting. The MWV board has appointed a representative of Computershare Inc. to act as the inspector of election at the MWV special meeting.

Q:
Where can I find the voting results of the special meetings?

A:
The preliminary voting results are expected to be announced at the RockTenn and MWV special meetings. In addition, within four business days following certification of the final voting results, each of RockTenn and MWV intends to file the final voting results of its special meeting with the SEC on Form 8-K.

Q:
What will happen if all of the proposals to be considered at the special meetings are not approved?

A:
As a condition to the completion of the combination, RockTenn’s shareholders must approve the RockTenn merger proposal and MWV’s stockholders must approve the MWV merger proposal. Completion of the combination is not conditioned or dependent on approval of any of the other proposals to be considered at the special meetings.

Q:
Why are RockTenn shareholders and MWV stockholders being asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to RockTenn’s and MWV’s named executive officers in connection with the completion of the combination?

A:
The rules promulgated by the SEC under Section 14A of the Exchange Act require RockTenn and MWV to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to RockTenn’s and MWV’s named executive officers in connection with the combination. For more information regarding such payments, see the section entitled “Advisory (Non-Binding) Vote on Compensation” beginning on page 165.

Q:
What will happen if RockTenn shareholders or MWV stockholders do not approve, on a non-binding advisory basis, the payments to RockTenn’s and MWV’s named executive officers in connection with the completion of the combination?

A:
The votes on the RockTenn compensation proposal and the MWV compensation proposal are votes separate and apart from the votes on the RockTenn merger proposal and the MWV merger proposal. Accordingly, RockTenn shareholders may vote in favor of the RockTenn merger proposal and not in favor of the RockTenn compensation proposal, or vice versa. Approval of the RockTenn compensation proposal is not a condition to consummation of the combination, and it is advisory in nature only, meaning it will not be binding on RockTenn, MWV or Holdings. Likewise, MWV stockholders may vote in favor of the MWV merger proposal and not in favor of the MWV compensation proposal, or vice versa. Approval of the MWV compensation proposal is not a condition to consummation of the combination, and it is advisory in nature only, meaning it will not be binding on RockTenn, MWV or Holdings.

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

If you are a holder of record, in order for your shares to be represented at your special meeting, you must:
•
attend your special meeting in person;

•
vote through the Internet or by telephone by following the instructions included on your proxy card; or

•
indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in street name, in order for your shares to be represented at your special meeting, you should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you.

Q:
Who can help answer my questions?

A:
RockTenn shareholders or MWV stockholders who have questions about the combination agreement, the combination or the other matters to be voted on at the special meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

if you are a RockTenn shareholder:	if you are a MWV stockholder:
Georgeson Inc. 480 Washington Blvd., 26th Floor Jersey City, NJ 07310 (866) 203-9401 (Toll Free)	Georgeson Inc. 480 Washington Blvd., 26th Floor Jersey City, NJ 07310 (866) 482-4931 (Toll Free)

SUMMARY
This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. RockTenn and MWV urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the combination and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 198. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
Rock-Tenn Company (See page 39)
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Telephone: (770) 448-2193
Rock-Tenn Company, a Georgia corporation, is one of North America’s leading integrated manufacturers of corrugated and consumer packaging. RockTenn conducts its operations in four segments: Corrugated Packaging, consisting of its containerboard mills and corrugated converting operations; Consumer Packaging, consisting of its coated and uncoated paperboard mills and consumer packaging converting operations; Merchandising Displays, consisting of its display and contract packaging services; and Recycling, consisting of its recycled fiber brokerage and collection operations. RockTenn operates locations in the United States, Canada, Mexico, Chile, Argentina and Puerto Rico.
RockTenn’s common stock is listed on the NYSE under the symbol “RKT”.
Additional information about RockTenn and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.
MeadWestvaco Corporation (See page 39)
MeadWestvaco Corporation
501 South 5th Street
Richmond, Virginia 23219-0501
Telephone: (804) 444-1000
MeadWestvaco Corporation, a Delaware corporation, is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. MWV also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its development land holdings. MWV’s reporting segments are (i) Food & Beverage, (ii) Home, Health & Beauty, (iii) Industrial, (iv) Specialty Chemicals and (v) Community Development and Land Management. MWV’s network of 125 facilities and 15,000 employees spans North America, South America, Europe and Asia.
MWV’s common stock is listed on the NYSE under the symbol “MWV”.
Additional information about MWV and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.
WestRock Company (See page 39)
WestRock Company
c/o Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Telephone: (770) 448-2193

WestRock Company, a wholly owned subsidiary of RockTenn, is a Delaware corporation that was formed on March 6, 2015 for the purpose of effecting the combination. To date, Holdings has not conducted any activities other than those incidental to its formation and the matters contemplated by the combination agreement in connection with the combination. On May 15, 2015, the name of Holdings was changed from “Rome-Milan Holdings, Inc.” to “WestRock Company”. As of the completion of the combination, RockTenn and MWV will each become a wholly owned subsidiary of Holdings and the Holdings common stock will be listed on the NYSE under the symbol “WRK”. The business of Holdings will be the combined businesses currently conducted by RockTenn and MWV.
Rome Merger Sub, Inc. (See page 40)
Rome Merger Sub, Inc.
c/o Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Telephone: (770) 448-2193
Rome Merger Sub, Inc., a wholly owned subsidiary of Holdings, is a Georgia corporation that was formed on March 6, 2015 for the purpose of effecting the combination. To date, RockTenn Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the combination agreement in connection with the combination. Pursuant to the combination agreement, RockTenn Merger Sub will be merged with and into RockTenn, with RockTenn surviving the merger as a wholly owned subsidiary of Holdings.
Milan Merger Sub, LLC (See page 40)
Milan Merger Sub, LLC
c/o Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Telephone: (770) 448-2193
Milan Merger Sub, LLC, a wholly owned subsidiary of Holdings, is a Delaware limited liability company that was formed on March 6, 2015 for the purpose of effecting the combination. To date, MWV Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the combination agreement in connection with the combination. Pursuant to the combination agreement, MWV Merger Sub will be merged with and into MWV, with MWV surviving the merger as a wholly owned subsidiary of Holdings. MWV, as the surviving corporation of the MWV merger, will convert to a Delaware limited liability company in accordance with Section 266 of the DGCL as soon as practicable after the effective time of the MWV merger.
The Combination and the Combination Agreement
A copy of the combination agreement is attached as Annex A to this joint proxy statement/prospectus. RockTenn and MWV encourage you to read the entire combination agreement carefully because it is the principal document governing the combination. For more information on the combination agreement, see the section entitled “The Adoption of the Combination Agreement” beginning on page 49.
Effects of Combination (See page 49)
Subject to the terms and conditions of the combination agreement:
•
RockTenn Merger Sub, a Georgia corporation that was formed on March 6, 2015 as a wholly owned subsidiary of Holdings, will be merged with and into RockTenn, with RockTenn surviving the merger as a wholly owned subsidiary of Holdings, which we refer to as the RockTenn merger;

•
MWV Merger Sub, a Delaware limited liability company that was formed on March 6, 2015 as a wholly owned subsidiary of Holdings, will be merged with and into MWV, with MWV surviving the merger as a wholly owned subsidiary of Holdings, which we refer to as the MWV merger; and

•
MWV, as the surviving corporation of the MWV merger, will convert to a Delaware limited liability company in accordance with Section 266 of the DGCL as soon as practicable after the effective time of the MWV merger, which we refer to as the MWV LLC conversion.

As a result, among other things, (1) Holdings will become the ultimate parent of RockTenn, MWV and their respective subsidiaries and (2) existing RockTenn shareholders will receive shares of Holdings common stock or cash, and existing MWV stockholders will receive shares of Holdings common stock, in accordance with the terms of the combination agreement.
The organization of RockTenn, MWV and Holdings before and after the combination is illustrated on this page and the following page:
Prior to the Combination

RockTenn shareholders
MWV stockholders
RockTenn
MWV
Holdings
RockTenn Merger Sub
MWV Merger Sub

The Combination

RockTenn shareholders
RockTenn
Holdings
RockTenn Merger Sub will be merged with and into RockTenn
RockTenn Merger Sub
MWV Merger Sub
MWV Merger Sub will be merged with and into MWV
MWV stockholders
MWV

After the Combination

Former RockTenn shareholders
Former MWV stockholders
Holdings
RockTenn
MWV

Merger Consideration (See page 146)
RockTenn Merger Consideration.   Subject to the terms and conditions set forth in the combination agreement, RockTenn shareholders will have the right to elect to receive with respect to each share of RockTenn common stock they hold (other than RockTenn shares in respect of which a shareholder has properly exercised dissenters’ rights under Georgia law), subject to certain proration procedures described below, either: (1) one share of Holdings common stock or (2) an amount in cash equal to the volume weighted average price per share of RockTenn common stock on the NYSE for the consecutive period over the five trading days immediately preceding (but not including) the third trading day prior to the effective time of the combination. Any RockTenn shareholder may contact Georgeson Inc. at (866) 203-9401 (toll free) to obtain the volume weighted average price of RockTenn common stock for the five trading day period ending with the trading day preceding the date on which the shareholder contacts Georgeson Inc.
Under the combination agreement, the stock cap number, which is the cap on the number of shares of RockTenn common stock which may be converted into RockTenn stock consideration, is equal to the maximum number of shares of Holdings common stock that can be issued to RockTenn shareholders as consideration in the combination such that the RockTenn shareholders’ pro forma ownership of Holdings immediately after the effective time of the combination does not exceed 49.9% of the issued and outstanding shares of Holdings common stock. Therefore, elections by the RockTenn shareholders for the RockTenn stock consideration or the RockTenn cash consideration are subject to proration procedures, which will result in approximately 50.1% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former MWV stockholders and approximately 49.9% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former RockTenn shareholders. In order to achieve this 50.1%/49.9% pro forma ownership between the MWV stockholders and RockTenn shareholders, the combination agreement provides for adjustments to and reallocation of the stock and cash elections made by RockTenn shareholders, as well as the allocation of consideration to be paid with respect to shares of RockTenn common stock owned by shareholders who fail to make an election. Accordingly, depending on the elections made by other RockTenn shareholders, each RockTenn shareholder who elects to receive Holdings common stock for all of their shares of RockTenn common stock in the combination may receive a portion of their consideration in cash and each RockTenn stockholder who elects to receive cash for all of their shares of RockTenn common stock in the combination may receive a portion of their consideration in Holdings common stock. A RockTenn shareholder who elects to receive a combination of Holdings common stock and cash for their shares of RockTenn common stock in the combination may receive Holdings common stock and cash in a proportion different from that which such shareholder elected. Based on the number of shares of RockTenn common stock and MWV common stock outstanding on May 12, 2015, approximately 7.6% of shares of RockTenn common stock would receive RockTenn cash consideration. For further information, including hypothetical scenarios demonstrating the possible effects of proration on a holder of 100 shares of RockTenn common stock, please see the section titled “The Adoption of the Combination Agreement — The Combination Agreement — Merger Consideration — RockTenn Merger Consideration” beginning on page 146.
The combination agreement also provides for the allocation of consideration to be paid with respect to a RockTenn shareholder’s non-electing shares. If the stock election number exceeds the stock cap number, then all the non-electing shares will be converted into the right to receive RockTenn cash consideration. If the shortfall number is less than or equal to the stock cap number, then the non-electing shares will be converted into the right to receive (a) the RockTenn stock consideration, if the shortfall number exceeds the aggregate number of non-electing shares, and (b) a mix of RockTenn stock consideration and RockTenn cash consideration, if the shortfall number is less than or equal to the aggregate number of non-electing shares.
MWV Merger Consideration.   Subject to the terms and conditions set forth in the combination agreement, MWV stockholders will receive 0.78 shares of Holdings common stock for each share of MWV common stock they hold, with cash paid in lieu of fractional shares.
The combination agreement does not contain any provision that would adjust the exchange ratios or cash consideration based on fluctuations in the market value of either RockTenn’s common stock or MWV’s common stock. Because of this, the implied value of the stock consideration to RockTenn’s shareholders and MWV stockholders will fluctuate between now and the completion of the combination. The value of the consideration to RockTenn shareholders electing to receive RockTenn cash consideration depends on the average market value of RockTenn common stock prior to the completion of the combination. The value of the consideration to RockTenn shareholders electing to receive RockTenn stock consideration and to MWV stockholders depends on the market value of Holdings common stock at the time the combination is completed, which will in turn be affected by the market value of the RockTenn common stock and the MWV common stock at the time the combination is completed.
On January 23, 2015, the last trading day prior to the public announcement of the proposed combination, the closing price on the NYSE was $62.99 per share of RockTenn common stock and $45.04 per share of MWV common stock. On May 19, 2015, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price on the NYSE was $66.08 per share of RockTenn common stock and $51.24 per share of MWV common stock. We urge you to obtain current market quotations before voting your shares.
Treatment of RockTenn Stock Options and Other RockTenn Equity-Based Awards (See page 136)
Upon the effective time of the combination, each outstanding, unvested RockTenn restricted stock award held by a non-executive member of the RockTenn board will automatically vest and convert into the right to receive a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn restricted stock award immediately prior to the effective time of the combination.
Upon the effective time of the combination, each RockTenn option, whether vested or unvested, will convert into a Holdings option, on the same terms and conditions (including applicable vesting requirements and per share exercise price) with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn option immediately prior to the effective time of the combination. For each RockTenn option granted on or after January 1, 2015, the total number of shares covered by such RockTenn option will be prorated, rounded up to the nearest whole share, based on the number of days elapsed prior to the consummation of the combination during the period beginning on January 1, 2015 and ending on December 31, 2017. Each unvested RockTenn option that was granted during calendar year 2014 will accelerate and vest pursuant to their terms upon the effective time of the combination.
Upon the effective time of the combination, each outstanding, unvested RockTenn restricted stock award held by anyone other than a non-executive member of the RockTenn board will convert into a Holdings restricted stock award on the same terms and conditions (including applicable vesting requirements), with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn restricted stock award immediately prior to the effective time of the combination.
Upon the effective time of the combination, each outstanding, unvested RockTenn RSU will convert into a Holdings RSU, on the same terms and conditions (including applicable vesting requirements), with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn RSU immediately prior to the effective time of the combination. For each RockTenn RSU that is subject to performance-based vesting criteria granted on or after January 1, 2015, (i) the total number of shares covered by such RockTenn RSU will be prorated, rounded up to the nearest whole share, based on the number of days elapsed prior to the consummation of the combination during the period beginning on January 1, 2015 and ending on December 31, 2017, (ii) the performance period applicable to each such RockTenn RSU will end and (iii) the performance goals will be determined based on the level of performance achieved through the effective time of the combination in accordance with the terms of the applicable award agreement. For each RockTenn RSU that is subject to performance-based vesting conditions and granted prior to January 1, 2015, the RockTenn compensation committee will be permitted to determine, prior to the effective time of the combination, the level of performance achievement for such RockTenn RSU based on the RockTenn compensation committee’s good faith determination of actual performance as of the effective time of the combination, and the related Holdings RSUs will remain subject only to the applicable time-based vesting criteria as were applicable to such RockTenn RSU immediately prior to the effective time of the combination.
The combination agreement also provides that the purchase period under the RockTenn ESPP that commenced on February 1, 2015 will be the final purchase period under the RockTenn ESPP, and that all RockTenn ESPP purchase rights will be exercised on the earlier to occur of  (i) the scheduled purchase date for the purchase period that commenced on February 1, 2015 and (ii) the date that is seven business days prior to the effective time of the combination (with any payroll deductions not applied to the purchase of shares of RockTenn common stock returned to the participant). All shares of RockTenn common stock so purchased will be converted into shares of Holdings common stock upon the effective time of the combination on the same terms and conditions as shares of RockTenn common stock held by all other RockTenn shareholders.
Treatment of MWV Stock Options and Other MWV Equity-Based Awards (See page 136)
Each MWV option granted prior to February 1, 2015 that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into an option to purchase, on the same terms and conditions (including applicable vesting requirements) as were applicable to such MWV option immediately prior to the effective time of the combination, the number of shares of Holdings common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV option by 0.78, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the MWV option by 0.78. Each MWV option granted on or after February 1, 2015 that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into a Holdings option in accordance with the immediately preceding sentence, provided that the number of shares of MWV common stock subject to the MWV option will be prorated based on the number of complete months of service from January 1, 2015 through the effective time of the combination.
Each MWV stock appreciation right that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into a Holdings stock appreciation right, on the same terms and conditions (including applicable vesting requirements) as were applicable to such MWV stock appreciation right immediately prior to the effective time of the combination, corresponding to the number of shares of Holdings common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV stock appreciation right by 0.78, at a base price per share (rounded up to the nearest whole cent) determined by dividing the per-share base price of the MWV stock appreciation right by 0.78.

Each MWV RSU award granted prior to February 1, 2015 that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into a Holdings RSU award, on the same terms and conditions (provided that performance-vesting MWV RSU awards will be deemed earned at target performance and the related Holdings RSU awards will remain subject to any applicable time-based vesting criteria) as were applicable to such MWV RSU award immediately prior to the effective time of the combination, and relating to the number of shares of Holdings common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV RSU award by 0.78. Each MWV RSU award granted on or after February 1, 2015 that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into a Holdings RSU award in accordance with the immediately preceding sentence, provided that (i) the number of shares of MWV common stock subject to the MWV RSU will be prorated based on the number of complete months of service from January 1, 2015 through the effective time of the combination and (ii) performance-based MWV RSU awards will be earned based on actual performance from January 1, 2015 through the effective time of the combination.
Each MWV director stock unit award is vested, and each MWV director stock unit award that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into a director stock unit award, on the same terms and conditions as were applicable to such MWV director stock unit award immediately prior to the effective time of the combination, and relating to the number of shares of Holdings common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV director stock unit award by 0.78.

Treatment of Reserved RockTenn Common Stock (See page 137)
The combination agreement provides that at the effective time of the combination, Holdings will reserve for issuance a sufficient number of shares of Holdings common stock to deliver the aggregate stock consideration that would have been issued in respect of the reserved RockTenn common stock (as defined on page 137) in accordance with the Plan of Reorganization (as defined on page A-62) if each share of reserved RockTenn common stock had been converted into one share of Holdings common stock in accordance with the terms of the combination agreement.
Material U.S. Federal Income Tax Consequences of the Combination (See page 130)
RockTenn and MWV intend for each of the RockTenn merger and MWV merger (together with the MWV LLC conversion) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to RockTenn’s obligation to complete the RockTenn merger that RockTenn receive an opinion from Cravath, counsel to RockTenn, to the effect that the RockTenn merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code). It is a condition to MWV’s obligation to complete the MWV merger that MWV receive an opinion from Wachtell Lipton, counsel to MWV, to the effect that the MWV merger (together with the MWV LLC conversion) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the receipt and accuracy of the opinions described above, the U.S. federal income tax consequences of the combination to U.S. holders of RockTenn common stock and MWV common stock are as follows:
The consequences of the RockTenn merger to a U.S. holder (as defined on page 130) of RockTenn common stock will depend on the relative mix of cash and Holdings common stock received by the U.S. holder in the RockTenn merger. A U.S. holder of RockTenn common stock that exchanges all of its shares of RockTenn common stock solely for shares of Holdings common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of RockTenn common stock for shares of Holdings common stock in the RockTenn merger, except with respect to cash received in lieu of fractional shares. A U.S. holder of RockTenn common stock that exchanges all of its shares of RockTenn common stock solely for cash will generally recognize capital gain or loss measured by the difference between the amount of cash received in the RockTenn merger and the U.S. holder’s basis in the shares of RockTenn common stock surrendered in exchange for such cash. A U.S. holder of RockTenn common stock that exchanges shares of RockTenn common stock for a combination of Holdings common stock and cash will recognize gain (but not loss), but the U.S. holder’s taxable gain in that case will not exceed the amount of cash received in the RockTenn merger.
A U.S. holder of MWV common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of MWV common stock for shares of Holdings common stock in the MWV merger, except with respect to cash received in lieu of fractional shares.
Please carefully review the information set forth in the section entitled “The Adoption of the Combination Agreement — Material U.S. Federal Income Tax Consequences of the Combination” beginning on page 130 for a description of the material U.S. federal income tax consequences of the combination. Please consult your own tax advisors as to the specific tax consequences to you of the combination.
Recommendation of the RockTenn Board of Directors (See page 56)
After careful consideration, the RockTenn board of directors, on January 25, 2015, unanimously adopted the combination agreement and determined that the combination agreement and the transactions contemplated thereby are advisable and in the best interests of RockTenn and its shareholders. For factors considered by the RockTenn board in reaching its decision to adopt the combination agreement, see the section entitled “The Adoption of the Combination Agreement — RockTenn’s Reasons for the Combination; Recommendation of the RockTenn Board of Directors” beginning on page 56. The RockTenn board unanimously recommends that the RockTenn shareholders vote “FOR” each of the RockTenn merger proposal, the RockTenn adjournment proposal and the RockTenn compensation proposal.

Recommendation of the MWV Board of Directors (See page 60)
After careful consideration, the MWV board of directors, on January 25, 2015, unanimously approved the combination agreement and determined that the combination agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of MWV and its stockholders. For factors considered by the MWV board in reaching its decision to approve the combination agreement, see the section entitled “The Adoption of the Combination Agreement — MWV’s Reasons for the Combination; Recommendation of the MWV Board of Directors” beginning on page 60. The MWV board unanimously recommends that the MWV stockholders vote “FOR” each of the MWV merger proposal, the MWV adjournment proposal and the MWV compensation proposal.
Opinions of RockTenn’s Financial Advisors (See page 63)
In connection with the combination, the RockTenn board received separate opinions, each dated January 25, 2015, from Blackstone Advisory Partners L.P., referred to as Blackstone, and Lazard Frères & Co. LLC, referred to as Lazard, and, together with Blackstone, sometimes referred to as the RockTenn Financial Advisors. Blackstone and Lazard each rendered an oral opinion, subsequently confirmed in writing, to the RockTenn board to the effect that, as of January 25, 2015, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the respective written opinions of Blackstone and Lazard, the MWV exchange ratio was fair, from a financial point of view, to RockTenn.
The full texts of the written opinions of Blackstone and Lazard, each dated January 25, 2015, which set forth, among other things, the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by each of Blackstone and Lazard in connection with their respective opinions, are attached to this joint proxy statement/prospectus as Annexes B and C, respectively. RockTenn encourages its shareholders to read the opinions carefully and in their entirety. The opinion of Blackstone was addressed and directed to the RockTenn board for the purposes of its evaluation of the combination, addresses only the fairness, as of the date of the opinion, from a financial point of view, to RockTenn of the MWV exchange ratio, and does not constitute a recommendation to any holder of RockTenn common stock as to how such holder should vote with respect to the RockTenn merger or any other matter or as to whether any RockTenn shareholder should elect to receive the RockTenn cash consideration or the RockTenn stock consideration. The opinion of Lazard was addressed and directed to, and provided for the use and benefit of, the RockTenn board (in its capacity as such) in connection with its evaluation of the combination, and addresses only the fairness, as of the date of the opinion, from a financial point of view, to RockTenn of the MWV exchange ratio, and is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the combination or any other matter relating thereto, or whether any holder of RockTenn common stock should make an election to receive the RockTenn stock consideration or the RockTenn cash consideration. Neither Blackstone’s nor Lazard’s opinion addresses the relative merits of the combination as compared to any other transaction or business strategy in which RockTenn might engage or the merits of the underlying business decision by RockTenn to engage in the combination.
Opinions of MWV’s Financial Advisors (See page 86)
Merrill Lynch, Pierce, Fenner & Smith Incorporated
In connection with the combination, Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as BofA Merrill Lynch, MWV’s financial advisor, delivered to the MWV board a written opinion, dated January 25, 2015, as to, taking into account the RockTenn merger, the fairness, from a financial point of view and as of the date of the opinion, of the MWV exchange ratio to the holders of the outstanding shares of MWV common stock (other than RockTenn and its affiliates). The full text of the written opinion, dated January 25, 2015, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document. BofA Merrill Lynch provided its opinion to the MWV board (in its capacity as such) for the benefit and use of the MWV board in connection with and for purposes of its evaluation of the MWV exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the combination or any terms or other aspects of MWV’s previously disclosed plan to fully separate its specialty chemicals business by means of a tax-free spin-off to stockholders of MWV or another alternative transaction, referred to as the spin-off of MWV’s specialty chemicals business, and no opinion or view was expressed as to the relative merits of the combination or the spin-off of MWV’s specialty chemicals business in comparison to other strategies or transactions that might be available to MWV or in which MWV might engage or as to the underlying business decision of MWV to proceed with or effect the combination or the spin-off of MWV’s specialty chemicals business. BofA Merrill Lynch’s opinion does not address any other aspect of the combination and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed combination or any related matter.
Goldman, Sachs & Co.
Goldman, Sachs & Co., referred to as Goldman Sachs, delivered its opinion, dated January 25, 2015, to the MWV board that, as of such date, taking into account the RockTenn merger and based upon and subject to the factors and assumptions set forth therein, the MWV exchange ratio pursuant to the original combination agreement was fair from a financial point of view to the holders (other than RockTenn and its affiliates) of the outstanding shares of MWV common stock.
The full text of the written opinion of Goldman Sachs, dated January 25, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of the MWV board in connection with its consideration of the combination. The Goldman Sachs opinion is not a recommendation as to how any holder of MWV common stock should vote with respect to the combination or any other matter. Pursuant to an engagement letter between MWV and Goldman Sachs, MWV has agreed to pay Goldman Sachs a transaction fee, all of which is payable upon consummation of the combination, in an amount that will depend on the aggregate value of MWV, which value will be based on the average of the last sales prices of MWV common stock on the five trading days ending five trading days prior to the date of the consummation of the combination. For illustrative purposes, based on the average trading price of MWV common stock from April 28, 2015 through May 4, 2015, this transaction fee would have equaled approximately $27 million.
Greenhill & Co., LLC
Greenhill & Co., LLC, referred to as Greenhill, delivered its opinion to the MWV board that, as of January 25, 2015, subject to certain assumptions and limitations described in its opinion, the MWV exchange ratio pursuant to the original combination agreement was fair from a financial point of view to the holders of MWV common stock.
The full text of the written opinion of Greenhill, dated as of January 25, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken by Greenhill in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex F. You are urged to, and should, read the opinion carefully and in its entirety. The opinion was addressed and directed to the MWV board in connection with its evaluation of the combination, addresses only the fairness, from a financial point of view, to the MWV stockholders of the MWV exchange ratio in the MWV merger and does not constitute a recommendation to any stockholder of MWV as to how such stockholder should vote with respect to the combination or any other matter. Greenhill has not expressed any opinion as to the underlying business decision by MWV to engage in the combination.
Financial Interests of RockTenn Directors and Officers in the Combination (See page 112)
Certain members of the RockTenn board and executive officers of RockTenn may be deemed to have interests in the combination that are in addition to, or different from, the interests of other RockTenn shareholders. The RockTenn board was aware of these interests and considered them, among other matters, in approving the combination and the combination agreement and in making the recommendations that the RockTenn shareholders approve the combination agreement, the combination and the other transactions contemplated by the combination agreement. These interests include:

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Outstanding, unvested RockTenn options granted during calendar year 2014 and held by executive officers of RockTenn and RockTenn restricted stock awards held by non-executive members of the RockTenn board will accelerate and vest pursuant to their terms upon the effective time of the combination, and be converted into a number of vested Holdings options and unrestricted shares of Holdings common stock, respectively, with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such award immediately prior to the effective time of the combination.

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The combination agreement provides for the conversion of outstanding, unvested RockTenn options granted on or after January 1, 2015 or prior to January 1, 2014, RockTenn restricted stock awards held by anyone other than a non-executive member of the RockTenn board and RockTenn RSUs into unvested Holdings options, Holdings restricted stock awards and Holdings RSUs, respectively, with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such award immediately prior to the effective time of the combination. For each RockTenn option and each RockTenn RSU that is subject to performance-based vesting criteria, in each case, granted on or after January 1, 2015, (i) the total number of shares covered by such award will be prorated, rounded up to the nearest whole share, based on the number of days elapsed prior to the consummation of the combination during the period beginning on January 1, 2015 and ending on December 31, 2017, (ii) the performance period applicable to each such RockTenn RSU will end and (iii) the performance goals will be determined based on the level of performance achieved through the effective time of the combination in accordance with the terms of the applicable award agreement. For each RockTenn RSU that is subject to performance-based vesting conditions and granted prior to January 1, 2015, the RockTenn compensation committee will be permitted to determine, prior to the effective time of the combination, the level of performance achievement for such RockTenn RSU based on the RockTenn compensation committee’s good faith determination of actual performance as of the effective time of the combination, and the related Holdings RSUs will remain subject only to the applicable time-based vesting criteria as were applicable to such RockTenn RSU immediately prior to the effective time of the combination. Vesting of such Holdings options, Holdings restricted stock awards and Holdings RSUs will accelerate if the applicable holder experiences a qualifying termination of employment following the effective time of the combination.

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The shares of RockTenn common stock to be received by certain executive officers in respect of their accumulated payroll deductions for the purchase period that commenced on February 1, 2015 under the RockTenn ESPP on the earlier to occur of  (i) the scheduled purchase date for the purchase period that commenced on February 1, 2015 and (ii) the date that is seven business days prior to the effective time of the combination (with any payroll deductions not applied to the purchase of shares of RockTenn common stock returned to the executive officer). All shares of RockTenn common stock so purchased will be converted into shares of Holdings common stock upon the effective time of the combination on the same terms and conditions as shares of RockTenn common stock held by all other RockTenn shareholders.

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An employment agreement by and among RockTenn-Southern Container, LLC and Rock-Tenn Services Inc., each a wholly owned subsidiary of RockTenn, and James B. Porter III, which provides Mr. Porter with severance benefits in the event of certain qualifying terminations of employment.

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Members of the RockTenn board and executive officers of RockTenn are entitled to continued indemnification and insurance coverage under the combination agreement.

Financial Interests of MWV Directors and Officers in the Combination (See page 118)
Certain members of the MWV board and executive officers of MWV may be deemed to have interests in the combination that are in addition to, or different from, the interests of other MWV shareholders. The MWV board was aware of these interests and considered them, among other matters, in approving the combination and the combination agreement and in making the recommendations that the MWV shareholders approve and adopt the combination agreement and approve the combination and the other transactions contemplated by the combination agreement. These interests include:
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The terms of the converted Holdings stock options, Holdings stock appreciation rights and Holdings RSU awards provide for the accelerated vesting of the awards upon a termination of employment without cause following the effective time of the transaction.

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MWV previously entered into change in control agreements with certain of its executive officers and adopted a change in control severance plan applicable to other executive officers, pursuant to which each of the executive officers of MWV is entitled to certain payments and benefits upon a qualifying termination of employment following the effective time of the transaction. Mr. Luke has waived his rights with respect to the proposed combination to any change in control benefits he would have been entitled to receive under his change in control agreement.

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Pursuant to the combination agreement, MWV may accelerate the vesting of MWV options having an aggregate spread value comparable to the aggregate spread value of the RockTenn options that will accelerate upon the effective time of the combination. MWV’s executive officers may hold stock options that may accelerate if MWV exercises its right to accelerate the vesting of such options.

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Pursuant to the combination agreement, the MWV board may provide for the accelerated vesting of MWV equity awards (or related converted awards) held by certain executive officers upon such executive officer’s resignation for “good reason” under such executive officer’s change in control agreement or in the event that a determination has been made regarding Holdings management that would, if implemented, qualify as “good reason” under such executive officer’s applicable change in control agreement.

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Members of the MWV board and executive officers of MWV are entitled to continued indemnification and insurance coverage under the combination agreement.

Certain Governance Matters Following the Combination (See page 127)
Pursuant to the combination agreement, promptly following the effective time of the combination, the Holdings board will consist of 14 directors, (i) eight of whom will be persons designated by RockTenn from the directors of RockTenn as of the date of the original combination agreement, referred to as the RockTenn directors, one of whom will be Mr. Steven C. Voorhees, and (ii) six of whom will be persons designated by MWV from the directors of MWV as of the date of the original combination agreement, referred to as the MWV directors, one of whom will be Mr. John A. Luke, Jr.
Under the terms of the combination agreement, upon completion of the combination, (i) Mr. Voorhees will be appointed the Chief Executive Officer and President of Holdings and (ii) Mr. Luke will be designated as Non-Executive Chairman of Holdings.
Pursuant to the combination agreement, at the effective time of the combination, the members of each committee of the Holdings board will approximate pro-rata representation between persons on the Holdings board who were RockTenn directors and persons who were MWV directors.
Regulatory Clearances for the Combination (See page 134)
The combination is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, which prevents RockTenn and MWV from completing the combination until the applicable waiting period under the HSR Act is terminated or expires, and under the laws of applicable foreign jurisdictions, including the Canadian Competition Act, the Mexican Federal Law of Economic Competition, the India Competition Act, the Austrian Competition Act, the Polish Act on Competition and Consumer Protection and the Russian Competition Law. While RockTenn and MWV expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained, that all required clearances will not involve the imposition of additional conditions on the completion of the combination, including the requirement to divest assets, or require changes to the terms of the combination agreement. These conditions or changes could result in the conditions to the combination not being satisfied. We cannot assure you that a challenge to the combination will not be made or that, if a challenge is made, it will not succeed.
Completion of the Combination (See page 156)
We are currently targeting completion of the combination at the end of the second quarter of 2015, subject to receipt of required shareholder and stockholder approvals and regulatory clearance and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of RockTenn or MWV could result in the combination being completed at a later time or not at all.
No Solicitation of Alternative Proposals (See page 154)
RockTenn and MWV have each agreed not to, and not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and to use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its controlled affiliates not to, directly or indirectly (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would involve a takeover proposal (as defined on page 154) or (ii) participate in any substantive discussions or negotiations, or cooperate in any way with any person, with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a takeover proposal.
Notwithstanding these restrictions, the combination agreement provides that, if at any time prior to obtaining approval of its shareholders or stockholders, as applicable, RockTenn or MWV receives a takeover proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), constitutes or is reasonably likely to lead to a superior proposal (as defined on page 155) and which did not result from a breach of the non-solicitation obligations set forth in the combination agreement, then RockTenn or MWV, as applicable, may (i) furnish information with respect to itself and its subsidiaries to the person making such takeover proposal and its representatives pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the confidentiality agreement entered into between RockTenn and MWV (provided that such information must have been previously provided to the other party or must be provided to the other party prior to or substantially concurrently with the time it is provided to such person) and (ii) participate in discussions or negotiations regarding such proposal with the person making such takeover proposal.
RockTenn and MWV have each also agreed to (i) notify the other party promptly, and in any event within 24 hours of receipt, of any request for information or of any proposal relating to a takeover proposal, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal; (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis; and (iii) provide the other party, as soon as reasonably practicable, copies of all correspondence and other written materials exchanged with the person making the takeover proposal that describes in any material respect any of the material terms or conditions of any such request or proposal.
Changes in Board Recommendations (See page 155)
The combination agreement provides that, subject to certain exceptions, neither the RockTenn board nor the MWV board will (i) effect a subsequent determination (as defined on page 155) or (ii) enter into, or cause any of its controlled affiliates to enter into, any letter of intent, agreement in principle, acquisition agreement or other agreement related to any takeover proposal, or requiring, or reasonably likely to cause, it to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the combination or any of the other transactions contemplated by the combination agreement (other than a confidentiality agreement otherwise permitted by the combination agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant shareholder or stockholder approval, the RockTenn board or the MWV board, as applicable, if it determines in good faith (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (a) may, after it has received a superior proposal and subject to compliance with certain obligations set forth in the combination agreement (including providing the other party with prior notice and the right under certain circumstances to negotiate to match the terms of any superior proposal), effect a subsequent determination or terminate the combination agreement to enter into a definitive agreement providing for such superior proposal or (b) may, subject to compliance with certain obligations set forth in the combination agreement, effect a subsequent determination in response to any event, change, effect, development, state of facts, condition or occurrence that materially affects (1) the business, financial condition or results of operations of RockTenn or MWV, as the case may be, and its subsidiaries, taken as a whole, or (2) the shareholders or stockholders of such party (including the benefit of the transactions contemplated by the combination agreement to such party or its shareholders or stockholders, as applicable), in either case that (x) first occurs after the date of the original combination agreement, (y) does not involve or relate to a takeover proposal and does not involve or relate to the other party or its affiliates and (z) is not known and was not reasonably foreseeable to such board of directors as of the date of the original combination agreement.
Conditions to Completion of the Combination (See page 159)
The obligations of each of RockTenn and MWV to effect the combination are subject to the satisfaction or waiver of the following conditions:
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the approval by RockTenn shareholders of the RockTenn merger proposal;

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the approval by MWV stockholders of the MWV merger proposal;

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the termination or expiration of any applicable waiting period under the HSR Act;

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if required, clearance under the Canadian Competition Act and approval by the Mexican Federal Competition Commission;

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the absence of any judgment, order, law or other legal restraint by a court or other governmental entity that prevents the consummation of the RockTenn merger or the MWV merger;

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the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

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the approval for listing by the NYSE, subject to official notice of issuance, of the Holdings common stock issuable to the holders of RockTenn common stock and MWV common stock in connection with the combination;

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the representation and warranty relating to the absence of a material adverse effect (as defined on page 150) since September 30, 2014 being true and correct as of the closing date;

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certain representations and warranties of the other party relating to organization, standing, corporate power, authority, capital structure and inapplicability of state antitakeover statutes being true and correct in all material respects as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the original combination agreement, in which case such representations and warranties must be true and correct in all material respects as of such date);

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each other representation and warranty (without giving effect to any limitation as to material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the combination agreement) being true and correct as of the closing date (except to the extent such representations and warranties relate to a specific date or as of the date of the original combination agreement, in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;
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the other party having performed in all material respects all obligations required to be performed by it under the combination agreement;

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the receipt of an officer’s certificate executed by an executive officer of the other party certifying that conditions described in the four preceding bullet points have been satisfied;

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with respect to RockTenn, RockTenn’s receipt of an opinion from Cravath to the effect that the RockTenn merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code; and

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with respect to MWV, MWV’s receipt of an opinion from Wachtell Lipton to the effect that the MWV merger (together with the MWV LLC conversion) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We cannot be certain when, or if, the conditions to the combination will be satisfied or waived, or that the combination will be completed.
Termination of the Combination Agreement (See page 160)
RockTenn and MWV may mutually agree to terminate the combination agreement before completing the combination, even after shareholder or stockholder approval.
In addition, either RockTenn or MWV may terminate the combination agreement, even after shareholder or stockholder approval:
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if the combination is not consummated by January 25, 2016;

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if RockTenn shareholders fail to approve the RockTenn merger proposal;

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if MWV stockholders fail to approve the MWV merger proposal;

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if any legal restraint is in effect preventing the consummation of the combination, and such restraint has become final and nonappealable, or if any governmental entity that must grant regulatory approval of the combination pursuant to the terms of the combination agreement has denied such approval of the RockTenn merger or the MWV merger and such denial has become final and nonappealable; or

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if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the combination agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the combination and (ii) is incapable of being cured by such party or is not cured within 30 days after receiving written notice.

In addition, either RockTenn or MWV may terminate the combination agreement:
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at any time prior to the MWV special meeting or RockTenn special meeting, respectively, if the board of directors of the other party (i) has failed to include in this joint proxy statement/prospectus its recommendation without modification or qualification that the shareholders or stockholders, as applicable, approve the combination or (ii) effects a subsequent determination; or

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at any time prior to RockTenn shareholder approval or MWV stockholder approval, respectively, to enter into a binding agreement providing for a superior proposal pursuant to the provisions described under “— Changes in Board Recommendations”.

Expenses and Termination Fees (See page 161)
Generally, all fees and expenses incurred in connection with the combination and the transactions contemplated by the combination agreement will be paid by the party incurring those expenses. However, the combination agreement provides that, upon termination of the combination agreement under certain circumstances, RockTenn may be obligated to pay MWV, or MWV may be obligated to pay RockTenn, a termination fee of  $230 million. See the section entitled “The Adoption of the Combination Agreement —  The Combination Agreement — Expenses and Termination Fees” beginning on page 161 for a more complete discussion of the circumstances under which termination fees will be required to be paid.
Accounting Treatment (See page 133)
The combination will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, referred to as ASC 805. Generally accepted accounting principles in the United States, referred to as U.S. GAAP, require that one of the two companies in the combination be designated as the acquirer for accounting purposes based on the evidence available. RockTenn will be treated as the acquiring entity for accounting purposes. In identifying RockTenn as the acquiring entity, the companies took into account the composition of the governing body of Holdings, the designation of certain senior management positions of Holdings and the size of each of the companies as well as the fact that the MWV stockholders will be receiving a premium over the pre-combination fair value of MWV common stock.
Appraisal Rights and Dissenters’ Rights (See page 195)
Under the DGCL, the holders of MWV common stock are not entitled to appraisal rights in connection with the MWV merger. Under the GBCC, any holder of record of RockTenn common stock who objects to the RockTenn merger, and who exercise its dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of RockTenn common stock if the RockTenn merger is consummated.
Litigation Related to the Combination (See page 145)
Following the announcement of the proposed combination, three putative class action complaints were filed against the members of the MWV board and RockTenn in the Delaware Court of Chancery. Two of the cases also name MWV as a defendant. The cases are captioned CWA Local 1180 Admin. Fund et al. v. MeadWestvaco Corp. et al., C.A. No. 10617-CB, filed on February 6, 2015, referred to as the CWA Action, Marrone v. MeadWestvaco Corp. et al., C.A. No. 10634-CB, filed on February 10, 2015, referred to as the Marrone Action, and Janet L. Sullivan, IRA v. Luke et al., C.A. No. 10654-CB, filed on February 12, 2015, referred to as the Sullivan Action, and together with the CWA Action and the Marrone Action, referred to as the Actions. Each of the Actions alleges that the members of the MWV board violated their fiduciary duties in connection with the proposed combination and that RockTenn aided and abetted those breaches. The Actions seek, among other things, injunctive relief enjoining MWV and RockTenn from proceeding with the combination, rescission or rescissionary damages in the event the combination is implemented and an award of attorneys’ and other fees and costs. On February 17, 2015, the plaintiffs in the CWA and Sullivan Actions moved to consolidate the Actions and to have their counsel be appointed co-lead counsel. On March 9, 2015, the Delaware Court granted that motion and consolidated the Actions as In re MeadWestvaco Corp. Stockholders Litigation, C.A. No. 10617-CB. On April 29, 2015, plaintiffs in the consolidated action filed a consolidated complaint that added allegations that, among other things, the registration statement of which this joint proxy statement/prospectus forms a part omits material information. We believe these lawsuits are without merit.
Spin-off of MWV’s Specialty Chemicals Business (See page 129)
The combination agreement provides that the parties intend that, following the effective time of the combination, Holdings will complete MWV’s previously disclosed plan to fully separate the specialty chemicals business of MWV by means of a tax-free spin-off to stockholders of Holdings or another alternative transaction. MWV’s specialty chemicals business is a provider of performance chemicals used in printing inks, asphalt paving and adhesives, as well as in the agricultural, paper and petroleum industries. MWV’s specialty chemicals business also produces activated carbon products used in gas vapor emission control systems for automobiles and trucks, as well as applications for air, water and food purification. If the spin-off is consummated, we believe that the specialty chemicals business will be positioned to grow in the energy, infrastructure and transportation markets as a standalone company and allow the remainder of Holdings’ business to focus on growth opportunities in the global packaging markets. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information”.
Listing, Delisting and Deregistration (See page 138)
It is a condition to the completion of the combination that the Holdings common stock to be issued to RockTenn shareholders and the MWV stockholders in connection with the combination be approved for listing on the NYSE, subject to official notice of issuance. When the combination is completed, each of the RockTenn common stock and MWV common stock currently listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act.
Comparison of Rights of Holdings Stockholders, RockTenn Shareholders and MWV Stockholders (See page 183)
Upon completion of the combination, RockTenn shareholders and MWV stockholders receiving the stock consideration will become stockholders of Holdings and their rights will be governed by Delaware law and the governing corporate documents of Holdings in effect at the effective time of the combination. RockTenn shareholders and MWV stockholders will have different rights once they become Holdings stockholders due to differences between the governing corporate documents of each of the entities and, in the case of RockTenn shareholders, differences between Delaware law and Georgia law. These differences are described in detail in the section entitled “Comparison of Rights of Holdings Stockholders, RockTenn Shareholders and MWV Stockholders” beginning on page 183.
The Special Meetings
The RockTenn Special Meeting (See page 41)
The RockTenn special meeting will be held at the Hyatt Atlanta Perimeter at Villa Christina, 4000 Summit Boulevard, Atlanta, Georgia 30319, on June 24, 2015, at 9:00 a.m., local time. At the RockTenn special meeting, RockTenn shareholders will be asked:
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to consider and vote on the RockTenn merger proposal;

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to consider and vote on the RockTenn compensation proposal; and

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to consider and vote on the RockTenn adjournment proposal.

You may vote at the RockTenn special meeting if you owned shares of RockTenn common stock at the close of business on May 4, 2015, which we refer to as the RockTenn record date. As of the close of business on the RockTenn record date, there were 140,833,301 shares of RockTenn common stock outstanding and entitled to vote. You may cast one vote for each share of RockTenn common stock that you owned as of the close of business on the RockTenn record date.
As of the close of business on the RockTenn record date, approximately 1.7% of the outstanding shares of RockTenn common stock were held by RockTenn’s directors and executive officers and their affiliates. We currently expect that RockTenn’s directors and executive officers will vote their RockTenn shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.
Completion of the combination is conditioned on approval of the RockTenn merger proposal. Approval of the RockTenn merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of the RockTenn common stock entitled to vote on the RockTenn merger proposal.

Approval of the RockTenn adjournment proposal requires that the votes cast in favor of the RockTenn adjournment proposal exceed the votes cast against it. Assuming a quorum is present, approval of the RockTenn compensation proposal requires that the votes cast in favor of the RockTenn compensation proposal exceed the votes cast against it.
The MWV Special Meeting (See page 45)
The MWV special meeting will be held at MeadWestvaco Corporate Headquarters, 501 South 5th Street, Richmond, Virginia 23219, on June 24, 2015, at 9:00 a.m., local time. At the MWV special meeting, MWV stockholders will be asked:
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to consider and vote on the MWV merger proposal;

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to consider and vote on the MWV compensation proposal; and

•
to consider and vote on the MWV adjournment proposal.

You may vote at the MWV special meeting if you owned shares of MWV common stock at the close of business on May 4, 2015, which we refer to as the MWV record date. As of the close of business on the MWV record date, there were 167,815,581 shares of MWV common stock of outstanding and entitled to vote. You may cast one vote for each share of MWV common stock that you owned as of the close of business on the MWV record date.
As of the close of business on the MWV record date, approximately 0.9% of the outstanding shares of MWV common stock were held by MWV’s directors and executive officers and their affiliates. We currently expect that MWV’s directors and executive officers will vote their MWV shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.
Completion of the combination is conditioned on approval of the MWV merger proposal. Approval of the MWV merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of the MWV common stock entitled to vote on the MWV merger proposal. Approval of the MWV adjournment proposal requires the affirmative vote of a majority of the votes present at the MWV special meeting and entitled to vote. Assuming a quorum is present, approval of the MWV compensation proposal requires the affirmative vote of a majority of the votes present at the MWV special meeting and entitled to vote.

Selected Historical Financial Data of RockTenn
The following table sets forth selected historical consolidated financial information for RockTenn. The historical consolidated financial information as of and for each of the years in the five-year period ended September 30, 2014 has been derived from the audited consolidated financial statements of RockTenn, but all share and per share information has been retroactively adjusted to reflect the two-for-one stock split that occurred on August 27, 2014, referred to as the 2014 RockTenn stock split. The historical consolidated financial information for RockTenn as of and for the six months ended March 31, 2015 and 2014 has been derived from unaudited interim consolidated financial statements of RockTenn and, in the opinion of RockTenn’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The following information should be read together with RockTenn’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page 198. RockTenn’s historical consolidated financial information may not be indicative of the future performance of RockTenn or the combined company.
	Year Ended September 30,					Six Months Ended March 31,
	2014	2013	2012	2011	2010	2015	2014
	(In millions, except per share amounts)
Net sales	$9,895.1	$9,545.4	$9,207.6	$5,399.6	$3,001.4	$4,969.8	$4,756.2
Alternative fuel mixture credit, net of expenses(a)	$—	$—	$—	$—	$28.8	$—	$—
Pension lump sum settlement expense and retiree medical curtailment, net(b)	$47.9	$—	$—	$—	$—	$11.9	$—
Restructuring and other costs, net	$55.6	$78.0	$75.2	$93.3	$7.4	$22.6	$31.8
Cellulosic biofuel producer credit, net(c)	$—	$—	$—	$—	$27.6	$—	$—
Net income attributable to Rock-Tenn Company shareholders(d)	$479.7	$727.3	$249.1	$141.1	$225.6	$234.9	$192.5
Diluted earnings per share attributable to Rock-Tenn Company shareholders	$3.29	$4.98	$1.72	$1.38	$2.85	$1.65	$1.32
Diluted weighted average shares outstanding	146.0	146.1	144.1	100.9	78.2	142.7	146.3
Dividends paid per common share	$0.70	$0.525	$0.40	$0.40	$0.30	$0.5080	$0.35
Book value per common share	$30.76	$29.94	$24.02	$23.92	$13.00	$31.44	$30.69
Total assets	$11,039.7	$10,733.4	$10,687.1	$10,566.0	$2,914.9	$10,820.9	$10,549.0
Current portion of debt	$132.6	$2.9	$261.3	$143.3	$231.6	$126.4	$32.0
Long-term debt due after one year	$2,852.1	$2,841.9	$3,151.2	$3,302.5	$897.3	$2,623.0	$2,634.8
Total debt	$2,984.7	$2,844.8	$3,412.5	$3,445.8	$1,128.9	$2,749.4	$2,666.8
Total Rock-Tenn Company shareholders’ equity	$4,306.8	$4,312.3	$3,405.7	$3,371.6	$1,011.3	$4,426.5	$4,405.1
Net cash provided by operating activities	$1,151.8	$1,032.5	$656.7	$461.7	$377.3	$550.8	$531.1
Capital expenditures	$534.2	$440.4	$452.4	$199.4	$106.2	$235.2	$227.1
Cash (received) paid for business acquisitions, net of cash acquired	$474.4	$6.3	$125.6	$1,300.1	$23.9	$(3.7)	$60.0

(a)
The alternative fuel mixture credits, referred to herein as AFMC, net of expenses represents a reduction of cost of goods sold in RockTenn’s Consumer Packaging segment equal to $0.50 per gallon of alternative fuel used at its Demopolis, AL bleached paperboard mill from October 1, 2009 through the December 31, 2009 expiration of the tax credit. The credit is not taxable for federal income tax purposes.

(b)
In fiscal 2014, RockTenn completed the first phase of its previously announced lump sum pension settlement to certain eligible former employees and recorded a pre-tax charge of  $47.9 million. In the six months ended March 31, 2015, RockTenn completed its previously announced lump sum pension settlement and recorded a pre-tax charge of  $20.0 million. In addition, changes in retiree medical coverage for certain employees resulted in the recognition of an $8.1 million pre-tax curtailment gain.

(c)
The cellulosic biofuel producers credits, referred to herein as CBPC, is a $1.01 per gallon taxable credit which results in an after-tax credit value of approximately $0.62 per gallon. In accordance with the applicable IRS instructions for claiming the CBPC and returning the AFMC in this circumstance, RockTenn amended its 2009 federal income tax return to claim the CBPC credit rather than the AFMC. The cumulative impact of the CBPC election, net of the AFMC, was an increased after-tax benefit of  $27.6 million, which was recorded as a reduction of income tax expense in the fourth quarter of fiscal 2010 and accounted for as a cumulative catch-up of a transaction directly with the government in its capacity as a taxing authority.

(d)
Net income attributable to Rock-Tenn Company shareholders in the six months ended March 31, 2015, fiscal 2014 and fiscal 2013 was increased by a reduction of cost of goods sold of  $6.7 million, $32.3 million and $12.2 million pre-tax, respectively, for the recording of additional value of spare parts at RockTenn’s containerboard mills acquired in the acquisition by RockTenn of Smurfit-Stone Container Corporation, referred to herein as the Smurfit-Stone Acquisition. Net income attributable to Rock-Tenn Company shareholders in fiscal 2013 was increased by the reversal of  $254.1 million of tax reserves related to AFMC acquired in the Smurfit-Stone Acquisition that were partially offset by a resulting increase in a state tax valuation allowance of  $1.2 million. Net income attributable to Rock-Tenn Company shareholders in fiscal 2012 was reduced by $25.9 million pre-tax for a loss on extinguishment of debt and fiscal 2011 was reduced by $59.4 million pre-tax for acquisition inventory step-up expense and $39.5 million pre-tax for a loss on extinguishment of debt.

Selected Historical Financial Data of MWV
The following table sets forth selected historical consolidated financial information for MWV. The historical consolidated financial information for MWV for each of the years in the five-year period ended December 31, 2014 is derived from the audited consolidated financial statements of MWV as of and for each of the five fiscal years ended December 31, 2014. The historical consolidated financial information for MWV as of and for the three months ended March 31, 2015 and 2014 has been derived from unaudited interim consolidated financial statements of MWV and, in the opinion of MWV’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The following information should be read together with MWV’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page 198. MWV’s historical consolidated financial information may not be indicative of the future performance of MWV or the combined company.
	Year ended December 31,					Three Months Ended March 31,
	2014(a)	2013(b)	2012(c)	2011(d)	2010(e)	2015(f)	2014(g)
	(Dollars in millions, except per share data)
Net sales	$5,631	$5,389	$5,287	$5,179	$4,794	$1,282	$1,322
Income from continuing operations attributable to the company	$262	$320	$153	$177	$137	$31	$31
Income (loss) from discontinued operations	$1	$519	$52	$69	$(31)	$2	$0
Net income attributable to the company	$263	$839	$205	$246	$106	$33	$31
Income from continuing operations:
Per share – basic	$1.55	$1.81	$0.88	$1.04	$0.80	$0.19	$0.18
Per share – diluted	$1.53	$1.78	$0.87	$1.02	$0.79	$0.18	$0.18
Net income per share – basic	$1.55	$4.74	$1.18	$1.45	$0.62	$0.20	$0.18
Net income per share – diluted	$1.53	$4.66	$1.16	$1.42	$0.62	$0.19	$0.18
Depreciation, depletion and amortization expense	$370	$390	$366	$361	$354	$82	$93
Number of common shareholders	17,000	17,000	18,000	20,000	21,000	17,000	17,000
Weighted average number of shares outstanding:
Basic	169	177	174	170	170	168	171
Diluted	172	180	177	174	173	171	174
Dividends paid(a)	$344	$177	$173	$170	$160	$42	$218
Dividends declared (per share)(a)	$2.00	$1.00	$1.00	$1.00	$0.94	$0.25	$1.25
Book value (per share)	$19.46	$22.61	$19.04	$18.50	$19.40	$18.65	$20.86
Working capital	$945	$1,300	$960	$766	$1,220	$926	$889
Current ratio	1.9	2.1	1.9	1.5	2.0	2.0	1.9
Property, plant, equipment and forestlands, net	$3,422	$3,647	$3,593	$3,276	$2,982	$3,306	$3,646
Total assets	$9,364	$10,285	$8,908	$8,810	$8,814	$9,133	$9,755
Long-term debt, excluding current maturities	$1,790	$1,816	$2,100	$1,880	$2,042	$1,810	$1,849
Shareholders’ equity	$3,254	$3,944	$3,340	$3,162	$3,266	$3,130	$3,500
Debt to total capital (shareholders’ equity and total debt)	37%	32%	39%	40%	39%	38%	36%
Primary production of paperboard (thousands, in tons)	3,082	2,998	2,936	2,848	2,804	737	755
New investment in property, plant, equipment and forestlands on a continuing operations basis	$346	$506	$654	$652	$226	$65	$66
Acres of forestlands owned (thousands)	135	135	135	135	135	135	135
Number of employees at period end	15,000	16,000	16,000	17,000	18,000	15,000	16,000

(a)
2014 results include after-tax restructuring and other charges of  $81 million, or $0.47 per share, after-tax income of  $17 million, or $0.10 per share, related to an insurance settlement regarding litigation claims and discrete income tax benefits of  $9 million, or $0.05 per share. Dividends declared and paid in 2014 include a special dividend of  $1.00 per share paid on March 3, 2014.

(b)
2013 results include after-tax income from the release of reserves for alternative fuel mixture credits of $165 million, or $0.92 per share, after-tax restructuring and other charges of  $32 million, or $0.18 per share, after-tax pension settlement charges of  $11 million, or $0.06 per share, and discrete income tax benefits of  $13 million, or $0.07 per share. 2013 results also include after-tax income from discontinued operations of  $519 million, or $2.88 per share.

(c)
2012 results include after-tax restructuring charges of  $17 million, or $0.10 per share, an after-tax benefit from cellulosic biofuel producer credits, net of exchange of alternative fuel mixture credits of $9 million, or $.06 per share. 2012 results also include after-tax income from discontinued operations of $52 million, or $0.29 per share.

(d)
2011 results include after-tax restructuring charges of  $19 million, or $0.11 per share and an after-tax benefit plan charge of  $6 million or $0.03 per share. 2011 results also include after-tax income from discontinued operations of  $69 million, or $0.40 per share.

(e)
2010 results include after-tax restructuring charges of  $34 million, or $0.20 per share, tax benefits of $29 million, or $0.17 per share, from cellulosic biofuel producer credits and audit settlements, an after-tax gain of  $5 million, or $0.03 per share, related to post-retirement and pension curtailments, and an after-tax charge of  $4 million, or $0.02 per share, from early extinguishment of debt. 2010 results also include an after-tax loss from discontinued operations of  $31 million, or $0.17 per share.

(f)
First quarter 2015 results include after-tax restructuring and other charges of  $15 million, or $0.09 per share. First quarter 2015 results also include after-tax income from discontinued operations of $2 million, or $0.01 per share.

(g)
First quarter 2014 results include after-tax restructuring and other charges of  $25 million, or $0.15 per share, and after-tax income from an insurance settlement of  $17 million, or $0.10 per share.

Summary Unaudited Pro Forma Condensed Combined Financial Information
The following table shows summary unaudited pro forma condensed combined consolidated financial information, referred to as the summary pro forma financial statements, about the financial condition and results of operations of Holdings, after giving effect to the combination, which was prepared using the acquisition method of accounting with RockTenn considered the accounting acquirer of MWV. See “The Adoption of the Combination Agreement — Accounting Treatment” beginning on page 133. The summary pro forma financial statements are shown both before and after giving effect to the probable spin-off of MWV’s specialty chemicals business. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 for more information.
The summary unaudited pro forma condensed combined balance sheet data, referred to as the summary pro forma balance sheet, combines the unaudited historical condensed consolidated financial position of RockTenn as of March 31, 2015 and the unaudited historical condensed consolidated financial position of MWV as of March 31, 2015, giving effect to the combination as if it had been consummated on March 31, 2015.
The summary unaudited pro forma condensed combined income statement data for the fiscal year ended September 30, 2014 assumes that the combination took place on October 1, 2013, the beginning of RockTenn’s most recently completed fiscal year. RockTenn’s audited historical condensed consolidated operating results for the fiscal year ended September 30, 2014 have been combined with MWV’s audited historical condensed consolidated operating results for the fiscal year ended December 31, 2014. The summary unaudited pro forma condensed combined income statement data for the six months ended March 31, 2015 assumes that the combination took place on October 1, 2013, the beginning of RockTenn’s most recently completed fiscal year. RockTenn’s unaudited historical condensed consolidated operating results for the six months ended March 31, 2015 have been combined with MWV’s unaudited historical condensed consolidated operating results for the three months ended December 31, 2014 and MWV’s unaudited historical condensed consolidated operating results for the three months ended March 31, 2015. The summary unaudited pro forma condensed combined income statement data for the fiscal year ended September 30, 2014 and the summary unaudited pro forma condensed combined income statement data for the six months ended March 31, 2015 are collectively referred to as the summary pro forma statements of income.
The summary pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements or cost savings from operating efficiencies or synergies. Also, the summary pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the combination are not included in the summary pro forma statements of income. However, the impact of such transaction expenses is reflected in the summary pro forma balance sheet as a decrease to retained earnings and as a decrease to cash or increase to debt. Further, the summary pro forma financial statements do not reflect the effect of any regulatory actions that may impact the summary pro forma financial statements when the combination is completed. In addition, the summary pro forma financial statements do not purport to project the future financial position or operating results of the combined company. Transactions between RockTenn and MWV during the period presented in the summary pro forma financial statements have been eliminated as if RockTenn and MWV were consolidated affiliates during the period.
The summary pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the combination had been completed as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined company. In addition, the summary pro forma financial statements include adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented.
The summary pro forma financial statements have been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both RockTenn and MWV,

incorporated herein by reference, and the more detailed unaudited pro forma condensed combined consolidated financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167.
	As of or for the Six Months Ended March 31, 2015		As of or for the Year Ended September 30, 2014
	Pre-Spin	Post-Spin	Pre-Spin	Post-Spin
	(in millions, except per share amounts)
Pro Forma Condensed Combined Statement of Income Data
Net sales	$7,556.8	$7,076.8	$15,383.5	$14,342.7
Cost of goods sold	$6,076.7	$5,731.1	$12,219.4	$11,490.1
Gross profit	$1,480.1	$1,345.7	$3,164.1	$2,852.6
Income from continuing operations	$347.2	$312.9	$754.6	$666.8
Net income attributable to WestRock Company shareholders	$332.1	$299.8	$733.5	$649.7
Basic earnings per share attributable to WestRock Company shareholders from continuing operations	$1.26	$1.14	$2.77	$2.45
Diluted earnings per share attributable to WestRock Company shareholders from continuing operations	$1.24	$1.13	$2.73	$2.42
Pro Forma Condensed Combined Balance Sheet Data
Working capital	$2,355.6	$2,119.6
Total assets	$25,958.7	$22,452.3
Long-term debt due after one year	$5,740.6	$5,654.6
Total shareholders’ equity	$12,241.7	$9,506.5

Equivalent and Comparative Per Share Information
The following table sets forth (i) selected per share information for RockTenn common stock on a historical basis for the year ended September 30, 2014 and the six months ended March 31, 2015, (ii) selected per share information for MWV common stock on a historical basis for the year ended December 31, 2014 and the three months ended March 31, 2015 and on a pro forma equivalent basis for the year ended December 31, 2014 and the six months ended March 31, 2015, and (iii) selected per share information for Holdings common stock on a pro forma combined basis for the year ended September 30, 2014 and the six months ended March 31, 2015. Except for the historical information as of and for the year ended September 30, 2014, in the case of RockTenn, and the historical information as of and for the year ended December 31, 2014, in the case of MWV, the information in the table is unaudited. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the combination had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. You should read the data with the historical consolidated financial statements and related notes of RockTenn and MWV contained in their respective Annual Reports on Form 10-K for the years ended September 30, 2014 and December 31, 2014, respectively, and RockTenn’s and MWV’s respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, all of which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.
Holdings’ pro forma combined earnings per share from continuing operations was calculated using the methodology described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167. Holdings’ pro forma combined cash dividends per share represents RockTenn’s historical cash dividends per common share. MWV’s pro forma equivalent per share amounts were calculated by multiplying Holdings’ pro forma combined per share amounts by the MWV exchange ratio. Holdings’ pro forma combined per share amounts and MWV’s pro forma equivalent per share amounts are each shown both before and after giving effect to the probable spin-off of MWV’s specialty chemicals business. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 for more information.
	As of or for the Six Months Ended March 31, 2015	As of or for the Year Ended September 30, 2014
RockTenn – Historical:
Book value per share	$31.44	$30.76
Cash dividends per share	$0.5080	$0.70
Diluted earnings per share attributable to RockTenn shareholders from continuing operations	$1.65	$3.29
Basic earnings per share attributable to RockTenn shareholders from continuing operations	$1.67	$3.34
	As of or for the Three Months Ended March 31, 2015	As of or for the Year Ended December 31, 2014
MWV – Historical:
Book value per share	$18.65	$19.46
Cash dividends per share	$0.25	$2.00(1)
Diluted earnings per share attributable to MWV shareholders from continuing operations	$0.19	$1.53
Basic earnings per share attributable to MWV shareholders from continuing operations	$0.20	$1.55

	As of or for the Six Months Ended March 31, 2015		As of or for the Year Ended September 30, 2014
	Pre-Spin	Post-Spin	Pre-Spin	Post-Spin
Holdings Pro Forma Combined:
Book value per share	$46.85	$36.38	n/a	n/a
Cash dividends per share	$0.5080(2)	$0.5080(2)	$0.70(2)	$0.70(2)
Diluted earnings per share attributable to WestRock Company shareholders from continuing operations	$1.24	$1.13	$2.73	$2.42
Basic earnings per share attributable to WestRock Company shareholders from continuing operations	$1.26	$1.14	$2.77	$2.45
	As of or for the Six Months Ended March 31, 2015		As of or for the Year Ended December 31, 2014
	Pre-Spin	Post-Spin	Pre-Spin	Post-Spin
MWV Pro Forma – Equivalent:
Book value per share	$36.55	$28.38	n/a	n/a
Cash dividends per share	(2)	(2)	(2)	(2)
Diluted earnings per share attributable to MWV shareholders from continuing operations	$0.97	$0.88	$2.13	$1.89
Basic earnings per share attributable to MWV shareholders from continuing operations	$0.99	$0.89	$2.16	$1.91

(1)
MWV cash dividends per share for the year ended December 31, 2014 include a special dividend of $1.00 per share paid on March 3, 2014.

(2)
For an explanation of RockTenn and MWV’s dividend histories and policies, see “Comparative Stock Prices and Dividends” beginning on page 178.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. RockTenn and MWV caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements regarding the anticipated closing date of the transaction, the ability to obtain regulatory and shareholder approvals and satisfy the other conditions to the closing of the transaction, the successful closing of the transaction and the integration of RockTenn and MWV as well as opportunities for operational improvement including but not limited to cost reduction and capital investment, the value of merging the U.S. pension plans of the companies, the strategic opportunity and perceived value to RockTenn’s shareholders and MWV’s stockholders of the transaction, the transaction’s impact on, among other things, the combined company’s prospective business mix, margins, transitional costs and integration to achieve the synergies and the timing of such costs and synergies and earnings. With respect to these statements, RockTenn and MWV have made assumptions regarding, among other things, whether and when the proposed transaction will be approved; whether and when the proposed transaction will close; the results and impacts of the proposed transaction; whether and when the spin-off of MWV’s specialty chemicals business will occur; economic, competitive and market conditions generally; volumes and price levels of purchases by customers; competitive conditions in RockTenn’s and MWV’s businesses and possible adverse actions of their respective customers, competitors and suppliers. Further, RockTenn’s and MWV’s businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for their products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; the scope, costs, timing and impact of any restructuring of our operations and corporate and tax structure; and adverse changes in general market and industry conditions. Such risks and other factors that may impact management’s assumptions are more particularly described in RockTenn’s and MWV’s filings with the Securities and Exchange Commission, including under the caption “Business — Forward-Looking Information” and “Risk Factors” in RockTenn’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and “Management’s discussion and analysis of financial condition and results of operations — Forward-looking Statements” and “Risk factors” in MWV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The information contained herein speaks as of the date hereof and neither RockTenn nor MWV have or undertake any obligation to update or revise their forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27, you should carefully consider the following risks before deciding whether to vote for the MWV merger proposal and the MWV compensation proposal, in the case of MWV stockholders, or for the RockTenn merger proposal and the RockTenn compensation proposal, in the case of RockTenn shareholders. In addition, you should read and consider the risks associated with each of the businesses of RockTenn and MWV because these risks will also affect the combined company. Descriptions of some of these risks can be found in RockTenn’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and MWV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 198.
Risks Related to the Combination
MWV Stockholders and RockTenn Shareholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.
MWV stockholders and RockTenn shareholders will receive a fixed number of shares of Holdings common stock or, in the case of RockTenn shareholders, an amount in cash determined based upon the trading price of RockTenn common stock prior to closing (subject to proration), in the MWV merger and the RockTenn merger, respectively, rather than a number of shares of Holdings common stock or an amount in cash with a particular fixed market value. The market values of MWV common stock and RockTenn common stock at the time of the combination may vary significantly from their prices on the date the combination agreement was executed, the date of this joint proxy statement/prospectus or the date on which MWV stockholders and RockTenn shareholders vote on the MWV merger and the RockTenn merger, respectively. Because the respective merger consideration exchange ratios will not be adjusted to reflect any changes in the market prices of MWV common stock or RockTenn common stock, the market value of the Holdings common stock issued in the MWV merger or the RockTenn merger, as applicable, and the MWV common stock and RockTenn common stock surrendered in the MWV merger and the RockTenn merger, respectively, may be higher or lower than the values of these shares on earlier dates. In addition, the per-share amount of cash consideration to be received by RockTenn shareholders in the RockTenn merger will be determined by the market price of RockTenn common stock during a period prior to closing, and the market price at that time may be higher or lower than the price of the shares on earlier dates. All of the merger consideration to be received by MWV stockholders will be Holdings common stock. The percentage of the value of the merger consideration to be received by RockTenn shareholders that is comprised of cash may fluctuate, but would have been approximately 7.4% on January 26, 2015, the date of the announcement of the combination, based on the number of RockTenn and MWV shares outstanding on such date, and would have been approximately 7.6% on May 12, 2015, the latest practicable date before the printing of this joint proxy statement/prospectus, based on the number of RockTenn and MWV shares outstanding on such date. Accordingly, at the time of the special meetings, MWV stockholders and RockTenn shareholders will not know or be able to determine the value of the Holdings common stock or, in the case of RockTenn shareholders, cash consideration they may receive upon completion of the combination.
Changes in the market prices of MWV common stock and RockTenn common stock may result from a variety of factors that are beyond the control of MWV or RockTenn, including changes in their businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. Market assessments of the benefits of the combination, the likelihood that the combination will be completed and general and industry-specific market and economic conditions may also have an effect on the market price of MWV common stock and RockTenn common stock. Changes in market prices of MWV common stock and RockTenn common stock may also be caused by fluctuations and developments affecting domestic and global securities markets. Neither MWV nor RockTenn is permitted to terminate the combination agreement solely because of changes in the market prices of either party’s common stock.

In addition, the market values of MWV common stock and RockTenn common stock may vary significantly from the date of the special meetings to the date of the completion of the combination. You are urged to obtain up-to-date prices for MWV common stock and RockTenn common stock. There is no assurance that the combination will be completed, that there will not be a delay in the completion of the combination or that all or any of the anticipated benefits of the combination will be obtained. See “Comparative Stock Prices and Dividends” for ranges of historic prices of MWV common stock and RockTenn common stock.
RockTenn Shareholders May Receive a Form of Consideration Different from What They Elect.
Although each RockTenn shareholder may elect to receive all cash or all shares of Holdings common stock or a combination of cash and shares of Holdings common stock in the RockTenn merger, elections by RockTenn shareholders for the RockTenn stock consideration or the RockTenn cash consideration are subject to proration procedures, which will result in approximately 50.1% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former MWV stockholders and approximately 49.9% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former RockTenn shareholders. In order to achieve this 50.1%/49.9% pro forma ownership between the MWV stockholders and RockTenn shareholders, the combination agreement provides for adjustments to and reallocation of the stock and cash elections made by RockTenn shareholders, as well as the allocation of consideration to be paid with respect to shares of RockTenn common stock owned by shareholders who fail to make an election. Accordingly, depending on the elections made by other RockTenn shareholders, each RockTenn shareholder who elects to receive Holdings common stock for all of their RockTenn shares in the combination may receive a portion of their consideration in cash and each RockTenn stockholder who elects to receive cash for all of their RockTenn shares in the combination may receive a portion of their consideration in Holdings common stock. A RockTenn shareholder who elects to receive a combination of Holdings common stock and cash for their RockTenn shares in the combination may receive Holdings common stock and cash in a proportion different from that which such shareholder elected. Based on the number of shares of RockTenn common stock and MWV common stock outstanding on May 12, 2015, approximately 7.6% of shares of RockTenn common stock would receive RockTenn cash consideration. This could result in, among other things, tax consequences that differ from those that would have resulted if the RockTenn shareholder had received the form of consideration that it elected (including the potential recognition of gain for federal income tax purposes if it receives cash). For illustrative examples of how the proration and adjustment procedures would work in the event there is an oversubscription of the cash election or stock election in the RockTenn merger, see “The Adoption of the Combination Agreement — The Combination Agreement — Merger Consideration — RockTenn Merger Consideration” beginning on page 146.
The Market Price for Holdings Common Stock May Be Affected by Factors Different from Those that Historically Have Affected MWV Common Stock and RockTenn Common Stock.
Upon completion of the combination, holders of shares of MWV common stock (other than any shares held in treasury) and holders of shares of RockTenn common stock (other than those who elect to, and do, receive all cash and the holders of dissenting shares and any shares held in treasury) will become holders of shares of Holdings common stock. MWV’s businesses differ from those of RockTenn, and accordingly the results of operations of Holdings will be affected by some factors that are different from those currently affecting the results of operations of each of RockTenn and MWV. For a discussion of the businesses of MWV and RockTenn and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” in this joint proxy statement/prospectus. In addition, although the MWV common stock is currently listed in the S&P 500 Index and the RockTenn common stock is currently listed in the S&P MidCap 400 Index, the Holdings common stock, following the closing of the combination, may not be listed in either the S&P 500 Index or the S&P MidCap 400 Index. If the Holdings common stock is not listed in the S&P 500 Index or the S&P MidCap 400 Index, mutual funds or other investment entities that operate based on a replication of that index may sell or elect not to purchase the Holdings common stock, which could result in reduced trading volume and/or affect the market price of the Holdings common stock.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or that Cannot Be Met.
Before the transactions contemplated in the combination agreement, including the combination, may be completed, various approvals and declarations of non-objection must be obtained from certain regulatory and governmental authorities as described in “The Adoption of the Combination Agreement — Regulatory Clearances for the Combination.” These regulatory and governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the combination or of imposing additional costs or limitations on the combined company following the completion of the combination. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the combination. In addition, the respective obligations of MWV and RockTenn to complete the combination are conditioned on the receipt of certain regulatory approvals or waiver by the other party of such condition. See “The Adoption of the Combination Agreement — Regulatory Clearances for the Combination” and “— The Combination Agreement — Conditions to Completion of the Combination.”
The Combination Agreement May Be Terminated in Accordance with Its Terms and the Combination May Not Be Completed.
The combination agreement is subject to a number of conditions that must be fulfilled to complete the combination. Those conditions include: the adoption of the combination agreement by MWV stockholders, the approval of the combination agreement by RockTenn shareholders, receipt of requisite regulatory approvals, the absence of laws and orders prohibiting completion of the MWV merger or the RockTenn merger, effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, approval of the shares of Holdings common stock to be issued to MWV stockholders and RockTenn shareholders for listing on the NYSE, the absence of a material adverse effect on MWV or RockTenn, the continued accuracy of the representations and warranties by both parties (generally subject to a material adverse effect qualification) and the performance by both parties of their covenants and agreements in all material respects, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the combination may not be fulfilled and, accordingly, the combination may not be completed. In addition, if the combination is not completed by January 25, 2016, either MWV or RockTenn may choose not to proceed with the combination, and the parties can mutually decide to terminate the combination agreement at any time prior to the consummation of the combination, before or after stockholder approvals. In addition, MWV or RockTenn may elect to terminate the combination agreement in certain other circumstances. See “The Adoption of the Combination Agreement — The Combination Agreement — Termination of the Combination Agreement.”
If the RockTenn Merger Does Not Qualify As a “Reorganization” Within the Meaning of Section 368(a) of the Code and Also Does Not Qualify for Nonrecognition of Gain and Loss Under Section 351 of the Code, RockTenn Shareholders May Be Required to Pay Substantial U.S. Federal Income Taxes.
As a condition to the completion of the RockTenn merger, Cravath, tax counsel to RockTenn, must have delivered an opinion, dated the date of the effective time of the combination, to the effect that the RockTenn merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. The opinion will assume that the RockTenn merger will be completed according to the terms of the combination agreement and that the parties will report the transactions in a manner consistent with the opinion. The opinion will rely on the facts as stated in the combination agreement, the Registration Statement on Form S-4 (of which this joint proxy statement/prospectus forms a part) and certain other documents. In rendering the tax opinion, Cravath will require and rely on representations of RockTenn, MWV and others to be delivered at the time of closing (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the RockTenn merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion, any of which may be changed at any time with retroactive effect. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or on any court. RockTenn does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the RockTenn merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth in this joint proxy statement/prospectus or any of the tax consequences described in the tax opinion. If the IRS were to be successful in any such contention, or if for any other reason the RockTenn merger were to fail to qualify as a tax-free reorganization or as a tax-free transaction under Section 351 of the Code, then each RockTenn shareholder would recognize gain or loss with respect to all such shareholder’s shares of RockTenn common stock based on the difference between (A) that shareholder’s tax basis in such shares and (B) the aggregate cash and the fair market value of the Holdings common stock received. For additional information regarding the U.S. federal income tax consequences to RockTenn shareholders, please see the section titled “The Adoption of the Combination Agreement — Material U.S. Federal Income Tax Consequences of the Combination” beginning on page 130.
If the MWV Merger (together with the MWV LLC Conversion) Does Not Qualify As a “Reorganization” Within the Meaning of Section 368(a) of the Code, MWV Stockholders May Be Required to Pay Substantial U.S. Federal Income Taxes and MWV May Be Required to Pay Substantial Corporate-Level U.S. Federal Income Taxes.
As a condition to the completion of the MWV merger, Wachtell Lipton, tax counsel to MWV, must have delivered an opinion, dated the date of the effective time of the combination, to the effect that the MWV merger (together with the MWV LLC conversion) will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will assume that the MWV merger and the MWV LLC conversion will be completed according to the terms of the combination agreement and that the parties will report the transactions in a manner consistent with the opinion. The opinion will rely on the facts as stated in the combination agreement, the Registration Statement on Form S-4 (of which this joint proxy statement/prospectus forms a part) and certain other documents. In rendering the tax opinion, Wachtell Lipton will require and rely on representations of MWV, RockTenn and others to be delivered at the time of closing (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the MWV merger (together with the MWV LLC conversion) could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion, any of which may be changed at any time with retroactive effect. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or on any court. MWV does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the MWV merger or the MWV LLC conversion. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth in this joint proxy statement/prospectus or any of the tax consequences described in the tax opinion. If the IRS were to be successful in any such contention, or if for any other reason the MWV merger (together with the MWV LLC conversion) were to fail to qualify as a tax-free reorganization, then (i) each MWV stockholder would recognize gain or loss with respect to all such stockholder’s shares of MWV common stock based on the difference between (A) that stockholder’s tax basis in such shares and (B) the aggregate cash and the fair market value of the Holdings common stock received and (ii) MWV would recognize gain or loss with respect to all of its assets based on the difference between (A) MWV’s aggregate tax basis in all of its assets and (B) the sum of the aggregate cash and the fair market value of the Holdings common stock transferred to its stockholders pursuant to the MWV merger and the liabilities deemed assumed by MWV Merger Sub for U.S. federal income tax purposes. For additional information regarding the U.S. federal income tax consequences to MWV stockholders, please see the section titled “The Adoption of the Combination Agreement — Material U.S. Federal Income Tax Consequences of the Combination” beginning on page 130.
MWV Stockholders Will Not Be Entitled to Dissenters’ or Appraisal Rights in the MWV Merger.
Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) – (c).
Because MWV common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the MWV record date, and because the MWV merger otherwise satisfies the foregoing requirements, holders of MWV common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of MWV common stock.
Termination of the Combination Agreement Could Negatively Impact MWV and/or RockTenn.
MWV’s and RockTenn’s respective businesses may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of their respective managements on the combination, without realizing any of the anticipated benefits of completing the combination, and the market price of MWV common stock and/or RockTenn common stock might decline to the extent that the current market prices reflect a market assumption that the combination will be completed. If the combination agreement is terminated and the MWV board or RockTenn board seeks another merger or business combination, MWV stockholders and RockTenn shareholders cannot be certain that MWV or RockTenn, as applicable, will be able to find a party willing to offer equivalent or more attractive consideration than the consideration to be provided in the combination. If the combination agreement is terminated under certain circumstances, MWV or RockTenn may be required to pay a termination fee of  $230 million to the other party, depending on the circumstances surrounding the termination. See “The Adoption of the Combination Agreement — The Combination Agreement — Expenses and Termination Fees.”
MWV and RockTenn Will Be Subject to Business Uncertainties and Contractual Restrictions While the Combination is Pending.
Uncertainty about the effect of the combination on suppliers and customers may have an adverse effect on MWV and/or RockTenn, and consequently on the combined company. These uncertainties may cause suppliers, customers and others that deal with the parties to seek to change existing business relationships with them. Furthermore, each of MWV and RockTenn is dependent on the experience and industry knowledge of its officers and other key employees to execute their respective business plans. The combined company’s success after the combination will depend in part upon the ability of MWV and RockTenn to retain key management personnel and other key employees. Current and prospective employees of MWV and RockTenn may experience uncertainty about their roles within the combined company following the combination, which may have an adverse effect on the ability of each of MWV and RockTenn to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of MWV and RockTenn to the same extent that MWV and RockTenn have previously been able to attract or retain their employees.
Additionally, the combination agreement restricts each of MWV and RockTenn from making certain acquisitions and expenditures, entering into certain contracts, and taking other specified actions until the combination occurs without the consent of the other party. These restrictions may prevent MWV and/or RockTenn from pursuing attractive business opportunities that may arise prior to the completion of the combination. See “The Adoption of the Combination Agreement — The Combination Agreement — Conduct of Business.”
Pending Litigation Against MWV and RockTenn Could Result in an Injunction Preventing the Completion of the Combination or a Judgment Resulting in the Payment of Damages.
In connection with the combination, purported MWV stockholders have filed putative shareholder class action lawsuits against MWV, the members of the MWV board and RockTenn. We believe these lawsuits are without merit. Among other remedies, the plaintiffs seek to enjoin the combination from proceeding. The outcome of any such litigation is uncertain. These lawsuits could prevent or delay completion of the combination and result in substantial costs to MWV and/or RockTenn, including any costs associated with the indemnification of directors and officers. Plaintiffs may file additional lawsuits against MWV, MWV’s directors and officers and/or RockTenn in connection with the combination. The defense or settlement of any lawsuit or claim that remains unresolved at the time the combination is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows. See “The Adoption of the Combination Agreement — Litigation Related to the Combination.”
MWV Directors and Officers May Have Interests in the MWV Merger Different from the Interests of MWV Stockholders and RockTenn Shareholders, and RockTenn Directors and Officers May Have Interests in the RockTenn Merger Different from the Interests of RockTenn Shareholders and MWV Stockholders.
Certain of the directors and executive officers of each of MWV and RockTenn negotiated the terms of the combination agreement, and the MWV board recommended that the stockholders of MWV vote in favor of the MWV merger proposal and the MWV compensation proposal, and the RockTenn board recommended that the shareholders of RockTenn vote in favor of the RockTenn merger proposal and the RockTenn compensation proposal. These directors and executive officers may have interests in the MWV merger and the RockTenn merger, as applicable, that are different from, or in addition to or in conflict with, those of MWV stockholders and RockTenn shareholders. These interests include the continued employment of certain executive officers of MWV and RockTenn by the combined company, the continued service of certain independent directors of MWV and RockTenn as directors of Holdings, the treatment in the MWV merger and the RockTenn merger of stock options, restricted stock units, bonus awards, employment agreements, change-in-control severance agreements and other rights held by MWV directors and executive officers or RockTenn directors and executive officers, as applicable, and the indemnification of former MWV and RockTenn directors and officers by Holdings. MWV stockholders and RockTenn shareholders should be aware of these interests when they consider their respective board of directors’ recommendation that they vote in favor of the MWV merger proposal and MWV compensation proposal, or the RockTenn merger proposal and RockTenn compensation proposal, as applicable.
The MWV board was aware of these interests when it declared the advisability of the combination agreement, determined that it was fair to the MWV stockholders and recommended that the MWV stockholders adopt the combination agreement. The interests of MWV directors and executive officers are described in more detail in the section of this document entitled “The Adoption of the Combination Agreement — Financial Interests of MWV Directors and Officers in the Combination.” Likewise, the RockTenn board was aware of these interests when it declared the advisability of the combination agreement, determined that it was in the best interests of the RockTenn shareholders and recommended that the RockTenn shareholders approve the combination agreement. The interests of RockTenn directors and executive officers are described in more detail in the section of this document entitled “The Adoption of the Combination Agreement — Financial Interests of RockTenn Directors and Officers in the Combination.”
MWV Stockholders and RockTenn Shareholders Will Have a Reduced Ownership and Voting Interest After the Combination and Will Exercise Less Influence Over Management.
MWV stockholders and RockTenn shareholders currently have the right to vote in the election of the MWV board and the RockTenn board, respectively, and on other matters affecting the respective companies. Upon the completion of the combination, each MWV stockholder and each RockTenn shareholder who receives shares of Holdings common stock will become a stockholder of Holdings with a percentage ownership of Holdings that is smaller than the stockholder’s percentage ownership of MWV or RockTenn, as applicable. The former stockholders of MWV as a group will receive shares in the MWV merger constituting approximately 50.1% of the outstanding shares of Holdings common stock immediately following the combination, and the former shareholders of RockTenn as a group will receive shares in the RockTenn merger constituting approximately 49.9% of the outstanding shares of Holdings common stock immediately following the combination. In addition, former directors of MWV will constitute less than half of the Holdings board and former directors of RockTenn will constitute only slightly more than half of the Holdings board. Because of this, MWV stockholders and RockTenn shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of MWV or RockTenn, as applicable.

Shares of Holdings Common Stock to Be Received by MWV Stockholders in the MWV Merger and RockTenn Shareholders in the RockTenn Merger Will Have Rights Different from the Shares of MWV Common Stock and RockTenn Common Stock, Respectively.
Upon completion of the combination, the rights of former MWV stockholders and RockTenn shareholders who become Holdings stockholders will be governed by the certificate of incorporation and bylaws of Holdings. The rights associated with shares of Holdings common stock are different from the rights associated with shares of MWV common stock or RockTenn common stock. See “Comparison of Rights of Holdings Stockholders, RockTenn Shareholders and MWV Stockholders.”
The Combination Agreement Contains Provisions that May Discourage Other Companies from Trying to Enter into a Strategic Transaction with Either MWV or RockTenn for Greater Consideration.
The combination agreement contains provisions that may discourage a third party from submitting a business combination proposal to MWV or RockTenn both during the pendency of the combination transaction as well as afterward, should the combination not be consummated, that might result in greater value to MWV stockholders or RockTenn shareholders, as applicable, than the combination. These combination agreement provisions include a general prohibition on each company from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition or combination proposal or offers for competing transactions. In addition, MWV or RockTenn may be required to pay to the other a termination fee of  $230 million in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the section entitled “The Adoption of the Combination Agreement — The Combination Agreement — Expenses and Termination Fees.”
The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements Included in This Joint Proxy Statement/Prospectus Are Preliminary and the Actual Financial Condition and Results of Operations After the Combination May Differ Materially.
The unaudited pro forma condensed consolidated combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the combination been completed on the dates indicated. The unaudited pro forma condensed consolidated combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the MWV identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of MWV as of the date of the completion of the combination. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Consolidated Financial Information.”
The Opinions of MWV’s and RockTenn’s Financial Advisors Will Not Be Updated to Reflect Changes in Circumstances Between the Signing of the Original Combination Agreement in January 2015 and the Completion of the Combination.
MWV and RockTenn have not obtained updated opinions from their respective financial advisors as of the date of this document, and neither MWV nor RockTenn anticipates asking its financial advisors to update their opinions. Changes in the operations and prospects of MWV or RockTenn, general market and economic conditions and other factors that may be beyond the control of MWV or RockTenn, and on which MWV’s and RockTenn’s financial advisors’ opinions were based, may significantly alter the prices of the shares of MWV common stock or RockTenn common stock by the time the combination is completed. The opinions do not speak as of the time the combination will be completed or as of any date other than the date of such opinions. Because MWV’s and RockTenn’s financial advisors will not be updating their opinions, which were issued in connection with the signing of the original combination agreement in January 2015, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the combination is completed. The MWV board’s recommendation that MWV stockholders vote “FOR” the MWV merger proposal and RockTenn board’s recommendation that RockTenn stockholders vote “FOR” the RockTenn merger proposal, however, are made as of the date of this document. For a description of the opinions that MWV and RockTenn received from their respective financial advisors, please refer to “The Adoption of the Combination Agreement — Opinions of MWV’s Financial Advisors” and “The Adoption of the Combination Agreement — Opinions of RockTenn’s Financial Advisors.”
The Combination May Adversely Impact the Tax-Free Status of the Expected Spin-Off by Holdings of MWV’s Specialty Chemicals Business, Which Could Result in Material Liabilities to Holdings Under the Tax Laws.
MWV and RockTenn believe that the combination will not adversely impact the tax-free status of Holdings’ expected spin-off of MWV’s specialty chemicals business following the effective time of the combination. However, it is possible that the IRS could assert after the spin-off that the combination caused the spin-off to be treated as a taxable transaction for U.S. federal income tax purposes. If the IRS were to be successful in any such contention, or if for any other reason Holdings were to take actions that would cause the spin-off to be treated as a taxable transaction, Holdings could be subject to significant tax liabilities.
Risks Related to the Business of the Combined Company Upon Completion of the Combination
The Combined Company May Fail to Realize the Anticipated Benefits of the Combination.
The success of the combination will depend on, among other things, the combined company’s ability to combine the MWV and RockTenn businesses in a manner that facilitates growth opportunities and realizes anticipated synergies, and achieves the projected stand-alone cost savings and revenue growth trends identified by each company. On a combined basis, Holdings expects to benefit from operational synergies resulting from the consolidation of capabilities and elimination of redundancies, as well as greater efficiencies from increased scale and market integration. Management also expects the combined entity will enjoy revenue synergies, including expense sharing, expanded product offerings and increased geographic reach of the combined businesses.
However, the combined company must successfully combine the businesses of MWV and RockTenn in a manner that permits these cost savings and synergies to be realized. In addition, the combined company must achieve the anticipated savings and synergies without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the combination may not be realized fully or at all or may take longer to realize than expected.
The Failure to Integrate Successfully Certain Businesses and Operations of MWV and RockTenn in the Expected Time Frame May Adversely Affect the Combined Company’s Future Results.
Historically, MWV and RockTenn have operated as independent companies, and they will continue to do so until the completion of the combination. The management of the combined company may face significant challenges in consolidating certain businesses and the functions of MWV and RockTenn, integrating their technologies, organizations, procedures, policies and operations, addressing differences in the business cultures of the two companies and retaining key personnel. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the combination may also disrupt each company’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s relationships with employees, suppliers, customers and others with whom MWV and RockTenn have business or other dealings or limit the combined company’s ability to achieve the anticipated benefits of the combination. In addition, difficulties in integrating the businesses or regulatory functions of MWV and RockTenn could harm the reputation of the combined company.
Combining the Businesses of MWV and RockTenn May Be More Difficult, Costly or Time-Consuming than Expected, Which May Adversely Affect the Combined Company’s Results and Negatively Affect the Value of Holdings Common Stock Following the Combination.
MWV and RockTenn have entered into the combination agreement because each believes that the combination will be beneficial to its respective company and stockholders or shareholders, as applicable, and that combining the businesses of MWV and RockTenn will produce benefits and cost savings. If the combined company is not able to successfully combine the businesses of MWV and RockTenn in an efficient, effective and timely manner, the anticipated benefits and cost savings of the combination may not be realized fully, or at all, or may take longer to realize than expected, and the value of Holdings common stock may be affected adversely.
An inability to realize the full extent of the anticipated benefits of the combination and the other transactions contemplated by the combination agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of Holdings common stock after the completion of the combination.
In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved, may be lower than what Holdings expects and may take longer to achieve than anticipated. In addition, Holdings may not be able to merge the U.S. pension plans of the companies successfully or at all and such merger may not achieve the expected benefits from merging the U.S. pension plans of the two companies. If the combined company is not able to adequately address integration challenges, the combined company may be unable to successfully integrate MWV’s and RockTenn’s operations or to realize the anticipated benefits of the integration of the two companies.
MWV and RockTenn Will Incur Significant Transaction Costs in Connection with the Combination.
MWV and RockTenn have incurred and expect to incur a number of non-recurring costs associated with the combination. These costs and expenses include financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance/employee benefit-related expenses, filing fees, printing expenses and other related charges. Some of these costs are payable by MWV and RockTenn regardless of whether the combination is completed. MWV currently estimates its aggregate amount of these expenses equals $68.5 million, and RockTenn currently estimates its aggregate amount of these expenses equals $36.5 million. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the combination. While both MWV and RockTenn have assumed that a certain level of expenses would be incurred in connection with the combination and the other transactions contemplated by the combination agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses. Moreover, there could also be significant amounts payable in cash with respect to dissenting shares of RockTenn common stock, which could adversely affect the combined company’s liquidity.
There may also be additional unanticipated significant costs in connection with the combination that the combined company may not recoup. These costs and expenses could reduce the benefits and additional income Holdings expects to achieve from the combination. Although Holdings expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
MWV and RockTenn Expect That, Following the Combination, Holdings Will Have Less Cash on Hand Than the Sum of Cash on Hand of MWV and RockTenn Prior to the Combination. This Reduced Amount of Cash Could Adversely Affect Holdings’ Ability to Grow.
Following completion of the combination, after payment of the cash consideration to RockTenn shareholders, the expenses of consummating the combination, and all other cash payments relating to the combination, Holdings is expected to have, on a pro forma basis, giving effect to the combination as if it had been consummated on March 31, 2015, approximately $267.1 million in cash and cash equivalents, after using an estimated $34.6 million for the repayment of debt. Although the managements of MWV and RockTenn believe that this amount will be sufficient to meet Holdings’ business objectives and capital needs, this amount is less than the approximately $301.7 million of combined cash and cash equivalents of MWV and RockTenn as of March 31, 2015, prior to the combination and prior to cash payments relating to the RockTenn merger, and could constrain Holdings’ ability to grow its business. Holdings’ financial position following the combination could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal. In the event that Holdings does not have adequate capital to maintain or develop its business, additional capital may not be available to Holdings on a timely basis, on favorable terms, or at all.
There Can Be No Assurance That the Separation of MWV’s Specialty Chemicals Business Will Occur Following the Closing of the Combination, or At All, and Until it Occurs, the Terms of the Separation May Change.
Although MWV and RockTenn intend to complete the separation of MWV’s specialty chemicals business through a spin-off or other alternative transaction following the closing of the combination, there can be no assurance that the separation will occur within that timeframe, or at all, and the separation may be effected at a different time or in a different manner. The separation is expected to be approved by the Holdings board following the completion of the combination, and until the separation occurs, the combined company will have the discretion to determine and change the terms of the separation or determine not to proceed with the separation.
The Combined Company and its Stockholders May Not Realize the Potential Benefits from the Separation of MWV’s Specialty Chemicals Business, and the Unaudited Pro Forma Combined Financial Information Included in this Joint Proxy Statement/Prospectus is Not Necessarily Indicative of the Combined Company’s Future Prospects.
The combined company and its stockholders may not realize the potential benefits expected from the spin-off of MWV’s specialty chemicals business following the completion of the combination. In addition, MWV and the combined company will incur significant costs and some negative effects from the separation of the specialty chemicals business, including loss of access to some of the financial, managerial and professional resources from which MWV has benefited in the past and diminished diversification of revenue sources, which may increase volatility of results of operations, cash flows, working capital and financing requirements.
The unaudited pro forma combined consolidated financial statements included in this joint proxy statement/prospectus do not necessarily reflect the financial condition, results of operations or cash flows that MWV would have achieved giving effect to the separation of the specialty chemicals business had it been completed as of October 1, 2013, and do not necessarily represent those MWV or the combined company will achieve in the future, including as a result of the following factors:
•
Historically MWV has been able to rely, to some degree, on the earnings, assets and cash flows of MWV’s specialty chemicals business for working capital and cash flow requirements.

•
MWV’s specialty chemicals business has historically been operated as part of MWV’s broader corporate organization rather than as an independent company; as a result, the allocations of corporate expenses reflected in the unaudited pro forma combined consolidated financial statements contained in this joint proxy statement/prospectus may be different from the comparable expenses that would have been incurred as two independent, publicly traded companies.

•
The unaudited pro forma combined consolidated financial information in this joint proxy statement/prospectus may not fully reflect the costs associated with MWV and the specialty chemicals business operating as separate, publicly traded companies, including as a result of changes in cost structure, management, cost of financing or losses of economies of scale and scope.

In addition, until the market has fully analyzed the value of the combined company after the separation of MWV’s specialty chemicals business, Holdings common stock may experience more market price volatility than usual. In addition, it is possible that the combined market prices of Holdings common stock and the common stock of the new specialty chemicals business immediately after the separation will be less than the market prices of shares of Holdings common stock immediately before the separation.

Third parties may terminate or alter existing contracts or relationships with RockTenn or MWV.
Each of RockTenn and MWV has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require RockTenn or MWV, as applicable, to obtain consent from these other parties in connection with the combination. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue and may lose rights that are material to its business. In addition, third parties with which RockTenn and/or MWV currently have relationships may terminate or otherwise reduce the scope of their relationships with either or both parties in anticipation of the combination, or with the combined company following the combination. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the combination. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the combination or the termination of the combination agreement.
The combined company will be exposed to the risks related to international sales and operations.
RockTenn predominately operates in the domestic U.S. markets, but MWV derives a large portion of its total sales from sales outside of the United States. For example, for the fiscal year ended December 31, 2014, MWV derived approximately 52% of its total sales from sales outside of the United States, which includes export sales to its foreign customers. Therefore, the combined company will have exposure to risks of operating in many foreign countries, including:
•
difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•
unexpected changes in political or regulatory environments;

•
earnings and cash flows that may be subject to tax withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•
restrictions on, or difficulties and costs associated with, the repatriation of cash from foreign countries to the United States;

•
political and economic instability;

•
import and export restrictions and other trade barriers;

•
difficulties in maintaining overseas subsidiaries and international operations;

•
difficulties in obtaining approval for significant transactions;

•
government limitations on foreign ownership;

•
government takeover or nationalization of business;

•
government mandated price controls; and

•
fluctuations in foreign currency exchange rates.

Any one or more of the above factors could adversely affect the international operations of the combined company and could significantly affect MWV’s results of operations, financial condition and cash flows.
Risks Related to MWV’s Business
You should read and consider risk factors specific to MWV’s businesses that will also affect the combined company after the completion of the combination. These risks are described in Part I, Item 1A of MWV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.
Risks Related to RockTenn’s Business
You should read and consider risk factors specific to RockTenn’s businesses that will also affect the combined company after the completion of the combination. These risks are described in Part I, Item 1A of RockTenn’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES
Rock-Tenn Company
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Telephone: (770) 448-2193
Rock-Tenn Company, a Georgia corporation, is one of North America’s leading integrated manufacturers of corrugated and consumer packaging. RockTenn conducts its operations in four segments: Corrugated Packaging, consisting of its containerboard mills and corrugated converting operations; Consumer Packaging, consisting of its coated and uncoated paperboard mills and consumer packaging converting operations; Merchandising Displays, consisting of its display and contract packaging services; and Recycling, consisting of its recycled fiber brokerage and collection operations. RockTenn operates locations in the United States, Canada, Mexico, Chile, Argentina and Puerto Rico.
RockTenn’s common stock is listed on the NYSE under the symbol “RKT”.
Additional information about RockTenn and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.
MeadWestvaco Corporation
MeadWestvaco Corporation
501 South 5th Street
Richmond, Virginia 23219-0501
Telephone: (804) 444-1000
MeadWestvaco Corporation, a Delaware corporation, is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. MWV also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its development land holdings. MWV’s reporting segments are (i) Food & Beverage, (ii) Home, Health & Beauty, (iii) Industrial, (iv) Specialty Chemicals and (v) Community Development and Land Management. MWV’s network of 125 facilities and 15,000 employees spans North America, South America, Europe and Asia.
MWV’s common stock is listed on the NYSE under the symbol “MWV”.
Additional information about MWV and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.
WestRock Company
WestRock Company
c/o Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Telephone: (770) 448-2193
WestRock Company, a wholly owned subsidiary of RockTenn, is a Delaware corporation that was formed on March 6, 2015 for the purpose of effecting the combination. To date, Holdings has not conducted any activities other than those incidental to its formation and the matters contemplated by the combination agreement in connection with the combination. On May 15, 2015, the name of Holdings was changed from “Rome-Milan Holdings, Inc.” to “WestRock Company”. As of the completion of the combination, RockTenn and MWV will each become a wholly owned subsidiary of Holdings and the Holdings common stock will be listed on the NYSE under the symbol “WRK”. The business of Holdings will be the combined businesses currently conducted by RockTenn and MWV.

Rome Merger Sub, Inc.
Rome Merger Sub, Inc.
c/o Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Telephone: (770) 448-2193
Rome Merger Sub, Inc., a wholly owned subsidiary of Holdings, is a Georgia corporation that was formed on March 6, 2015 for the purpose of effecting the combination. To date, RockTenn Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the combination agreement in connection with the combination. Pursuant to the combination agreement, RockTenn Merger Sub will be merged with and into RockTenn, with RockTenn surviving the merger as a wholly owned subsidiary of Holdings.
Milan Merger Sub, LLC
Milan Merger Sub, LLC
c/o Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Telephone: (770) 448-2193
Milan Merger Sub, LLC, a wholly owned subsidiary of Holdings, is a Delaware limited liability company that was formed on March 6, 2015 for the purpose of effecting the combination. To date, MWV Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the combination agreement in connection with the combination. Pursuant to the combination agreement, MWV Merger Sub will be merged with and into MWV, with MWV surviving the merger as a wholly owned subsidiary of Holdings. MWV, as the surviving corporation of the MWV merger, will convert to a Delaware limited liability company in accordance with Section 266 of the DGCL as soon as practicable after the effective time of the MWV merger.

THE ROCKTENN SPECIAL MEETING
Date, Time and Place
The RockTenn special meeting will be held at the Hyatt Atlanta Perimeter at Villa Christina, 4000 Summit Boulevard, Atlanta, Georgia 30319, on June 24, 2015 at 9:00 a.m., local time.
Purpose of the RockTenn Special Meeting
At the RockTenn special meeting, RockTenn shareholders will be asked:
•
to consider and vote on the RockTenn merger proposal;

•
to consider and vote on the RockTenn adjournment proposal; and

•
to consider and vote on the RockTenn compensation proposal.

Recommendation of the Board of Directors of RockTenn
After careful consideration, the RockTenn board, on January 25, 2015, unanimously adopted the combination agreement and determined that the combination agreement and the transactions contemplated thereby are advisable and in the best interests of RockTenn and its shareholders, and further resolved that it recommend to the shareholders of RockTenn that they approve a non-binding, advisory proposal to approve the compensation that may be paid or become payable to RockTenn’s named executive officers in connection with the combination pursuant to already existing contractual obligations of RockTenn.
The RockTenn board unanimously recommends that the RockTenn shareholders vote “FOR” each of the RockTenn merger proposal, the RockTenn adjournment proposal and the RockTenn compensation proposal.
RockTenn Record Date; Shareholders Entitled to Vote
Only holders of record of shares of RockTenn common stock at the close of business on May 4, 2015, the record date for the RockTenn special meeting, will be entitled to notice of, and to vote at, the RockTenn special meeting or any adjournments or postponements thereof. A list of shareholders of record entitled to vote at the RockTenn special meeting will be available beginning two business days after notice of the RockTenn special meeting is given, and continuing through the RockTenn special meeting, at RockTenn’s executive offices and principal place of business at 504 Thrasher Street, Norcross, Georgia 30071 for inspection by RockTenn shareholders, their agents or their attorneys during ordinary business hours. The list will also be available at the RockTenn special meeting for examination by any RockTenn shareholder of record present at the RockTenn special meeting.
As of the close of business on the RockTenn record date, there were outstanding a total of 140,833,301 shares of RockTenn common stock entitled to vote at the RockTenn special meeting. As of the close of business on the RockTenn record date, approximately 1.7% of the outstanding shares of RockTenn common stock were held by RockTenn directors and executive officers and their affiliates. We currently expect that RockTenn’s directors and executive officers will vote their RockTenn shares in favor of the above listed proposals, although none of them has entered into any agreements obligating him or her to do so.
Quorum
A quorum is necessary to transact business at the RockTenn special meeting. A quorum for action on any subject matter at any special meeting of RockTenn shareholders will exist when the holders of RockTenn shares entitled to vote a majority of the votes entitled to be cast on such subject matter are represented in person or by proxy at such meeting. Shares of RockTenn common stock represented at the RockTenn special meeting and entitled to vote but not voted, including RockTenn shares for which a shareholder directs an “abstention” from voting and broker non-votes (RockTenn shares held by banks, brokerage firms or nominees that are present in person or by proxy at the RockTenn special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), will be counted as present for purposes of establishing a quorum. Shares of RockTenn common stock held in treasury will not be included in the calculation of the number of shares of RockTenn common stock represented at the RockTenn special meeting for purposes of determining whether a quorum is present.
Required Vote
Approval of the RockTenn merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of RockTenn common stock entitled to vote on the RockTenn merger proposal. Approval of the RockTenn adjournment proposal requires that the votes cast in favor of the RockTenn adjournment proposal exceed the votes cast against it. Assuming a quorum is present, approval of the RockTenn compensation proposal requires that the votes cast in favor of the RockTenn compensation proposal exceed the votes cast against it.
Abstentions and Broker Non-Votes
If you are a RockTenn shareholder and fail to vote or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the RockTenn merger proposal and will have no effect on the RockTenn adjournment proposal or the RockTenn compensation proposal. If you are a RockTenn shareholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the RockTenn merger proposal and will have no effect on the RockTenn adjournment proposal or the RockTenn compensation proposal.
Voting in Person
If you plan to attend the RockTenn special meeting and wish to vote in person, you will be given a ballot at the RockTenn special meeting. Please note, however, that if your RockTenn shares are held in “street name”, and you wish to vote at the RockTenn special meeting, you must bring to the RockTenn special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the RockTenn shares authorizing you to vote at the RockTenn special meeting.
RockTenn shareholders will not be allowed to use cameras, recording devices and other similar electronic devices at the RockTenn special meeting.
Voting of Proxies
A proxy card is enclosed for your use. RockTenn requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of RockTenn common stock represented by it will be voted at the RockTenn special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.
If a proxy is returned without an indication as to how the shares of RockTenn common stock represented are to be voted with regard to a particular proposal, the RockTenn common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the RockTenn special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related RockTenn proxy card other than the matters set forth in RockTenn’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the RockTenn special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card whether or not you plan to attend the RockTenn special meeting in person.
How Proxies Are Counted
All RockTenn shares represented by properly executed proxies received in time for the RockTenn special meeting will be voted at the meeting in the manner specified by the RockTenn shareholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the RockTenn merger proposal, the RockTenn adjournment proposal or the RockTenn compensation proposal will be voted “FOR” each such proposal.
Voting of RockTenn Shares Held in Street Name
If you hold RockTenn shares through a broker or other nominee, you may instruct your broker or other nominee to vote your RockTenn shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your RockTenn shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, broker non-votes are counted for the purpose of determining the presence or absence of a quorum for purposes of the GBCC. With respect to the RockTenn merger proposal, a broker non-vote will have the effect of a vote against the proposal. With respect to the RockTenn adjournment proposal and the RockTenn compensation proposal, a broker non-vote will have no effect on such proposals. If you hold RockTenn shares through a broker or other nominee and wish to vote your RockTenn shares in person at the RockTenn special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the RockTenn special meeting.
Revocability of Proxies and Changes to a RockTenn Shareholder’s Vote
You may change your vote at any time before your proxy is voted at the RockTenn special meeting. You may do this in one of four ways:
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by sending a notice of revocation to the corporate secretary, dated as of a later date than the date of the proxy and received prior to the RockTenn special meeting;

•
by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the RockTenn special meeting;

•
by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•
by attending the RockTenn special meeting and voting in person.

Your attendance alone will not revoke any proxy.
Written notices of revocation and other communications about revoking RockTenn proxies should be addressed to:
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Attn: Robert B. McIntosh, Corporate Secretary
If your RockTenn shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.
Once voting on a particular matter is completed at the RockTenn special meeting, a RockTenn shareholder will not be able to revoke its proxy or change its vote as to that matter.
All RockTenn shares represented by valid proxies that RockTenn receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a RockTenn shareholder makes no specifications on its proxy card as to how it should want its RockTenn shares voted before signing and returning it, such proxy will be voted “FOR” the RockTenn merger proposal, “FOR” the RockTenn adjournment proposal and “FOR” the RockTenn compensation proposal.

Tabulation of Votes
The RockTenn board has appointed Computershare Inc. to serve as the inspector of election for the RockTenn special meeting. The inspector of election will, among other matters, determine the number of RockTenn shares represented at the RockTenn special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the RockTenn shareholders.
Solicitation of Proxies
RockTenn will bear the entire cost of soliciting proxies from its shareholders, except that RockTenn and MWV have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, RockTenn will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of RockTenn common stock and secure their voting instructions, if necessary. RockTenn will reimburse the record holders for their reasonable expenses in taking those actions.
RockTenn has also made arrangements with Georgeson Inc. to assist in soliciting proxies and in communicating with RockTenn shareholders and estimates that it will pay them a fee of approximately $16,000 plus reasonable out-of-pocket fees and expenses for these services. If necessary, RockTenn may also use several of its regular employees, who will not be specially compensated, to solicit proxies from RockTenn shareholders, either personally or by telephone, the Internet, facsimile or letter.
Adjournments
If a quorum is not present or represented, a meeting of RockTenn shareholders may be adjourned from time to time by the vote of shares of RockTenn common stock having a majority of the votes of the shares of RockTenn common stock represented at such meeting, until a quorum is present. If a quorum is present at the RockTenn special meeting but there are not sufficient votes at the time of the RockTenn special meeting to approve the RockTenn merger proposal, then RockTenn shareholders may be asked to vote on the RockTenn adjournment proposal. No notices of an adjourned meeting need be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the RockTenn board sets a new record date for such meeting, in which case a notice of the adjourned meeting will be given to each RockTenn shareholder of record entitled to vote at the meeting. At any subsequent reconvening of the RockTenn special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the RockTenn special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the RockTenn special meeting, please contact Georgeson Inc., the proxy solicitation agent for RockTenn, at 180 Washington Blvd., 26th Floor, Jersey City, NJ 07310, email at: RockTenn@georgeson.com, or call toll-free at (866) 203-9401.

THE MWV SPECIAL MEETING
Date, Time and Place
The MWV special meeting is scheduled to be held at MeadWestvaco Corporate Headquarters, 501 South 5th Street, Richmond, Virginia 23219, on June 24, 2015 at 9:00 a.m., local time.
Purpose of the MWV Special Meeting
At the MWV special meeting, MWV stockholders will be asked:
•
to consider and vote on the MWV merger proposal;

•
to consider and vote on the MWV adjournment proposal; and

•
to consider and vote on the MWV compensation proposal.

Recommendation of the Board of Directors of MWV
After careful consideration, the MWV board, on January 25, 2015, unanimously approved the combination agreement and determined that the combination agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of MWV and its stockholders, and further resolved that it recommend to the stockholders of MWV that they adopt a non-binding, advisory proposal to approve the compensation that may be paid or become payable to MWV’s named executive officers in connection with the combination pursuant to already existing contractual obligations of MWV.
The MWV board unanimously recommends that the MWV stockholders vote “FOR” each of the combination proposal, the MWV adjournment proposal and the MWV compensation proposal.
MWV Record Date; Stockholders Entitled to Vote
Only holders of record of shares of MWV common stock at the close of business on May 4, 2015, the record date for the MWV special meeting, will be entitled to notice of, and to vote at, the MWV special meeting or any adjournments or postponements thereof. A list of stockholders of record entitled to vote at the MWV special meeting will be available at the executive offices of MWV at 501 South 5th Street, Richmond, Virginia 23219 and will also be available for inspection at the MWV special meeting.
As of the close of business on the MWV record date, there were outstanding a total of 167,815,581 shares of MWV common stock entitled to vote at the MWV special meeting. As of the close of business on the MWV record date, approximately 0.9% of the outstanding shares of MWV common stock were held by MWV directors and executive officers and their affiliates. We currently expect that MWV’s directors and executive officers will vote their MWV shares in favor of the above listed proposals, although none of them has entered into any agreements obligating him or her to do so.
Quorum
A quorum is necessary to transact business at the MWV special meeting. A quorum for action on any subject matter at any special meeting of MWV stockholders will exist when the holders of MWV shares entitled to vote a majority of the votes entitled to be cast on such subject matter are represented in person or by proxy at such meeting. Shares of MWV common stock represented at the MWV special meeting but not voted, including MWV shares for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (MWV shares held by banks, brokerage firms or nominees that are present in person or by proxy at the MWV special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), if any, will not be counted as present for purposes of establishing a quorum. Shares of MWV common stock held in treasury will not be included in the calculation of the number of shares of MWV common stock represented at the MWV special meeting for purposes of determining whether a quorum is present.

Required Vote
Approval of the MWV merger proposal requires the affirmative vote of holders of a majority of the shares of MWV common stock outstanding and entitled to vote on the MWV merger proposal. Approval of the MWV adjournment proposal requires the affirmative vote of holders of a majority of the shares of MWV common stock present, in person or represented by proxy, at the MWV special meeting and entitled to vote on the adjournment proposal. Assuming a quorum is present, approval of the MWV compensation proposal requires the affirmative vote of holders of a majority of the shares of MWV common stock present, in person or represented by proxy, at the MWV special meeting and entitled to vote on the MWV compensation proposal.
Abstentions and Broker Non-Votes
If you are a MWV stockholder and fail to vote or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the MWV merger proposal and will have no effect on the MWV adjournment proposal or the MWV compensation proposal, assuming a quorum is present. If you are a MWV stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of voting against the MWV merger proposal, the MWV adjournment proposal and the MWV compensation proposal.
Voting in Person
If you plan to attend the MWV special meeting and wish to vote in person, you will be given a ballot at the MWV special meeting. Please note, however, that if your MWV shares are held in “street name”, and you wish to vote at the MWV special meeting, you must bring to the MWV special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the MWV shares authorizing you to vote at the MWV special meeting.
In addition, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the MWV special meeting. If you hold your MWV shares in “street name”, you also may be asked to present proof of ownership to be admitted to the MWV special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the MWV shares on the record date for the MWV special meeting are examples of proof of ownership. MWV stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the MWV special meeting.
Voting of Proxies
A proxy card is enclosed for your use. MWV requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of MWV common stock represented by it will be voted at the MWV special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.
If a proxy is returned without an indication as to how the shares of MWV common stock represented are to be voted with regard to a particular proposal, the MWV common stock represented by the proxy will be voted in favor of each such proposal.
If you are a participant in the MWV Savings Plans, your proxy will serve as voting instructions for the shares of MWV common stock allocated to your plan account as of the record date. The trustee of the MWV Savings Plans will vote the plan shares as instructed by plan participants. If you do not provide voting instructions, the trustee will vote the shares of MWV common stock allocated to your plan account as of the record date as instructed by an independent, third-party investment fiduciary designated by the MeadWestvaco Corporation Benefit Plans Investment Policy Committee.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the MWV special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related MWV proxy card other than the matters set forth in MWV’s Notice of

Special Meeting of Stockholders. If any other matter is properly presented at the MWV special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card whether or not you plan to attend the MWV special meeting in person.
How Proxies Are Counted
All MWV shares represented by properly executed proxies received in time for the MWV special meeting will be voted at the MWV special meeting in the manner specified by the MWV stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the MWV merger proposal, the MWV adjournment proposal or the MWV compensation proposal will be voted “FOR” each such proposal.
Voting of MWV Shares Held in Street Name
If you hold MWV shares through a broker or other nominee, you may instruct your broker or other nominee to vote your MWV shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your MWV shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, broker non-votes, if any, will not be counted as present for purposes of establishing a quorum. With respect to the MWV merger proposal, a broker non-vote will have the effect of a vote against the proposal. With respect to the MWV adjournment proposal and the MWV compensation proposal, a broker non-vote will have no effect on such proposals. If you hold MWV shares through a broker or other nominee and wish to vote your MWV shares in person at the MWV special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the MWV special meeting.
Revocability of Proxies and Changes to a MWV Stockholder’s Vote
You may change your vote at any time before your proxy is voted at the MWV special meeting. You may do this in one of four ways:
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by sending a notice of revocation to the corporate secretary, dated as of a later date than the date of the proxy and received prior to the MWV special meeting;

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by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the MWV special meeting;

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by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

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by attending the MWV special meeting and voting in person.

Your attendance alone will not revoke any proxy.
Written notices of revocation and other communications about revoking MWV proxies should be addressed to:
MeadWestvaco Corporation
501 South 5th Street
Richmond, VA 23219
Attn: Wendell L. Willkie, II, Corporate Secretary
If your MWV shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.
Once voting on a particular matter is completed at the MWV special meeting, a MWV stockholder will not be able to revoke its proxy or change its vote as to that matter.

All MWV shares represented by valid proxies that MWV receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a MWV stockholder makes no specifications on its proxy card as to how it should want its MWV shares voted before signing and returning it, such proxy will be voted “FOR” the MWV merger proposal, “FOR” the MWV adjournment proposal and “FOR” the MWV compensation proposal.
Tabulation of Votes
The MWV board has appointed Computershare Inc. to serve as the inspector of election for the MWV special meeting. The inspector of election will, among other matters, determine the number of MWV shares represented at the MWV special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the MWV stockholders.
Solicitation of Proxies
MWV will bear the entire cost of soliciting proxies from its stockholders, except that MWV and RockTenn have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, MWV will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of MWV common stock and secure their voting instructions, if necessary. MWV will reimburse the record holders for their reasonable expenses in taking those actions.
MWV has also made arrangements with Georgeson Inc. to assist in soliciting proxies and in communicating with MWV stockholders and estimates that it will pay them a fee of approximately $19,500 plus reasonable out-of-pocket fees and expenses for these services. If necessary, MWV may also use several of its regular employees, who will not be specially compensated, to solicit proxies from MWV stockholders, either personally or by telephone, the Internet, facsimile or letter.
Adjournments
If a quorum is not present or represented, a meeting of MWV stockholders may be adjourned from time to time by the chairman of the meeting or by the affirmative vote of holders of a majority of the shares of MWV common stock present, in person or represented by proxy, at the MWV special meeting and entitled to vote on the adjournment proposal, until a quorum is present. If a quorum is present at the MWV special meeting but there are not sufficient votes at the time of the MWV special meeting to approve the MWV merger proposal, then MWV stockholders may be asked to vote on the MWV adjournment proposal. No notices of an adjourned meeting need be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the MWV board sets a new record date for such meeting, in which case a notice of the adjourned meeting will be given to each MWV stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the MWV special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the MWV special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the MWV special meeting, please contact Georgeson Inc., the proxy solicitation agent for MWV, at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, or call toll-free at (866) 482-4931.

ROCKTENN PROPOSAL 1 AND MWV PROPOSAL 1:
THE ADOPTION OF THE COMBINATION AGREEMENT
Effects of the Combination
At the effective time of the RockTenn merger and the MWV merger, RockTenn Merger Sub will be merged with and into RockTenn, with RockTenn surviving the RockTenn merger as a wholly owned subsidiary of Holdings, and MWV Merger Sub will be merged with and into MWV, with MWV surviving the MWV merger as a wholly owned subsidiary of Holdings. MWV, as the surviving corporation of the MWV merger, will convert to a Delaware limited liability company in accordance with Section 266 of the DGCL as soon as practicable after the effective time of the MWV merger. As a result, among other things, Holdings will become the ultimate parent of RockTenn, MWV and their respective subsidiaries. Subject to the terms and conditions set forth in the combination agreement, RockTenn shareholders will have the right to elect to receive with respect to each share of RockTenn common stock they hold (other than RockTenn shares in respect of which a shareholder has properly exercised dissenters’ rights under Georgia law), subject to certain proration procedures described below, either: (1) one share of Holdings common stock or (2) an amount in cash equal to the volume weighted average price per share of RockTenn common stock on the NYSE for the consecutive period over the five trading days immediately preceding (but not including) the third trading day prior to the effective time of the combination.
Under the combination agreement, elections by the RockTenn shareholders for the RockTenn stock consideration or the RockTenn cash consideration are subject to proration procedures, which will result in approximately 50.1% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former MWV stockholders and approximately 49.9% of the issued and outstanding shares of Holdings common stock immediately following the effective time of the combination being owned by former RockTenn shareholders. In order to achieve this 50.1%/49.9% pro forma ownership between the MWV stockholders and RockTenn shareholders, the combination agreement provides for adjustments to and reallocation of the stock and cash elections made by RockTenn shareholders, as well as the allocation of consideration to be paid with respect to shares of RockTenn common stock owned by RockTenn shareholders who fail to make an election.
Subject to the terms and conditions set forth in the combination agreement, MWV stockholders will receive 0.78 shares of Holdings common stock for each share of MWV common stock they hold, with cash paid in lieu of fractional shares of Holdings common stock.
The combination agreement does not contain any provision that would adjust the applicable exchange ratios based on fluctuations in the market value of either company’s common stock. Because of this, the implied value of the stock consideration to RockTenn shareholders and MWV stockholders will fluctuate between now and the completion of the combination and will depend on the market value of Holdings common stock at the time the combination is completed, which will in turn be affected by the market value of the RockTenn and MWV common stock at the time the combination is completed. The value of the consideration to RockTenn shareholders electing to receive RockTenn cash consideration will depend on the average market value of RockTenn common stock prior to the completion of the combination.
Background of the Combination
The boards and managements of MWV and RockTenn regularly review their respective companies’ results of operations, prospects and competitive positions in the business segments in which they operate, as well as their business opportunities and strategic alternatives. In connection with these reviews, MWV and RockTenn from time to time each evaluates potential transactions which would further their respective strategic objectives.
In connection with the foregoing, in December 2013, MWV completed the sale of 800,000 acres of forestlands to Plum Creek Timber Company, Inc., which followed a series of divestitures of non-core businesses by MWV. In the wake of this transaction, in January 2014, MWV’s management announced and began implementing initiatives to reinforce the productivity and further enhance the profitability of its packaging segments. At this time, management also began to review with the MWV board the logic of separating MWV’s specialty chemicals business, as the substantial growth and increasing profitability of that business indicated that at some point another form of ownership might allow the specialty chemicals business to pursue a more focused, industry-specific strategy and provide stockholders with a more targeted investment opportunity, ultimately leading to greater stockholder value.
During the first and second quarters of 2014, RockTenn senior management reviewed various financial analyses and related information with respect to various potential transaction opportunities, including a potential transaction with MWV. Throughout this process, Mr. Steven C. Voorhees, chief executive officer of RockTenn, provided updates to the RockTenn board about management’s analysis of MWV and a potential combination with MWV, meetings between representatives of MWV and RockTenn and other related matters.
Representatives of Blackstone Advisory Partners L.P., referred to as Blackstone, who had from time to time discussed with RockTenn management potential strategic transactions, were engaged in the second quarter of 2014 to assist RockTenn senior management in the review and analysis of a potential combination with MWV. During the second quarter of 2014, RockTenn also engaged Cravath, Swaine & Moore LLP, referred to as Cravath, as its legal counsel with respect to a potential transaction between RockTenn and MWV.
On February 28, 2014, Mr. Voorhees visited the offices of MWV in Richmond, Virginia to meet with John A. Luke, Jr., chairman and chief executive officer of MWV. The meeting was scheduled at Mr. Voorhees’ request to allow Mr. Voorhees and Mr. Luke to become acquainted and provide an opportunity for them to discuss the existing business relationships between their respective companies. The meeting provided a foundation for subsequent conversations between RockTenn and MWV, as well as the early identification of complementary strengths of the two companies.
In April 2014, senior management of MWV began to consider a potential merger of MWV and RockTenn, among other strategic options, as a preliminary review suggested to them that a strategic transaction involving the two companies might create substantial value for the stockholders of MWV and the shareholders of RockTenn. This preliminary review suggested that the combination of the businesses could not only yield immediate value, through the realization of synergies and increased breadth of product offerings, but also might significantly increase the capability of each company to realize its current strategic vision.
MWV’s management consulted with representatives of BofA Merrill Lynch and Goldman Sachs, which had provided financial advisory services to MWV from time to time, to perform preliminary financial analyses of a potential combination, which led management to determine that further analysis of a potential combination was warranted. At the MWV board’s regularly scheduled meeting on April 28, 2014, Mr. Luke presented the concept of a merger of equals between MWV and RockTenn to the MWV board, and indicated that if the MWV board agreed, he would initiate a conversation with Mr. Voorhees to test the hypothesis that such a combination could create significant value for both companies and their stockholders or shareholders, as applicable. Follow-up meetings were then scheduled with individual MWV directors to further consider the logic of exploring a business combination with RockTenn.
While these individual meetings between Mr. Luke and MWV directors were occurring, Mr. Voorhees called Mr. Luke in early May 2014 to suggest that they meet to discuss a potential combination of MWV and RockTenn. Mr. Luke responded that the concept was one he also believed both companies should explore. At a meeting on May 21, 2014 Messrs. Voorhees and Luke discussed the respective long-term strategies for each company, current performance and outlook, their companies’ respective strengths and limitations, significant leadership issues and their perspectives on the potential terms of a transaction. Following this initial meeting, during which Mr. Luke and Mr. Voorhees reviewed the concept of a combination of MWV and RockTenn in broad terms, they agreed to meet again in the near future.
At a telephonic meeting of the MWV board on June 2, 2014, senior management of MWV reviewed and discussed with the MWV board materials providing a profile of RockTenn and its business segments, market valuations of RockTenn and MWV, and matters of strategy, culture and governance. The MWV board recommended that Mr. Luke continue the conversations with Mr. Voorhees to explore a potential strategic transaction and whether the parties might be able to reach mutually acceptable terms. During this meeting, management also reviewed with the MWV board a letter received that same day from the investment firm Starboard Value LP, referred to as Starboard, which Starboard had filed with a Schedule 13D reporting an beneficial ownership of approximately 5.6% of the outstanding shares of MWV common stock. The letter from Starboard made a number of strategic recommendations to the MWV board, including a separation of the specialty chemicals business, as well as a merger or sale of MWV.
Mr. Luke and Mr. Voorhees met again on June 11, 2014 in Bethesda, Maryland, June 17, 2014 in Charlottesville, Virginia, July 1, 2014 in Jacksonville, Florida and July 14, 2014 and August 12, 2014 in Tysons Corner to discuss, among other things, the companies’ respective businesses, market valuations, cultures and governance matters. Throughout this period, Mr. Luke regularly updated and discussed with Mr. Michael E. Campbell, lead director for MWV, the progress of the discussions, and Mr. Voorhees regularly updated the RockTenn board on the same.
On August 11, 2014, the RockTenn board met to, among other things, review the history of management’s consideration of a potential combination with MWV and discuss the terms that had been suggested by the parties in their discussions about a potential combination and certain related issues. At the meeting, Mr. Voorhees reviewed with the RockTenn board the business rationale for a combination with MWV, valuation matters, issues relating to the structure of the combination, including the impact of the spin-off of MWV’s specialty chemicals business, various governance and social issues and potential synergies. Following discussion, the RockTenn board authorized management to continue negotiations with MWV regarding a possible combination based on the terms discussed and reviewed with the RockTenn board.
On August 12, 2014, Mr. Luke and Mr. Voorhees met in Tysons Corner. During these meetings, Mr. Voorhees and Mr. Luke again discussed the two companies’ businesses and their respective strategies, as well as the future strategy of a potential combined company and key terms of a potential transaction.
On August 20, 2014, there was a meeting in New York City between Mr. Ward H. Dickson, executive vice president and chief financial officer of RockTenn, together with representatives from Blackstone, and Mr. E. Mark Rajkowski, senior vice president and chief financial officer of MWV, together with representatives from BofA Merrill Lynch and Goldman Sachs. At this meeting, each company and its financial advisors provided financial information about itself to the other company and its advisors. Also at this meeting, Mr. Dickson and Mr. Rajkowski began discussions regarding the valuations for each of the companies and an appropriate exchange ratio for a potential transaction.
Ultimately, however, the parties were unable to agree as to appropriate valuations for the respective companies as part of these discussions. As a consequence, MWV and RockTenn discontinued their discussions in late August 2014.
In late September, RockTenn management reassessed the situation and determined that, if the companies were able to exchange more specific information with respect to the valuation of their respective businesses and the potential synergies of the combined companies, then this more specific information might inform each company on the appropriate relative valuation and enable the parties to reach an agreement to combine the companies. Conversely, if the more specific information were not exchanged, then both companies might miss the opportunity for an attractive transaction. Accordingly, on or about September 29, 2014, Mr. Voorhees called Mr. Luke to request that the conversation between the companies relating to a potential transaction be resumed, and Mr. Luke agreed. Mr. Voorhees informed the RockTenn board on October 1, 2014 that RockTenn had reengaged with MWV and the parties were establishing a process to develop a better understanding of relative valuations, potential synergies and governance matters in connection with a potential combination.
On October 2, 2014, representatives of MWV and its financial co-advisors, BofA Merrill Lynch and Goldman Sachs, on the one hand, and representatives of RockTenn and its financial advisor, Blackstone, on the other, held a conference call during which they discussed an all-stock business combination in which the MWV stockholders and RockTenn shareholders would each receive shares of the combined company at an exchange ratio to be negotiated and agreed upon by the parties.
Also on October 2, 2014, MWV and RockTenn exchanged due diligence request lists. On October 4, 2014, MWV and RockTenn executed a confidentiality and standstill agreement in connection with the confidential exchange of information and reciprocal due diligence.

On October 7, 2014, the MWV board met telephonically, together with management and representatives of BofA Merrill Lynch and Goldman Sachs, as well as representatives of Wachtell, Lipton, Rosen & Katz, referred to as Wachtell Lipton, legal counsel to MWV, to review and discuss the proposed business combination with RockTenn and the proposed separation of the specialty chemicals business, as well as MWV’s standalone performance and prospects. As a result of these discussions, the MWV board recommended that management engage in further discussions and due diligence with RockTenn in order to assess the feasibility and potential value of a business combination transaction, as well as to resolve open governance and corporate matters regarding the potential combined company. The MWV board also discussed management’s assessment regarding the unlikelihood of an alternative potential transaction involving another counterparty offering comparable or greater value to the stockholders of MWV and determined that RockTenn was the most logical counterparty for a strategic transaction involving MWV and management should continue to focus on a potential transaction with RockTenn. On this date, Mr. Voorhees also provided an update to the RockTenn board on developments relating to a potential transaction with MWV.
Also on October 7, 2014, Mr. Luke and Mr. Voorhees met in Tysons Corner and continued their discussion of the combination, including confirming a meeting for the following week involving Mr. Luke, Mr. Voorhees and the lead directors of each company and separately a number of additional meetings among the senior managements of both companies, in order to discuss and attempt to resolve outstanding valuation and governance matters. During the period in which these meetings were held, Mr. Luke provided updates to Mr. Campbell and they discussed Mr. Luke’s discussions with Mr. Voorhees.
On October 8, 2014, MWV sent a draft transaction agreement to RockTenn. On October 10, 2014, each party made available to the other and its representatives access to an electronic data room to facilitate the identification of synergies and for other due diligence purposes. During the earlier portion of October 2014, the parties conducted documentary due diligence and held in-person and telephonic meetings among representatives of both parties to discuss potential synergies and to review due diligence matters.
On October 13, 2014, the RockTenn board met, together with RockTenn’s management, to, among other things, receive an update on the status of discussions between Mr. Voorhees and Mr. Luke about a potential combination of RockTenn and MWV and the analysis that had been undertaken to date in connection with the potential combination. Representatives of Blackstone also participated in the meeting. Mr. Voorhees described the past and recent discussions with MWV, as well as scheduled upcoming meetings, and provided a summary of the proposed transaction to the RockTenn board. Mr. Voorhees discussed the preliminary synergies overview that had been performed to date by members of management of both companies. Representatives of Blackstone reviewed with the RockTenn board background information regarding MWV, an overview of the proposed transaction and potential structures and its preliminary valuation analyses of MWV, RockTenn and the proposed transaction. The RockTenn board and management discussed the importance of having a clear leadership structure for the combined company. Following discussion, the RockTenn board indicated that it supported and approved management’s continued review and analysis of a possible combination with MWV, recognizing that substantial work needed to be done to address the appropriate relative valuation of the two companies and outstanding governance matters.
On October 14, 2014, Messrs. Luke, Campbell, Voorhees and Felker met in Tysons Corner to discuss the potential combination, including potential valuations and the potential governance structure of, and other matters relating to, the combined company, including the board structure, the name of the combined company, the merits of possible locations for the principal executive offices of the combined company, the respective responsibilities of Mr. Voorhees as the chief executive officer and Mr. Luke as the chairman of the combined company. The lack of consensus on many of these issues led to the decision to postpone previously scheduled management presentations pending resolution of key outstanding issues.
On October 30, 2014, Messrs. Luke, Campbell, Voorhees and Felker met again in Tysons Corner to discuss the potential combination, including valuations and the potential governance structure of the combined company, and agreed to continue discussion of these issues.

On November 10, 2014, at a meeting of the MWV board, MWV’s management and the MWV financial co-advisors provided an overview of a potential combination with RockTenn, including the potential transaction structure. MWV’s management provided an overview of the strategic rationale for such a combination.
During discussions that occurred over the first two weeks of November, MWV and RockTenn were unable to resolve the key outstanding issues, including the respective valuations of MWV and RockTenn in the transaction and governance matters. During this period, Mr. Voorhees reported to the RockTenn board that there were unresolved valuation and governance issues.
On November 12, 2014, MWV and RockTenn ceased negotiations, with no assumption at that time that negotiations would be revived in the foreseeable future.
On January 6, 2015, the RockTenn board met, together with RockTenn’s management, to discuss recent developments that had caused management to reassess a potential combination transaction with MWV, including that the relative movement in the companies’ share prices since November was in favor of RockTenn shareholders. At this meeting, Mr. Voorhees recommended to the RockTenn board that RockTenn reinitiate discussions with MWV and make a proposal to MWV instead of taking a “wait and see approach”. The RockTenn board reviewed materials prepared by management and discussed two different transaction structures that RockTenn could propose to MWV. Following discussion, the RockTenn board authorized Mr. Voorhees to re-engage with MWV.
On January 7, 2015, Mr. Voorhees contacted Mr. Luke to request an in-person meeting on January 9, 2015.
On January 8, 2015, MWV announced that the MWV board had approved a plan to fully separate MWV’s specialty chemicals business from the rest of the company by means of a tax-free spin-off or other alternative transaction.
On January 9, 2015, Mr. Voorhees and Mr. Luke met in Charlottesville, Virginia. At this meeting, Mr. Voorhees proposed revised terms of a potential transaction, which reflected an all-stock transaction based on the relative share trading prices of each company at the time of signing, which, based on the trading prices on January 9, 2015 of  $61.71 per RockTenn share and $44.50 per MWV share, would have resulted in an exchange ratio of 0.71 shares of the combined company per share of MWV common stock and one share of the combined company per share of RockTenn common stock. In addition, under the proposed revised terms, the combined company would have a 12-member board, consisting of seven members of the RockTenn board and five members of the MWV board, with Mr. Voorhees to serve as chief executive officer of the combined company and Mr. Luke to serve as non-executive chairman, with a role and responsibilities consistent with those of RockTenn’s current non-executive chairman. The combined company would have its principal executive offices in Richmond, Virginia, the current offices of MWV, and the current offices of RockTenn in Norcross, Georgia would continue to house substantial operational leadership for the new company. Officers and employees would be selected on the basis of a “best fit” approach from among the officers and employees of each party.
The terms proposed by Mr. Voorhees during the January 9, 2015 meeting included that the stockholders of MWV would own a majority of the equity of the combined company following the closing of the proposed transaction in order to preserve a potential tax-free spin-off of MWV’s specialty chemicals business. This concept had initially been raised by MWV. Mr. Voorhees proposed that this result would be achieved through share repurchases by RockTenn and/or RockTenn shareholders receiving cash payments in the combination.
On January 10, 2015, Mr. Luke responded to Mr. Voorhees’ proposal, indicating that an “at market” transaction having the terms outlined in Mr. Voorhees’ proposal would be unsatisfactory to the MWV board and stockholders.
In subsequent conversations, Mr. Luke and Mr. Voorhees continued to discuss the appropriate exchange ratio, and on January 14, 2015, Mr. Luke and Mr. Voorhees agreed to proceed on the basis of an exchange ratio of 0.78, referred to as the MWV exchange ratio, and that MWV stockholders would own a majority of the equity of the combined company, which would be achieved through cash payments to

RockTenn shareholders by way of a share repurchase by RockTenn, a cash dividend and/or the payment of cash in lieu of stock consideration. On January 14, 2015, they also tentatively agreed on a number of other key terms of the combination, including that the combined company would have a 12-member board, consisting of seven members of the RockTenn board and five members of the MWV board, with Mr. Voorhees to serve as chief executive officer of the combined company and Mr. Luke to serve as non-executive chairman. They also tentatively agreed to use a “best fit” approach when selecting officers and employees of the combined company.
On January 16, 2015, the RockTenn board met, together with RockTenn’s management and representatives from Blackstone, to receive an update from management regarding the potential transaction and the key terms as tentatively agreed upon by the parties. Mr. Voorhees also provided the RockTenn board with an overview of the timeline for the potential combination, including a target signing date of January 26, and informed the RockTenn board of the key remaining steps in the process, including completion of due diligence, the finalization of the transaction agreement and the development of the communication plans. The RockTenn board and management discussed, among other things, the merits of a combination with the proposed 0.78 exchange ratio and the proposed governance structure.
On the evening of January 16, 2015, Mr. Luke, Mr. Campbell, Mr. Voorhees and Mr. Felker met in Tysons Corner, Virginia to review the key terms of the transaction. During that meeting, the parties tentatively agreed on a post-closing board structure consisting of 14 members, eight of whom would be former members of the RockTenn board and six of whom would be former members of the MWV board.
On January 17, 2015, Mr. Voorhees and Mr. Luke were joined by Mr. Dickson, Mr. Robert B. McIntosh, executive vice president, general counsel and secretary of RockTenn, Mr. Rajkowski, and Mr. Wendell L. Willkie, II, senior vice president, general counsel and secretary of MWV, at a meeting in Charlottesville, Virginia to conduct business and financial due diligence and review and agree upon all the steps that would be required to execute a binding transaction agreement, including further business reviews, completion of earlier analyses of potential synergies from the transaction, negotiation of definitive transaction documentation, conclusion of due diligence, communications planning, and final review and approval by the respective boards.
From January 18, 2015 through January 25, 2015, MWV and RockTenn and their respective representatives continued their due diligence investigations and negotiated the transaction documentation, including the combination agreement and the governance arrangements for the combined company that had been tentatively agreed upon by the parties, including the 14-member post-closing board structure, that the principal executive offices for the combined company would be in Richmond, Virginia and the operating offices for the combined company would be in Norcross, Georgia, and that the combined name for the combined company would be determined by the parties prior to closing the transaction. During these negotiations, MWV and RockTenn agreed that RockTenn shareholders would be permitted to elect to receive cash consideration in lieu of stock consideration in the combination. During this time, RockTenn requested that Lazard Frères & Co., whom it had engaged previously to assist with corporate preparedness matters, provide an opinion with respect to its view as to the fairness, from a financial point of view, of the consideration to be paid by RockTenn in a potential combination with MWV and subsequently entered into an amendment to the Lazard engagement letter in this regard on January 24, 2015.
On January 19, 2015, MWV convened a telephonic special meeting of the MWV board, together with management and representatives of BofA Merrill Lynch, Goldman Sachs and Wachtell Lipton. Mr. Luke provided an update on the discussions with RockTenn regarding the transaction terms. After extensive discussion regarding the proposed exchange ratio, potential transaction synergies, governance terms and the impact of the proposed transaction on the specialty chemicals spin-off and vice versa, among other topics, the MWV board encouraged management to continue negotiating with RockTenn to see if definitive terms could be reached and determined to meet again during the weekend of January 24 and 25, 2015. The MWV board also encouraged management to retain Greenhill in order to receive a fairness opinion in connection with a potential transaction from an advisor that had not previously been serving as financial advisor to MWV in connection with the transaction. After the MWV board meeting, MWV and RockTenn and their respective representatives continued to negotiate the transaction structure and documentation. In addition, MWV entered into engagement letters with each of BofA Merrill Lynch, Goldman Sachs and Greenhill, each dated January 23, 2015.

On January 23, 2015, the RockTenn board met, together with RockTenn’s management and representatives from Blackstone, Lazard and Cravath, to receive an update on the proposed transaction with MWV. Members of RockTenn management provided the RockTenn board with an overview of MWV’s business, the rationale for the proposed transaction, post-closing governance matters for the combined company and a review of the historical financial performance of each of the companies as well as a review of their projections and the pro forma financials of the combined company. Management also described to the RockTenn board its due diligence process and reported management’s findings. The representatives of Blackstone reviewed with the RockTenn board its preliminary valuation analyses of the MWV exchange ratio.
On January 24, 2015, the MWV board held an in-person special meeting at the offices of Wachtell Lipton that was attended by members of MWV management and representatives of BofA Merrill Lynch, Goldman Sachs and Greenhill. During the meeting, management and representatives of BofA Merrill Lynch, Goldman Sachs and Wachtell Lipton again reviewed the history of negotiations with RockTenn and the terms of the proposed combination transaction. MWV’s management reviewed MWV’s recent performance and the significant risks and challenges inherent in MWV’s standalone plans, including taking into account the anticipated separation of the specialty chemicals business. The MWV board and MWV’s management and advisors discussed the likelihood or unlikelihood of a third party offering to enter into an alternative strategic transaction with MWV offering comparable or greater value to the stockholders of MWV in the future, and discussed the value associated with accepting a transaction with RockTenn on the proposed terms, including a 0.78 exchange ratio, as compared to the potential opportunities and risks associated with rejecting the proposal and remaining a standalone entity. In addition, representatives of BofA Merrill Lynch and Goldman Sachs provided updated preliminary financial analyses regarding the proposed transaction, and representatives of Wachtell Lipton provided a presentation regarding the terms of the draft combination agreement, including the terms that remained subject to further negotiation. Wachtell Lipton noted that, although legal negotiations were not yet fully completed, it believed that such negotiations could likely be completed on satisfactory terms in a short amount of time, assuming the parties were to formally agree on the exchange ratio and key governance and other terms. Representatives of Greenhill also provided a financial analysis of the MWV exchange ratio. Greenhill then delivered to the MWV board an oral opinion (to be confirmed in writing), to the effect that, as of that date, subject to certain assumptions and limitations described in its opinion, the MWV exchange ratio pursuant to the original combination agreement was fair from a financial point of view to the holders of MWV common stock. For more information about the opinion of Greenhill, see “Opinions of Financial Co-Advisors.” Following extensive discussions, the MWV board determined to convene on January 25, 2015, to make a determination with respect to the proposed transaction.
On January 25, 2015, the RockTenn board met, together with its management and representatives from Blackstone, Lazard and Cravath, to consider and approve the proposed combination. Members of RockTenn management provided the RockTenn board with an update of its financial analysis for the proposed combination and reported that due diligence had been completed. At such meeting, representatives of Blackstone and Lazard each reviewed with the RockTenn board their respective financial analyses of the MWV exchange ratio. The RockTenn board then received separate opinions, each dated January 25, 2015, from Blackstone and Lazard to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations described in their respective opinions, the MWV exchange ratio was fair, from a financial point of view, to RockTenn. For more information about the opinions of Blackstone and Lazard, see “— Opinions of RockTenn’s Financial Advisors” beginning on page 63. Representatives of Cravath reviewed with the directors certain legal matters related to the transaction, including the RockTenn board’s fiduciary obligations in connection with its consideration of the transaction and the principal terms of the proposed combination agreement. After discussion, including as to the matters discussed in the section entitled “RockTenn’s Reasons for the Combination; Recommendation of the RockTenn Board of Directors” beginning on page 56, the RockTenn board unanimously adopted the combination agreement and declared that the combination agreement and the transactions contemplated thereby, including the combination, were advisable and in the best interests of RockTenn and its shareholders, resolved to recommend that the RockTenn shareholders approve the business combination and approved and authorized certain related matters.

Also on January 25, 2015, the MWV board held a meeting with MWV management and representatives of BofA Merrill Lynch, Goldman Sachs and Wachtell Lipton, who provided an update on the final transaction negotiations and confirmed that all open issues had been resolved. Also at this meeting, representatives of BofA Merrill Lynch and Goldman Sachs provided to the MWV board their joint financial analyses of the MWV exchange ratio. BofA Merrill Lynch delivered to the MWV board an oral opinion, which was confirmed by delivery of a written opinion, dated January 25, 2015, to the effect that, as of that date, taking into account the RockTenn merger and based on and subject to various assumptions and limitations described in its opinion, the MWV exchange ratio pursuant to the original combination agreement was fair, from a financial point of view, to the holders of the outstanding shares of MWV common stock (other than RockTenn and its affiliates). Representatives of Goldman Sachs delivered its oral opinion to the MWV board that, as of the date of its opinion, taking into account the RockTenn merger and based upon and subject to the factors and assumptions set forth therein, the MWV exchange ratio pursuant to the original combination agreement was fair from a financial point of view to the holders (other than RockTenn and its affiliates) of the outstanding shares of MWV common stock. For more information about the opinions of BofA Merrill Lynch and Goldman Sachs, see “— Opinions of MWV’s Financial Advisors” beginning on page 86. Greenhill later also delivered its written opinion that, as of January 25, 2015, subject to certain assumptions and limitations described in its opinion, the MWV exchange ratio pursuant to the original combination agreement was fair from a financial point of view to the holders of MWV common stock. For more information about the opinion of Greenhill, see “— Opinions of MWV’s Financial Advisors — Greenhill & Co., LLC” beginning on page 99. Based on the discussion and deliberation on January 24 and 25, 2015, the MWV board determined that the combination agreement and the transactions contemplated by the combination agreement were advisable, fair to and in the best interests of MWV and its stockholders, unanimously approved and adopted the combination agreement and the transactions contemplated by the combination agreement, authorized management to execute the combination agreement on behalf of MWV, directed that the combination agreement be submitted to a vote at a meeting of MWV stockholders, resolved to recommend that MWV stockholders vote to adopt the combination agreement and approved and authorized certain related matters.
Following the approval by the MWV board and the adoption by the RockTenn board of the combination agreement and the combination, MWV and RockTenn finalized and executed the original combination agreement. On the morning of January 26, 2015, MWV and RockTenn issued a joint press release announcing the original combination agreement.
RockTenn’s Reasons for the Combination; Recommendation of the RockTenn Board of Directors
At its meeting on January 25, 2015, the RockTenn board unanimously adopted the combination agreement and determined that the combination agreement and the transactions contemplated thereby, including the RockTenn merger, are advisable and in the best interests of RockTenn and its shareholders. The RockTenn board unanimously recommends that the RockTenn shareholders vote “FOR” each of the RockTenn merger proposal and the RockTenn adjournment proposal.
In evaluating the combination agreement, the RockTenn board consulted with and received the advice of RockTenn’s management and its legal and financial advisors. In reaching its decision, the RockTenn board considered a number of factors, including, but not limited to, the following factors which the RockTenn board viewed as generally supporting its decision to adopt and enter into the combination agreement and recommendation that RockTenn shareholders vote “FOR” the RockTenn merger proposal and the RockTenn adjournment proposal.
Strategic Considerations.   The RockTenn board considered that the combination will likely provide a number of significant strategic opportunities, including the following:
•
the two companies have highly complementary operations and the combination of RockTenn and MWV will create a combined company that will offer a full complement of fiber-based packaging to its customers and have the broadest grade spectrum in the most attractive grades across the global paper and packaging universe;

•
with a significant increase in scale and expansion in breadth of product offering, the combined company will have a greater opportunity to enhance and deepen relationships with consumer products companies consistent with RockTenn’s customer-oriented strategy;

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with the potential to achieve substantial synergies and improve management and deployment policies, the combined company will have greater potential to achieve further earnings growth and generate substantial cash flow than either RockTenn or MWV could on a standalone basis;

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the combined company is expected to generate annual synergies of  $300 million within three years of closing (to be measured against 2014 actual expenditures), through, among other drivers, the consolidation of corporate overhead and duplicative functions, increased purchasing scale, the optimization of the facilities of the two companies and incremental benefits with respect to previously announced cost and productivity measures;

•
the combination of RockTenn and MWV will enable RockTenn to gain substantial exposure to global markets and diversify its geographical presence and in particular, broaden its base of operations in emerging growth markets such as Brazil and India, while maintaining a strong platform in North America;

•
the combination of RockTenn and MWV will enable the combined company to integrate the skill sets and capabilities of each of the companies’ management teams to apply operational and cost discipline across the combined company and to take advantage of strategic and innovation opportunities with an enhanced platform; and

•
the combination of RockTenn and MWV will enable the combined company to balance the containerboard-heavy business mix of RockTenn with the consumer packaging type grades and packaging assets of MWV, as well as its pumps and sprays, and mitigate inherent containerboard volatility.

Other Factors Considered by the RockTenn Board.   In addition to considering the strategic factors described above, the RockTenn board considered the following additional factors, all of which it viewed as supporting its decision to adopt the combination agreement:
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its knowledge of RockTenn’s business, operations, financial condition, earnings and prospects and of MWV’s business, operations, financial condition, earnings and prospects, taking into account the results of RockTenn’s due diligence review of MWV;

•
the current and prospective business climate in the industry in which RockTenn and MWV operate;

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the projected financial results of MWV as a standalone company and the fit of the transaction with RockTenn’s previously established strategic goals;

•
the alternatives reasonably available to RockTenn, including remaining a standalone entity, pursuing other strategic alternatives, including use of a master limited partnership structure, and the RockTenn board’s belief that the combination with MWV created the best available opportunity without limiting strategic alternatives that the combined company could pursue in the future;

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the combination of RockTenn and MWV will enable the parties to maximize the value of MWV’s pension surplus through a consolidation of the pension plans of the two companies;

•
the fact that eight members of the 14-member combined company board will be comprised of members from the existing RockTenn board and that Mr. Voorhees will be chief executive officer of the combined company;

•
the opinions of Blackstone and Lazard, each dated January 25, 2015, to the RockTenn board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken set forth in such opinions, the MWV exchange ratio was fair, from a financial point of view, to RockTenn, as more fully described below under the section entitled “The Adoption of the Combination Agreement — Opinions of RockTenn’s Financial Advisors — Blackstone Advisory Partners L.P.” and “— Lazard Frères & Co. LLC” beginning on page 63;
•
the terms and conditions of the combination agreement, including the strong commitments by both RockTenn and MWV to complete the combination;

•
the fact that the combination agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by MWV stockholders in the combination as a result of possible increases or decreases in the trading price of RockTenn’s common stock following the announcement of the combination;

•
the fact that the combination provides RockTenn shareholders receiving RockTenn stock consideration the opportunity to participate in the equity value of Holdings, including the future growth and expected synergies resulting from the transaction;

•
the fact that while the principal executive offices of the combined company will be at the existing corporate offices of MWV, the operating offices of the combined company will be at the existing corporate offices of RockTenn; and

•
the anticipated customer, supplier and stakeholder reaction to the combination.

The RockTenn board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the combination, including:
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the fact that RockTenn shareholders may be required to receive cash consideration in respect of all or a portion of their shares of RockTenn common stock and may not be able to participate in full, or at all, in the strong business performance growth and other opportunities through the stock consideration, recognizing that some shareholder value was preserved by structuring the cash consideration as an election and calculating the amount of the cash consideration at closing as a way to capture any increase in trading price of RockTenn common stock following the announcement of the combination;

•
the challenges inherent in the combination of two businesses of the size, geographical diversity and scope of RockTenn and MWV and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•
the challenges of developing and executing a successful strategy and business plan for the combined company;

•
the difficulties of combining the businesses and workforces of RockTenn and MWV based on, among other things, differences in the cultures of the two companies;

•
the challenges inherent in the management and operation of a global business;

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MWV’s right, subject to certain conditions, to respond to and negotiate with respect to certain alternative takeover proposals made prior to the time MWV stockholders adopt the combination agreement and MWV’s right, subject to MWV’s paying RockTenn a termination fee of  $230 million, to terminate the combination agreement to enter into a binding agreement providing for a superior proposal;

•
the restrictions in the combination agreement on the conduct of RockTenn’s and MWV’s business during the period between execution of the original combination agreement and the consummation of the combination;

•
the risk that MWV stockholders or RockTenn shareholders may object to and challenge the combination and take actions that may prevent or delay the consummation of the combination, including to vote down the proposals at the RockTenn or MWV special meetings;

•
the risk that regulatory agencies may object to and challenge the combination or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company; see the section entitled “The Adoption of the Combination Agreement — Regulatory Clearances for the Combination” beginning on page 134;

•
the risk that the pendency of the combination for an extended period of time following the announcement of the execution of the original combination agreement could have an adverse impact on RockTenn or the combined company;

•
the potential for diversion of management and employee attention during the period prior to completion of the combination, and the potential negative effects on RockTenn’s and the combined company’s businesses;

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the risk that, despite the efforts of RockTenn and MWV prior to the consummation of the combination, the combined company may lose key personnel;

•
the risk of not capturing all the anticipated cost savings and synergies between RockTenn and MWV and the risk that other anticipated benefits might not be realized;

•
the possibility that the combined company might not achieve its projected financial results;

•
the risk that the spin-off of the specialty chemicals business of MWV may not occur or if consummated, the risk that the spin-off would not have the favorable tax attributes or other benefits that are expected to be achieved;

•
the potential that the fixed exchange ratio under the combination agreement could result in RockTenn delivering greater value to the MWV stockholders than had been anticipated by RockTenn should the value of the shares of RockTenn common stock increase from the date of the execution of the original combination agreement;

•
the fact that the combination agreement prohibits each of RockTenn and MWV from soliciting or engaging in discussions regarding alternative transactions during the pendency of the combination, subject to limited exceptions;

•
the requirement that RockTenn pay MWV a $230 million termination fee if the combination agreement is terminated under certain circumstances;

•
the risk that changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the combination;

•
the risk that, upon consummation of the combination, the counterparties under certain material contracts may be able to exercise certain “change of control” rights; and

•
the risks of the type and nature described under “Risk Factors” beginning on page 28 and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

The foregoing discussion of the factors considered by the RockTenn board is not intended to be exhaustive, but rather includes the principal factors considered by the RockTenn board. In view of the wide variety of factors considered in connection with its evaluation of the combination and the complexity of these matters, the RockTenn board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt the combination agreement and to make its recommendations to RockTenn shareholders. In addition, individual members of the RockTenn board may have given differing weights to different factors. The RockTenn board conducted an overall review of the factors described above, including thorough discussions with RockTenn’s management and outside legal and financial advisors.
In considering the recommendation of the RockTenn board to approve the RockTenn merger proposal, RockTenn shareholders should be aware that RockTenn’s directors may have interests in the combination that are different from, or in addition to, those of RockTenn shareholders generally. For additional information, see the section entitled “The Adoption of the Combination Agreement — Financial Interests of RockTenn Directors and Officers in the Combination” beginning on page 112.

The explanation of the reasoning of the RockTenn board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this joint proxy statement/prospectus.
MWV’s Reasons for the Combination; Recommendation of the MWV Board of Directors
The MWV board evaluated, in consultation with its legal and financial advisors, the combination agreement and the combination, and unanimously determined that the combination agreement and the transactions contemplated by the combination agreement are advisable, fair to and in the best interests of MWV and its stockholders and recommended that MWV stockholders vote to adopt the combination agreement.
In the course of reaching its unanimous recommendation, the MWV board consulted with MWV management and its financial and legal advisors and considered a variety of factors, including the material factors described below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, the MWV board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the factors that it considered in reaching its determination. The MWV board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of MWV’s reasons for the proposed combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.
The MWV board considered a number of factors pertaining to the strategic rationale for the combination as generally supporting its decision to enter into the combination agreement, including the following material factors:
•
Merger Consideration.   The MWV board considered that the merger consideration to be paid per share of MWV common stock consisted of 0.78 shares of Holdings common stock, with RockTenn shareholders to receive cash or one share of Holdings common stock per share of RockTenn common stock, subject to proration. The MWV board also took note of the course and history of the negotiations between MWV and RockTenn, which resulted in an increase in the exchange ratio to be received by MWV stockholders, and the MWV board believed, based on RockTenn’s positions during such negotiations, that the exchange ratio was the maximum exchange ratio that RockTenn would be willing to agree to in the combination;

•
Strategic Considerations.   The MWV board considered that the combination will likely provide a number of significant strategic opportunities, including the following:

 —
the combination establishes a premier global packaging products company with the scale to compete more effectively against the largest industry participants;

 —
the combination enhances product balance and geographic diversity, combining complementary market positions and innovation, technology and organizational capabilities;

 —
the combination creates a larger company that is financially stronger, with a greater ability to invest to grow its businesses and to return capital to stockholders;

•
Synergies.   Based on the advice of MWV management following such management’s discussions with RockTenn management and MWV’s advisors, the MWV board determined that the combination would create significant cost savings synergies, including approximately $300 million in combined annual cost synergies expected to be realizable within three years of closing (to be measured against 2014 actual expenditures), including the incremental benefits with respect to previously announced cost and productivity measures, with the majority of such synergies expected to be realizable by the end of the second year following closing, and that there was a reasonable likelihood that additional synergies opportunities in excess of  $300 million of combined annual cost synergies would be identified in connection with the integration planning for the combined company;

•
Ability to Participate in Future Appreciation.   The MWV board considered that the combination provides MWV stockholders with the opportunity to participate in the equity value of Holdings, including the future growth and expected synergies resulting from the combination;

•
Specialty Chemicals Separation.   The MWV board considered that combination was structured to permit the subsequent completion of the separation of MWV’s specialty chemicals business to Holdings’ stockholders, allowing MWV’s current stockholders to participate in the separation, which will allow Holdings and the specialty chemicals business to pursue more focused, industry-specific strategies with additional operational flexibility, and will allow stockholders to have targeted investment opportunities in each of two companies;

•
Implied Ownership.   The MWV board considered that former MWV stockholders would hold approximately 50.1% of the outstanding Holdings common stock;

•
Financial Advisors’ Opinions.   The MWV board considered the following:

 —
the opinion of BofA Merrill Lynch, dated January 25, 2015, to the MWV board as to, taking into account the RockTenn merger, the fairness, from a financial point of view, of the MWV exchange ratio to the holders of the outstanding shares of MWV common stock (other than RockTenn and its affiliates), as more fully described below in the section entitled “— Opinions of MWV’s Financial Advisors — Merrill Lynch, Pierce, Fenner & Smith Incorporated”;

 —
the opinion of Goldman Sachs, rendered to the MWV board, that as of January 25, 2015, taking into account the RockTenn merger and based upon and subject to the factors and assumptions set forth therein, the MWV exchange ratio was fair from a financial point of view to the holders (other than RockTenn and its affiliates) of the outstanding shares of MWV common stock, as more fully described below in the section entitled “— Opinions of MWV’s Financial Advisors — Goldman, Sachs & Co.”;

 —
the opinion of Greenhill that as of January 25, 2015, subject to certain assumptions and limitations described in its opinion, the MWV exchange ratio pursuant to the original combination agreement was fair from a financial point of view to the holders of MWV common stock, as more fully described below in the section entitled “— Opinions of MWV’s Financial Advisors — Greenhill & Co., LLC”;

•
Alternatives.   The MWV board considered that the merger consideration to be paid per share of MWV common stock of 0.78 shares of Holdings common stock was more favorable to MWV’s stockholders than the potential value that might result from other alternatives reasonably available to MWV, including, but not limited to, the continued operation of MWV on a standalone basis, in light of a number of factors, including the following:

 —
The MWV board considered the combination relative to the benefits, risks and uncertainties associated with other potential strategic alternatives that might be available to MWV, as well as remaining as a stand-alone entity, in the context of MWV’s business, assets and prospects, its historical and projected financial performance and the opportunities and challenges facing MWV and its industry, as well as broader economic developments impacting its businesses;

 —
The MWV board considered the strategic and other alternatives reasonably available to MWV, including the alternative of remaining a standalone public company, in light of a number of factors and the risks and uncertainty associated with those alternatives, none of which were deemed likely to result in value to MWV’s stockholders that would exceed, on a present-value basis, the value of the merger consideration;

 —
The MWV board took into account that RockTenn was the most logical strategic partner in light of its complementary products and strategic position and the potential for the realization of synergies, such that RockTenn was the potential strategic partner most likely to ascribe the highest value to MWV, and also took note of the fact that despite several months of speculation regarding a potential strategic transaction involving MWV, MWV did not receive any offers from other potential strategic partners;

 —
The MWV board assessed the feasibility of executing other hypothetical alternatives;

•
High Likelihood of Completion.   The MWV board considered the likelihood of completion of the combination to be high, particularly in light of the terms of the combination agreement and the closing conditions, including that the combination agreement has no financing condition and the MWV board’s belief, following consultation with its financial advisors, that RockTenn would be able to pay the cash portion of the merger consideration due to RockTenn’s shareholders under the combination agreement, as well as the commitment of each of MWV and RockTenn to use reasonable best efforts to complete the combination and to avoid any impediment under antitrust laws that may be asserted by any governmental entity with respect to the transactions contemplated by the combination agreement; and

•
Termination Fee.   The MWV board considered that the combination agreement would require RockTenn to pay MWV $230 million in the case the combination was terminated under certain circumstances, including a change in recommendation of the RockTenn board or a termination of the agreement by RockTenn to enter into a binding agreement providing for an alternative transaction.

The MWV board also considered a variety of risks and other potentially negative factors concerning the combination, including the following:
•
the risk that the potential benefits of the combination (including the amount of synergies) may not be fully or partially achieved, or may not be achieved within the expected time frame;

•
the risk that regulatory, governmental or competition authorities might seek to impose conditions on or otherwise prevent or delay the combination, or impose restrictions or requirements on the operation of the businesses of Holdings after completion of the combination;

•
the risks and costs to MWV if the combination is not completed, including the potential diversion of management and employee attention, potential employee attrition and the potential effect on business and customer and supplier relationships;

•
the potential challenges and difficulties relating to integrating the operations of MWV and RockTenn, including the cost to achieve synergies, which will require consolidating certain businesses and functions, integrating organizations, procedures, policies and operations, addressing differences in the business cultures of the two companies and retaining key personnel, and may disrupt each company’s ongoing businesses or create inconsistencies which adversely affect relationships with customers, suppliers, employees and others;

•
the risk of diverting management focus and resources from operating MWV’s businesses, as well as other strategic opportunities, and potential disruption associated with combining and integrating the companies;

•
the fact that following the closing of the combination, the former directors of RockTenn will constitute a majority of the Holdings board and the former chief executive officer of RockTenn will serve as the chief executive officer of Holdings;

•
the risk that because the amount of consideration to be paid to the MWV stockholders is fixed, the value of the consideration to MWV stockholders in the combination could fluctuate, as well as the risk that because the aggregate value of the cash consideration to RockTenn shareholders is not capped, the cash consideration to be paid by RockTenn in the combination could increase significantly, reducing the cash available to Holdings upon completion of the combination;

•
the risk that MWV stockholders or RockTenn shareholders may fail to adopt or approve, as applicable, the combination agreement and approve the transactions contemplated thereby and the requirement that MWV pay RockTenn a $230 million fee under certain circumstances if MWV stockholders do not adopt the combination agreement;

•
the requirement that MWV pay RockTenn $230 million if an alternative proposal to acquire MWV is publicly announced or made known and the combination agreement is thereafter terminated in certain circumstances (see “— The Combination Agreement — Expenses and Termination Fees”

beginning on page 161) and the potential that such fee might affect the potential for MWV to receive alternative strategic transaction proposals both during the pendency of the combination with MWV as well as afterward should the combination with MWV not be consummated;
•
the restrictions on the conduct of MWV’s business prior to the completion of the combination, which restrictions require MWV to operate its businesses in the ordinary course of business consistent with past practice and subject to specific limitations, which may delay or prevent MWV from undertaking business opportunities that may arise pending completion of the combination;

•
the likelihood of litigation challenging the combination, and the possibility that an adverse judgment for monetary damages could have a material adverse effect on the operations of Holdings after the combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the combination;

•
the fees and expenses associated with completing the combination; and

•
various other risks associated with the combination and the businesses of MWV, RockTenn and Holdings described under “Risk Factors” beginning on page 28.

In addition to considering the factors described above, the MWV board considered that some officers and directors of MWV have interests in the combination as individuals that are in addition to, and that may be different from, the interests of MWV stockholders generally (see “— Financial Interests of MWV Directors and Officers in the Combination” beginning on page 118).
The MWV board concluded that the potentially negative factors associated with the combination were outweighed by the potential benefits that it expected MWV and its stockholders to achieve as a result of the combination. Accordingly, the MWV board determined that the combination agreement and the transactions contemplated by the combination agreement are advisable, fair to, and in the best interests of MWV and its stockholders.
Opinions of RockTenn’s Financial Advisors
Blackstone Advisory Partners L.P.
Pursuant to an engagement letter dated as of June 17, 2014, RockTenn engaged Blackstone to serve as RockTenn’s financial advisor in connection with the combination and to render to the RockTenn board an opinion as to the fairness, from a financial point of view, to RockTenn of the MWV exchange ratio. At the meeting of the RockTenn board on January 25, 2015, Blackstone rendered to the RockTenn board its opinion to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations described in its opinion, the MWV exchange ratio was fair to RockTenn from a financial point of view.
The full text of the written opinion of Blackstone, dated January 25, 2015, which sets forth the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Blackstone in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus. RockTenn encourages its shareholders to read the opinion carefully and in its entirety. Blackstone’s opinion was limited to the fairness, as of the date of the opinion, from a financial point of view, to RockTenn of the MWV exchange ratio. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Blackstone’s opinion was addressed to the RockTenn board and does not constitute a recommendation to any holder of RockTenn common stock as to how such holder should vote with respect to the RockTenn merger or any other matter or as to whether any RockTenn shareholder should elect to receive the RockTenn cash consideration or the RockTenn stock consideration, and should not be relied upon by any shareholder as such. The summary of Blackstone’s opinion set forth in this joint proxy statement/prospectus is qualified by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus.
In arriving at its opinion, Blackstone, among other things:
•
Reviewed certain publicly available information concerning the business, financial condition and operations of MWV and RockTenn that Blackstone believed to be relevant to its inquiry;

•
Reviewed certain internal information concerning the business, financial condition and operations of MWV and RockTenn prepared and furnished to Blackstone by the management of MWV and RockTenn, respectively, that Blackstone believed to be relevant to its inquiry;

•
Reviewed certain internal financial analyses, estimates and forecasts relating to MWV, including MWV’s financial forecasts for fiscal years 2014 through 2019, prepared and furnished to Blackstone by the management of MWV, as well as certain internal financial analyses, estimates and forecasts relating to RockTenn, including RockTenn’s financial forecasts for fiscal years 2015 through 2019 and for the first quarter of fiscal year 2020, prepared and furnished to Blackstone by the management of RockTenn;

•
Reviewed the publicly available audited financial statements of MWV for fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, as well as the publicly available audited financial statements of RockTenn for fiscal years ended September 30, 2012, September 30, 2013 and September 30, 2014;

•
Reviewed certain estimates as to the amount and timing of cost savings and synergies (as used in this section, collectively, the “Synergies”) anticipated by the management of RockTenn and MWV to result from the combination;

•
Held discussions with members of senior managements of MWV and RockTenn concerning their respective evaluations of the combination and their businesses, operating and regulatory environments, financial condition, prospects and strategic objectives, as well as such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion;

•
Reviewed the historical market prices and trading activity for RockTenn common stock and MWV common stock;

•
Compared certain publicly available financial and stock market data for MWV and RockTenn with similar information for certain other companies that Blackstone deemed to be relevant;

•
Performed discounted cash flow analyses for each of MWV and RockTenn utilizing financial information prepared by and furnished to Blackstone by the managements of MWV and RockTenn, respectively;

•
Reviewed the potential pro forma impact of the combination;

•
Reviewed the draft original combination agreement, dated January 25, 2015; and

•
Performed such other financial studies, analyses and investigations, and considered such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, at RockTenn’s direction, Blackstone relied without assuming responsibility or liability for independent verification upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to Blackstone by RockTenn and MWV or otherwise discussed with or reviewed by or for Blackstone. Blackstone assumed with RockTenn’s consent that the financial projections and pro forma financial information, including the Synergies, prepared by RockTenn’s management and MWV’s management and the assumptions underlying those projections and pro forma information, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent RockTenn management’s and MWV management’s respective best estimates and judgments as of the date of their preparation. With RockTenn’s consent, Blackstone also considered various sensitivities to the financial projections for RockTenn that were prepared by RockTenn’s management. Further, at RockTenn’s direction, Blackstone relied on such financial projections and pro forma financial information, including the Synergies, and Blackstone assumed that the Synergies will be realized in the amounts and at the time projected. Blackstone assumed at RockTenn’s direction no responsibility for and expressed no opinion as to such analyses or forecasts or the assumptions on which they are based. Blackstone also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of RockTenn or MWV since the respective dates of the last financial statements made available to Blackstone. Blackstone further relied with RockTenn’s consent upon the assurances of the management of RockTenn and MWV that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.
Blackstone was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by Blackstone, nor was Blackstone furnished with any such verification and Blackstone did not assume any responsibility or liability for the accuracy or completeness thereof. Blackstone did not conduct a physical inspection of any of the properties or assets of RockTenn or MWV. Blackstone did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of RockTenn or MWV, nor was Blackstone furnished with any such evaluations or appraisals, nor did Blackstone evaluate the solvency of RockTenn or MWV under any state or federal laws.
Blackstone assumed with RockTenn’s consent that the final executed form of the original combination agreement would not differ in any material respects from the latest draft provided to Blackstone and the consummation of the combination will be effected in accordance with the terms and conditions of the original combination agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the combination, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on RockTenn or MWV or the contemplated benefits of the combination. In addition, at RockTenn’s direction, Blackstone assumed that the MWV merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and the RockTenn merger will qualify as a tax-free reorganization for U.S. federal income tax purposes or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Internal Revenue Code of 1986, as amended. Blackstone is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of RockTenn and its legal, tax and regulatory advisors with respect to such matters.
Blackstone did not consider the relative merits of the combination as compared to any other business plan or opportunity that might be available to RockTenn or the effect of any other arrangement in which RockTenn might engage. Blackstone’s opinion was limited to the fairness, from a financial point of view, of the MWV exchange ratio to RockTenn, and Blackstone expressed no opinion as to the RockTenn cash consideration or the fairness of the RockTenn merger to the holders of RockTenn common stock or any other class of securities, creditors or other constituencies of RockTenn or as to the underlying decision by RockTenn to engage in the combination. Blackstone’s opinion does not address any other aspect or implication of the combination, the combination agreement or any other agreement or understanding entered into in connection with the combination or otherwise. Blackstone also expressed no opinion as to the fairness of the amount or nature of the compensation to any of RockTenn’s or MWV’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of MWV common stock, RockTenn common stock or otherwise. Blackstone’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Blackstone, as of the date of its opinion. Blackstone did not express any opinion as to the prices or trading ranges at which RockTenn common stock or MWV common stock will trade at any time, either before or after consummation of the combination, or at which Holdings common stock will trade at any time. Furthermore, Blackstone expressed no opinion as to the impact of the combination on the solvency or viability of the surviving corporations in the combination or Holdings or the ability of the surviving corporations in the combination or Holdings to pay their respective obligations when they become due.
Blackstone’s opinion does not constitute a recommendation to any holder of RockTenn common stock as to how such holder should vote with respect to the RockTenn merger or any other matter or as to whether such stockholder should elect to receive the cash consideration or the stock consideration, and should not be relied upon by any shareholder as such. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Blackstone’s opinion was approved by a fairness committee in accordance with established procedures.
The MWV exchange ratio pursuant to the original combination agreement was determined through negotiations between RockTenn and MWV and was approved by the RockTenn board. Blackstone provided advice to the RockTenn board during these negotiations, but did not recommend any specific exchange ratio to RockTenn or the RockTenn board or suggest that any specific exchange ratio constituted the only appropriate exchange ratio for the combination. In addition, Blackstone’s opinion and its presentation to the RockTenn board were one of many factors taken into consideration by the RockTenn board in deciding to approve the combination. Consequently, the analyses as described below should not be viewed as determinative of the opinion of the RockTenn board with respect to the MWV exchange ratio or of whether the RockTenn board would have been willing to agree to a different exchange ratio.
Summary of Financial Analyses
In accordance with customary investment banking practice, Blackstone employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses contained in the presentation that was made by Blackstone to the RockTenn board on January 25, 2015 and that were utilized by Blackstone in connection with providing its opinion. The financial analyses summarized below for each of MWV and RockTenn were based on financial forecasts prepared and furnished to Blackstone by the managements of MWV and RockTenn, respectively. The following summary, however, does not purport to be a complete description of the financial analyses performed by Blackstone, nor does the order of analyses described represent relative importance or weight given to those analyses by Blackstone. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Blackstone’s financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 21, 2015, and is not necessarily indicative of current or future market conditions. Blackstone prepared these analyses, for which Blackstone was advised by RockTenn’s management to assume that RockTenn’s shareholders would own 49.5% of the combined company, consistent with the ownership level in the combined company contemplated by the draft original combination agreement as of January 25, 2015, for purposes of providing its opinion to the RockTenn board as to the fairness, from a financial point of view, of the MWV exchange ratio to the holders of RockTenn common stock.
Sum-of-the-Parts Analysis
MWV.   Blackstone performed an analysis of MWV on a sum-of-the-parts basis by performing a separate selected company analysis for the following MWV business segments, in each case based upon projections and other financial information provided by MWV’s management. The sum-of-the-parts analysis for MWV valued MWV based upon the implied values for the following four business segments of MWV:
•
Food & Beverage

•
Industrial

•
Home, Health & Beauty

•
Specialty Chemicals

For purposes of this analysis, Blackstone reviewed certain financial information for each of MWV’s four business segments and financial information, ratios and public market multiples for the following publicly-traded paperboard companies (the “MWV Selected Paperboard Companies”), dispensing companies (the “MWV Selected Dispensing Companies”), specialty chemicals companies (the “MWV Selected Specialty Chemicals Companies”) and one containerboard company (the “MWV Selected Containerboard Company” and, together with the MWV Selected Paperboard Companies, MWV Selected Dispensing Companies, and MWV Selected Specialty Chemicals Companies, the “MWV Selected Companies”), which, in the exercise of its professional judgment, Blackstone deemed to be relevant to its analysis:
MWV Selected Paperboard Companies:
•
Graphic Packaging Holding Company

•
Sonoco Products Company

MWV Selected Dispensing Companies:
•
AptarGroup, Inc.

•
Berry Plastics Group, Inc.

MWV Selected Specialty Chemicals Companies:
•
Albemarle Corporation

•
Calgon Carbon Corporation

•
Eastman Chemical Company

•
H.B. Fuller Company

•
NewMarket Corporation

•
Rayonier Advanced Materials Inc.

•
W. R. Grace & Co.

MWV Selected Containerboard Company:
•
Klabin S.A.

Blackstone obtained financial metrics and projections for the MWV Selected Companies from public company filings and Wall Street equity research. In its analysis, Blackstone derived multiples for the MWV Selected Companies, calculated as total enterprise value, meaning market capitalization plus net debt plus tax-effected net unfunded pension liabilities plus liquidation preference of preferred stock and minority interest (“TEV”), as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2015, which is referred to below as “TEV/2015E EBITDA”.
The results of this analysis are summarized in the following table:
TEV/2015E EBITDA	Low	High	Mean	Median
MWV Selected Paperboard Companies	8.8x	9.0x	8.9x	8.9x
MWV Selected Dispensing Companies	8.7x	9.6x	9.2x	9.2x
MWV Selected Specialty Chemicals Companies	7.6x	13.4x	9.7x	8.8x
MWV Selected Containerboard Company	9.3x
Blackstone considered the multiples from the selected company analysis described above when deriving multiple ranges that were then applied to the estimated EBITDA for calendar year 2015 for each business segment of MWV based upon the MWV forecasts (as defined in “— Certain MWV Forecasts”), excluding certain non-cash income and non-recurring items. In performing this analysis, Blackstone considered, among other things, the relative comparability of the MWV business segments to the MWV Selected Companies. The representative range of multiples used and the implied values are summarized in the following table:
MWV Business Segment	Representative Range	Implied Value (in millions)
Food & Beverage	8.5x – 9.0x	$4,267 – $4,518
Industrial	9.0x – 11.0x	$1,026 – $1,254
Specialty Chemicals	9.0x – 11.0x	$2,268 – $2,772
Home, Health & Beauty	8.5x – 9.5x	$774 – $865
Blackstone also calculated the implied value of MWV’s unallocated corporate expenses of approximately $(420) million to $(474) million (reflecting the blended implied multiples of the operating segments ranging from approximately 8.69x to 9.81x). Blackstone then calculated the implied value of MWV’s total operating assets using the sum of the implied values of the MWV business segments and deducting the implied value of the unallocated corporate expenses. This analysis resulted in a range of implied values for MWV’s total operating assets of approximately $7,914 million to $8,934 million.

Blackstone then calculated MWV’s implied equity value by subtracting MWV’s net debt as of December 31, 2014, adding the value of MWV’s tax-effected pension asset, adding the estimated value of MWV’s Community Development and Land Management segment, subtracting other debt-like items and adding other cash-like items. This resulted in a range of implied equity values of MWV of approximately $7,528 million to $8,548 million. Taking into account the number of MWV shares outstanding as of December 31, 2014 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in a range of implied equity values per share of MWV common stock of approximately $43.72 to $49.51, compared to the per share closing price of MWV common stock on January 21, 2015 of  $44.91.
RockTenn.   Blackstone performed an analysis of RockTenn on a sum-of-the-parts basis by performing a separate selected company analysis for each of RockTenn’s business segments, in each case based upon projections and other financial information provided by RockTenn’s management. The sum-of-the-parts analysis for RockTenn valued RockTenn based upon the implied values for the following four business segments of RockTenn:
•
Consumer Packaging

•
Corrugated Packaging

•
Merchandising Displays

•
Recycling

For purposes of this analysis, Blackstone reviewed certain financial information for each of RockTenn’s four business segments and financial information, ratios and public market multiples for the following publicly-traded containerboard companies (the “RockTenn Selected Containerboard Companies”) and paperboard companies (the “RockTenn Selected Paperboard Companies” and, together with the RockTenn Selected Containerboard Companies, the “RockTenn Selected Companies”), which, in the exercise of its professional judgment, Blackstone deemed to be relevant to its analysis:
RockTenn Selected Containerboard Companies:
•
International Paper Company

•
KapStone Paper and Packaging Corporation

•
Packaging Corporation of America

RockTenn Selected Paperboard Companies:
•
Graphic Packaging Holding Company

•
Sonoco Products Company

•
MeadWestvaco Corporation

Blackstone obtained financial metrics and projections for the RockTenn Selected Companies from public company filings and Wall Street equity research. In its analysis, Blackstone derived multiples for the RockTenn Selected Companies, calculated as TEV as a multiple of estimated EBITDA for calendar year 2015, which is referred to below as “TEV/2015E EBITDA”.
The results of this analysis are summarized in the following table:
TEV/2015E EBITDA	Low	High	Mean	Median
RockTenn Selected Containerboard Companies	7.3x	8.4x	8.0x	8.2x
RockTenn Selected Paperboard Companies	8.5x	9.0x	8.8x	8.8x
Blackstone considered the multiples from the selected company analysis described above when deriving multiple ranges that were then applied to the estimated EBITDA for calendar year 2015 for each business segment of RockTenn based upon the RockTenn management case forecasts (as defined in “— Certain RockTenn Forecasts”), which was adjusted to be burdened by stock-based compensation expense, and other financial information provided by RockTenn’s management. In performing this analysis, Blackstone considered, among other things, the relative comparability of the RockTenn business segments to the RockTenn Selected Companies. The representative range of multiples used and the implied values are summarized in the following table:
RockTenn Business Segment	Representative Range	Implied Value (in millions)
Consumer Packaging	8.5x – 9.0x	$2,566 – $2,717
Corrugated Packaging	7.25x – 8.25x	$8,893 – $10,120
Merchandising Displays	7.5x – 8.5x	$562 – $637
Recycling	5.0x – 5.0x	$117 – $117
Blackstone also calculated the implied value of RockTenn’s unallocated corporate expenses of approximately $(287) million to $(321) million (reflecting the blended implied multiples of the operating segments ranging from approximately 7.46x to 8.35x). Blackstone then calculated the implied value of RockTenn’s total operating assets using the implied value of the RockTenn business segments and deducting the implied value of the unallocated corporate expenses. This analysis resulted in a range of implied values for RockTenn’s total operating assets of approximately $11,851 million to $13,270 million.
Blackstone then calculated RockTenn’s implied equity value by subtracting RockTenn’s net debt as of December 31, 2014, subtracting the value of RockTenn’s tax-effected pension liability, subtracting the value of RockTenn’s non-controlling interest and subtracting other debt-like items. This resulted in a range of implied equity values of RockTenn of approximately $8,284 million to $9,703 million. Taking into account the number of RockTenn shares outstanding as of December 31, 2014 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in a range of implied equity values per share of RockTenn common stock of approximately $57.98 to $67.83, compared to the per share closing price of RockTenn common stock on January 21, 2015 of  $63.66.
MWV/RockTenn Implied Exchange Ratio.   Blackstone calculated the ratio implied by dividing the low end of the implied equity value per share of MWV common stock of  $43.72 by the high end of the implied equity value per share of RockTenn common stock of  $67.83, and also calculated the ratio implied by dividing the high end of the implied equity value per share of MWV common stock of  $49.51 by the low end of the implied equity value per share of RockTenn common stock of  $57.98. This analysis indicated a range of implied exchange ratios of 0.64x to 0.85x, compared to the MWV exchange ratio of 0.78 shares of Holdings common stock to be issued in exchange for each outstanding share of MWV common stock in the combination.
Selected Companies Analysis
MWV.   Blackstone reviewed and compared certain financial information for MWV as a consolidated entity to corresponding financial information, ratios and public market multiples summarized above for the MWV Selected Companies, which, in the exercise of its professional judgment, Blackstone deemed to be relevant to its analysis.
In reviewing this analysis, Blackstone also considered, among other things, the relative comparability of the MWV Selected Companies to MWV. Based upon the foregoing and applying its professional judgment, Blackstone then selected a representative range of TEV/2015E EBITDA from 8.5x to 9.5x and applied the selected range to the fiscal year 2015E EBITDA for MWV based upon the MWV forecasts, excluding certain non-cash income and non-recurring items, and other financial information provided by MWV’s management, which resulted in a range of implied enterprise values of MWV of approximately $7,741 million to $8,651 million.
Blackstone then calculated MWV’s implied equity value by subtracting MWV’s net debt as of December 31, 2014, adding the value of MWV’s tax-effected pension asset, adding the estimated value of MWV’s Community Development and Land Management segment, subtracting other debt-like items and adding other cash-like items. This resulted in a range of implied equity values of MWV of approximately $7,355 million to $8,265 million. Taking into account the number of MWV shares outstanding as of

December 31, 2014 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in a range of implied equity values per share of MWV common stock of approximately $42.74 to $47.90, compared to the per share closing price of MWV common stock on January 21, 2015 of  $44.91.
RockTenn.   Blackstone reviewed and compared certain financial information for RockTenn as a consolidated entity to corresponding financial information, ratios and public market multiples summarized above for the RockTenn Selected Companies, which, in the exercise of its professional judgment, Blackstone deemed to be relevant to its analysis.
In reviewing this analysis, Blackstone also considered, among other things, the relative comparability of the RockTenn Selected Companies to RockTenn. Based upon the foregoing and applying its professional judgment, Blackstone then selected a representative range of TEV/2015E EBITDA from 7.5x to 8.5x and applied the selected range to the calendar year 2015E Adjusted EBITDA for RockTenn based upon the RockTenn management case forecasts, which was adjusted to be burdened by stock-based compensation expense, and other financial information provided by RockTenn’s management, which resulted in a range of implied enterprise values of RockTenn of approximately $11,913 million to $13,501 million.
Blackstone then calculated RockTenn’s implied equity value by subtracting RockTenn’s net debt as of December 31, 2014, subtracting the value of RockTenn’s tax-effected pension liability, subtracting the value of RockTenn’s non-controlling interest and subtracting other debt-like items. This resulted in a range of implied equity values of approximately $8,346 million to $9,934 million. Taking into account the number of RockTenn shares outstanding as of December 31, 2014 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in a range of implied equity values per share of RockTenn common stock of approximately $58.41 to $69.44, compared to the per share closing price of RockTenn common stock on January 21, 2015 of  $63.66.
MWV/RockTenn Implied Exchange Ratio.   Blackstone calculated the ratio implied by dividing the low end of the implied equity value per share of MWV common stock of  $42.74 by the high end of the implied equity value per share of RockTenn common stock of  $69.44, and also calculated the ratio implied by dividing the high end of the implied equity value per share of MWV common stock of  $47.90 by the low end of the implied equity value per share of RockTenn common stock of  $58.41. This analysis resulted in a range of implied exchange ratios of 0.62x to 0.82x, compared to the MWV exchange ratio of 0.78 shares of Holdings common stock to be issued in exchange for each outstanding share of MWV common stock in the combination.
Discounted Cash Flow Analysis
Blackstone performed a discounted cash flow analysis, referred to as a DCF analysis, on a stand-alone basis for each of MWV and RockTenn. A DCF analysis is designed to estimate an implied value of a company by calculating the present value of the estimated unlevered future free cash flows as well as the terminal value of the company, in order to arrive at the value of that business.
MWV.   The DCF analysis performed by Blackstone for MWV was based upon the MWV forecasts and other financial information prepared and furnished to Blackstone by MWV’s management for the fiscal years 2015 through 2019. Blackstone calculated the terminal value for MWV by applying a range of terminal value multiples of 8.5x to 9.5x to MWV’s projected EBITDA, excluding certain non-cash income, in the terminal year, 2019. The unlevered free cash flows and terminal value were then discounted to present value as of December 31, 2014 using a range of discount rates from 8.5% to 9.5%, which range was selected based on Blackstone’s professional judgment and derived from an analysis of MWV’s estimated weighted average cost of capital. Using MWV’s implied enterprise value, Blackstone then calculated MWV’s implied equity value by subtracting MWV’s net debt as of December 31, 2014, adding the value of MWV’s tax-effected pension asset, adding the estimated value of MWV’s Community Development and Land Management segment, subtracting other debt-like items and adding other cash-like items. Taking into account the number of MWV shares outstanding as of December 31, 2014 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in a range of implied equity values per share of MWV common stock of approximately $53.62 to $60.78, compared to the per share closing price of MWV common stock on January 21, 2015 of  $44.91.

RockTenn.   The DCF analysis performed by Blackstone for RockTenn was based upon the RockTenn management case forecasts and other financial information prepared and furnished to Blackstone by RockTenn’s management for the fiscal years 2015 through the first quarter of fiscal year 2020 (corresponding to calendar years 2015 through 2019). Blackstone calculated the terminal value for RockTenn by applying a range of terminal value multiples of 7.0x to 8.0x to RockTenn’s projected Adjusted EBITDA, which was adjusted to be burdened by stock-based compensation expense, in the terminal year, calendar year 2019. The unlevered free cash flows and terminal value were then discounted to present value as of December 31, 2014 using a range of discount rates from 7.5% to 8.5%, which range was selected based on Blackstone’s professional judgment and derived from an analysis of RockTenn’s estimated weighted average cost of capital. Using RockTenn’s implied enterprise value, Blackstone then calculated RockTenn’s implied equity value by subtracting RockTenn’s net debt as of December 31, 2014, subtracting the value of RockTenn’s tax-effected pension liability, subtracting the value of RockTenn’s non-controlling interest and subtracting other debt-like items. Taking into account the number of RockTenn shares outstanding as of December 31, 2014 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in a range of implied equity values per share of RockTenn common stock of approximately $76.98 to $92.53, compared to the per share closing price of RockTenn common stock on January 21, 2015 of $63.66.
For illustrative purposes, Blackstone also performed a DCF analysis to estimate the present value of the free cash flows of RockTenn for the same period above, using the same ranges of terminal multiples and discount ranges, adjustments from implied enterprise value to implied equity value for RockTenn summarized above and the RockTenn constant price sensitivity forecasts (as defined in “— Certain RockTenn Forecasts”), including projected Adjusted EBITDA, which was adjusted to be burdened by stock-based compensation expense, in the terminal year, calendar year 2019. Taking into account the number of RockTenn shares outstanding as of December 31, 2014 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in a range of implied equity values per share of RockTenn common stock of approximately $63.68 to $77.19, compared to the per share closing price of RockTenn common stock on January 21, 2015 of  $63.66.
MWV/RockTenn Implied Exchange Ratio.   Blackstone calculated the ratio implied by dividing the low end of the implied equity value per share of MWV common stock of  $53.62 by the high end of the implied equity value per share of RockTenn common stock of  $92.53, and also calculated the ratio implied by dividing the high end of the implied equity value per share of MWV common stock of  $60.78 by the low end of the implied equity value per share of RockTenn common stock of  $76.98. This analysis resulted in a range of implied exchange ratios of 0.58x to 0.79x, compared to the MWV exchange ratio of 0.78 shares of Holdings common stock to be issued in exchange for each outstanding share of MWV common stock in the combination.
Using the RockTenn constant price sensitivity forecast, Blackstone also calculated the ratio implied by dividing the low end of the implied equity value per share of MWV common stock of  $53.62 by the high end of the implied equity value per share of RockTenn common stock for the RockTenn constant price sensitivity forecast of  $77.19, and also calculated the ratio implied by dividing the high end of the implied equity value per share of MWV common stock of  $60.78 by the low end of the implied equity value per share of RockTenn common stock for the RockTenn constant price sensitivity forecast of  $63.68. This analysis resulted in a range of implied exchange ratios of 0.69x to 0.95x, compared to the MWV exchange ratio of 0.78 shares of Holdings common stock to be issued in exchange for each outstanding share of MWV common stock in the combination.
Other Factors
For information purposes only, Blackstone also reviewed and considered other factors, including the following additional analyses.
Illustrative Incremental Synergy Analysis
Blackstone reviewed the incremental annual Synergies of  $250 million estimated by the managements of MWV and RockTenn to result from the combination beginning in calendar year 2017 (which reflects $250 million of incremental annual synergies in addition to the $50 million of annual additional EBITDA of MWV identified by MWV management in its financial forecasts).

In this analysis, Blackstone performed an analysis of the present value per share of the incremental Synergies from calendar year 2015 through calendar year 2019 for RockTenn shareholders in the pro forma combined company by calculating the present value of the estimated unlevered future free cash flows as well as the terminal value of the incremental Synergies. Blackstone calculated the value of the incremental Synergies by applying a range of terminal multiples of 7.0x to 9.5x to the projected incremental Synergies in the terminal year, calendar year 2019. The unlevered future free cash flows and terminal value of the incremental Synergies were then discounted to present value as of December 31, 2014 using a range of discount rates ranging from 7.5% to 9.5%, which range was selected based on Blackstone’s professional judgment and derived from an analysis of RockTenn’s and MWV’s estimated weighted average cost of capital. Based on an assumed equity ownership of Holdings of 49.5% by RockTenn shareholders and 50.5% by MWV stockholders, this analysis resulted in a range of present values of the incremental Synergies per share of RockTenn common stock of approximately $5.48 to $7.45.
The actual Synergies achieved by the combined company may vary from forecasted results and the variations may be material.
Contribution Analysis
Blackstone analyzed and compared MWV stockholders’ and RockTenn shareholders’ respective expected percentage ownership of the combined company to MWV’s and RockTenn’s respective contributions to the combined company based upon revenues, EBITDA, earnings before interest and taxes (“EBIT”) and net income for each company on a stand-alone basis for calendar year 2015, in each case based on the MWV forecasts and the RockTenn management case forecasts, respectively, as well as the enterprise value and equity value of each company as of January 21, 2015. Blackstone noted that the implied equity ownership of RockTenn shareholders in the combined company based on the MWV exchange ratio, before giving effect to the cash election in the original combination agreement, was approximately 51.8%. The results of this analysis are summarized in the following table:
CY 2015E Financial Metric	Approximate Percentage Contributed by RockTenn
Revenue	65%
EBITDA*	61%
EBIT**	60%
Net Income	61%
Enterprise Value	60%
Equity Value	54%

*
Represents Adjusted EBITDA for RockTenn (which was adjusted to be burdened by stock-based compensation expense), and EBITDA for MWV (excluding certain non-cash income and non-recurring items).

**
Represents Adjusted EBIT for RockTenn (which was adjusted to be burdened by stock-based compensation expense), and EBIT for MWV (excluding certain non-cash income and non-recurring items).

Pro Forma Accretion/Dilution Analysis
Using publicly available information and information provided by the managements of MWV and RockTenn, Blackstone reviewed the potential pro forma effect on a non-GAAP basis of the combination on RockTenn’s (i) estimated adjusted earnings per share, or Adjusted EPS, and (ii) estimated adjusted free cash flow per share, or Adjusted FCF per share, in each case for calendar year 2015, which is referred to below as “CY2015E”, based on financial forecasts for Holdings that were reviewed and approved by the management of RockTenn for purposes of this analysis and that both included and excluded the effect of the incremental Synergies as described below, and with respect to the potential pro forma effect on RockTenn’s estimated Adjusted FCF per share, both included and excluded the impact of the normalized pension fund benefit as described below. For illustrative purposes, this analysis excluded the impact of the amortization of acquired intangibles and other purchase accounting adjustments under U.S. GAAP, and also assumed, among other things, that (i) MWV specialty chemicals business segment would be split off to stockholders of Holdings in exchange for shares of Holdings common stock at a value of 10.0x of such segment’s estimated EBITDA for calendar year 2015 using financial forecasts prepared by the management of MWV, (ii) in the case of the analysis that included the effect of incremental Synergies, Holdings would realize the full $250 million in incremental run rate Synergies in calendar year 2015 and (iii) former RockTenn shareholders would own 49.5% of Holdings and former MWV stockholders would own 50.5% of Holdings, which equity ownership split would be implemented for purposes of this analysis through a repurchase by RockTenn of an assumed 11.3 million shares of RockTenn common stock in lieu of the cash election contemplated by the original combination agreement.
The results of this analysis are summarized in the following table:
	CY2015E (Including Incremental Synergies)	CY2015E (Excluding Incremental Synergies)
Accretion/Dilution to RockTenn Adjusted EPS	0.6%	(16.7)%
Accretion/Dilution to RockTenn Adjusted FCF per share
Including Normalized Pension Funding Benefit*	15.7%	(6.0)%
Excluding Normalized Pension Funding Benefit*	3.5%	(18.2)%

*
Normalized Pension Funding Benefit means an adjustment to decrease the 2015 pension funding amount included in the RockTenn management plan by $88 million to reflect the reduced annual pension funding requirement resulting from the combination of RockTenn and MWV pension plans, as estimated by RockTenn management.

Equity Analyst Price Targets Analysis
MWV.   Blackstone reviewed the publicly available price targets for MWV common stock published by independent equity research analysts associated with various Wall Street firms. Blackstone noted that the price targets ranged from approximately $37.00 to $51.00 per share, compared to the per share closing price of MWV common stock on January 21, 2015 of  $44.91.
RockTenn.   Blackstone reviewed the publicly available price targets for RockTenn common stock published by independent equity research analysts associated with various Wall Street firms. Blackstone noted that the price targets ranged from approximately $58.45 to $75.00 per share, compared to the per share closing price of RockTenn common stock on January 21, 2015 of  $63.66.
Historical Share Price Analysis
To illustrate the trend in the historical trading prices of shares of MWV common stock and RockTenn common stock, Blackstone considered historical data with regard to shares of MWV common stock and RockTenn common stock for the period from January 21, 2014 to January 21, 2015, and compared such data with the relative stock price performance during the same period of the Standard & Poor’s 500 Index, which is referred to below as the S&P 500.
Blackstone noted that during the period from January 21, 2014 to January 21, 2015, the closing price per share of MWV common stock increased by approximately 20% and the closing price per share of RockTenn common stock increased by approximately 27%, while the S&P 500 increased by approximately 10%.
MWV.   Blackstone analyzed the historical share prices of MWV common stock in relation to the following:
•
the volume-weighted average price, or VWAP, of MWV common stock for the 30 day period ending January 21, 2015, which is referred to below as 30-Day VWAP;

•
the VWAP of MWV common stock for the 60 day period ending January 21, 2015, which is referred to below as 60-Day VWAP;

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the VWAP of MWV common stock for the 6 month period ending January 21, 2015, which is referred to below as 6-Month VWAP; and

•
the VWAP of MWV common stock for the 12 month period ending January 21, 2015, which is referred to below as 12-Month VWAP.

The results of this analysis are summarized in the following table, in each case compared to the per share closing price of MWV common stock on January 21, 2015 of  $44.91:
Time Period/Date	Share Price
30-Day VWAP	$44.49
60-Day VWAP	$44.35
6-Month VWAP	$42.85
12-Month VWAP	$40.51
RockTenn.   Blackstone analyzed the historical share prices of RockTenn common stock in relation to the following:
•
the VWAP of RockTenn common stock for the 30 day period ending January 21, 2015, which is referred to below as 30-Day VWAP;

•
the VWAP of RockTenn common stock for the 60 day period ending January 21, 2015, which is referred to below as 60-Day VWAP;

•
the VWAP of RockTenn common stock for the 6 month period ending January 21, 2015, which is referred to below as 6-Month VWAP; and

•
the VWAP of RockTenn common stock for the 12 month period ending January 21, 2015, which is referred to below as 12-Month VWAP.

The results of this analysis are summarized in the following table, in each case compared to the per share closing price of RockTenn common stock on January 21, 2015 of  $63.66:
Time Period/Date	Share Price
30-Day VWAP	$60.85
60-Day VWAP	$57.92
6-Month VWAP	$52.93
12-Month VWAP	$52.00
MWV/RockTenn Implied Exchange Ratio.   Blackstone analyzed the implied exchange ratio based on the ratio of MWV common stock to RockTenn common stock on January 21, 2015 and the historical average implied exchange ratios during the following time periods between January 21, 2014 and January 21, 2015:
•
the average implied exchange ratio of MWV common stock to RockTenn common stock for the 30 day trading period ending January 21, 2015, which is referred to below as 30-Day Trading Average Exchange Ratio;

•
the average implied exchange ratio of MWV common stock to RockTenn common stock for the 60 day trading period ending January 21, 2015, which is referred to below as 60-Day Trading Average Exchange Ratio;

•
the average implied exchange ratio of MWV common stock to RockTenn common stock for the 6 month period ending January 21, 2015, which is referred to below as 6-Month Trading Average Exchange Ratio; and

•
the average implied exchange ratio of MWV common stock to RockTenn common stock for the 12 month period ending January 21, 2015, which is referred to below as 12-Month Trading Average Exchange Ratio.

The results of this analysis are summarized in the following table, as compared in each case to the MWV exchange ratio of 0.78:
Time Period/Date	Implied Exchange Ratio
January 21, 2015	0.71x
30-Day Trading Average Exchange Ratio	0.73x
60-Day Trading Average Exchange Ratio	0.77x
6-Month Trading Average Exchange Ratio	0.82x
12-Month Trading Average Exchange Ratio	0.79x
Miscellaneous
The foregoing summary does not purport to be a complete description of the analyses or data presented by Blackstone. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Blackstone believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Blackstone’s fairness determination. Rather, Blackstone considered the totality of the factors and analyses performed in arriving at its opinion. Blackstone based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Blackstone based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Blackstone are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Blackstone analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.
Although Blackstone selected the MWV Selected Companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of MWV, no MWV Selected Company is identical to MWV. Accordingly, Blackstone’s comparison of the MWV Selected Companies to MWV and analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the MWV Selected Companies and those of MWV. In evaluating the financial multiples for the MWV Selected Companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MWV.
Although Blackstone selected the RockTenn Selected Companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of RockTenn, no RockTenn Selected Company is identical to RockTenn. Accordingly, Blackstone’s comparison of the RockTenn Selected Companies to RockTenn and analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the RockTenn Selected Companies and those of RockTenn. In evaluating the financial multiples for the RockTenn Selected Companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RockTenn.

Blackstone and its affiliates are a leading global alternative asset manager and provider of financial advisory services. As part of their financial advisory business, Blackstone and its affiliates provide financial and strategic advisory, restructuring and reorganization advisory, capital markets and fund placement services. Blackstone was selected as RockTenn’s financial advisor with respect to the combination on the basis of Blackstone’s experience and its familiarity with RockTenn and the industry in which RockTenn operates.
Pursuant to the engagement letter dated as of June 17, 2014, RockTenn agreed to pay Blackstone a transaction fee for its services in connection with the combination of  $25 million in the aggregate, of which $2.5 million became payable upon the delivery of Blackstone’s opinion, and the remainder of which is contingent upon consummation of the combination. In addition, RockTenn has agreed to reimburse Blackstone for out-of-pocket expenses incurred in connection with its services, including fees, expenses and disbursements of counsel, and to indemnify Blackstone for certain liabilities arising out of or in connection with the performance of such services (including the rendering of Blackstone’s opinion). In the two years prior to the date of Blackstone’s opinion, Blackstone has not received any fees from RockTenn or MWV. In the ordinary course of the business of Blackstone and its affiliates, Blackstone and its affiliates may actively trade or hold the securities of RockTenn or MWV or any of their respective affiliates for its own account or for others and, accordingly, may at any time hold a long or short position in such securities.
Blackstone’s analyses were prepared solely as part of Blackstone’s analysis of the fairness, from a financial point of view, to RockTenn of the MWV exchange ratio and were provided to the RockTenn board in that connection. The opinion of Blackstone was only one of the factors taken into consideration by the RockTenn board in making its determination to approve the combination.
Lazard Frères & Co. LLC
RockTenn has retained Lazard to act as its financial advisor in connection with the combination. As part of this engagement, RockTenn requested that Lazard evaluate the fairness, from a financial point of view, to RockTenn of the MWV exchange ratio. At a meeting of the RockTenn board held to evaluate the combination on January 25, 2015, Lazard rendered an oral opinion to the RockTenn board, subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the MWV exchange ratio was fair, from a financial point of view, to RockTenn.
The full text of Lazard’s written opinion, dated January 25, 2015, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. We encourage you to read Lazard’s opinion carefully and in its entirety. Lazard’s opinion was provided for the use and benefit of the RockTenn board (in its capacity as such) in its evaluation of the combination, and addressed only the fairness, as of the date of the opinion, from a financial point of view, to RockTenn of the MWV exchange ratio provided for in the combination. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the combination or any matter relating thereto, or whether any holder of RockTenn common stock should make an election to receive the RockTenn stock consideration or the RockTenn cash consideration.
Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of RockTenn common stock, MWV common stock or Holdings common stock may trade at any time subsequent to the announcement of the combination. In connection with its engagement, Lazard was not involved in the negotiation or execution of the combination. Lazard’s opinion does not address the relative merits of the combination as compared to any other transaction or business strategy in which RockTenn might engage or the merits of the underlying decision by RockTenn to engage in the combination.

In connection with its opinion, Lazard:
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Reviewed the financial terms and conditions of the original combination agreement;

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Reviewed certain publicly available historical business and financial information, including analyst price targets, relating to MWV and RockTenn;

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Reviewed various financial forecasts and other data provided to Lazard by MWV relating to the business of MWV, financial forecasts and other data provided to Lazard by RockTenn relating to the business of RockTenn, and the projected synergies and other benefits, including synergies relating to pension benefits, and the amount and timing thereof, anticipated by the managements of RockTenn and MWV to be realized from the combination;

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Held discussions with members of the senior managements of MWV and RockTenn with respect to the businesses and prospects of MWV and RockTenn, respectively, and with respect to the projected synergies and other benefits, including synergies relating to pension benefits, anticipated by the managements of RockTenn and MWV to be realized from the combination;

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Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of MWV and RockTenn, respectively;

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Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of MWV and RockTenn, respectively;

•
Reviewed historical stock prices and trading volumes of MWV common stock and RockTenn common stock; and

•
Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of MWV, RockTenn or any other party to the combination or concerning the solvency or fair value of MWV, RockTenn or any other party to the combination, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits, including synergies relating to pension benefits, anticipated by the managements of RockTenn and MWV to be realized from the combination, Lazard assumed, with the consent of RockTenn, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of MWV and RockTenn, respectively, and such synergies and other benefits, including synergies relating to pension benefits. In addition, Lazard assumed, with the consent of RockTenn, that the financial forecasts and projected synergies and other benefits, including synergies relating to pension benefits, will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
In rendering its opinion, Lazard assumed, with the consent of RockTenn, that the combination will be consummated on the terms described in the original combination agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of RockTenn, that obtaining the necessary governmental, regulatory or third party approvals and consents for the combination will not have an adverse effect on RockTenn, MWV, any other party to the combination or the combination. Lazard further assumed, with the consent of RockTenn, that the combination will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the combination, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that RockTenn obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the MWV exchange ratio to the extent expressly specified herein) of the combination, including, without limitation, the form or structure of the combination or any agreements or arrangements entered into in connection with, or contemplated by, the combination, including any election by any holder of RockTenn common stock to receive the RockTenn stock consideration or the RockTenn cash consideration. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the combination, or class of such persons, relative to the MWV exchange ratio or otherwise.
Summary of Lazard’s Financial Analyses
The following is a summary of the material financial analyses reviewed with the RockTenn board in connection with Lazard’s opinion, dated January 25, 2015. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.
In arriving at its opinion, Lazard did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.
For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RockTenn and MWV. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to RockTenn, MWV or the combination, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.
The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 22, 2015, and is not necessarily indicative of current market conditions.
Selected Comparable Companies Analysis
RockTenn:
In performing its selected comparable companies analysis with respect to RockTenn, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected comparable publicly-traded (i) corrugated packaging and recycling and (ii) consumer packaging and merchandising display companies (collectively, the “RockTenn selected companies”) whose operations Lazard believed to be similar to the operations of RockTenn’s corrugated packaging and recycling and consumer packaging and merchandising display business segments, respectively, for purposes of this analysis. While the selected group of companies represents a mix of comparable public companies that encompasses the primary business segments and attributes of RockTenn, no company, independently or as part of a set, is identical to RockTenn or its business segments. The RockTenn selected companies were as follows:
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Corrugated Packaging and Recycling

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International Paper Co.

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KapStone Paper and Packaging Corporation

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Packaging Corporation of America

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Consumer Packaging and Merchandising Display

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Graphic Packaging Holding Company

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MeadWestvaco Corporation

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Sonoco Products Company

For each of the RockTenn selected companies, Lazard calculated and compared the ratio of such company’s enterprise value (calculated as the market capitalization of such company based on its closing share price as of January 22, 2015, plus debt, less cash, cash equivalents and marketable securities) to such company’s calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. The financial information for each of the RockTenn selected companies listed above and used by Lazard in its analysis was based on public filings, FactSet consensus estimates, publicly available Wall Street research and other publicly available information.
Based on its review of the RockTenn selected companies and its experience and professional judgment Lazard then applied a reference range of multiples to each of RockTenn’s business segments, which implied a blended multiple of 7.1x to 8.1x for RockTenn to both (1) analyst estimates of RockTenn’s 2015 estimated EBITDA and (2) the projection of 2015 estimated EBITDA for RockTenn, which was based on the RockTenn management case forecasts and was adjusted to exclude certain restructuring costs and one-time pension costs. Lazard then subtracted the book value of RockTenn’s total debt minus cash and cash equivalents (referred to as “net debt for RockTenn”), and adjusted the capital structure to reflect the return of cash to RockTenn shareholders contemplated by the cash election feature in the original combination agreement, to arrive at a range of implied equity values for RockTenn common stock of  $60.10 to $75.61.
MWV:
In performing its selected comparable companies analysis with respect to MWV, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected comparable publicly-traded food and beverage packaging, home, health & beauty packaging, industrial packaging, and specialty chemicals companies (collectively, the “MWV selected companies”) whose operations Lazard believed to be similar to the operations of MWV’s food and beverage packaging, home, health & beauty packaging, industrial packaging, and specialty chemicals business segments, respectively, for purposes of this analysis. While the selected group of companies represents a mix of comparable public companies that encompasses the primary business segments and attributes of MWV, no company, independently or as part of a set, is identical to MWV or its business segments. The MWV selected companies were as follows:
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Food and Beverage Packaging

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Graphic Packaging Holding Company

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Home, Health and Beauty Packaging

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AptarGroup, Inc.

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Sonoco Products Company

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Berry Plastics Group, Inc.

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Amcor Limited

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Industrial Packaging

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Klabin SA

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International Paper Co.

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Specialty Chemicals

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Calgon Carbon Corporation

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H.B. Fuller Company

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Eastman Chemical Company

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W.R. Grace & Co.

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FMC Corporation

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Hexcel Corporation

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Cytec Industries, Inc.

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Ashland Inc.

For each of the MWV selected companies, Lazard calculated and compared the ratio of such company’s enterprise value (calculated as the market capitalization of such company based on its closing share price as of January 22, 2015, plus debt, less cash, cash equivalents and marketable securities) to such company’s calendar year 2015 estimated EBITDA. The financial information for each of the MWV selected companies listed above and used by Lazard in its analysis was based on public filings, FactSet consensus estimates, publicly available Wall Street research and other publicly available information.
Based on its review of the MWV selected companies and its experience and professional judgment Lazard then applied a reference range of multiples to each of MWV’s business segments, and added the value of certain non-core activities such as real estate based on analysts’ estimates, which implied a blended multiple for MWV of  (1) 9.2x to 10.3x to analyst estimates of MWV’s 2015 estimated EBITDA and (2) 9.2x to 10.2x to the projections provided to Lazard by the management of MWV of 2015 estimated EBITDA, which was adjusted to exclude pension and life insurance income. Lazard then subtracted the book value of MWV’s total debt plus non-controlling interests, minus cash and cash equivalents (referred to as “net debt for MWV”), to arrive at a range of implied equity values for MWV common stock of  $40.84 to $50.21.
Implied Exchange Ratio:
Lazard then calculated implied exchange ratio reference ranges using (1) analyst estimates for each of RockTenn’s and MWV’s 2015 estimated EBITDA, referred to as the street cases, and (2) the MWV management projections for MWV 2015 estimated EBITDA and projections based on the RockTenn management case forecasts for RockTenn 2015 estimated EBITDA, referred to as the management cases, by dividing the low end of the implied per share equity value reference range for MWV, by the high end of the implied per share equity value reference range for RockTenn, in each case indicated by the selected publicly traded companies analyses, and by dividing the high end of the implied per share equity value reference range for MWV, by the low end of the implied per share equity value reference range for RockTenn, in each case indicated by the selected comparable companies analyses. This analysis indicated a range of implied exchange ratios, as compared to the MWV exchange ratio provided for in the combination, as follows:
	Implied Exchange Ratio (excluding synergies)	MWV Exchange Ratio
Street Cases	0.609x – 0.835x	0.780x
Management Cases	0.540x – 0.732x

In addition, Lazard calculated implied exchange ratio reference ranges using (1) the street cases, and (2) the management cases, including synergies and other benefits, including those relating to pension benefits, anticipated by the managements of RockTenn and MWV to be realized from the combination. In order to estimate the value of the synergies, including those relating to pension benefits, Lazard performed a discounted cash flow analysis to calculate the estimated net present value of: (i) annual incremental cost synergies of  $250 million (which reflects $250 million of incremental annual synergies in addition to the $50 million of annual additional EBITDA of MWV identified by MWV management in its financial forecasts) between 2015 and 2020 (phased in between 2015 and 2017); (ii) the total costs of  $105 million to achieve such synergies; (iii) synergies related to pension benefits (as anticipated between 2016 and 2020); and (iv) terminal values by applying perpetuity growth rates ranging from 1.0% to 3.0% to the projected after-tax run-rate cost synergies in the terminal year. The synergy cash flows and terminal values were then discounted to present value using weighted average cost of capital discount rates ranging from 7.0% to 8.0%. This analysis, including synergies and other benefits, including those relating to pension benefits, indicated a range of implied exchange ratios, as compared to the MWV exchange ratio provided for in the combination, as follows:
	Implied Exchange Ratio (including synergies)	MWV Exchange Ratio
Street Cases	0.706x – 1.019x	0.780x
Management Cases	0.632x – 0.907x
Discounted Cash Flow Analysis
RockTenn:
Lazard performed a discounted cash flow analysis of RockTenn to calculate the estimated net present value of  (1) the standalone unlevered, after-tax free cash flows that RockTenn was projected to generate in calendar year 2015 through calendar year 2019, based on projections provided by the management of RockTenn; and (2) the terminal value for RockTenn. The terminal value for RockTenn was calculated using terminal EBITDA multiples ranging from 7.0x to 8.0x, which were selected by Lazard using its professional judgment and expertise, utilizing historical and current enterprise value to EBITDA trading multiples calculated for RockTenn as well as the RockTenn selected companies. The range of terminal EBITDA multiples for RockTenn was then applied to the estimated 2019 EBITDA for RockTenn to obtain the terminal value for RockTenn. The estimated future cash flow and the terminal value for RockTenn were discounted to present value using discount rates ranging from 7.5% to 8.5%, which were based on RockTenn’s weighted average cost of capital. Lazard took the sum of the present value ranges for RockTenn’s future cash flows and terminal value to calculate a range of implied enterprise values. Lazard then subtracted the net debt for RockTenn, and adjusted the capital structure to reflect the return of cash to RockTenn shareholders contemplated by the cash election feature in the original combination agreement, and calculated a range of implied per share equity value for RockTenn common stock of  $81.31 to $97.74.
MWV:
Lazard performed a discounted cash flow analysis of MWV to calculate the estimated net present value of  (1) the standalone unlevered, after-tax free cash flows that MWV’s packaging business segments were projected to generate in calendar year 2015 through calendar year 2019; (2) the standalone unlevered, after-tax free cash flows that MWV’s specialty chemicals business segment was projected to generate in calendar year 2015 through calendar year 2019; (3) the terminal value of MWV’s packaging business segments at the end of 2019; and (4) the terminal value of MWV’s specialty chemicals business segment at the end of 2019. The estimated future cash flow for MWV was based on MWV’s management projections. The terminal values of MWV’s packaging business segments and specialty chemicals business segment were calculated using terminal EBITDA multiples ranging from 8.5x to 9.5x for MWV’s packaging business segments and 10.0x to 11.0x for MWV’s specialty chemicals business segment. The terminal EBITDA multiples for MWV’s packaging business segments and MWV’s specialty chemicals business segment were selected by Lazard using its professional judgment and expertise, utilizing enterprise value to EBITDA trading multiples calculated for MWV as well as the MWV selected companies. The terminal EBITDA multiples for MWV’s packaging business segments were then applied to the estimated 2019 EBITDA for MWV’s packaging business segments, and the terminal EBITDA multiple for MWV’s specialty chemicals business segment was applied to the estimated 2019 EBITDA for MWV’s specialty chemicals business segment, in each case excluding pension and life insurance income. The estimated future cash flows and the terminal values for each of MWV’s packaging business segments and MWV’s specialty chemicals business segment were discounted to present value using discount rates ranging from 7.0% to 8.0% for MWV’s packaging business segments and 8.0% to 9.0% for MWV’s specialty chemicals business segment, in each case based on the weighted average cost of capital for the respective business segment.
Lazard then took the sum of the present value ranges for the future cash flows and terminal values of MWV’s packaging business segments and MWV’s specialty chemicals business segment to calculate a range of implied enterprise values for the whole of MWV. Lazard then subtracted the net debt for MWV and calculated a range of implied per share equity value for MWV common stock of  $51.99 to $60.02.
Implied Exchange Ratio:
Lazard then calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for MWV, by the high end of the implied per share equity value reference range for RockTenn, in each case indicated by the discounted cash flow analyses and by dividing the high end of the implied per share equity value reference range for MWV, by the low end of the implied per share equity value reference range for RockTenn, in each case indicated by the discounted cash flow analyses. This analysis indicated a range of implied exchange ratios of 0.532x to 0.738x, as compared to the MWV exchange ratio provided for in the combination of 0.780x.
In addition, Lazard calculated an implied exchange ratio reference range, including synergies and other benefits, including those relating to pension benefits, anticipated by the managements of RockTenn and MWV to be realized from the combination. Lazard estimated the value of the synergies, including those relating to pension benefits, by performing a discounted cash flow analysis with respect to the anticipated synergy cash flows and terminal values as set forth in the section entitled “— Selected Comparable Companies Analysis — Implied Exchange Ratio” above. This analysis, including synergies and other benefits, including those relating to pension benefits, indicated a range of implied exchange ratios of 0.603x to 0.874x, as compared to the MWV exchange ratio provided for in the combination of 0.780x.
Other Analyses
The analyses and data described below were presented to the RockTenn board for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.
Historical Trading Price Analysis:
Lazard reviewed the range of trading prices for RockTenn common stock and MWV common stock for the 52 weeks ended January 22, 2015. Lazard observed that, during this period, the daily closing prices of RockTenn common stock ranged from $44.02 to $64.00 per share on October 14, 2014 and January 22, 2015, respectively, and the daily closing prices of MWV common stock ranged from $34.15 to $45.76 per share on February 5, 2014 and January 22, 2015, respectively.
Historical Exchange Ratio Analysis
Lazard reviewed the range of trading prices for RockTenn common stock and MWV common stock during various periods ending January 22, 2015, and calculated historical average exchange ratios implied by the average of dividing the MWV daily closing price during the relevant period by the RockTenn daily closing price during such period. The following table lists the implied exchange ratios for these periods:
Applicable Period	Average Exchange Ratio
Average Closing Price for 12-Month Period	0.793x
Average Closing Price for 24-Month Period	0.757x
Average Closing Price for 36-Month Period	0.805x

Analyst Price Targets:
Lazard reviewed recently available equity analyst price targets based on Wall Street equity research reports prepared by equity analysts covering RockTenn and MWV. Lazard observed target prices that ranged from $59.00 to $75.00 for RockTenn and $37.00 to $49.00 for MWV.
Contribution Analysis:
Lazard observed the implied ownership based on relative contributions of RockTenn and MWV to the following estimated financial metrics of the combined company:
	Implied Ownership Based on Contribution
Metric	RockTenn	MWV	Implied Exchange Ratio
Enterprise Value	54%	46%	0.715x
2014E Sales	64%	36%	0.470x
2015E Sales	65%	35%	0.446x
2014E EBITDA	66%	34%	0.434x
2015E EBITDA	64%	36%	0.465x
2014E FCF	83%	17%	0.167x
2015E FCF	74%	26%	0.295x
2014E Net Income	61%	39%	0.542x
2015E Net Income	63%	37%	0.496x
Lazard noted to the RockTenn board that the implied ownership based on contribution analysis was a purely mathematical calculation that did not include projected synergies and other benefits, including those relating to pension benefits, nor did it reflect a number of qualitative factors used in valuing RockTenn, MWV and the combined company, including, among other things, applicable trading multiples applied to companies in the industries in which RockTenn and MWV operate, the quality of earnings ascribed to each company by investors, and the relative stages of the investment cycle each company is in.
“Has-Gets” Analysis From the Perspective of the RockTenn Shareholders:
Utilizing the financial information described above, Lazard compared the stand-alone per share value of RockTenn to the pro forma per share value of the combined company after giving effect to the transactions contemplated by the original combination agreement, including (1) the return of cash to RockTenn shareholders contemplated by the cash election feature in the original combination agreement; (2) realization of synergies in the amounts and in the time frames described under “— Selected Comparable Companies Analysis — Implied Exchange Ratio” and (3) a 49.5% / 50.5% ownership split of the combined company by former RockTenn shareholders and former MWV stockholders, respectively.
Lazard estimated the value of the synergies as described in item (2) above, including synergies relating to pension benefits, by performing a discounted cash flow analysis with respect to the anticipated synergy cash flows and terminal values as set forth in the section entitled “— Selected Companies Analysis —  Implied Exchange Ratio” above.
Lazard observed the following comparison of the stand-alone per share value of RockTenn to the pro forma per share value of the combined company:
Metric	“Has” (stand-alone RockTenn)	“Gets” (combined company, including synergies)
Comparable Companies
Street Cases	$60.10 – $72.07	$66.39 – $ 81.48
Management Cases	$63.17 – $75.61	$65.99 – $ 80.74
Discounted Cash Flow	$81.31 – $97.74	$82.04 – $100.60

MWV Selected Precedent Transactions Analysis
Lazard reviewed and analyzed certain publicly available financial information for selected precedent merger and acquisition transactions from 2001 to 2014 with a transaction value greater than $500 million involving companies in the corrugated packaging, consumer packaging and specialty chemicals industries that Lazard believed, based on its experience with companies in the packaging and specialty chemicals industries, to be relevant for purposes of this analysis.
Although none of the selected precedent transactions or the companies party to such transactions are directly comparable to the combination or to MWV, the transactions were chosen because they involve targets that, for purposes of analysis, may be considered to operate in similar industries as MWV. The transactions reviewed were:
Corrugated Packaging:
Announcement Date	Acquirer	Target
June 10, 2013	KapStone Paper and Packaging Corporation	Longview Fiber Paper and Packaging, Inc.
Jan. 17, 2012	DS Smith plc	Svenska Cellulosa Aktiebolaget (packaging operations)
Jun. 6, 2011	International Paper Co.	Temple-Inland, Inc.
Jan. 23, 2011	Rock-Tenn Company	Smurfit-Stone Container Corporation
Mar. 17, 2008	International Paper Co.	Weyerhaeuser Co. (containerboard, packaging and recycling operations)
Jan. 10, 2008	Rock-Tenn Company	Southern Container Corporation
Sep. 7, 2007	Aldabra 2 Acquisition Corp.	Boise Cascade Company
Dec. 5, 2006	Cascades, Inc.	Norampac Inc.
Nov. 13, 2005	Koch Forest Products Inc.	Georgia-Pacific Corp.
Sep. 13, 2005	Jefferson Smurfit Group	Kappa Packaging
Aug. 29, 2001	Westvaco Corp.	Mead Corp.
Consumer Packaging:
Announcement Date	Acquirer	Target
Nov. 24, 2014	Onex Corporation	SIG Combibloc Group AG
Sep. 16, 2013	Packaging Corporation of America	Boise Inc.
Jul. 5, 2009	Bemis Co. Inc.	Alcan Packaging (Food Americas operations)
Jul. 9, 2007	Graphic Packaging Corp.	Altivity Packaging LLC
May 11, 2006	Texas Pacific Group	Bluegrass Container Co.
Apr. 28, 2005	Rock-Tenn Company	Gulf States Paper Corp. (pulp, paperboard and paperboard packaging operations)
Jul. 1, 2004	Madison Dearborn Partners	Boise Cascade Corp. (wood & paper operations)

Specialty Chemicals:
Announcement Date	Acquirer	Target
Sep. 19, 2014	Arkema Inc.	Bostik, Inc.
Sep. 11, 2014	Eastman Chemical Company	Taminco Corporation
Mar. 10, 2014	Minerals Technologies Inc.	Amcol International Corporation
Oct. 7, 2013	Solvay SA	Chemlogics Group, LLC
Nov. 7, 2012	Hinduja Group (Gulf Oil Corp.)	Houghton International Inc.
Jun. 20, 2012	Cabot Corporation	Norit NV
Jan. 27, 2012	Eastman Chemical Company	Solutia Inc.
Jul. 11, 2011	Lonza Group AG	Arch Chemicals Inc.
May 31, 2011	Ashland Inc.	International Specialty Products Inc.
Feb. 16, 2011	Clariant AG	Süd-Chemie AG
Jun. 23, 2010	BASF SE	Cognis Holding GmbH
Sep. 15, 2008	BASF SE	Ciba Holding AG
Jul. 11, 2008	Ashland Inc.	Hercules Inc.
For each of the transactions for which information was publicly available, Lazard compared the enterprise value implied by the purchase price in each transaction as a multiple of EBITDA for the target company based on the most recently available public information at the time of announcement of the relevant transaction. The overall low to high estimated EBITDA multiples observed for the selected transactions were as follows:
Enterprise Value / EBITDA
Corrugated Packaging	6.0x – 11.4x
Consumer Packaging	6.1x – 11.4x
Specialty Chemicals	7.9x – 12.0x
Based on its review of the MWV selected precedent transactions and its experience and professional judgment Lazard then applied a reference range of multiples to each of MWV’s business segments, which implied a blended multiple of 9.3x to 10.3x for MWV to the projections provided to Lazard by the management of MWV of 2014 estimated EBITDA for MWV. Lazard then subtracted the net debt for MWV, to arrive at a range of implied equity values for MWV common stock of  $43.63 to $49.26.
Miscellaneous
In connection with Lazard’s services as financial advisor, RockTenn has agreed to pay Lazard an aggregate fee for such services of  $4 million, $2.5 million of which became payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the closing of the combination. In addition, RockTenn may pay Lazard a discretionary fee in an amount to be determined by RockTenn in its sole discretion, upon the closing of the combination. RockTenn also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.
Lazard has in the past provided, currently is providing and in the future may provide certain investment banking services to RockTenn and certain of its affiliates, for which Lazard has received and may receive compensation, including, having been engaged by RockTenn in 2014 to advise on certain strategic and financial matters. In the ordinary course of their respective businesses, Lazard and its affiliates and employees may actively trade securities of RockTenn, MWV and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of RockTenn, MWV and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard did not recommend any specific exchange ratio or consideration to the RockTenn board or that any given exchange ratio or consideration constituted the only appropriate exchange ratio or consideration for the combination. Lazard’s opinion and analyses were only one of many factors taken into consideration by the RockTenn board in its evaluation of the combination. Consequently, the analyses described above should not be viewed as determinative of the views of the RockTenn board or RockTenn’s management with respect to the MWV exchange ratio provided for in the combination or as to whether the RockTenn board would have been willing to determine that a different exchange ratio or consideration was fair.
Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as RockTenn’s financial advisor because of its qualifications, experience and reputation in investment banking and mergers and its familiarity with RockTenn and its business.
Opinions of MWV’s Financial Advisors
Merrill Lynch, Pierce, Fenner & Smith Incorporated
MWV has retained BofA Merrill Lynch to act as MWV’s financial advisor in connection with the combination. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MWV selected BofA Merrill Lynch to act as MWV’s financial advisor in connection with the combination on the basis of BofA Merrill Lynch’s experience in transactions similar to the combination, its reputation in the investment community and its familiarity with MWV and its business.
On January 25, 2015, at a meeting of the MWV board held to evaluate the combination, BofA Merrill Lynch delivered to the MWV board an oral opinion, which was confirmed by delivery of a written opinion dated January 25, 2015, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, taking into account the RockTenn merger, the MWV exchange ratio pursuant to the original combination agreement was fair, from a financial point of view, to holders of the outstanding shares of MWV common stock (other than RockTenn and its affiliates).
The full text of BofA Merrill Lynch’s written opinion to the MWV board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the MWV board for the benefit and use of the MWV board (in its capacity as such) in connection with and for purposes of its evaluation of the MWV exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the combination or any terms or other aspects of the spin-off of MWV’s specialty chemicals business and no opinion or view was expressed as to the relative merits of the combination or the spin-off of MWV’s specialty chemicals business in comparison to other strategies or transactions that might be available to MWV or in which MWV might engage or as to the underlying business decision of MWV to proceed with or effect the combination or the spin-off of MWV’s specialty chemicals business. BofA Merrill Lynch’s opinion does not address any other aspect of the combination and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed combination or any related matter.
In connection with rendering its opinion, BofA Merrill Lynch:
(i)
reviewed certain publicly available business and financial information relating to MWV and RockTenn;

(ii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of MWV furnished to or discussed with BofA Merrill Lynch by MWV’s management, including the MWV forecasts;

(iii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of MWV’s specialty chemicals business furnished to or discussed with BofA Merrill Lynch by MWV’s management, including the MWV specialty chemicals forecasts (as defined in “— Certain MWV Forecasts”);

(iv)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of MWV pro forma for the consummation of the spin-off of MWV’s specialty chemicals business, including the MWV ex-specialty chemicals forecasts (as defined in “— Certain MWV Forecasts”);

(v)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of RockTenn furnished to or discussed with BofA Merrill Lynch by the management of RockTenn, including the RockTenn management case forecasts;

(vi)
reviewed the MWV-derived RockTenn forecasts (as defined in “— Certain MWV Forecasts — MWV’s Adjustments to the RockTenn Forecasts”) and discussed with MWV’s management its assessments as to the relative likelihood of achieving the future financial results reflected in the RockTenn management case forecasts and the MWV-derived RockTenn forecasts;

(vii)
reviewed certain estimates as to the amount and timing of cost savings (as used in this section, “— Goldman, Sachs & Co.” and “— Financial Analyses by Financial Co-Advisors,” collectively, the “synergies”) anticipated by the managements of MWV and RockTenn to result from the combination;

(viii)
reviewed certain financial and operating information with respect to the business, operations and prospects of MWV and RockTenn pro forma for the consummation of the combination under alternative scenarios, one where the spin-off of MWV’s specialty chemicals business is consummated and one where it is not, including certain financial forecasts prepared by MWV’s management relating to the combined company pro forma for the consummation of the combination and the spin-off of MWV’s specialty chemicals business (those forecasts, the “specialty chemicals spin-off pro forma forecasts”), and an alternative set of pro forma financial forecasts prepared by MWV’s management relating to the combined company where the combination is consummated but the spin-off of MWV’s specialty chemicals business is not (those forecasts, the “no-specialty chemicals spin-off pro forma forecasts”);

(ix)
discussed the past and current business, operations, financial condition and prospects of MWV with members of senior managements of MWV and RockTenn;

(x)
reviewed the potential pro forma financial impact of the combination on the future financial performance of MWV and RockTenn under two alternative scenarios, one where the spin-off of MWV’s specialty chemicals business is consummated and one where it is not, including the potential effect on MWV’s and RockTenn’s estimated earnings per share under each alternative scenario;

(xi)
reviewed the trading histories for MWV common stock and RockTenn common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(xii)
compared certain financial and stock market information of MWV and RockTenn with similar information of other companies BofA Merrill Lynch deemed relevant;

(xiii)
compared certain financial terms of the combination to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(xiv)
reviewed the relative financial contributions of MWV and RockTenn to the future financial performance of the combined company on a pro forma basis in the alternative scenario where the combination is consummated but the spin-off of MWV’s specialty chemicals business is not;

(xv)
reviewed a draft, dated January 25, 2015, of the original combination agreement (the “draft original combination agreement”); and

(xvi)
performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of MWV and RockTenn that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the RockTenn management case forecasts, BofA Merrill Lynch was advised by RockTenn, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of RockTenn as to the future financial performance of RockTenn. With respect to the MWV forecasts, the MWV specialty chemicals forecasts, the MWV ex-specialty chemicals forecasts, the MWV-derived RockTenn forecasts and the synergies, BofA Merrill Lynch assumed, at the direction of MWV, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of MWV’s management as to the future financial performance of MWV, MWV’s specialty chemicals business, MWV pro forma for the consummation of the spin-off of MWV’s specialty chemicals business, RockTenn and other matters covered thereby. With respect to the specialty chemicals spin-off pro forma forecasts and the no-specialty chemicals spin-off pro forma forecasts, BofA Merrill Lynch assumed, at the direction of MWV, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of MWV’s management as to the future financial performance of MWV and RockTenn on pro forma bases for the alternative scenarios presented therein. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RockTenn, MWV, MWV’s specialty chemicals business or Holdings, nor did it make any physical inspection of the properties or assets of RockTenn, MWV, MWV’s specialty chemicals business or Holdings. BofA Merrill Lynch did not evaluate the solvency or fair value of RockTenn, MWV, MWV’s specialty chemicals business or Holdings under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of MWV, that the combination would be consummated in accordance with the terms of the original combination agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the combination, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on RockTenn, MWV or Holdings or the contemplated benefits of the combination. BofA Merrill Lynch also assumed, at the direction of MWV, that the MWV merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of Code, and that the RockTenn merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. BofA Merrill Lynch also assumed, at the direction of MWV, that the final executed original combination agreement would not differ in any material respect from the draft original combination agreement reviewed by BofA Merrill Lynch.
BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the combination (other than the MWV exchange ratio to the extent expressly specified in its opinion) or any terms or other aspects of the spin-off of MWV’s specialty chemicals business, including, without limitation, the form or structure of the combination or such spin-off. BofA Merrill Lynch’s opinion was limited to, taking into account the RockTenn merger, the fairness, from a financial point of view, of the MWV exchange ratio to the holders of the outstanding shares of MWV common stock (other than RockTenn and its affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the combination by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the combination, or class of such persons, relative to the MWV exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the combination or the spin-off of MWV’s specialty chemicals business in comparison to other strategies or transactions that might be available to MWV or in which MWV might engage or as to the underlying business decision of MWV to proceed with or effect the combination or the spin-off of MWV’s specialty chemicals business. BofA Merrill Lynch did not express any opinion as to what the value of Holdings common stock actually would be when issued or the prices at which MWV common stock, RockTenn common stock or Holdings common stock would trade at any time, including following announcement or consummation of the combination. In addition,

BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the combination or any related matter. Except as described above, MWV imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.
BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.
The type and amount of consideration payable in the combination was determined through negotiations between MWV and RockTenn, rather than by any financial advisor, and was approved by the MWV board. The decision to enter into the original combination agreement was solely that of the MWV board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the MWV board in its evaluation of the proposed combination and should not be viewed as determinative of the views of the MWV board or management with respect to the combination or the MWV exchange ratio pursuant to the original combination agreement.
MWV has agreed to pay BofA Merrill Lynch for its services in connection with the combination an aggregate fee based on a percentage of the aggregate value of MWV at the time of the combination, which value will be based on the average of the closing prices of MWV common stock for the ten days immediately prior to the closing of the combination. Based upon the average closing price of MWV common stock from April 28, 2015 through May 4, 2015, the aggregate fee is currently estimated to be approximately $27 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the consummation of the combination. MWV also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.
BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MWV, RockTenn, MWV’s specialty chemicals business, Holdings and certain of their respective affiliates.
BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to MWV and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to MWV in connection with its anticipated spin-off of MWV’s specialty chemicals business and its sale of U.S. forestlands and interests in two development-land joint ventures with its Community Development and Land Management division; (ii) having acted or acting as co-lead arranger and co-book runner for, and a lender under, MWV’s $600 million five-year revolving credit facility scheduled to expire on January 30, 2017; (iii) having acted as dealer manager to MWV in connection with an accelerated share repurchase transaction; and (iv) having provided or providing treasury and trade management services and products to MWV.
In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other financial services to RockTenn and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a co-lead arranger and co-book runner for RockTenn’s revolving credit facility and term loan facility maturing on September 27, 2017; (ii) having acted or acting as lender under certain term loans, letters of credit and leasing facilities for RockTenn; and (iii) having provided or providing treasury and trade management services and products to RockTenn.
Goldman, Sachs & Co.
Goldman Sachs rendered its opinion, dated January 25, 2015, to the MWV board of directors that, as of such date, taking into account the RockTenn merger and based upon and subject to the factors and assumptions set forth therein, the MWV exchange ratio pursuant to the original combination agreement was fair from a financial point of view to the holders (other than RockTenn and its affiliates) of MWV common stock.
The full text of the written opinion of Goldman Sachs, dated January 25, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of MWV’s board of directors in connection with its consideration of the combination. The Goldman Sachs opinion is not a recommendation as to how any holder of MWV common stock should vote with respect to the combination, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•
the original combination agreement;

•
annual reports to stockholders and Annual Reports on Form 10-K of MWV for the five years ended December 31, 2013 and of RockTenn for the five fiscal years ended September 30, 2014;

•
Quarterly Reports on Form 10-Q of MWV and RockTenn;

•
certain other communications from MWV and RockTenn to their respective stockholders;

•
publicly available research analyst reports for MWV and RockTenn;

•
the RockTenn management case forecasts;

•
the MWV forecasts, the MWV specialty chemicals forecasts, the MWV ex-specialty chemicals forecasts, the MWV-derived RockTenn forecasts, the specialty chemicals spin-off pro forma forecasts and the no-specialty chemicals spin-off pro forma forecasts, in each case, as prepared by MWV’s management and approved for Goldman Sachs’ use by MWV (collectively, the “forecasts”); and

•
the synergies, as approved for Goldman Sachs’ use by MWV.

Goldman Sachs also held discussions with members of the senior management of MWV and RockTenn regarding their assessment of the past and current business operations, financial condition and future prospects of RockTenn and with the members of senior management of MWV regarding their assessment of the past and current business operations financial condition and future prospects of MWV and MWV’s specialty chemicals business and the strategic rationale for, and the potential benefits of, the combination; reviewed the reported price and trading activity for the MWV common stock and the RockTenn common stock; compared certain financial and stock market information for MWV and RockTenn with similar information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the paper and packaging industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering the opinion described above, Goldman Sachs, with the MWV board’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed, with the MWV board’s consent, that the forecasts and the synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of MWV’s management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of MWV, MWV’s specialty chemicals business, RockTenn or

Holdings or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of MWV, MWV’s specialty chemicals business, RockTenn or Holdings or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination will be obtained without any adverse effect on MWV, RockTenn or Holdings or on the expected benefits of the combination in any way meaningful to its analysis. Goldman Sachs also assumed that the combination will be consummated on the terms set forth in the original combination agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of MWV to engage in the combination or the spin-off of MWV’s specialty chemicals business or the relative merits of the combination or the spin-off of MWV’s specialty chemicals business as compared to any strategic alternatives that may be available to MWV; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of MWV common stock (other than RockTenn and its affiliates), as of the date of its opinion and taking into account the RockTenn merger, of the MWV exchange ratio pursuant to the original combination agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the original combination agreement, the combination or any term or aspect of the spin-off of MWV’s specialty chemicals business or any other agreement or instrument contemplated by the original combination agreement or entered into or amended in connection with the combination or the spin-off of MWV’s specialty chemicals business, including, without limitation, the fairness of the combination to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of MWV; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MWV, MWV’s specialty chemicals business or RockTenn, or any class of such persons in connection with the combination, whether relative to the MWV exchange ratio pursuant to the original combination agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of MWV common stock, RockTenn common stock or Holdings common stock will trade at any time or as to the impact of the combination on the solvency or viability of MWV, MWV’s specialty chemicals business, RockTenn or Holdings or the ability of MWV, MWV’s specialty chemicals business, RockTenn or Holdings to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the MWV board in connection with its consideration of the combination, and its opinion does not constitute a recommendation as to how any holder of outstanding shares of MWV common stock should vote with respect to the combination or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of MWV, MWV’s specialty chemicals business, RockTenn, Holdings and any of their respective affiliates or any currency or commodity that may be involved in the combination for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to MWV in connection with, and participated in certain of the negotiations leading to, the combination. Goldman Sachs has provided certain investment banking services to MWV and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as MWV’s financial advisor in connection with its sale of U.S. forestlands and interests in two development-land joint ventures to Plum Creek Timber Company, Inc. in December 2013 and as MWV’s financial advisor in connection with the spin-off of MWV’s specialty chemicals business. Goldman Sachs may also in the future provide investment banking services to MWV, RockTenn, MWV’s specialty chemicals business, Holdings and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.
The MWV board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the combination. Pursuant to a letter agreement dated January 23, 2015, MWV engaged Goldman Sachs to act as its financial advisor in connection with the combination. Pursuant to the terms of this engagement letter, MWV has agreed to pay Goldman Sachs a transaction fee, all of which is payable upon consummation of the combination, in an amount that will depend on the aggregate value of MWV, which value will be based on the average of the last sales prices of MWV common stock on the five trading days ending five trading days prior to the date of the consummation of the combination. For illustrative purposes, based on the average trading price of MWV common stock from April 28, 2015 through May 4, 2015, this transaction fee would have equaled approximately $27 million. In addition, MWV has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Financial Analyses by Financial Co-Advisors
The following is a summary of the material financial analyses delivered by BofA Merrill Lynch and Goldman Sachs, referred to as the financial co-advisors, to the MWV board at its meeting on January 25, 2015 in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the financial co-advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by the financial co-advisors. Some of the summaries of the financial analyses include information presented in tabular format. For a full understanding of the financial analyses performed by the financial co-advisors, the tables must be read together with the full text of each summary and are alone not a complete description of the financial co-advisors’ financial analyses. Selecting portions of the analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the financial co-advisors’ analyses and their respective opinions. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 23, 2015 and is not necessarily indicative of current market conditions.
The preparation of financial opinions is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial opinions are not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying each financial co-advisor’s opinion. In arriving at their respective fairness determinations, the financial co-advisors considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, each financial co-advisor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to MWV or RockTenn or the contemplated combination.
The financial co-advisors prepared these analyses, for which the financial co-advisors were advised by MWV’s management to assume that MWV’s stockholders would own 50.5% of the combined company, consistent with the ownership level in the combined company contemplated by the draft original combination agreement as of January 24, 2015, for purposes of providing their respective opinions to the MWV board as to the fairness from a financial point of view to the holders of MWV common stock (other than RockTenn and its affiliates), as of the date of the opinions and taking into account the RockTenn merger, of the MWV exchange ratio pursuant to the original combination agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of MWV, RockTenn, BofA Merrill Lynch, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The type and amount of consideration payable in the combination was determined through arm’s-length negotiations between MWV and RockTenn, rather than by any financial advisor, and was approved by the MWV board. The financial co-advisors provided advice to MWV during these negotiations. The financial co-advisors did not, however, recommend any specific exchange ratio to MWV or the MWV board or that any specific exchange ratio constituted the only appropriate exchange ratio for the combination. The decision to enter into the original combination agreement was solely that of the MWV board. The financial co-advisors’ opinions and analyses were only some of many factors considered by the MWV board in its evaluation of the proposed combination and should not be viewed as determinative of the views of the MWV board or management with respect to the combination or the MWV exchange ratio.
Historical Stock Trading Analysis
The financial co-advisors first calculated an illustrative price per share of MWV common stock of $49.13, based on (i) the closing price per share of RockTenn common stock on January 23, 2015 of  $62.99, (ii) the MWV exchange ratio pursuant to the original combination agreement and (iii) the illustrative 50.5% pro forma ownership of MWV stockholders in Holdings (as the financial co-advisors were advised to assume by MWV’s management consistent with the ownership level in the combined company contemplated by the draft original combination agreement as of January 24, 2015). The financial co-advisors then analyzed such illustrative price per share of MWV common stock of  $49.13 in relation to the closing price per share of MWV common stock on January 23, 2015 and the average daily closing price per share of MWV common stock for the three- and six-month periods ended January 23, 2015.
This analysis indicated that the illustrative price per share of MWV common stock to be paid to MWV stockholders pursuant to the original combination agreement represented:
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a premium of 9.1% to the closing price of  $45.04 per share of MWV common stock on January 23, 2015;

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a premium of 10.8% to the average daily closing price of  $44.34 per share of MWV common stock for the three-month period ended January 23, 2015; and

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a premium of 14.0% to the average daily closing price of  $43.11 per share of MWV common stock for the six-month period ended January 23, 2015.

Selected Companies Analysis
The financial co-advisors reviewed and compared certain financial information for MWV and RockTenn to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the paperboard and packaging industry:
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Graphic Packaging Corporation

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International Paper Company

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KapStone Paper and Packaging Corporation

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Packaging Corporation of America

Although none of the selected companies is directly comparable to MWV or RockTenn, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of MWV and RockTenn.
The financial co-advisors calculated and compared various financial multiples based on publicly available information they obtained from SEC filings and Bloomberg and the Institutional Brokers’ Estimate System (“IBES”). Based on the closing price of  $45.04 per share of MWV common stock on

January 23, 2015 and the number of shares of MWV common stock outstanding on a fully diluted basis as of January 23, 2015, determined using the treasury shares method and assuming, per MWV’s management, that 40% of the shares of MWV common stock subject to MWV RSUs are not issued in order to fund employees’ payroll withholding taxes, the financial co-advisors calculated an illustrative equity value for MWV. The financial co-advisors then calculated MWV’s illustrative enterprise value (“EV”), which is a company’s illustrative equity value plus the book value of the company’s debt and minority interest less cash and cash equivalents (collectively, “EV adjustments”), as of December 31, 2014, by adding to MWV’s equity value the amount of MWV’s EV adjustments as of December 31, 2014 as provided by MWV’s management. Similarly, based on the closing price of  $62.99 per share of RockTenn common stock on January 23, 2015 and the number of shares of RockTenn common stock outstanding on a fully diluted basis as of January 23, 2015, determined using the treasury shares method and assuming, per MWV’s management, that 40% of the shares of RockTenn common stock subject to RockTenn RSUs are not issued in order to fund employees’ payroll withholding taxes, the financial co-advisors calculated an illustrative equity value for RockTenn and then, using the same methodology as described above, calculated an illustrative EV for RockTenn, reflecting the addition of RockTenn’s EV adjustments as of December 31, 2014, as provided by MWV’s management.
With respect to each of MWV and RockTenn, using each company’s illustrative EV and each company’s actual financial results for calendar year 2014 provided by MWV’s management, the financial co-advisors calculated an illustrative multiple of EV to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2014. The following table presents the results of this analysis:
	MWV	RockTenn
2014 EV/EBITDA	9.5x	8.0x
With respect to each of the selected companies, the financial co-advisors calculated such company’s illustrative EV, using the same methodology as described above (other than with respect to the assumption regarding non-issuance of a portion of RSUs), as of January 23, 2015, reflecting such company’s EV adjustments as of September 30, 2014, as a multiple of estimated EBITDA for each of the calendar years 2015 and 2016 and as a multiple of estimated EBITDA less capital expenditures (“capex”) for calendar year 2015, as provided by IBES, with all estimates calendarized to December 31 for the selected companies.
With respect to each of MWV and RockTenn, the financial co-advisors also calculated the illustrative EV of the respective company, using the same methodology as described above as a multiple of estimated EBITDA of the respective company for each of the calendar years 2015 and 2016 and as a multiple of estimated EBITDA less capex of the respective company for calendar year 2015, as provided by IBES, the MWV forecasts or the MWV-derived RockTenn forecasts, as applicable, with all estimates calendarized to December 31 for RockTenn. The results of these analyses are summarized as follows:
Illustrative EV as a multiple of estimated:	Selected Companies		MWV (per IBES)	MWV (per the MWV Forecasts)	RockTenn (per IBES)	RockTenn (per the MWV-Derived RockTenn Forecasts)
	Range	Median
2015 EBITDA	7.0x – 9.0x	8.2x	8.8x	9.0x	7.2x	7.3x
2016 EBITDA	6.9x – 8.6x	7.7x	8.3x	7.6x	6.9x	6.8x
2015 EBITDA less Capex	10.3x – 12.7x	10.6x	12.7x	14.2x	10.5x	11.0x
The financial co-advisors also calculated the selected companies’ estimated calendar year 2015 price-to-earnings (“P/E”) ratios, calculated as the closing price of shares of each selected company’s common stock on January 23, 2015 divided by its estimated earnings per share for calendar year 2015 as provided by IBES, and compared those to the estimated P/E ratios of MWV and RockTenn for calendar year 2015 as provided by IBES, the MWV forecasts or the MWV-derived RockTenn forecasts, as applicable.

The following table presents the results of this analysis:
Illustrative P/E Ratio:	Selected Companies		MWV (per IBES)	MWV (per the MWV Forecasts)	RockTenn (per IBES)	RockTenn (per the MWV-Derived RockTenn Forecasts)
	Range	Median
Estimated 2015	13.6x – 18.1x	14.4x	20.5x	21.0x	14.9x	14.5x
Illustrative Financial Metrics-Based Contribution Analysis
The financial co-advisors performed an illustrative contribution analysis based on specific historical and estimated future financial metrics, including revenue, EBITDA, earnings before interest and taxes (“EBIT”), net income and EBITDA less capex, for each of MWV and RockTenn for calendar year 2014, based on the actual financial results of each company as provided by MWV’s management, and for calendar years 2015 and 2016, based on the MWV forecasts and the MWV-derived RockTenn forecasts, respectively. The financial co-advisors performed this analysis on both an unlevered basis and a levered equity basis.
For purposes of performing this analysis on an unlevered basis, the financial co-advisors calculated the relative size of contribution of MWV and RockTenn based on the actual respective revenue, EBITDA, EBIT, net income and EBITDA less capex of MWV and RockTenn for calendar year 2014 and based on the estimated revenue, EBITDA, EBIT, net income and EBITDA less capex of MWV and RockTenn for each of the calendar years 2015 and 2016.
For purposes of performing this analysis on a levered equity basis, the financial co-advisors also analyzed the relative size of contribution of MWV and RockTenn based on illustrative levered equity values of MWV and RockTenn calculated based on the actual respective revenue, EBITDA, EBIT, net income and EBITDA less capex of MWV and RockTenn for calendar year 2014 and based on the estimated revenue, EBITDA, EBIT, net income and EBITDA less capex of MWV and RockTenn for each of the calendar years 2015 and 2016. The financial co-advisors derived the illustrative levered equity values by (i) applying illustrative blended multiples of levered EV to revenue, EBITDA, EBIT and EBITDA less capex, respectively, of MWV and RockTenn, to the respective revenue, EBITDA, EBIT and EBITDA less capex of each of MWV and RockTenn for each of the calendar years 2014, 2015 and 2016, and, in each case, adjusting the calculation for the amount of each of MWV and RockTenn’s EV adjustments as of December 31, 2014, as estimated by MWV’s management, and (ii) applying illustrative blended P/E ratios to the net income of each of MWV and RockTenn for each of the calendar years 2014, 2015 and 2016. The illustrative blended multiples and P/E ratios referenced in (i) and (ii) were calculated based on MWV and RockTenn’s blended multiples and P/E ratios for each of the financial metrics. Based on the relative sizes of contribution calculated based on the illustrative levered equity values described above, the financial co-advisors also calculated an indicated illustrative exchange ratio for each such relative size of contribution. The MWV exchange ratio pursuant to the original combination agreement was 0.78 shares of Holdings common stock for each share of MWV common stock held at the effective time of the combination.

The following table presents the results of this analysis:
		Illustrative MWV Contribution
		Illustrative Contribution (Unlevered)	Illustrative Equity Contribution (Levered)	Illustrative Exchange Ratio
Revenue	2014A	36.1%	36.1%	0.472x
	2015E	35.1%	34.9%	0.448x
	2016E	36.5%	36.6%	0.483x
EBITDA	2014A	40.0%	41.0%	0.578x
	2015E	39.1%	40.0%	0.555x
	2016E	41.3%	42.7%	0.620x
EBIT	2014A	41.0%	42.3%	0.611x
	2015E	41.1%	42.5%	0.614x
	2016E	43.7%	45.7%	0.698x
Net Income	2014A	36.3%	36.3%	0.476x
	2015E	38.1%	38.1%	0.513x
	2016E	42.7%	42.7%	0.619x
EBITDA less Capex	2014A	40.3%	41.4%	0.589x
	2015E	38.1%	38.6%	0.525x
	2016E	41.6%	43.0%	0.628x
Illustrative Discounted Cash Flow-Based Contribution Analysis
The financial co-advisors performed an illustrative contribution analysis based on the illustrative discounted cash flows for MWV and RockTenn. For purposes of this analysis, the financial co-advisors used the MWV forecasts to determine a range of present values per share of MWV common stock. The financial co-advisors calculated estimated unlevered free cash flows excluding pension income of MWV for calendar years 2015 through 2019 based on the MWV forecasts. The financial co-advisors then discounted the unlevered free cash flows excluding pension income to December 31, 2014, assuming mid-year convention and applying an illustrative range of discount rates of 8.0% to 9.5%, reflecting estimates of MWV’s weighted average cost of capital. The financial co-advisors then derived a range of illustrative terminal values by applying an illustrative range of perpetuity growth rates of 2.0% to 3.0% to MWV’s estimated unlevered free cash flow excluding pension income for calendar year 2019 and discounted these illustrative terminal values to December 31, 2014, using the same range of discount rates as described above. The financial co-advisors aggregated the present values of the illustrative terminal values with the present values of the estimated unlevered free cash flows excluding pension income for each of the calendar years 2015 through 2019, and then subtracted MWV’s EV adjustments as of December 31, 2014, to calculate the present values of illustrative equity values of MWV as of December 31, 2014. The financial co-advisors then divided these present values of illustrative equity values by, in each case, the number of the shares of MWV common stock outstanding, as provided by MWV’s management, on a fully diluted basis determined using the treasury shares method based on the respective illustrative equity value, to calculate the illustrative per-share equity values. These calculations resulted in a range of illustrative value indications of  $41.45 to $63.76 per share of MWV common stock.
For purposes of this analysis, the financial co-advisors also used the MWV-derived RockTenn forecasts to determine a range of present values per share of RockTenn common stock. The financial co-advisors calculated estimated unlevered free cash flows of RockTenn for calendar years 2015 through 2019 based on the MWV-derived RockTenn forecasts. The financial co-advisors then discounted the unlevered free cash flows to December 31, 2014, assuming mid-year convention and applying an illustrative range of discount rates of 8.0% to 9.5%, reflecting estimates of RockTenn’s weighted average cost of capital. The financial co-advisors then derived a range of illustrative terminal values by applying an illustrative range of perpetuity growth rates of 1.75% to 2.75% to RockTenn’s estimated unlevered free cash flow for calendar year 2019 and discounted these illustrative terminal values to December 31, 2014, using the same range of discount rates as described above. The financial co-advisors then aggregated the present values of the illustrative terminal values with the present values of the estimated unlevered free cash flows for each of the calendar years 2015 through 2019, and then subtracted RockTenn’s EV adjustments as of December 31, 2014, to calculate the present values of illustrative equity values of RockTenn as of December 31, 2014. The financial co-advisors then divided these present values of illustrative equity values by, in each case, the number of the shares of RockTenn common stock outstanding, as provided by MWV’s management, on a fully diluted basis determined using the treasury shares method based on the respective illustrative equity value, to calculate the illustrative per-share equity values. These calculations resulted in a range of illustrative value indications of  $64.39 to $99.24 per share of RockTenn common stock.
For purposes of this analysis, the financial co-advisors then calculated indications of contribution to the combined illustrative equity values of the combined company, excluding the synergies, based on the illustrative equity values derived by the financial co-advisors using the methodology described above. This analysis resulted in an illustrative range of discounted cash flow-based contributions for MWV of 43.6% to 43.7% and an illustrative range of exchange ratios pursuant to the original combination agreement of 0.642x to 0.644x. As noted above, the MWV exchange ratio pursuant to the original combination agreement was 0.78 shares of Holdings common stock for each share of MWV common stock held at the effective time of the combination.
Present Value of Future Share Price Analysis for MWV and MWV’s Specialty Chemicals Business
The financial co-advisors performed an illustrative analysis of the present values of the future price per portfolio consisting of one share of MWV common stock based on the MWV ex-specialty chemicals forecasts and one share of MWV’s specialty chemicals business common stock based on the MWV specialty chemicals forecasts (this portfolio, an “MWV ex-specialty chemicals + specialty chemicals share”). For purposes of this analysis, the financial co-advisors applied an illustrative range of EV to one-year forward EBITDA multiples of 8.0x to 8.5x to the estimated one-year forward EBITDA of MWV for calendar years 2015 through 2017 based on the MWV ex-specialty chemicals forecasts, to obtain a range of undiscounted EVs for MWV in each of the calendar years 2015 through 2017. The financial co-advisors then subtracted EV adjustments of MWV from, and added cumulative dividends of MWV to, the undiscounted EVs of MWV, in each case in each of the calendar years 2015 through 2017, to derive an illustrative range of undiscounted equity values, with dividends paid out counted toward equity value and grown at the cost of equity as assumed by MWV’s management, for MWV. The financial co-advisors then divided such implied undiscounted equity values for MWV by the number of shares of MWV common stock outstanding, as provided by MWV’s management, on a fully diluted basis as of January 23, 2015, determined using the treasury shares method and assuming, per MWV’s management, that 40% of the shares of MWV common stock subject to MWV RSUs are not issued in order to fund employees’ payroll withholding taxes, to derive an illustrative range of undiscounted implied prices per share of MWV common stock. The financial co-advisors then applied a discount rate of 10.5%, reflecting an estimate of MWV’s cost of equity, to such undiscounted implied prices per share of MWV common stock to derive an illustrative range of present values per share of MWV common stock.
The financial co-advisors also applied an illustrative EV to one-year forward EBITDA multiple of 10.0x to the estimated one-year forward EBITDA of MWV’s specialty chemicals business for calendar years 2015 through 2017 based on the MWV specialty chemicals forecasts, to obtain an implied undiscounted EV for MWV’s specialty chemicals business in each of the calendar years 2015 through 2017. The financial co-advisors then subtracted debt less cash and cash equivalents of MWV’s specialty chemicals business from, and added cumulative dividends of MWV’s specialty chemicals business to, the undiscounted EV of MWV’s specialty chemicals business, in each case in each of the calendar years 2015 through 2017, to derive an undiscounted equity value, with dividends paid out counted toward equity value and grown at the cost of equity as assumed by MWV’s management, for MWV’s specialty chemicals business. The financial co-advisors then divided such implied undiscounted equity values for MWV’s specialty chemicals business by the number of shares of MWV common stock outstanding, as provided by MWV’s management, on a fully diluted basis as of January 23, 2015, determined using the treasury shares method and assuming, per MWV’s management, that 40% of the shares of MWV common stock subject to MWV RSUs are not issued in order to fund employees’ payroll withholding taxes, to derive an illustrative range of undiscounted implied prices per share of MWV’s specialty chemicals business common stock. The financial co-advisors then applied a discount rate of 12.5%, reflecting an estimate of MWV’s specialty chemicals business’s cost of equity, to such undiscounted implied prices per share of MWV’s specialty chemicals business common stock to derive an illustrative range of present values per share of MWV’s specialty chemicals business common stock of  $13.60 to $14.57.
For purposes of this analysis, the financial co-advisors then added each illustrative present value per share of MWV common stock in each of the calendar years 2015 through 2017 based on the MWV ex-specialty chemicals forecasts to the illustrative present value per share of MWV’s specialty chemicals business common stock in the respective calendar year based on the MWV specialty chemicals forecasts to obtain an illustrative range of total present values per MWV ex-specialty chemicals + specialty chemicals share of  $48.16 to $53.95.
Present Value of Future Share Price Analysis for Holdings and MWV’s Specialty Chemicals Business
The financial co-advisors performed an illustrative analysis of the implied present values of the future price per portfolio consisting of one share of MWV common stock on a pro forma basis after giving effect to the combination (assuming MWV stockholders’ 50.5% pro forma ownership in Holdings, as the financial co-advisors were advised to assume by MWV’s management, consistent with the ownership level in the combined company contemplated by the draft original combination agreement as of January 24, 2015) based on the specialty chemicals spin-off pro forma forecasts and one share of MWV’s specialty chemicals business common stock based on the MWV specialty chemicals forecasts (this portfolio, a “Holdings ex-specialty chemicals + specialty chemicals share”). For purposes of this analysis, the financial co-advisors applied an illustrative range of EV to one-year forward EBITDA multiples of 7.5x to 8.0x to the estimated one-year forward EBITDA of Holdings for calendar years 2015 through 2017 based on the specialty chemicals spin-off pro forma forecasts, to obtain an illustrative range of undiscounted EVs for Holdings in each of the calendar years 2015 through 2017. The financial co-advisors then subtracted EV adjustments of MWV and RockTenn and the estimated debt that RockTenn will use for capital return to the RockTenn shareholders prior to the consummation of the combination to achieve MWV stockholders’ 50.5% pro forma ownership in Holdings (the “RockTenn cash adjustment”) from, and added cumulative dividends of Holdings to, the undiscounted EVs of Holdings, in each case in each of the calendar years 2015 through 2017, to derive a range of undiscounted equity values, with dividends paid out counted toward equity value and grown at the cost of equity as assumed by MWV’s management, for Holdings. The financial co-advisors then divided such implied undiscounted equity values for Holdings by the number of shares of Holdings common stock outstanding, as provided by MWV’s management, on a fully diluted basis, determined using the treasury shares method and as adjusted for MWV stockholders’ 50.5% pro forma ownership in Holdings, to derive an illustrative range of undiscounted implied prices per share of MWV common stock after giving effect to the combination. The financial co-advisors then applied a discount rate of 10.5%, reflecting an approximate estimate of Holdings’ cost of equity, to such undiscounted implied prices per share of MWV common stock after giving effect to the combination to derive an illustrative range of present values per share of MWV common stock after giving effect to the combination.
The financial co-advisors then added each illustrative present value per share of MWV common stock on a pro forma basis after giving effect to the combination in each of the calendar years 2015 through 2017 based on the specialty chemicals spin-off pro forma forecasts to the illustrative present value per share of MWV’s specialty chemicals business common stock in the respective calendar year based on the MWV specialty chemicals forecasts derived by the financial co-advisors using the methodology described under “— Present Value of Future Share Price Analysis for MWV and MWV’s Specialty Chemicals Business,” as adjusted for MWV stockholders’ 50.5% pro forma ownership in Holdings (as the financial co-advisors were advised to assume by MWV’s management consistent with the ownership level in the combined company contemplated by the draft original combination agreement as of January 24, 2015), to obtain an illustrative range of total present values per Holdings ex-specialty chemicals + specialty chemicals share of  $51.19 to $63.36.
Illustrative Pro Forma Discounted Cash Flow Analysis
The financial co-advisors performed a discounted cash flow analysis on the MWV common stock on a pro forma basis after giving effect to the combination (assuming MWV stockholders’ 50.5% pro forma ownership in Holdings, as the financial co-advisors were advised to assume by MWV’s management consistent with the ownership level in the combined company contemplated by the draft original combination agreement as of January 24, 2015) using the no-specialty chemicals spin-off pro forma forecasts. The financial co-advisors used indications of free cash flows for the combined company for calendar years 2015 through 2019 based on the no-specialty chemicals spin-off pro forma forecasts. The financial co-advisors then discounted the free cash flows to December 31, 2014, assuming mid-year convention and applying an illustrative range of discount rates of 8.0% to 9.5%, reflecting estimates of Holdings’ weighted average cost of capital. The financial co-advisors then derived a range of illustrative terminal values by applying illustrative perpetuity growth rates ranging from 2.0% to 3.0% to Holdings’ estimated free cash flow for calendar year 2019 (adjusted for illustrative transaction amortization and effects of estimated capex based on the no-specialty chemicals spin-off pro forma forecasts) and discounted these illustrative terminal values to December 31, 2014, using the same range of discount rates as described above. The financial co-advisors then aggregated the present values of the illustrative terminal values with the present values of the estimated free cash flows for each of the calendar years 2015 through 2019, and then subtracted EV adjustments of MWV and RockTenn and the RockTenn cash adjustment, to calculate the present values of illustrative equity values of Holdings as of December 31, 2014. The financial co-advisors then divided these present values of illustrative equity values of Holdings by, in each case, the number of the shares of MWV common stock outstanding, as provided by MWV’s management, on a fully diluted basis determined using the treasury shares method based on such illustrative equity value, to calculate the illustrative per-share equity values for MWV common stock after giving effect to the combination. This analysis resulted in a range of illustrative value indications of  $53.76 to $84.45 per share of MWV common stock after giving effect to the combination.
Greenhill & Co., LLC
MWV’s retention of Greenhill & Co., LLC (“Greenhill”) was confirmed pursuant to a letter agreement dated January 23, 2015. MWV selected Greenhill to act as one of its financial advisors based on Greenhill’s qualifications, expertise and reputation and its knowledge of the business affairs of MWV. Greenhill delivered its written opinion that, as of January 25, 2015 and subject to certain assumptions and limitations set forth in the written opinion, the MWV exchange ratio pursuant to the original combination agreement was fair, from a financial point of view, to the holders of MWV common stock.
The full text of the written opinion of Greenhill, dated as of January 25, 2015, which discusses, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Greenhill in rendering its opinion, is attached as Annex F and incorporated by reference into this section of the joint proxy statement/prospectus. The summary of the Greenhill fairness opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. MWV stockholders are urged to read the opinion carefully and in its entirety. The Greenhill opinion is directed to the MWV board, in its capacity as such, and addresses only the fairness, from a financial point of view, of the MWV exchange ratio pursuant to the combination agreement as of the date of the opinion. The Greenhill opinion does not address any other aspect of the combination and does not constitute a recommendation to any MWV stockholder or RockTenn shareholder as to how any such stockholder or shareholder should vote with respect to the combination or any other matter.
In connection with rendering the opinion described directly above and performing related analyses, Greenhill, among other things:
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reviewed the combination agreement;

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reviewed certain publicly available financial statements of each of MWV and RockTenn that Greenhill deemed relevant;

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reviewed certain other publicly available business, operating and financial information relating to each of MWV and RockTenn that Greenhill deemed relevant;

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reviewed certain information, including financial forecasts and other financial and operating data concerning each of MWV and RockTenn, prepared by the management of MWV and as approved for Greenhill’s use by the management of MWV;

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discussed the past and present operations and financial condition and the prospects of MWV with senior executives of MWV;

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discussed the past and present operations and financial condition and the prospects of RockTenn with senior executives of RockTenn;

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reviewed certain information regarding potential cost savings and operational synergies projected by management of each of MWV and RockTenn to result from the combination (as used in this section, “synergies”), as approved for Greenhill’s use by the management of MWV;

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reviewed the historical market prices and trading activity for MWV common stock and analyzed its implied valuation multiples;

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reviewed the historical market prices and trading activity for RockTenn common stock and analyzed its implied valuation multiples;

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reviewed the historical exchange ratio based upon the closing trading prices of MWV common stock and RockTenn common stock over several time periods, and compared those to the MWV exchange ratio;

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compared the value of the consideration to be received by holders of MWV common stock in the MWV merger with that received in certain publicly available transactions that Greenhill deemed relevant;

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compared the proportionate ownership of MWV’s holders in the pro forma combined company with the relative contribution of MWV to the pro forma combined company based upon a number of metrics that Greenhill deemed relevant;

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performed a discounted cash flow analysis for each of MWV and RockTenn, in each case at discount rates Greenhill deemed appropriate;

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participated in discussions among representatives of MWV and its financial advisors and the representatives of RockTenn and its financial advisors; and

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performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In arriving at its opinion, Greenhill assumed and relied upon, without independent verification (or assuming any responsibility to perform such independent verification), the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by, or discussed with, representatives and management of MWV and RockTenn for the purposes of the Greenhill fairness opinion and further relied upon the assurances of the representatives and management of MWV that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to synergies, the financial forecasts and projections and other data that were furnished or otherwise provided to it, Greenhill assumed, with the consent of the MWV board, that such synergies, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of each of MWV and RockTenn, as applicable, as to those matters, and Greenhill relied upon such forecasts and data in arriving at its opinion, with the consent of the MWV board. Greenhill expresses no opinion with respect to such synergies, projections and data or the assumptions upon which they are based.
In arriving at its opinion, Greenhill made no independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of MWV or RockTenn, or any of their respective subsidiaries, nor was Greenhill furnished with any such valuations or appraisals. Greenhill has also assumed, with the consent of the MWV board, that the RockTenn merger will be treated as a tax-free reorganization or a transaction qualifying for non-recognition of gain and loss and the MWV merger will be treated as a tax-free reorganization, in each case, for federal income tax purposes. When preparing its opinion, Greenhill also assumed that the combination will be consummated in accordance with the terms set forth in the final, executed combination agreement, and without waiver of any material terms or conditions set forth in the combination agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the combination will be obtained without any effect on MWV, RockTenn, the combination or the contemplated benefits of the combination in any way meaningful to Greenhill’s analysis. Also, Greenhill did not participate in the negotiations with respect to the terms of the transaction.
In connection with its opinion, Greenhill was neither requested to nor did it provide advice concerning the structure, the specific amount of consideration, or any other aspects of the transaction, or any other agreement, arrangement or understanding to be entered into or amended in connection with or contemplated by the transaction. The only service provided by Greenhill in connection with the transaction was the delivery of Greenhill’s opinion and the performance and presentation of the related analysis described in this joint proxy statement/prospectus, and Greenhill was neither requested to nor did it solicit any expressions of interest from any other third parties with respect to the combination or any other proposed alternative transaction.
Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect as of January 25, 2015, and the information made available to Greenhill as of January 25, 2015. Subsequent developments may affect Greenhill’s opinion, and Greenhill has no obligation to update, revise, or reaffirm its opinion. Also, Greenhill did not and does not express any opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice or matters related to any alternative transaction that might produce consideration for MWV in an amount in excess of that contemplated in the combination; and Greenhill assumes that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources and delivered to MWV.
The following is a brief summary of the material analyses performed by Greenhill in connection with the preparation of its written opinion dated as of January 25, 2015.
Although each analysis was provided to the MWV board, in connection with arriving at its opinion, Greenhill considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Greenhill, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Greenhill’s fairness opinion.
Contribution Analysis
Greenhill performed a contribution analysis, which reviewed the pro forma contributions of each of MWV and RockTenn to the combined entity and the implied contributions based on certain operational and financial metrics using projections for each of MWV and RockTenn (as provided by MWV), as well as broker estimates presented on a calendar year basis. Such operational and financial metrics included:
•
Market Capitalization

•
Estimated Net Income

•
Enterprise Value

•
Estimated Revenue

•
Estimated EBITDA

Based on various metrics, Greenhill determined the relative contributions of each of MWV and RockTenn.

The computations, based on Institutional Brokers’ Estimate System (“IBES”) figures provided by FactSet, resulted in the following MWV management estimates and broker consensus estimates of implied contributions described across the following tables:
Contribution Analysis MWV Management Projections for MWV and RockTenn ($ in millions)
	MWV	RockTenn	Total
Market Capitalization	$7,776	$8,994	$16,769
	(46%)	(54%)
2015 Net Income (estimate)	$364	$592	$957
	(38%)	(62%)
2016 Net Income (estimate)	$493	$662	$1,155
	(43%)	(57%)
Enterprise Value	$10,460	$11,782	$22,242
	(47%)	(53%)
2015 Revenue (estimate)	$5,575	$10,301	$15,876
	(35%)	(65%)
2016 Revenue (estimate)	$6,063	$10,546	$16,609
	(37%)	(63%)
2015 EBITDA (estimate)	$1,030	$1,602	$2,632
	(39%)	(61%)
2016 EBITDA (estimate)	$1,219	$1,731	$2,950
	(41%)	(59%)
Contribution Analysis MWV and RockTenn Broker Consensus Projections ($ in millions)
	MWV	RockTenn	Total
Market Capitalization	$7,776	$8,994	$16,769
	(46%)	(54%)
2015 Net Income (estimate)	$368	$583	$951
	(39%)	(61%)
2016 Net Income (estimate)	$410	$631	$1,041
	(39%)	(61%)
Enterprise Value	$10,460	$11,782	$22,242
	(47%)	(53%)
2015 Revenue (estimate)	$5,825	$10,225	$16,050
	(36%)	(64%)
2016 Revenue (estimate)	$5,923	$10,490	$16,412
	(36%)	(64%)
2015 EBITDA (estimate)	$1,061	$1,634	$2,695
	(39%)	(61%)
2016 EBITDA (estimate)	$1,118	$1,707	$2,825
	(40%)	(60%)

Contribution Analysis MWV Management Estimates and RockTenn Broker Consensus Estimates ($ in millions)
	MWV	RockTenn	Total
Market Capitalization	$7,776	$8,994	$16,769
	(46%)	(54%)
2015 Net Income (estimate)	$364	$583	$948
	(38%)	(62%)
2016 Net Income (estimate)	$493	$631	$1,124
	(44%)	(56%)
Enterprise Value	$10,460	$11,782	$22,242
	(47%)	(53%)
2015 Revenue (estimate)	$5,575	$10,225	$15,800
	(35%)	(65%)
2016 Revenue (estimate)	$6,063	$10,490	$16,553
	(37%)	(63%)
2015 EBITDA (estimate)	$1,030	$1,634	$2,665
	(39%)	(61%)
2016 EBITDA (estimate)	$1,219	$1,707	$2,927
	(42%)	(58%)
In each of the three (3) scenarios, Greenhill noted that the implied ownership split of the proposed combined entity before including the effects of RockTenn holders’ cash election would be approximately 48.5% and 51.5% for stockholders of MWV and shareholders of RockTenn, respectively; and the implied ownership split of the proposed combined entity after including the effects of RockTenn holders’ cash election would be approximately 50.1% and 49.9%, for stockholders of MWV and shareholders of RockTenn, respectively.
Historical Trading Multiple Analysis
Greenhill reviewed the historical ratio of enterprise value, or EV, defined as market capitalization plus total debt, noncontrolling interests and preferred equity less cash and cash equivalents, in each case if any, which was calculated based on closing stock prices on January 23, 2015, as a multiple of estimated NTM EBITDA (earnings before interest, taxes, depreciation and amortization over the next twelve months), for each of MWV and RockTenn, over the past five-year period ending January 23, 2015. The EBITDA forecasts were derived from consensus estimates as of January 23, 2015. The following table sets forth the results of this analysis:
Average EV / NTM EBITDA
	MWV	RockTenn	Premium (Discount)
Current	9.6x	7.2x	2.4x
3-month	9.6x	6.9x	2.7x
6-month	9.5x	6.6x	2.9x
1-year	9.1x	6.4x	2.8x
2-year	8.6x	6.3x	2.3x
3-year	8.0x	6.1x	1.9x
5-year	7.2x	5.9x	1.4x
MWV traded at an average EV / NTM EBITDA multiple of 7.2x over the past five years whereas RockTenn traded at an average EV / NTM EBITDA multiple of 5.9x. Greenhill noted that over the past five years, MWV has consistently traded at a premium to RockTenn on an EV / NTM EBITDA basis.

Greenhill also reviewed the historical EV / NTM EBITDA ratio of MWV over the past five-year period compared against the EV / NTM EBITDA ratio of selected comparable companies in the specialty packaging segment (Graphic Packaging Holding Company, Bemis Company, Inc., Sonoco Products Co. and AptarGroup, Inc.). Greenhill noted that MWV has traded at a premium over the past nine (9) months compared to the average of the multiples of the selected comparable companies. The following table sets forth the results of this analysis:
Average EV / NTM EBITDA
	MWV	Specialty Comps	Premium (Discount)
Current	9.6x	8.8x	0.8x
3-month	9.6x	8.5x	1.1x
6-month	9.5x	8.3x	1.2x
1-year	9.1x	8.3x	0.8x
2-year	8.6x	8.1x	0.5x
3-year	8.0x	7.8x	0.3x
5-year	7.2x	7.4x	(0.1)x
Greenhill also reviewed the historical EV / NTM EBITDA ratio of RockTenn over the past five-year period compared against the EV / NTM EBITDA ratio of selected comparable companies in the commodity packaging segment (International Paper Company, Packaging Corporation of America, KapStone Paper and Packaging Corporation and Greif, Inc.). Greenhill noted that RockTenn has historically traded at a slight discount to the average of the multiples of the selected comparable companies over the past five (5) years. The following table sets forth the results of this analysis:
Average EV / NTM EBITDA
	RockTenn	Commodity Comps	Premium (Discount)
Current	7.2x	7.4x	(0.2)x
3-month	6.9x	7.5x	(0.6)x
6-month	6.6x	7.4x	(0.8)x
1-year	6.4x	7.4x	(1.0)x
2-year	6.3x	7.2x	(0.9)x
3-year	6.1x	7.0x	(0.9)x
5-year	5.9x	6.4x	(0.6)x
Historical Exchange Ratio Analysis
Greenhill reviewed the stock price performance of each of MWV and RockTenn during various periods ending on January 23, 2015, the last full trading day prior to January 25, 2015. Greenhill then calculated the daily, weekly, ten (10) days, one (1) month, three (3) months and six (6) months historical range of the volume weighted average price adjusted exchange ratios (the price of a share of MWV common stock divided by the price of a share of RockTenn common stock, each price as adjusted for the volume weighted average price of such share) during the period between January 23, 2014 and January 23, 2015:
As of January 23, 2015
	RockTenn	MWV	MWV Exchange Ratio
1-Day	$63.69	$45.40	0.71x
1-Week	$63.16	$45.02	0.71x
10-Day	$62.86	$44.84	0.71x
1-Month	$61.92	$44.57	0.72x
3-Month	$58.06	$44.12	0.76x
6-Month	$53.22	$42.85	0.81x

Analysis of Precedent Premiums Paid in Mergers of Equals
Greenhill performed an analysis of the premiums paid in precedent business combinations with a transaction value between $1.0 and $10.0 billion since January 1, 2007, involving reported merger of equals transactions. Although Greenhill analyzed the multiples implied by the reported transactions, none of these transactions or associated companies is identical to the combination or to MWV or RockTenn.
Using publicly-available information at the time of the announcement of the relevant transaction, including company filings and third-party transaction databases, Greenhill reviewed the consideration paid in the transactions and analyzed the premium of each such transaction over the trading price on the last trading day and the average trading price over one calendar week and one calendar month before the announcement of the applicable transaction.
For these transactions, Greenhill observed that the median premium over the closing price of the target one (1) day prior to the announcement was five-percent (5%), the median premium over the average closing share price of the target one (1) calendar week prior to announcement was eleven-percent (11%) and the median premium over the average closing share price of the target one (1) calendar month prior to announcement was thirteen-percent (13%).
For these transactions, Greenhill observed that the mean premium over the closing price of the target one (1) day prior to the announcement was nine-percent (9%), the mean premium over the average closing share price of the target one (1) calendar week prior to announcement was thirteen-percent (13%) and the mean premium over the average closing share price of the target one (1) calendar month prior to announcement was sixteen-percent (16%).
Following these analyses, Greenhill noted that the premium over the closing price of MWV one (1) day prior to the announcement was approximately nine-percent (9%), and if adjusted for the six-percent (6%) gain attributable to the publication of the Starboard Letter, MWV will receive a premium over the closing price of MWV one (1) day prior to the announcement of approximately sixteen-percent (16%).
In addition to the analysis of the premiums paid in the selected mergers of equals transactions, Greenhill also reviewed post-transaction pro forma economic ownership, board and senior management composition, location of corporate headquarters and company name selections for twenty-three (23) precedent merger of equals transactions. Based on these analyses, Greenhill noted that the terms of the proposed combination, as reviewed by Greenhill in the agreed upon combination agreement, are in line with the selected precedent merger of equals transactions.
Standalone Valuation Analysis of MWV
MWV’s Comparable Companies Analysis
Greenhill reviewed certain financial information for MWV and compared such information to corresponding financial information, ratios and public market multiples for the following publicly traded companies:
•
Graphic Packaging Holding Company

•
Bemis Company, Inc.

•
Sonoco Products Co.

•
AptarGroup, Inc.

Although no specialty packaging company is directly comparable to MWV, Greenhill selected the above-listed specialty packaging companies based on their similarities in business and operations relative to MWV. Additionally, Greenhill selected each of the above-listed companies because they are each publicly listed companies in a segment of the specialty packaging industry similar to that in which MWV operates, and used its judgment to determine which publicly listed companies were most relevant for purposes of this analysis. Greenhill then reviewed the operating statistics and trading histories of such companies relative to MWV. Greenhill calculated and compared financial multiples and ratios for these selected companies based on publicly available data, including the IBES, Capital IQ, FactSet, public filings and other publicly available information. For purposes of this analysis, Greenhill analyzed the ratio of  (1) enterprise value, defined as market capitalization plus total debt, noncontrolling interests and preferred equity less cash and cash equivalents, in each case if any, to (2) EBITDA for estimated fiscal year 2015 and estimated fiscal year 2016 of each of these selected companies for comparison purposes.
Based on these analyses, Greenhill selected a range of comparable enterprise value multiples of 2015 EBITDA of 9.0x to 10.0x and 2016 EBITDA of 8.0x to 9.5x. In selecting the range of EBITDA multiples, Greenhill took into account the operating performance of the selected companies relative to that of MWV, including revenue growth and the growth and level of profit margins. When applied to MWV, this methodology resulted in a range of implied value per share of MWV common stock as follows, based on MWV’s management’s projections and consensus estimates:
Metric	Per Share Value − Low	Per Share Value − High
2015E EBITDA − MWV Management Projections	$38	$44
2015E EBITDA − Consensus Estimates	$40	$46
2016E EBITDA − MWV Management Projections	$41	$52
2016E EBITDA − Consensus Estimates	$36	$46
Greenhill compared these ranges to the closing price per share of MWV common stock on January 23, 2015, which was $45.04.
MWV’s Discounted Cash Flow Analysis
Using discounted cash flow methodology, Greenhill calculated the present values of the estimated future unlevered cash flows for MWV to calculate a range of implied per share values. Greenhill used MWV’s management projections for 2015 to 2019. Greenhill used 2015 projections as the first year for each of its discounted cash flow analyses, since 2015 was the first full year of projections available for both MWV and RockTenn. Greenhill estimated a weighted average cost of capital for MWV based on Greenhill’s review of, among other matters, the current weighted average cost of capital of MWV, the equity betas, which measure risk relative to the market, and capital structures of businesses deemed to be similar to those of MWV, the current weighted average costs of capital of those businesses and the implications for the weighted average costs of capital of various debt to market equity ratios, which Greenhill deemed appropriate. Based on these analyses, Greenhill calculated a range of discount rates for MWV from 7.2% to 8.2% and terminal valuation multiples ranging from 8.0x to 9.0x. Greenhill then aggregated (1) the net present value of the estimated future unlevered cash flows over the years 2015 through 2019 (based on the MWV management’s internal forecasts provided to Greenhill by MWV) with (2) the present value of the range of terminal values. Using this methodology, Greenhill calculated a range of equity values per share of MWV common stock of  $44 to $52, based on MWV’s management’s projections. Greenhill compared this range to the closing price per share of MWV common stock on January 23, 2015, which was $45.04.
Precedent Transactions
Greenhill performed an analysis of recent selected business combinations involving target companies in the Paper & Packaging industry that in Greenhill’s judgment were relevant for its analysis. Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the combination.
Using publicly available information at the time of the announcement of the relevant transaction, including company filings and a third-party transaction database, Greenhill reviewed the consideration paid in the transactions and analyzed the enterprise value, defined as market capitalization plus total debt, noncontrolling interests and preferred equity less cash and cash equivalents, in each case if any, implied by such consideration as a multiple of EBITDA.

The following table identifies the 17 selected transactions reviewed by Greenhill in this analysis:
Comparable Category	Announcement Date	Target	Acquirer	EBITDA Multiple
Commodity Packaging	September 2013	Boise	PCA	6.7x
Commodity Packaging	June 2013	Longview	KapStone	8.7x
Commodity Packaging	January 2012	SCA Packaging	DS Smith	6.0x
Commodity Packaging	June 2011	Temple-Inland	International Paper	11.4x
Commodity Packaging	January 2011	Smurfit-Stone	RockTenn	7.3x
Commodity Packaging	March 2008	Weyerhaeuser’s Packaging Business	International Paper	9.1x
Commodity Packaging	April 2000	Champion	International Paper	12.7x
Commodity Packaging	November 1998	Union Camp	International Paper	13.5x
Specialty Packaging	November 2014	SIG Combibloc	Onex	8.4x
Specialty Packaging	November 2014	Packaging Dynamics	Novolex	8.2x
Specialty Packaging	August 2014	Ranpak	Rhone Capital	N/A
Specialty Packaging	August 2014	Berlin Packaging	Oak Hill Capital Partners	14.0x
Specialty Packaging	June 2011	Graham Packaging	Reynolds Group	7.8x
Specialty Packaging	April 2006	Saint-Gobain Calmar	MeadWestvaco	8.8x
Paper and Packaging Mergers	January 2007	Abitibi-Consolidated	Bowater	8.1x
Paper and Packaging Mergers	August 2006	Weyerhaeuser	Domtar	N/A
Paper and Packaging Mergers	August 2001	Mead	Westvaco	8.7x
From this data, Greenhill derived a valuation range of 9.0x to 10.5x based on previous precedent specialty packaging transactions, which, based on MWV’s 2015 estimated EBITDA as provided by MWV’s management, suggested a range of values of shares of MWV common stock of  $38 to $47 per share, and based on MWV’s 2015 estimated EBITDA as provided by consensus estimates, suggested a range of values of shares of MWV common stock of  $40 to $49 per share.
Standalone Valuation Analysis of RockTenn
Greenhill undertook a comparable company analysis of RockTenn similar to that described above under “MWV’s Comparable Company Analysis”.
RockTenn’s Comparable Companies Analysis
Greenhill reviewed certain financial information for RockTenn and compared such information to corresponding financial information, ratios and public market multiples for the following publicly traded companies:
•
International Paper Company

•
Packaging Corporation of America

•
KapStone Paper and Packaging Corporation

•
Greif, Inc.

Although no commodity packaging company is directly comparable to RockTenn, Greenhill selected the above-listed commodity packaging companies based on their similarities in business and operations relative to RockTenn. Additionally, Greenhill selected each of the above-listed companies because they are each publicly listed companies in a segment of the commodity packaging industry similar to that in which

RockTenn operates, and used its judgment to determine which publicly listed companies were most relevant for purposes of this analysis. Greenhill then reviewed the operating statistics and trading histories of such companies relative to RockTenn. Greenhill calculated and compared financial multiples and ratios for these selected companies based on publicly available data, including IBES, Capital IQ, FactSet, public filings and other publicly available information. For purposes of this analysis, Greenhill analyzed the ratio of  (1) enterprise value, defined as market capitalization plus total debt, noncontrolling interests and preferred equity less cash and cash equivalents, in each case if any, to (2) EBITDA for estimated fiscal year 2015 and estimated fiscal year 2016 of each of these selected companies for comparison purposes.
Based on these analyses, Greenhill selected a range of comparable enterprise value multiples of 2015 EBITDA of 7.5x to 8.5x and 2016 EBITDA of 7.0x to 8.5x. In selecting the range of EBITDA multiples, Greenhill took into account the operating performance of the selected companies relative to that of RockTenn, including revenue growth and the growth and level of profit margins. When applied to RockTenn, this methodology resulted in a range of implied value per RockTenn common share as follows, based on MWV’s management’s projections for RockTenn, and consensus estimates:
Metric	Per Share Value − Low	Per Share Value − High
2015E EBITDA – MWV Management Projections for RockTenn	$65	$76
2015E EBITDA – Consensus Estimates	$66	$78
2016E EBITDA – MWV Management Projections for RockTenn	$65	$84
2016E EBITDA – Consensus Estimates	$64	$82
Greenhill compared these ranges to the closing price per share of RockTenn common stock on January 23, 2015, which was $62.99.
RockTenn’s Discounted Cash Flow Analysis
Using discounted cash flow methodology, Greenhill calculated the present values of the estimated future unlevered cash flows for RockTenn to calculate a range of implied per share values. Greenhill used MWV’s management projections for RockTenn for 2014 to 2019. Greenhill used 2015 projections as the first year for each of its discounted cash flow analyses, since 2015 was the first full year of projections available for both of MWV and RockTenn. Greenhill estimated a weighted average cost of capital for RockTenn based on Greenhill’s review of, among other matters, the current weighted average cost of capital of RockTenn, the equity betas, which measure risk relative to the market, and capital structures of businesses deemed to be similar to those of RockTenn, the current weighted average costs of capital of those businesses and the implications for the weighted average costs of capital of various debt to market equity ratios, which Greenhill deemed appropriate. Based on these analyses, Greenhill calculated a range of discount rates for RockTenn from 7.7% to 8.7% and terminal valuation multiples ranging from 7.0x to 8.0x. Greenhill then aggregated (1) the net present value of the estimated future unlevered cash flows over the years 2015 through 2019 (based on MWV management’s internal forecasts for RockTenn provided to Greenhill by MWV) with (2) the present value of the range of terminal values. Using this methodology, Greenhill calculated a range of equity values per share of RockTenn common stock of  $69 to $83, based on RockTenn’s management’s projections. Greenhill compared this range to the closing price per share of RockTenn common stock on January 23, 2015, which was $62.99.
Precedent Transactions
Greenhill performed an analysis of recent selected business combinations involving target companies in the Paper & Packaging industry that, in Greenhill’s judgment, were relevant for its analysis. Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the combination.
Using publicly available information at the time of the announcement of the relevant transaction, including company filings and a third-party transaction database, Greenhill reviewed the consideration paid in the transactions and analyzed the enterprise value, defined as market capitalization plus total debt, noncontrolling interests and preferred equity less cash and cash equivalents, in each case if any, implied by such consideration as a multiple of EBITDA.
The following table identifies the 17 selected transactions reviewed by Greenhill in this analysis:
Comparable Category	Announcement Date	Target	Acquirer	EBITDA Multiple
Commodity Packaging	September 2013	Boise	PCA	6.7x
Commodity Packaging	June 2013	Longview	KapStone	8.7x
Commodity Packaging	January 2012	SCA Packaging	DS Smith	6.0x
Commodity Packaging	June 2011	Temple-Inland	International Paper	11.4x
Commodity Packaging	January 2011	Smurfit-Stone	RockTenn	7.3x
Commodity Packaging	March 2008	Weyerhaeuser’s Packaging Business	International Paper	9.1x
Commodity Packaging	April 2000	Champion	International Paper	12.7x
Commodity Packaging	November 1998	Union Camp	International Paper	13.5x
Specialty Packaging	November 2014	SIG Combibloc	Onex	8.4x
Specialty Packaging	November 2014	Packaging Dynamics	Novolex	8.2x
Specialty Packaging	August 2014	Ranpak	Rhone Capital	N/A
Specialty Packaging	August 2014	Berlin Packaging	Oak Hill Capital Partners	14.0x
Specialty Packaging	June 2011	Graham Packaging	Reynolds Group	7.8x
Specialty Packaging	April 2006	Saint-Gobain Calmar	MeadWestvaco	8.8x
Paper and Packaging Mergers	January 2007	Abitibi-Consolidated	Bowater	8.1x
Paper and Packaging Mergers	August 2006	Weyerhaeuser	Domtar	N/A
Paper and Packaging Mergers	August 2001	Mead	Westvaco	8.7x
From this data, Greenhill derived a valuation range of 8.0x to 9.0x based on previous precedent commodity packaging transactions, which, based on 2015 estimated EBITDA for RockTenn provided by MWV management, suggested a range of values of shares of RockTenn common stock of  $70 to $81 per share, and based on RockTenn’s 2015 estimated EBITDA as provided by consensus estimates, suggested a range of values of shares of RockTenn common stock of  $72 to $83 per share.
Comparable Company Analysis
Greenhill compared certain financial information of each of MWV and RockTenn with IBES consensus estimates for other specialty packaging companies and commodity packaging companies, respectively.
Comparable Company Analysis of MWV
The companies used in the MWV comparison were:
•
Graphic Packaging Holding Company

•
Bemis Company, Inc.

•
Sonoco Products Co.

•
AptarGroup, Inc.

Greenhill selected each of the above-listed companies because each was a publicly-listed company in a segment of the specialty packaging industry similar to that in which MWV operates, and used its judgment to determine which publicly-listed companies were most relevant for purposes of this analysis. Greenhill then reviewed the operating statistics and trading histories of such companies relative to MWV.

Greenhill calculated and compared financial multiples and ratios for these selected companies based on publicly available data, including IBES, public filings and other publicly available information. For purposes of this analysis, Greenhill analyzed the following statistics of each of these selected companies for comparison purposes for each of 2014, 2015 and 2016: (1) the ratio of enterprise value, or EV, defined as market capitalization plus total debt, noncontrolling interests and preferred equity less cash and cash equivalents, in each case if any, to IBES consensus estimates of revenue (“EV/Revenue multiple”); (2) the ratio of enterprise value to IBES consensus estimates of EBITDA, or earnings before interest, taxes, depreciation and amortization (“EV/EBITDA multiple”); and (3) the ratio of enterprise value to IBES consensus estimates of EBIT, or EBITDA after accounting for depreciation and amortization (“EV/EBIT multiple”).
Greenhill analyzed the EV/EBITDA multiple for each of these companies for each of 2014, 2015 and 2016. Greenhill observed a range of EV/EBITDA multiples for these companies based on (i) 2014 IBES consensus estimates of 8.7x to 9.9x, with a mean of 9.5x and median of 9.7x as compared to a multiple for MWV of 10.8x; (ii) 2015 IBES consensus estimates of 7.8x to 9.7x, with a mean of 9.0x and median of 9.2x as compared to a multiple for MWV of 9.9x; and (iii) 2016 IBES consensus estimates of 7.5x to 9.5x, with a mean of 8.7x and median of 8.8x as compared to a multiple for MWV of 9.4x.
Comparable Company Analysis of RockTenn
The companies used in the RockTenn comparison were:
•
International Paper Company

•
Packaging Corporation of America

•
KapStone Paper and Packaging Corporation

•
Greif, Inc.

Greenhill selected each of the above-listed companies because each was a publicly-listed company in a segment of the commodity packaging industry similar to that in which RockTenn operates, and used its judgment to determine which publicly-listed companies were most relevant for purposes of this analysis. Greenhill then reviewed the operating statistics and trading histories of such companies relative to RockTenn.
Greenhill calculated and compared financial multiples and ratios for these selected companies based on publicly available data, including IBES, public filings and other publicly available information. For purposes of this analysis, Greenhill analyzed the following statistics of each of these selected companies for comparison purposes, for each of 2014, 2015 and 2016: the (1) EV/Revenue multiple; (2) EV/EBITDA multiple; and (3) EV/EBIT multiple.
Greenhill analyzed the EV/EBITDA multiple for each of these companies for each of 2014, 2015 and 2016. Greenhill observed a range of EV/EBITDA multiples for these companies based on (i) 2014 IBES consensus estimates of 6.7x to 9.0x, with a mean of 8.1x and median of 8.4x as compared to a multiple for RockTenn of 7.6x; (ii) 2015 IBES consensus estimates of 7.2x to 8.1x, with a mean of 7.8x and median of 7.9x as compared to a multiple for RockTenn of 7.2x; and (iii) 2016 IBES consensus estimates of 7.5x to 7.7x, with a mean of 7.6x and median of 7.6x as compared to a multiple for RockTenn of 6.9x.
No company utilized in the peer group comparisons is identical to MWV or RockTenn. In evaluating the comparable companies, Greenhill made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, which are beyond the control of MWV and RockTenn, such as the impact of competition on the business of RockTenn, MWV or the industry generally, industry growth and the absence of any adverse material change in the financial condition of RockTenn, MWV or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable company data.
No company or transaction utilized in the precedent merger of equals analyses is identical to RockTenn, MWV, or the combination. In evaluating the precedent transactions, Greenhill made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of MWV and RockTenn, such as the impact of competition on the business of RockTenn, MWV or the industry generally, industry growth and the absence of any adverse material change in the financial condition of RockTenn, MWV or the industry or in the financial markets in general, which could affect proposed terms of the transaction to which they are being compared.
General
Greenhill performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Greenhill considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Greenhill believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Greenhill may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill’s view of the actual value of MWV or RockTenn. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of RockTenn and/or MWV. Any estimates contained in Greenhill’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Greenhill conducted the analyses described above solely as part of its analysis of the fairness to the MWV holders, from a financial point of view, of the MWV exchange ratio pursuant to the original combination agreement and in connection with the delivery of its opinion to the MWV board. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of MWV or RockTenn might actually trade.
Greenhill’s opinion was one of many factors taken into consideration by the MWV board in deciding to approve and authorize the combination agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the MWV board with respect to the MWV exchange ratio or of whether the MWV board would have been willing to agree to a different exchange ratio. The MWV exchange ratio was determined through arm’s length negotiations between MWV and RockTenn and was approved by the MWV board. Greenhill did not recommend any specific exchange ratio to MWV or that any specific exchange ratio constituted the only appropriate consideration for the combination.
Greenhill’s opinion was approved by Greenhill’s fairness opinion committee.
MWV retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as a nationally recognized investment banking firm. During the two (2) years preceding the date of the Greenhill opinion, Greenhill has not been engaged by, performed any services for or received any compensation from MWV or RockTenn (other than any amounts that Greenhill was paid under the engagement letter agreement pursuant to which Greenhill was retained as a financial advisor to MWV in connection with the combination with RockTenn and any amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to MWV in connection with the sale of MWV’s Community Development and Land Management business segment to Plum Creek Timber Company, Inc.).
Under the terms of its engagement letter, Greenhill provided MWV with financial advisory and investment banking services in connection with the combination for which MWV has paid Greenhill a fee of  $2.5 million, no portion of which was contingent upon consummation of the transactions. MWV has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by Greenhill in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement. Greenhill may in the future provide additional financial advisory services to MWV for which Greenhill would expect to receive compensation.

Financial Interests of RockTenn Directors and Officers in the Combination
In considering the recommendation of the RockTenn board to approve the combination agreement, RockTenn shareholders should be aware that certain members of the RockTenn board and executive officers of RockTenn may be deemed to have interests in the combination that are in addition to, or different from, the interests of other RockTenn shareholders. The RockTenn board was aware of these interests and considered them, among other matters, in approving the combination and the combination agreement and in making the recommendations that the RockTenn shareholders approve the combination agreement, the combination and the other transactions contemplated by the combination agreement. For purposes of the RockTenn agreements and plans described below, to the extent applicable, the consummation of the transactions contemplated by the combination agreement will constitute a change of control, change in control or term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and tables below.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The effective time of the combination is April 17, 2015, which is the assumed date of the closing of the combination solely for purposes of this combination-related compensation disclosure;

•
The relevant price per share of RockTenn common stock is $65.58, the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the original combination agreement;

•
Each executive officer was terminated by Holdings without “cause” or resigned for “good reason” (as applicable, and as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time of the combination (together, referred to as a “qualifying termination”);

•
Quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each director or executive officer as of April 17, 2015, the latest practicable date before the filing of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•
All unvested RockTenn options and RockTenn RSUs held by each executive officer as of April 17, 2015 remain unvested and unexercised as of the effective time of the combination;

•
The amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of April 17, 2015; and

•
The board of directors and management team of Holdings following the consummation of the combination will consist of the individuals set forth on pages 128 and 129, respectively.

Treatment of RockTenn Equity-Based Awards
Stock Options.   Upon the effective time of the combination, each outstanding option to purchase shares of RockTenn common stock, referred to as a RockTenn option, whether vested or unvested, held by RockTenn’s executive officers will be converted into an option to purchase a number of shares of Holdings common stock, referred to as a Holdings option, on the same terms and conditions (including applicable vesting requirements and per share exercise price), with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn option immediately prior to the effective time of the combination. For each RockTenn option granted on or after January 1, 2015, the total number of shares covered by such RockTenn option will be prorated, rounded up to the nearest whole share, based on the number of days elapsed prior to the consummation of the combination during the period beginning on January 1, 2015 and ending on December 31, 2017. Each unvested RockTenn option that was granted during calendar year 2014 will accelerate and vest automatically upon the effective time of the combination and convert into a fully vested Holdings option. In addition, each Holdings option in respect of a converted, unvested RockTenn option granted on or after

January 1, 2015 or prior to January 1, 2014 will remain unvested following the effective time of the combination, but will accelerate and vest if the holder of such Holdings option experiences a qualifying termination. None of the non-executive members of the RockTenn board hold any outstanding RockTenn options.
Restricted Stock.   Upon the effective time of the combination, each unvested award of shares of restricted RockTenn common stock, referred to as a RockTenn restricted stock award, held by a non-executive member of the RockTenn board will automatically vest and convert into the right to receive a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn restricted stock award immediately prior to the effective time of the combination. None of the RockTenn executive officers holds any unvested RockTenn restricted stock awards.
Restricted Stock Units.   Upon the effective time of the combination, each outstanding, unvested award of restricted stock units corresponding to shares of RockTenn common stock, referred to as a RockTenn RSU, will be converted into an award of restricted stock units corresponding to shares of Holdings common stock, referred to as a Holdings RSU, on the same terms and conditions (including applicable vesting requirements), with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn RSU immediately prior to the effective time of the combination. For each RockTenn RSU that is subject to performance-based vesting criteria granted on or after January 1, 2015, (i) the toal number of shares covered by such RockTenn RSU will be prorated, rounded up to the nearest whole share, based on the number of days elapsed prior to the consummation of the combination during the period beginning on January 1, 2015 and ending on December 31, 2017, (ii) the performance period applicable to each such RockTenn RSU will end and (iii) the performance goals will be determined based on the level of performance achieved through the effective time of the combination in accordance with the terms of the applicable award agreement. For each RockTenn RSU that is subject to performance-based vesting conditions and granted prior to January 1, 2015, the RockTenn compensation committee will be permitted to determine, prior to the effective time of the combination, the level of performance achievement for such RockTenn RSU based on the RockTenn compensation committee’s good faith determination of actual performance as of the effective time of the combination, and the related Holdings RSUs will remain subject only to the applicable time-based vesting criteria as were applicable to such RockTenn RSU immediately prior to the effective time of the combination. In addition, each such Holdings RSU will accelerate and vest if the holder of such Holdings RSU experiences a qualifying termination.
Definition of Cause and Good Reason.   For the purposes of the RockTenn options and RockTenn RSUs, “cause” means the executive officer’s (i) conviction of a felony, (ii) willful misconduct in the performance of, or material neglect by such executive officer of, his or her duties as an employee of RockTenn or its successor, which misconduct or neglect, as applicable, continues uncured for 30 days after his or her receipt of written notice from an authorized officer to whom such executive officer directly or indirectly reports specifying with particularity the elements of such alleged misconduct or neglect, as applicable, (iii) misappropriation or embezzlement of any funds or property of RockTenn or its successor, commitment of fraud with respect to RockTenn or its successor or engagement in any act or acts of dishonesty relating to his or her employment that results in or is intended to result in his or her direct or indirect personal gain or enrichment at the expense of RockTenn or its successor or (iv) act or course of conduct, through willful misconduct, personal dishonesty or gross negligence, that causes material injury to RockTenn or its successor. For the purposes of the RockTenn options and RockTenn RSUs, “good reason” means, following the effective time of the combination (i) the executive officer’s duties, responsibilities, status, chain of persons reporting to him or her, staff assistance or office space are materially reduced or diminished from those that he or she had immediately prior to the effective time of the combination, (ii) the executive officer is transferred to a permanent work location that is greater than 45 miles from his or her work location immediately prior to the effective time of the combination, (iii) the executive officer’s annual base salary is reduced below what it was immediately prior to the effective time of the combination, (iv) a material element of the executive officer’s compensation is eliminated or his or her participation in such element of compensation is materially reduced from substantially the same basis as existed immediately prior to the effective time of the combination, (v) the executive officer’s participation in the same or substantially similar pension or welfare plans as existed immediately prior to the effective time of the combination is eliminated or materially reduced (except for across-the-board reductions of such benefits for all similarly-placed employees) or (vi) any other material benefit of employment that the executive officer received immediately prior to the effective time of the combination is eliminated or materially reduced; provided that, in the case of RockTenn options and RockTenn RSUs granted on or after January 1, 2015, clause (i) only applies to material reductions or diminutions in an executive’s duties or responsibilities.
Value of Payments.   For an estimate of the value of the payments and benefits described above that would become payable in connection with the combination to each of the named executive officers of RockTenn in respect of their unvested equity awards, see “— Quantification of Potential Payments to RockTenn’s Named Executive Officers in Connection with the Combination.”
Based on the assumptions described above under “— Certain Assumptions,” and assuming each of RockTenn’s two executive officers who are not named executive officers experience a qualifying termination, the estimated aggregate amounts that would become payable to non-executive members of the RockTenn board and such executive officers in respect of the vesting of their unvested equity awards is as follows: RockTenn restricted stock awards — $1,129,581; unvested RockTenn options — $296,836; and unvested RockTenn RSUs — $3,055,804.
Employee Stock Purchase Plan
Prior to the effective time of the combination, all RockTenn ESPP purchase rights will be exercised on the earlier to occur of  (i) the scheduled purchase date for the purchase period that commenced on February 1, 2015 and (ii) the date that is seven business days prior to the effective time of the combination (with any payroll deductions not applied to the purchase of shares of RockTenn common stock returned to the participant) (the “ESPP exercise date”). All shares of RockTenn common stock so purchased will be converted into shares of Holdings common stock upon the effective time of the combination on the same terms and conditions as shares of RockTenn common stock held by all other RockTenn shareholders. Immediately prior to the effective time of the combination, RockTenn will cause the RockTenn ESPP to terminate, and no further RockTenn ESPP purchase rights will be granted or exercised under the RockTenn ESPP. Three RockTenn executive officers currently participate in the RockTenn ESPP and have accumulated payroll deductions under the RockTenn ESPP for the purchase period that commenced on February 1, 2015.
Employment Agreement
RockTenn-Southern Container, LLC and Rock-Tenn Services Inc., each of which is a wholly owned subsidiary of RockTenn, and Mr. Porter are party to an employment agreement that provides for benefits in connection with certain terminations of Mr. Porter’s employment. The payments described below are not contingent on or affected by the combination and Mr. Porter will still be entitled to such benefits even if the combination is not consummated. Other than Mr. Porter and with respect to the RockTenn equity awards described above, none of RockTenn’s executive officers is party to an agreement or arrangement providing for benefits in connection with a termination of employment or the consummation of the combination.
Cash Severance Payment.   If Mr. Porter’s employment is terminated without “cause” (as defined below) after December 31, 2015, he will become entitled to receive (i) 12 months of continued base salary payments based on Mr. Porter’s base salary in effect at the time of such termination and (ii) the bonus that Mr. Porter would have received if his employment had continued during such 12-month period, except that such amounts will be pro-rated for the total number of days remaining between the date of Mr. Porter’s termination and December 31, 2016.
Treatment of Equity.   If Mr. Porter’s employment is terminated without cause, or Mr. Porter terminates his employment for any reason, after December 31, 2015, any outstanding, unvested RockTenn options, or if the combination has been consummated, Holdings options, held by Mr. Porter will accelerate and vest and any other equity-based awards with respect to shares of RockTenn common stock, or if the combination has been consummated, shares of Holdings common stock, held by Mr. Porter will (i) in the case of such awards that were granted in the calendar year prior to the calendar year of Mr. Porter’s termination, accelerate and vest in full and (ii) in the case of such awards that were granted in the calendar year of Mr. Porter’s termination, accelerate and vest pro-rata based on the number of whole months elapsed in such calendar year as of the date of such termination. Because Mr. Porter’s current outstanding RockTenn equity-based awards will accelerate and vest pursuant to his applicable award agreements, as described above, upon a termination without “cause”, no additional value has been assigned to the treatment of such awards pursuant to Mr. Porter’s employment agreement for purposes of this narrative and the tables below.
Restrictive Covenants.   Mr. Porter’s employment agreement also contains non-competition and non-solicitation of customers and employees covenants that extend for periods of two and three years, respectively, after the termination of his employment for any reason.
Definition of Cause.   Under Mr. Porter’s employment agreement, “cause” is defined as Mr. Porter’s conviction of a felony, fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust or breach of any material provisions of Mr. Porter’s employment agreement.
Quantification of Potential Payments and Benefits to RockTenn’s Named Executive Officers in Connection with the Combination
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosures of information about certain compensation for each of RockTenn’s named executive officers that is based on or otherwise relates to the combination and assumes, among other things, that the named executive officers will incur a qualifying termination upon the effective time of the combination.
Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the combination and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. For purposes of calculating such amounts, we have assumed:
•
the effective time of the combination is April 17, 2015, which is the assumed date of the closing of the combination solely for the purposes of this combination-related compensation disclosure;

•
each named executive officer incurs a qualifying termination immediately upon the effective time of the combination;

•
all unvested RockTenn options and RockTenn RSUs held by each named executive officer as of April 17, 2015 remain unvested as of the effective time of the combination;

•
all performance-based vesting conditions applicable to RockTenn RSUs subject to performance-based vesting conditions will be deemed satisfied at the maximum performance level of 200%; and

•
the value of a share of Holdings common stock immediately following the effective time of the combination is $65.58, which is equal to the five-day average closing price of a share of RockTenn common stock following the announcement of the combination.

Name	Equity ($)(2)	Total ($)(3)
Executive Officers
Steven C. Voorhees	16,153,229	16,153,229
Ward H. Dickson	3,763,395	3,763,395
Michael E. Kiepura	8,489,446	8,489,446
James B. Porter III(1)	9,992,812	9,992,812
Robert B. McIntosh	3,226,318	3,226,318

(1)
Cash.   None of the named executive officers will receive a cash severance payment in connection with the consummation of the combination. However, if Mr. Porter incurs a termination without cause on or after January 1, 2016, he will be entitled to receive a cash payment that consists of  (i) 12 months of continued base salary payments based on his base salary in effect at the time of such termination and

(ii) the annual bonus that would have been paid if his employment had continued during such 12-month period, except that such amounts will be pro-rated for the total number of days remaining between the date of Mr. Porter’s termination and December 31, 2016. The aggregate cash severance that Mr. Porter would be entitled to receive if he incurs a termination without cause on January 1, 2016, assuming that his base salary and target bonus remain the same as his base salary and target bonus in effect on April 17, 2015, is $1,470,000. This amount has not been reflected in the table above because Mr. Porter’s right to receive it is not dependent on the consummation of the combination. For further details regarding the cash severance, see “— Financial Interests of RockTenn’s Directors and Officers in the Combination — Employment Agreement.”
(2)
Equity.   The amounts listed in this column represent the aggregate value in respect of each named executive officer’s unvested RockTenn options and RockTenn RSUs held as of April 17, 2015, the latest practicable date before the filing of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, as set forth in more detail in the table below, and, for certain named executive officers, the aggregate value in respect of outstanding RockTenn ESPP purchase rights as set forth in more detail in the table below. Payments in respect of RockTenn options granted on or after January 1, 2015 or prior to January 1, 2014 and RockTenn RSUs are “double-trigger” benefits in that they will be paid to a named executive officer only if such named executive officer experiences a qualifying termination upon or following the effective time of the combination. Payments in respect of RockTenn options granted during calendar year 2014 and outstanding RockTenn ESPP purchase rights are “single-trigger” benefits in that they will be paid upon consummation of the combination, regardless of whether the named executive officer experiences a qualifying termination.

The amounts set forth in the table below are, for each named executive officer, (i) the value of unvested RockTenn options granted during calendar year 2014, which will accelerate and vest upon the effective time of the combination equal to the intrinsic value (the excess, if any, of  $65.58, the five-day average closing price of shares of RockTenn common stock following the public announcement of the combination, over the exercise price) of any unvested RockTenn options granted during calendar year 2014 (single-trigger benefit); and (ii) the value of unvested options equal to the intrinsic value of any unvested RockTenn options granted on or after January 1, 2015 or prior to January 1, 2014, which will accelerate and vest upon the consummation of the combination and a qualifying termination (double-trigger benefit):
	Unvested RockTenn Options That Vest Automatically Upon the Combination		Unvested RockTenn Options That Vest Upon a Qualifying Termination
Name	Number of RockTenn Options	Value ($)	Number of RockTenn Options	Value ($)
Named Executive Officers
Steven C. Voorhees	42,720	633,879	22,347	479,151
Ward H. Dickson	9,360	138,884	796	540
Michael E. Kiepura	15,670	232,511	21,569	519,124
James B. Porter III	18,580	275,690	25,235	609,109
Robert B. McIntosh	5,980	88,731	8,155	196,529
The amounts set forth in the table below are, for each named executive officer, (i) the value (assuming that all performance goals will be deemed satisfied at the maximum level of 200% and, therefore, two times the total target number of shares of RockTenn common stock will be subject to such RockTenn RSUs, except for RockTenn RSUs granted on or after January 1, 2015, which will also be prorated as described above) of unvested RockTenn RSUs subject to performance-based vesting conditions, which will accelerate and vest upon the consummation of the combination and a qualifying termination (double-trigger benefit); and (ii) the value of any unvested RockTenn RSUs subject to service-based vesting conditions that will accelerate and vest upon the consummation of the combination and a qualifying termination (double-trigger benefit):

	Service-Vested RockTenn RSUs		Performance-Vested RockTenn RSUs
Name	Number of Units	Value ($)	Target Number of Units	Value ($)
Named Executive Officers
Steven C. Voorhees	—	—	167,500	15,039,265
Ward H. Dickson	22,500	1,475,505	27,475	2,148,466
Michael E. Kiepura	—	—	78,375	7,737,811
James B. Porter III	—	—	91,125	9,107,079
Robert B. McIntosh	—	—	29,590	2,940,124
For further details regarding the value of accelerated equity awards, see “— Financial Interests of RockTenn Directors and Officers in the Combination — Treatment of RockTenn Equity-Based Awards.”
The amounts set forth in the table below represent, for each named executive officer who participates in the RockTenn ESPP, the product of  (a) the number of estimated shares issuable upon exercise of RockTenn ESPP purchase rights assuming the named executive officers do not terminate participation in the RockTenn ESPP prior to the effective time of the combination and (b) the five-day average closing price of shares of RockTenn common stock following the public announcement of the combination ($65.58) less the estimated purchase price per share under the RockTenn ESPP ($55.74), which is 85% of the five-day average closing price of shares of RockTenn common stock following the public announcement of the combination, assuming each such named executive officer’s accumulated payroll deductions as of April 17, 2015 are used to purchase shares of RockTenn common stock on the ESPP exercise date and such shares of RockTenn common stock are converted upon the effective time of the combination into shares of Holdings common stock:
Executive Officers	Potential Shares Issuable Upon Exercise of RockTenn ESPP Purchase Rights	Consideration Payable in Respect of Shares Issued Upon Exercise of RockTenn ESPP Purchase Rights ($)
Steven C. Voorhees	95	934
James B. Porter III	95	934
Robert B. McIntosh	95	934
For further details regarding the value of RockTenn ESPP purchase rights, see “— Financial Interests of RockTenn Directors and Officers in the Combination — Employee Stock Purchase Plan.”
(3)
Total.   Of the amounts listed in this column for Messrs. Voorhees, Dickson, Kiepura, Porter and McIntosh, $15,518,416, $3,624,511, $8,256,935, $9,716,188 and $3,136,653, respectively, are attributable to double-trigger benefits and $634,813, $138,884, $232,511, $276,624 and $89,665, respectively, are attributable to single-trigger benefits (in each case, as described in footnote 2).

Continuing Employee Benefits
The combination agreement provides that, from and after the effective time of the combination, Holdings will assume and honor all benefit plans and programs of RockTenn. The combination agreement provides that Holdings and RockTenn will have no obligation to continue any specific employee benefit plans.
Holdings will generally recognize each current or former RockTenn employee’s years of service with RockTenn for all purposes under the Holdings benefits plans providing benefits to current and former employees of RockTenn, to the extent recognized under any similar RockTenn benefit plans prior to the effective time of the combination. Holdings will generally waive all pre-existing condition exclusions, actively at work requirements and waiting periods under any Holdings benefit plan in which RockTenn employees will be eligible to participate and generally recognize co-payments and deductibles incurred by each RockTenn employee (and their covered dependents) during the year in which the effective time of the combination occurs to the extent credited under the corresponding benefit plan maintained by RockTenn prior to the effective time of the combination.
The foregoing summary is qualified in its entirety by reference to the combination agreement, which is filed as Annex A hereto and is incorporated herein by reference.
Indemnification Insurance
Pursuant to the terms of the combination agreement, members of the RockTenn board and executive officers of RockTenn will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the combination. Such indemnification and insurance coverage is further described in the section entitled “The Adoption of the Combination Agreement — The Combination Agreement — Indemnification, Exculpation and Insurance” beginning on page 157.
Financial Interests of MWV Directors and Officers in the Combination
In considering the recommendations of the MWV board with respect to the combination, MWV shareholders should be aware that the executive officers and directors of MWV have certain interests, including financial interests, in the transactions that may be different from, or in addition to, the interests of MWV shareholders generally. The MWV board was aware of these interests and considered them, among other matters, in approving the combination agreement and the transactions contemplated thereby, and in making its recommendations that MWV shareholders approve and adopt the combination agreement and approve the transactions contemplated thereby. For the purposes of the plans and agreements described below, to the extent applicable, the completion of the combination will constitute a change of control, change in control or term of similar meaning.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The effective time of the combination is April 17, 2015, which is the assumed date of the closing of the combination solely for purposes of this combination-related compensation disclosure;

•
The relevant price per share of MWV common stock is $50.70, the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the original combination agreement;

•
Except for Mr. Luke, who expects to retire effective upon the consummation of the combination, each executive officer was terminated by Holdings without “cause” or resigned for “good reason” (as applicable, and as such terms are defined in the relevant plans and agreements), in each case immediately following the effective time of the combination;

•
Quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each director or executive officer as of April 17, 2015, the latest practicable date before the filing of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•
All unvested MWV options, MWV stock appreciation rights and MWV RSUs held by each executive officer as of April 17, 2015 remain unvested and unexercised as of the effective time of the combination;

•
The amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of April 17, 2015; and

•
The board of directors and management team of Holdings following the consummation of the combination will consist of the individuals set forth on pages 128 and 129, respectively.

John A. Luke Waiver Agreement
On March 3, 2015, John A. Luke, Chief Executive Officer of MWV, delivered to the MWV lead director a waiver agreement pursuant to which Mr. Luke waived his rights with respect to the proposed combination to any change in control benefits he may otherwise have been entitled to receive under his employment agreement with MWV dated January 1, 2008. The value of the cash severance that Mr. Luke has agreed to forfeit is approximately $5.7 million, assuming that a qualifying termination of employment following the combination were to occur on April 17, 2015.
Treatment of Outstanding MWV Equity Awards
Stock Options.   Each MWV option granted prior to February 1, 2015 that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into an option to purchase, on the same terms and conditions (including applicable vesting requirements) as were applicable to such MWV option immediately prior to the effective time of the combination, the number of shares of Holdings common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV option by 0.78, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the MWV option by 0.78. Each MWV option granted on or after February 1, 2015 that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into Holdings options in accordance with the immediately preceding sentence, provided that the number of shares of MWV common stock subject to the MWV option will be prorated based on the number of complete months of service from January 1, 2015 through the effective time of the combination.
Stock Appreciation Rights.   Each MWV stock appreciation right that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into a stock appreciation right, on the same terms and conditions (including applicable vesting requirements) as were applicable to such MWV stock appreciation right immediately prior to the effective time of the combination, corresponding to the number of shares of Holdings common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV stock appreciation right by 0.78, at a base price per share (rounded up to the nearest whole cent) determined by dividing the per-share base price of the MWV stock appreciation right by 0.78.
Restricted Stock Units.   Each MWV RSU award granted prior to February 1, 2015 that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into a Holdings RSU award, on the same terms and conditions as were applicable to such MWV RSU award immediately prior to the effective time of the combination (provided that performance-based MWV RSU awards will be deemed earned at target performance and the related Holdings RSU awards will remain subject to any applicable time-based vesting criteria), and relating to the number of shares of Holdings common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV RSU award by 0.78. Each MWV RSU award granted on or after February 1, 2015 that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into a Holdings RSU award in accordance with the immediately preceding sentence, provided that (i) the number of shares of MWV common stock subject to the MWV RSU will be prorated based on the number of complete months of service from January 1, 2015 through the effective time of the combination and (ii) performance-based MWV RSU awards will be earned based on actual performance from January 1, 2015 through the effective time of the combination.
Director Stock Unit Awards.   Each MWV director stock unit award that is outstanding immediately prior to the effective time of the combination is vested, and will be converted at the effective time of the combination into a director stock unit award, on the same terms and conditions as were applicable to such MWV director stock unit award immediately prior to the effective time of the combination, and relating to the number of shares of Holdings common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV director stock unit award by 0.78.

Treatment of Outstanding MWV Equity Awards upon Termination of Employment without Cause Following the Combination.   At the effective time of the combination, the outstanding MWV options, MWV stock appreciation rights, MWV RSU awards and MWV director stock units that convert into equity awards with respect to Holdings common stock in the manner described above will remain subject to the same vesting conditions; provided that performance-based MWV RSU awards granted prior to February 1, 2015 will be deemed earned at target performance and performance-based MWV RSU awards granted on or after February 1, 2015 will be earned based on actual performance from January 1, 2015 through the effective time of the combination, and the related Holdings RSU award will remain subject to any applicable time-based vesting. Pursuant to the original terms of these awards, if an executive officer’s employment is terminated by MWV without “cause” (but not upon a resignation with “good reason”) within two years following the effective time of the combination, (a) outstanding and unvested converted equity awards would fully vest upon such termination and (b) each converted option and stock appreciation right that is vested will remain outstanding and exercisable until the earlier of  (i) two years following such termination of employment and (ii) the expiration of its term; provided that for executive officers who have attained age 65 or age 62 with 20 years of service, vested options and stock appreciation rights will remain outstanding and exercisable for the remainder of the term.
Definition of Cause.   For the purposes of the MWV equity awards, “cause” generally means the executive officer’s (i) fraud, misappropriation or embezzlement, (ii) engaging in conduct that is demonstratively and materially injurious to MWV, (iii) gross or intentional neglect of duties or responsibilities as an employee, (iv) gross or intentional violation of the Company’s policies and procedures, (v) breach of any confidentiality, non-solicitation or non-competition covenant set forth in an exhibit to the equity award agreement, or (vi) if the executive officer’s equity awards are recouped in accordance with MWV’s Recoupment Policy. There is no provision for resignation with “good reason” in MWV’s equity plan or award agreements.
Treatment of Outstanding MWV Equity Awards upon Retirement for All Award Recipients.   Messrs. Luke and Willkie meet the age and service requirements for retirement under MWV’s existing equity plan and award agreements. Under terms applicable to all recipients of MWV equity awards, if an executive officer retires at or after age 62 with 20 years of service or age 65 immediately following the effective time of the combination, (i) MWV RSUs (and related converted awards) will vest on a prorated basis and (ii) all MWV options (and related converted awards) will vest in full.
Treatment of Certain MWV Equity Awards upon Retirement for John A. Luke.   Based on the following factors, the Compensation and Organization Development Committee of the MWV board has determined to accelerate the vesting of that portion of Mr. Luke’s MWV options granted in 2015 and performance- based MWV RSUs that would not otherwise vest upon Mr. Luke’s retirement: (i) Mr. Luke’s long, distinguished and successful leadership of the Company, (ii) Mr. Luke’s successful negotiation of the proposed combination with RockTenn which promises to create substantial value for MWV shareholders, (iii) Mr. Luke’s anticipated contributions to the combined company in his future role of Chairman of the Holdings board, (iv) Mr. Luke’s entitlement to full vesting of all of his MWV equity awards upon a termination without cause following the combination, (v) Mr. Luke’s decision to waive more than $5.7 million of cash severance payable upon a qualifying termination of employment following the combination and (vi) the fact that the Compensation and Organization Development Committee of the MWV board has previously agreed to provide for additional vesting of unvested MWV equity awards in connection with executive retirements.
Value of Payments.   For an estimate of the value of the payments and benefits described above that would become payable to each of the named executive officers of MWV in respect of their unvested equity awards, see “— Quantification of Potential Payments to MWV’s Named Executive Officers in Connection with the Combination” below.
Based on the assumptions described above under “— Certain Assumptions,” and assuming each of MWV’s five executive officers who are not named executive officers are terminated without “cause” within two years following the effective date, the estimated aggregate amounts that would become payable to such executive officers in respect of the vesting of their unvested equity is as follows: unvested MWV options — $1,777,795 ; unvested MWV stock appreciation rights — $0; and unvested MWV RSUs — $4,403,382.

Option Award Acceleration
Under the terms of the combination agreement, MWV has the right to accelerate the vesting of MWV options having an aggregate spread value that is comparable to the aggregate spread value of the RockTenn options that will accelerate as of the effective time of the combination. The named executive officers and certain other executive officers hold stock options that may accelerate if MWV exercises its right to accelerate the vesting of such options. As of the date of this filing, MWV has not determined which options, if any, MWV will accelerate.
Treatment of Outstanding Equity Upon a Resignation for Good Reason
Under the terms of the combination agreement, the compensation committee of MWV may provide for accelerated vesting of MWV equity awards (or related converted equity awards) upon an executive officer’s resignation for “good reason” in certain circumstances. With respect to each executive officer party to a change in control agreement (see “— Financial Interests of MWV Directors and Officers in the Combination — MWV Change in Control Agreements” below), the compensation committee of the MWV board may provide for the accelerated vesting of such executive officer’s MWV equity awards (or related converted equity awards) in the event that, prior to the effective time of the combination, (a) the executive officer experiences an event that constitutes “good reason” under such executive officer’s change in control agreement or (b) a determination has been made regarding Holdings management that would, in the good faith judgment of the compensation committee of the MWV board, qualify as “good reason” under such executive officer’s applicable change in control agreement. Following the effective time of the combination, if an event that qualifies as “good reason” under an executive officer’s applicable change in control agreement occurs, the compensation committee of the Holdings board may determine whether to accelerate the vesting of any or all of such executive officer’s Holdings equity awards. As of the date of this filing, MWV has not provided for the accelerated vesting of any executive officer’s MWV equity awards (or related converted equity awards) in the event of a resignation for “good reason.”
MWV Change in Control Agreements
MWV is party to change in control agreements with John A. Luke Jr., E. Mark Rajkowski, Robert K. Beckler, Robert A. Feeser, Wendell L. Willkie, II and two other executive officers that provide for the severance benefits described below upon a termination of employment by MWV without “cause” or a resignation by the executive officer for “good reason” (in each case, as defined in the applicable change in control agreement) during the two years following the effective time of the combination. The benefits and payments described below (excluding the accrued benefits) are contingent upon the executive officer’s execution and non-revocation of a release of claims in favor of MWV and its affiliates. As described above under “— John A. Luke Waiver Agreement,” Mr. Luke has agreed to waive his right to receive the benefits described below. The value of the cash severance that Mr. Luke has agreed to forfeit is approximately $5.7 million, assuming that a qualifying termination of employment following the combination were to occur on April 17, 2015.
Accrued Benefits.   Each executive officer would receive all accrued but unpaid base salary and vacation pay through the date of termination, payable in a cash lump sum within 30 days following the date of termination.
Prorated Bonus.   Each executive officer would be entitled to receive a cash payment, payable in a lump sum within 30 days following the date of termination, in an amount equal to the average annual bonus paid over the three years prior to the combination, prorated based on the number of days elapsed during the fiscal year of the date of termination.
Severance Payment.   Each executive officer would receive a cash severance payment, payable in a lump sum within 30 days following the date of termination, in an amount equal to a multiple (3x for Messrs. Luke, Rajkowski and Willkie and Ms. Schreiner and 2x for the other executive officers) times the sum of  (a) annual base salary in effect as of the date of termination and (b) average annual bonus paid over the three years prior to the combination.
Health Benefits.   Each executive officer would receive a cash payment, payable in a lump sum within 30 days following the date of termination, equal to the cost of health coverage for a period following the date of termination equal to three years for Messrs. Luke, Rajkowski and Willkie and Ms. Schreiner and two years for the other executive officers.

Retirement Plan Benefits.   With respect to each MWV qualified defined benefit retirement plan and excess defined benefit retirement plan (excluding the Mead Corporation Supplemental Executive Retirement Plan or any successor plan (the “Mead SERP”)), each executive officer would (a) vest in all benefits under such plans, to the extent that such benefits were not yet vested as of the date of termination, and (b) receive a cash payment, payable in a lump sum within 30 days following the date of termination, equal to the actuarial equivalent of the benefits under such plans that the executive officer would have received had the executive officer remained employed by MWV for three years following the date of termination, calculated based on annual base salary in effect as of the date of termination and average annual bonus paid over the three years prior to the combination.
Outplacement Services.   Each executive officer would receive outplacement services consistent with industry practice for similarly situated executive officers.
Tax Reimbursement.   For each executive officer other than Dr. Beckler, in the event that any payment to the executive officer is subject to the excise tax for “excess parachute payments” within the meaning of Section 280G of the Code, MWV will make an additional payment to such executive officer in an amount sufficient to put the executive officer in the same after-tax position that the executive officer would have been in absent the imposition of the excise tax (including any interest or penalties incurred with respect to such excise tax); provided that MWV may reduce the applicable payment due to such executive officer by up to 10.0% if such reduction will avoid the excise tax. The combination will not be a “change in ownership or control” within the meaning of Section 280G of the Code. As a result, the named executive officers will not receive any payments with respect to the 280G excise tax reimbursements provided for in the change in control agreements.
Dr. Beckler’s change in control agreement provides that if any payments to Dr. Beckler are subject to the excise tax for “excess parachute payments” within the meaning of Section 280G of the Code, his benefits and payments will be reduced to the extent necessary to prevent any portion of his combination-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by Dr. Beckler exceeds the net after-tax benefit he would receive if no reduction was made.
Definitions of Cause and Good Reason.   For purposes of the MWV change in control agreements, “cause” means (i) the willful and continued failure of the executive officer to perform substantially the executive officer’s duties with MWV or one of its affiliates (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the MWV board or Chief Executive Officer of MWV which specifically identifies the manner in which the executive officer has not substantially performed the executive office’s duty, (ii) the executive officer’s willful engagement in illegal conduct or gross misconduct, or (iii) a clearly established violation by the executive officer of MWV’s Code of Conduct that is materially and demonstrably injurious to MWV. For the purposes of the MWV change in control agreements, “good reason” means, following the effective time of the combination, (i) a material diminution in the executive officer’s annual base salary (except as permitted by the change in control agreement), (ii) a material diminution in the executive officer’s authority, duties or responsibilities (except as permitted by the change in control agreement), (iii) a material change in the geographic location at which the executive officer must perform services for MWV (a relocation more than 40 miles from the executive officer’s current residence), or (iv) any other action or inaction that constitutes a material breach by MWV of the change in control agreement.
Value of Payments.   For an estimate of the value of the payments and benefits described above that would become payable under the change in control agreements to each of the named executive officers of MWV, see “— Quantification of Potential Payments to MWV’s Named Executive Officers in Connection with the Combination” below. The value of the cash severance that Mr. Luke has agreed to forfeit is approximately $5.7 million, assuming that a qualifying termination of employment following the combination were to occur on April 17, 2015.
Based on the assumptions described above under “— Certain Assumptions,” the aggregate estimated amount of the cash payments and vesting of pension benefits described above that would become payable to the other two executive officers party to change in control agreements that are not named executive officers is $4,301,848.

MWV Change in Control Severance Pay Plan
MWV maintains the Change in Control Severance Pay Plan for Salaried and Non-Union Hourly Employees, effective November 1, 2003 (the “CIC Plan”). The CIC Plan provides certain payments and benefits to the Company’s three executive officers that are not named executive officers and are not covered by the individual change in control agreements described above. If an executive officer covered by the CIC Plan is terminated without “cause” or by a “constructive termination” (in each case, as defined in the CIC Plan) during the two year period following the effective time of the combination, the executive officer will be entitled to the following payments and benefits. Under the CIC Plan, a “constructive termination” is similar in concept to a resignation for good reason. Any payments under the CIC Plan are contingent upon the executive officer’s execution and non-revocation of a release of claims in favor of MWV and its subsidiaries and employees.
Severance Payment.   Each executive officer would receive a cash severance payment, payable in a lump sum within 45 days following the date of termination, in an amount equal to 104 weeks of the sum of (a) base salary as in effect as of the date of the combination plus (b) the greater of the actual incentive compensation paid in the year of termination and the year prior to the year of termination.
Health Benefits.   Each executive officer would receive a cash payment, payable in a lump sum within 45 days following the date of termination, equal to the cost of health coverage (less the amount the employee would contribute as an active employee) for a period following the date of termination equal to 104 weeks.
Definitions of Cause and Good Reason.   For the purposes of the CIC Plan, “cause” means the executive officer’s (i) fraud, misappropriation or embezzlement, (ii) neglect of duties or responsibilities as an executive officer, (iii) gross insubordination or material violation of MWV’s policies and procedures or (iv) willful and continued failure to perform substantially the executive officer’s duties with MWV. For the purposes of the CIC Plan, “good reason” means, following the effective time of the combination, (i) a diminution in the executive officer’s annual base salary, (ii) a diminution in the executive officer’s authority, duties or responsibilities, or (iii) a material change in the geographic location at which the executive officer must perform services for MWV (a relocation more than 40 miles from the executive officer’s current residence).
Value of Payments.   Based on the assumptions described above under “— Certain Assumptions,” the aggregate amount of the cash payments that would become payable to the three executive officers that are not named executive officers and are entitled to benefits under the CIC Plan is $2,646,986.
Continuing Employee Benefits
The combination agreement provides that, from and after the effective time of the combination, Holdings will assume and honor all benefit plans and programs of MWV. The combination agreement provides that Holdings and MWV will have no obligation to continue any specific employee benefit plans.
Holdings will generally recognize each current or former MWV employee’s years of service with MWV for all purposes under the Holdings benefits plans providing benefits to current and former employees of MWV, to the extent recognized under any similar MWV benefit plans prior to the effective time of the combination. Holdings will generally waive all pre-existing condition exclusions, actively at work requirements and waiting periods under any Holdings benefit plan in which MWV employees will be eligible to participate and generally recognize co-payments and deductibles incurred by each MWV employee (and their covered dependents) during the year in which the effective time of the combination occurs to the extent credited under the corresponding benefit plan maintained by MWV prior to the effective time of the combination.
The foregoing summary is qualified in its entirety by reference to the combination agreement, which is filed as Annex A hereto and is incorporated herein by reference.
Indemnification Insurance
Pursuant to the terms of the combination agreement, members of the MWV board and executive officers of MWV will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the combination. Such indemnification and insurance coverage is further described in the section entitled “The Adoption of the Combination Agreement — The Combination Agreement — Indemnification, Exculpation and Insurance” beginning on page 157.
Quantification of Potential Payments to MWV’s Named Executive Officers in Connection with the Combination
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of MWV’s named executive officers that is based on or otherwise relates to the combination. For additional details regarding the terms of the payments described below, see the discussion under the caption “— Financial Interests of MWV Directors and Officers in the Combination” above.
The named executive officers, other than Mr. Luke, are generally entitled to “double-trigger” severance benefits and vesting of equity awards upon a qualifying termination of employment occurring within two years following a change in control. Under the change in control agreements, a qualifying termination includes both a termination of employment without “cause” and a resignation for “good reason” (each, as defined in the applicable change in control agreement). Under the equity plans and award agreements, a qualifying termination includes a termination of employment without “cause” (as defined in the applicable equity plan), but not a resignation for “good reason.” As a result, unless the compensation committee of the MWV board approves the accelerated vesting of the named executive officer’s outstanding MWV equity awards (or the related converted equity awards) as described above in “— Financial Interests of MWV Directors and Officers in the Combination — Treatment of Outstanding Equity Awards Upon a Resignation for Good Reason” or “— Option Award Acceleration,” the named executive officer’s outstanding equity awards would not vest upon a resignation for “good reason.”
On March 3, 2015, Mr. Luke delivered to the MWV lead director a waiver agreement pursuant to which Mr. Luke waived his rights, with respect to the proposed combination, to any change in control benefits he may otherwise have under his change of control agreement. The value of the cash severance that Mr. Luke has agreed to forfeit is approximately $5.7 million, assuming that a qualifying termination of employment following the combination were to occur on April 17, 2015. Mr. Luke’s waiver of such benefits is described above in “— Financial Interests of MWV Directors and Officers in the Combination —  John A. Luke Waiver Agreement.”
Under terms applicable to all recipients of MWV equity awards, upon his retirement, because of his age and years of service, Mr. Luke is entitled to accelerated vesting of all of his unvested MWV stock options and prorated vesting of his unvested MWV RSUs. In addition, the MWV board has determined to accelerate the vesting of that portion of Mr. Luke’s performance-based MWV RSUs that would not otherwise vest upon Mr. Luke’s retirement. See “— Financial Interests of MWV Directors and Officers in the Combination — Treatment of Outstanding MWV Equity Awards — Treatment of Certain MWV Equity Awards upon Retirement for John A. Luke.”
The combination will constitute a change in control under all applicable compensation plans and agreements. The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the combination pursuant to all applicable compensation plans or agreements, assuming:
•
The effective time of the combination is April 17, 2015, which is the assumed date of the closing of the combination solely for purposes of this combination-related compensation disclosure;

•
Except for Mr. Luke, who expects to retire effective upon the consummation of the combination, each named executive officer incurs a qualifying termination immediately upon the effective time of the combination;

•
All unvested MWV options, MWV stock appreciation rights and MWV RSUs held by each named executive officer as of April 17, 2015, the latest practicable date before the filing of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, remain unvested as of the effective time of the combination;

•
All performance-based vesting conditions applicable to MWV RSUs subject to performance-based vesting conditions will be deemed satisfied at the target performance level of 100%; and

•
The amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of April 17, 2015.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)(6)
John A. Luke Jr. Chairman & Chief Executive Officer	0	8,536,351	0	0	0	8,536,351
E. Mark Rajkowski Senior Vice President, Chief Financial Officer	2,709,122	4,325,432	655,258	62,271	0	7,752,084
Robert K. Beckler Executive Vice President	1,587,182	2,665,146	1,806,066	47,635	0	6,106,029
Robert A. Feeser Executive Vice President	1,620,288	3,053,713	4,398,597	45,081	0	9,117,679
Wendell L. Willkie, II Senior Vice President, General Counsel & Secretary	2,122,396	1,001,071	0	66,103	0	3,189,570

(1)
Cash.   Cash severance payable to each of the named executive officers, other than Mr. Luke, consists of the following components, in each case, payable in a lump sum within 30 days following the date of termination:

(a)
An amount equal to the average bonus paid over the three years prior to the effective time of the combination, prorated based on the number of days elapsed during the fiscal year of termination; and

(b)
A severance payment in an amount equal to a multiple (3x for Messrs. Rajkowski and Willkie and 2x for Dr. Beckler and Mr. Feeser) of the sum of the named executive officer’s (x) annual base salary in effect as of the date of termination and (y) average annual bonus paid over the three years prior to the combination.

As described above in “— Financial Interests of MWV Directors and Officers in the Combination —  John A. Luke Waiver Agreement,” Mr. Luke agreed to waive his right to cash severance under his change of control agreement. The value of the cash severance that Mr. Luke agreed to forfeit is approximately $5.7 million, assuming that a qualifying termination of employment following the combination were to occur on April 17, 2015.
All components of the cash severance are “double-trigger” benefits contingent upon a termination without “cause” or resignation for “good reason” within two years following the consummation of the combination.
Named Executive Officer	Prorated Bonus ($)	Severance Payment ($)
John A. Luke Jr.	0	0
E. Mark Rajkowski	82,841	2,626,281
Robert K. Beckler	55,888	1,531,293
Robert A. Feeser	66,512	1,553,775
Wendell L. Willkie, II	56,975	2,065,421
For further details regarding the cash severance, see “— Financial Interests of MWV Directors and Officers in the Combination — Treatment of Outstanding MWV Equity Awards.”
(2)
Equity.   Equity award acceleration is a “double-trigger” benefit, such that each MWV option and RSU that is converted into a corresponding Holdings equity award at the effective time of the combination will vest upon a termination without “cause” (but not upon a resignation for “good reason”) within two years following the effective time of the combination. The amount reflected for Mr. Luke (i) includes only that portion of his unvested MWV equity awards that will vest as a result of the action taken by the MWV board, and (ii) excludes the value ($10,401,546) of MWV equity awards held by Mr. Luke that would vest upon his retirement in the ordinary course and independent of the transaction, pursuant to Mr. Luke’s equity award agreements as in effect on the grant date. The amount reflected for Mr. Willkie excludes the value ($1,945,421) of MWV equity awards held by Mr. Willkie that would vest in the event that Mr. Willkie retires, in the ordinary course and independent of the transaction, pursuant to Mr. Willkie’s equity award agreements as in effect on the grant date. The named executive officers do not currently hold any outstanding, unvested stock appreciation rights. The amounts above and in the tables below assume a per share price of MWV common stock of  $50.70 (the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the original combination agreement).
Named Executive Officer	Number of MWV Options	Value ($)	Number of MWV RSUs	Value ($)
John A. Luke Jr.	0	0	168,370	8,536,351
E. Mark Rajkowski	70,867	1,320,813	59,263	3,004,620
Robert K. Beckler	40,199	677,678	39,201	1,987,468
Robert A. Feeser	47,584	848,422	43,497	2,205,291
Wendell L. Willkie, II	0	0	19,745	1,001,071
For further details regarding the value of accelerated equity awards, see “— Financial Interests of MWV Directors and Officers in the Combination — MWV Change in Control Agreements.”
(3)
Pension/NQDC.   Named executive officers, other than Mr. Luke, are entitled to:

(a)
Accelerated vesting of all benefits accrued through the date of termination under MWV’s qualified defined benefit retirement plan and excess defined benefit retirement plans (excluding the Mead SERP), to the extent such benefits are not fully vested as of the date of termination; and

(b)
An amount equal to the actuarial equivalent of the benefit that the named executive officer would have accrued under MWV’s qualified defined benefit retirement plan and excess defined benefit retirement plan (excluding the Mead SERP), if any, had the named executive officer remained employed for three years following the date of termination, calculated based on the annual base salary in effect as of the date of termination, and average annual bonus paid over the three years prior to the combination, to be paid within 30 days following the date of termination.

The pension benefits are “double-trigger” benefits contingent upon a termination without “cause” or resignation for “good reason” within two years following the effective time of the combination.
Named Executive Officer	Accelerated Vesting of Pension ($)	Pension Benefit Accrued Over Next Three Years ($)
John A. Luke Jr.	0	0
E. Mark Rajkowski	0	655,258
Robert K. Beckler	0	1,806,066
Robert A. Feeser	2,902,902	1,495,695
Wendell L. Willkie, II	0	0
For further details regarding the pension benefits, see “— Financial Interests of MWV Directors and Officers in the Combination — MWV Change in Control Agreements.”
(4)
Perquisites/Benefits.   Named executive officers, other than Mr. Luke, are entitled to, payable within 30 days of the date of termination, an amount equal to the cost of health coverage for a certain period of years following the date of termination (three years for Messrs. Rajkowski and Willkie and two years for Dr. Beckler and Mr. Feeser). Named executive officers are also entitled to outplacement services. In accordance with MWV policy, named executive officers are also entitled to reimbursement for financial counseling services in an amount up to $5,000, to be utilized by the named executive officer prior to the close of the calendar year of termination. The health coverage payment and outplacement services are “double-trigger” benefits contingent upon a termination without “cause” or resignation for “good reason” within two years following the effective time of the combination.
Named Executive Officer	Value of Health Benefits ($)	Value of Outplacement Services ($)	Value of Financial Counseling ($)
John A. Luke Jr.	0	0	0
E. Mark Rajkowski	51,571	5,700	5,000
Robert K. Beckler	36,935	5,700	5,000
Robert A. Feeser	34,381	5,700	5,000
Wendell L. Willkie, II	55,403	5,700	5,000
As described above in “— Financial Interests of MWV Directors and Officers in the Combination —  John A. Luke Waiver Agreement,” Mr. Luke agreed to waive his right to benefits and perquisites under his change of control agreement. For further details regarding the perquisites and benefits, see “— Financial Interests of MWV Directors and Officers in the Combination — MWV Change in Control Agreements.”
(5)
Tax Reimbursement.   The combination will not be a “change in ownership or control” within the meaning of Section 280G of the Code. As a result, the named executive officers will not receive any payments with respect to the 280G excise tax reimbursements provided for in the change in control agreements. For further details regarding the estimated excise tax reimbursements, see “— Financial Interests of MWV Directors and Officers in the Combination — MWV Change in Control Agreements.”

(6)
Total.   The total estimated payments for Mr. Luke assume that he retires immediately following consummation of the combination. The total estimated payments for each named executive officer (other than Mr. Luke) assume that the named executive officer’s employment is terminated by MWV without “cause” within two years following the effective time of the combination. In the event that the named executive officer (other than Mr. Luke) were to resign with “good reason” within two years following the effective time of the combination, the named executive officer would be entitled to all benefits disclosed in the table above except for the vesting of outstanding equity awards, and the estimated total payments would be: for Mr. Rajkowski — $3,389,489; for Dr. Beckler — $3,415,811; for Mr. Feeser — $6,034,128; and for Mr. Willkie — $4,108,360 (in each case, assuming that the compensation committee of MWV does not approve the accelerated vesting of the named executive’s outstanding MWV equity awards upon a termination of employment for good reason as described above in “— Financial Interests of MWV Directors and Officers in the Combination — Treatment of Outstanding Equity Awards Upon a Resignation for Good Reason or  — Option Award Acceleration”). Mr. Willkie is retirement eligible and the estimated total payment in this footnote for a resignation with “good reason” includes the value of the equity awards held by Mr. Willkie that would accelerate upon his retirement.

Certain Governance Matters Following the Combination
The Holdings Board of Directors
Pursuant to the combination agreement, promptly following the effective time of the combination, the Holdings board will consist of 14 directors, (i) eight of whom will be persons designated by RockTenn from the directors of RockTenn as of the date of the original combination agreement, referred to as the RockTenn directors, one of whom will be Mr. Steven C. Voorhees, and (ii) six of whom will be persons designated by MWV from the directors of MWV as of the date of the original combination agreement, referred to as the MWV directors, one of whom will be Mr. John A. Luke, Jr. If Mr. Voorhees is not willing and able to serve as a director, RockTenn will designate its then chief executive officer as a director of Holdings, whether or not he is a RockTenn director.

As of the date of this joint proxy statement/prospectus, RockTenn expects that the following eight RockTenn directors will be designated as directors of Holdings:
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Timothy J. Bernlohr;

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J. Powell Brown;

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Terrell K. Crews;

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Russell M. Currey;

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G. Stephen Felker;

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Lawrence L. Gellerstedt III;

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Steven C. Voorhees; and

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Bettina M. Whyte.

As of the date of this joint proxy statement/prospectus, MWV expects that the following six MWV directors will be designated as directors of Holdings:
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Michael E. Campbell;

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John A. Luke, Jr.;

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Gracia C. Martore;

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James E. Nevels;

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Timothy H. Powers; and

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Alan D. Wilson.

Biographical information for RockTenn’s expected designees to the Holdings board is incorporated by reference from RockTenn’s Annual Report on Form 10-K for the year ended September 30, 2014. Biographical information for MWV’s expected designees to the Holdings board is incorporated by reference from MWV’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed on February 23, 2015 and amended on April 20, 2015.
Pursuant to the combination agreement, at the effective time of the combination, the members of each committee of the Holdings board will approximate pro-rata representation between persons on the Holdings board who were RockTenn directors and persons who were MWV directors. The members and chairpersons of the committees of the Holdings board will be mutually agreed upon by RockTenn and MWV.
The Holdings Chief Executive Officer and Non-Executive Chairman of the Board
Under the terms of the combination agreement, upon completion of the combination, (i) Mr. Voorhees will be appointed as the Chief Executive Officer and President of Holdings and (ii) Mr. Luke will be designated as Non-Executive Chairman of Holdings. If Mr. Luke is not willing or able to serve as the Non-Executive Chairman of Holdings, MWV must designate the then-current chairman of the MWV board as a replacement so long as such person was a MWV director as of the date of the original combination agreement. If Mr. Voorhees is not the chief executive officer of RockTenn immediately prior to the effective time of the combination, then his successor as chief executive officer of RockTenn will be appointed as the Chief Executive Officer and President of Holdings.
From and after the effective time of the combination and until the third anniversary thereof, each of the following actions will require the affirmative vote of three-fourths of the full Holdings board: (i) the removal or termination of Mr. Voorhees as Chief Executive Officer and President of Holdings, or the failure to nominate Mr. Voorhees as a director, and (ii) the removal of Mr. Luke as Non-Executive Chairman of Holdings, or the failure to nominate Mr. Luke as a director.

The Integration Team and Appointment of Holdings Officers
Pursuant to the combination agreement, Mr. Voorhees, with the advice of Mr. Luke, will develop an integration plan with the assistance of an integration team, half the members of which are persons designated by RockTenn and half the members of which are persons designated by MWV. Pursuant to the combination agreement, the integration team will focus on matters of integration with respect to the businesses of RockTenn and MWV and potential opportunities for synergies following the effective time of the combination.
The combination agreement provides that Mr. Voorhees, with the advice of Mr. Luke, will select the officers and employees of Holdings and its subsidiaries on the basis of a best fit approach from among the officers of each of RockTenn and MWV, regardless of whether such persons serve as officers or employees of RockTenn or MWV prior to the effective time of the combination. On March 20, 2015, RockTenn and MWV issued a joint press release announcing the following expected members of Holdings’ executive leadership team:
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Robert Beckler, current executive vice president and president of packaging of MWV, is expected to serve as president of Packaging Solutions of Holdings;

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Nina Butler, current senior vice president and senior environmental counsel of RockTenn, is expected to serve as chief sustainability officer of Holdings;

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Ward Dickson, current executive vice president and chief financial officer of RockTenn, is expected to serve as chief financial officer of Holdings;

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Peter Durette, current senior vice president of strategy and leader of the Home, Health & Beauty segment of MWV, is expected to serve as chief strategy officer of Holdings;

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Jennifer Graham-Johnson, current executive vice president of human resources of RockTenn, is expected to serve as chief human resources officer of Holdings;

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Robert McIntosh, current executive vice president, general counsel and secretary of RockTenn, is expected to serve as general counsel of Holdings;

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James Porter, current president of Paper Solutions of RockTenn, is expected to serve as president of Paper Solutions of Holdings; and

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Linda Schreiner, current senior vice president of human resources, communications and the MWV Foundation, is expected to serve as chief integration officer of Holdings.

Edward Rose, current president of Specialty Chemicals of MWV, is expected to serve as president of Specialty Chemicals of Holdings, and Kenneth Seeger, current president of Community Development and Land Management of MWV, is expected to serve as president of Community Development and Land Management of Holdings.
Biographical information for those executive officers named above who are executive officers of RockTenn is incorporated by reference from RockTenn’s Annual Report on Form 10-K for the year ended September 30, 2014. Biographical information for those executive officers named above who are executive officers of MWV is incorporated by reference from MWV’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed on February 23, 2015 and amended on April 20, 2015. Biographical information for those executive officers named above whose information is not otherwise included in the Annual Reports on Form 10-K of RockTenn or MWV is set forth below:
Nina Butler, 49, is expected to serve as chief sustainability officer of Holdings. Ms. Butler currently serves as senior vice president and senior environmental counsel for RockTenn, where she leads the Environmental Affairs group. Ms. Butler joined RockTenn in 2011 with the acquisition of Smurfit-Stone, where she served as environmental counsel and later senior environmental counsel.
Spin-Off of MWV’s Specialty Chemicals Business
The combination agreement provides that the parties intend that, following the effective time of the combination, Holdings will complete MWV’s previously disclosed plan to fully separate the specialty chemicals business of MWV by means of a tax-free spin-off to stockholders of Holdings or another alternative transaction. MWV’s specialty chemicals business is a provider of performance chemicals used in printing inks, asphalt paving and adhesives, as well as in the agricultural, paper and petroleum industries. MWV’s specialty chemicals business also produces activated carbon products used in gas vapor emission control systems for automobiles and trucks, as well as applications for air, water and food purification. If the spin-off is consummated, we believe that the specialty chemicals business will be positioned to grow in the energy, infrastructure and transportation markets as a standalone company and allow the remainder of Holdings’ business to focus on growth opportunities in the global packaging markets. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information”.
Material U.S. Federal Income Tax Consequences of the Combination
The following is a discussion of the material U.S. federal income tax consequences of the RockTenn merger to U.S. holders (as defined below) of RockTenn common stock and of the MWV merger to U.S. holders of MWV common stock.
This discussion addresses only holders of RockTenn common stock or MWV common stock, as applicable, who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the combination. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of RockTenn common stock or MWV common stock, as applicable, in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, regulated investment companies, real estate investment trusts, persons who hold RockTenn common stock or MWV common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes or persons who acquired RockTenn common stock or MWV common stock pursuant to the exercise of options or otherwise as compensation). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.
For purposes of this discussion, a “U.S. holder” is:
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an individual citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds RockTenn common stock or MWV common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding RockTenn common stock or MWV common stock should consult their own tax advisors.
THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE COMBINATION. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX

CONSEQUENCES TO YOU OF THE COMBINATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.
General
The discussion below under “— U.S. Federal Income Tax Consequences of the RockTenn Merger to U.S. Holders of RockTenn Common Stock” constitutes the opinion of Cravath, Swaine & Moore LLP, counsel to RockTenn, as to the material U.S. federal income tax consequences of the RockTenn merger to U.S. holders of RockTenn common stock, and the discussion below under “— U.S. Federal Income Tax Consequences of the MWV Merger to U.S. Holders of MWV Common Stock” constitutes the opinion of Wachtell, Lipton, Rosen & Katz, counsel to MWV, as to the material U.S. federal income tax consequences of the MWV merger to U.S. holders of MWV common stock, in each case subject to the limitations, exceptions, assumptions, qualification and beliefs, described herein and therein.
RockTenn and MWV intend for each of the RockTenn merger and the MWV merger (together with the MWV LLC conversion) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to RockTenn’s obligation to complete the RockTenn merger that RockTenn receive an opinion from Cravath, counsel to RockTenn, to the effect that the RockTenn merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code). It is a condition to MWV’s obligation to complete the MWV merger that MWV receive an opinion from Wachtell, Lipton, Rosen & Katz, counsel to MWV, to the effect that the MWV merger (together with the MWV LLC conversion) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
These opinions will be based on customary assumptions and representations from RockTenn and MWV, as well as certain covenants and undertakings by Holdings, RockTenn, MWV, RockTenn Merger Sub and MWV Merger Sub. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the combination could differ from those described in this joint proxy statement/prospectus. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither RockTenn nor MWV intends to obtain a ruling from the IRS on the tax consequences of the combination. If the IRS were to successfully challenge the “reorganization” status of the MWV merger (together with the MWV LLC conversion) or the “reorganization” status of the RockTenn merger and the RockTenn merger’s qualification under Section 351 of the Code, the tax consequences could differ from those described in this joint proxy statement/prospectus. The following discussion assumes the receipt and accuracy of the opinions described above.
U.S. Federal Income Tax Consequences of the RockTenn Merger to U.S. Holders of RockTenn Common Stock
The U.S. federal income tax consequences of the RockTenn merger to a U.S. holder of RockTenn common stock will depend on whether the U.S. holder receives cash, shares of Holdings common stock or a combination of cash and shares of Holdings common stock in exchange for the U.S. holder’s RockTenn common stock in the RockTenn merger. At the time a U.S. holder makes a cash or stock election pursuant to the terms of the combination agreement, the U.S. holder will not know whether, and to what extent, the proration provisions of the combination agreement will alter the mix of consideration the U.S. holder will receive. As a result, the tax consequences to such U.S. holder will not be ascertainable with certainty until the U.S. holder knows the precise amount of cash and shares of Holdings common stock that the U.S. holder will receive in the RockTenn merger.

Exchange of RockTenn common stock solely for Holdings common stock
Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. holder that exchanges all of its RockTenn common stock solely for shares of Holdings common stock:
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will not recognize any gain or loss upon the exchange of shares of RockTenn common stock for shares of Holdings common stock in the RockTenn merger;

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will have a tax basis in the Holdings common stock received in the RockTenn merger equal to the tax basis of the RockTenn common stock surrendered in exchange therefor; and

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will have a holding period for shares of Holdings common stock received in the RockTenn merger that includes its holding period for its shares of RockTenn common stock surrendered in exchange therefor.

Exchange of RockTenn common stock solely for cash
A U.S. holder that exchanges all of its RockTenn common stock solely for cash will generally recognize capital gain or loss measured by the difference between the amount of cash received in the RockTenn merger and the U.S. holder’s tax basis in the shares of RockTenn common stock surrendered in exchange therefor. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such shares of RockTenn common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Exchange of RockTenn common stock for a combination of Holdings common stock and cash
Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. holder that exchanges its RockTenn common stock for a combination of shares of Holdings common stock and cash:
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will recognize capital gain (but not loss) equal to the lesser of  (i) the excess, if any, of the amount of cash plus the fair market value of any Holdings common stock received in the RockTenn merger over the U.S. holder’s tax basis in the shares of RockTenn common stock surrendered in exchange therefor and (ii) the amount of cash received by the U.S. holder in the RockTenn merger (other than cash received in lieu of fractional shares);

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will have a tax basis in the Holdings common stock received equal to the tax basis of the RockTenn common stock surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the RockTenn merger (other than with respect to cash received in lieu of fractional shares), and decreased by the amount of cash received by the U.S. holder in the RockTenn merger (other than cash received in lieu of fractional shares); and

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will have a holding period for shares of Holdings common stock received in the RockTenn merger that includes its holding period for its shares of RockTenn common stock surrendered in exchange therefor.

Such capital gain or loss will generally be long term capital gain or loss if the holding period for such shares of RockTenn common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
In the case of any U.S. holder that acquired different blocks of RockTenn common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the RockTenn merger. Such U.S. holder should consult its tax advisor prior to the combination with regard to identifying the tax bases and holding periods of the particular shares of Holdings common stock received in the RockTenn merger.
Under the combination agreement, each U.S. holder of RockTenn common stock has a right to specify the particular shares for which the holder desires to receive RockTenn stock consideration or RockTenn cash consideration. Treasury regulations under Section 358 of the Code provide that where a stockholder surrenders shares of target stock in an exchange and receives cash and shares of acquirer stock, then, to the extent the terms of the exchange specify that shares of acquirer stock or cash are received in exchange for a particular share of target stock surrendered, the terms of the exchange will control for the purpose of determining gain to the extent the terms of the exchange are economically reasonable. Therefore, a U.S. holder may be permitted to separately calculate the taxable gain on each share of RockTenn common stock surrendered, based on an allocation of the consideration received for such share. The Treasury regulations governing this issue, however, are unclear as to whether such an allocation will be treated as satisfying the requirements of the Treasury regulations. Consequently, there can be no assurance that the IRS would not successfully challenge a U.S. holder that reports taxable gain on the basis of such an allocation. If the IRS were to successfully challenge this position, the U.S. holder could owe additional tax on the basis that the U.S. holder should allocate the shares of Holdings common stock and the cash that the U.S. holder receives on a pro rata basis to each share of RockTenn common stock that the U.S. holder surrenders in the RockTenn merger. U.S. holders should consult their tax advisors with respect to the benefits and risks of making an express allocation on their letter of transmittal.
U.S. Federal Income Tax Consequences of the MWV Merger to U.S. Holders of MWV Common Stock
Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. holder of MWV common stock:
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will not recognize any gain or loss upon the exchange of shares of MWV common stock for shares of Holdings common stock in the MWV merger;

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will have a tax basis in the Holdings common stock received in the MWV merger equal to the tax basis of the MWV common stock surrendered in exchange therefor; and

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will have a holding period for shares of Holdings common stock received in the MWV merger that includes its holding period for its shares of MWV common stock surrendered in exchange therefor.

Cash in Lieu of Fractional Shares
No fractional shares of Holdings common stock will be distributed to holders of RockTenn common stock or MWV common stock in connection with the combination. A U.S. holder that receives cash in lieu of a fractional share of Holdings common stock as a part of the combination will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the portion of the U.S. holder’s tax basis in the shares of RockTenn common stock or MWV common stock, as applicable, allocable to the fractional share. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such shares of RockTenn common stock or MWV common stock, as applicable, is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Backup Withholding
Backup withholding at the applicable rate (currently 28%) may apply with respect to certain cash payments unless the holder of the RockTenn common stock or MWV common stock, as applicable, receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Accounting Treatment
The combination will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, referred to as ASC 805. U.S. GAAP requires that one of the two companies in the combination be designated as the acquirer for accounting purposes based on the evidence available. RockTenn will be treated as the acquiring entity for accounting purposes. In identifying RockTenn as the acquiring entity, the companies took into account the composition of the governing body of Holdings, the designation of certain senior management positions of Holdings and the size of each of the companies as well as the fact that the MWV stockholders will be receiving a premium over the pre-combination fair value of MWV common stock.
Regulatory Clearances for the Combination
The combination is subject to the requirements of the HSR Act, which prevents RockTenn and MWV from completing the merger until the applicable waiting period under the HSR Act is terminated or expires, and under the laws of certain applicable foreign jurisdictions. On February 6, 2015, RockTenn and MWV filed the requisite notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice, referred to as the DOJ, and the Federal Trade Commission, referred to as the FTC. The DOJ has taken jurisdiction for the review of the combination. The waiting period initiated by the HSR Act filings expired on March 9, 2015. The DOJ and others may challenge the combination on antitrust grounds even after expiration or termination of the waiting period. At any time before or after the completion of the combination, any of the DOJ, the FTC or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the combination, seeking a rescission or other unwinding of the combination, or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the combination will not be made or that, if a challenge is made, it will not succeed.
On March 24, 2015, RockTenn and MWV made a notification filing to the Canadian Competition Bureau of the combination in accordance with the Canadian Competition Act, which was subsequently withdrawn and refiled by RockTenn and MWV on April 23, 2015. On March 27, 2015, RockTenn and MWV made a notification filing to the Federal Economic Competition Commission of Mexico of the combination in accordance with the Mexican Federal Law of Economic Competition.
RockTenn and MWV have received clearance of the combination from the Competition Commission of India, the Austrian Federal Competition Authority, Poland’s Office for Competition and Consumer Protection and the Russian Anti-Monopoly Service. However, receipt of clearances or approvals from the Competition Commission of India, the Austrian Federal Competition Authority, Poland’s Office for Competition and Consumer Protection and the Russian Anti-Monopoly Service are not conditions to the closing of the combination.
The combination agreement provides that neither RockTenn nor MWV will be required to make any divestitures or agree to any restrictions required by regulatory authorities if such action is reasonably likely to have a material adverse effect on Holdings and its subsidiaries, taken as a whole, after giving effect to the combination and taking into account the total benefits to be realized by Holdings after the combination. For a description of certain of RockTenn’s and MWV’s specific obligations in the combination agreement related to regulatory clearances, see the section entitled “The Adoption of the Combination Agreement — The Combination Agreement — Efforts to Complete the Combination” beginning on page 156.
While RockTenn and MWV expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained, or that all required clearances will not involve the imposition of additional conditions on the completion of the combination, including the requirement to divest assets, or require changes to the terms of the combination agreement. These conditions or changes could result in the conditions to the combination not being satisfied. We cannot assure you that a challenge to the combination will not be made or that, if a challenge is made, it will not succeed.
Exchange of Shares in the Combination
After the effective time of the combination, there will be no further registration of transfers of shares of RockTenn or MWV common stock. From and after the effective time of the combination, each holder of a certificate representing shares of RockTenn or MWV common stock outstanding immediately prior to the effective time of the combination will no longer have any rights with respect to such shares, except for the right to receive the merger consideration or as otherwise provided in the combination agreement or by applicable laws. Each share of RockTenn common stock owned by RockTenn and each share of MWV common stock owned by MWV at the time of the combination will be canceled without any payment of merger consideration.

You will not be entitled to receive any dividends or other distributions with respect to Holdings common stock until the combination is completed and you have surrendered your share certificates for RockTenn common stock or MWV common stock, as applicable, in exchange for share certificates for Holdings common stock.
If you would otherwise be entitled to receive a fraction of a share of Holdings common stock as a result of the combination (after aggregating all fractional shares of Holdings common stock issuable to you), in lieu of the fraction of a share and upon surrender of your certificates or book-entry shares of RockTenn common stock or MWV common stock, as applicable, you will be paid in cash in lieu of such fractional shares in accordance with the terms of the combination agreement.
If any certificates of RockTenn common stock or MWV common stock, as applicable, have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Holdings or the exchange agent, the posting by such person of a bond in such reasonable amount as Holdings or the exchange agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate, the merger consideration with respect to the shares of RockTenn common stock or MWV common stock, as applicable, formerly represented thereby, any cash in lieu of fractional shares of Holdings common stock and any unpaid dividends and distributions on shares of Holdings common stock deliverable in respect thereof.
Each of Holdings and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the combination agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.
If the exchange agent is to pay some or all of the merger consideration to a person other than the record holder, such record holder must have their certificates properly endorsed or otherwise in proper form for transfer and the person requesting such transfer must pay any transfer or other taxes payable by reason of the transfer or establish to the exchange agent’s satisfaction that the taxes have been paid or are not required to be paid.
RockTenn Shareholders Making an Election
At least 20 business days prior to the election deadline, an election form will be mailed to each RockTenn shareholder of record for the RockTenn special meeting. Holdings will also make available one or more election forms as may reasonably be requested from time to time by all persons who become holders of record of RockTenn common stock during the period following the record date for the RockTenn special meeting and prior to the election deadline. In returning such an election form, RockTenn shareholders must include the stock certificates to which the election form relates (or an appropriate customary guarantee of delivery of such certificates). RockTenn shareholders making an election should not forward their stock certificates to the exchange agent prior to sending in their election form and should not return their stock certificates with the enclosed proxy.
Any RockTenn shareholder who wishes to exercise dissenters’ rights should not make an election and should not surrender their stock certificates to the exchange agent. Submitting an election form requires a waiver of such shareholder’s dissenters’ rights. RockTenn shareholders who desire to exercise dissenters’ rights should review carefully Article 13 of the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights. See “Appraisal Rights and Dissenters’ Rights — Dissenters’ Rights of RockTenn Shareholders” beginning on page 195.
RockTenn Shareholders Not Making an Election and MWV Stockholders
As soon as reasonably practicable after the effective time of the combination, the exchange agent will mail to each holder of record of a certificate or book-entry share that immediately prior to the effective time of the combination represented outstanding shares of RockTenn or MWV common stock a letter of transmittal and instructions for use in effecting the surrender of the applicable certificates or book-entry shares in exchange for the shares of Holdings common stock or cash (to the extent such certificates have not already been surrendered by a RockTenn shareholder making an election). Upon surrender of such certificate or book-entry share to the exchange agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor that number of whole shares of Holdings common stock and/or cash, as applicable, that such holder has the right to receive pursuant to the combination agreement, and the certificate or book-entry share so surrendered will be canceled. You should not send in your RockTenn share certificates or MWV share certificates for exchange until you receive the letter of transmittal and instructions from the exchange agent (unless you are a RockTenn shareholder who has included your stock certificates with your election form).
Treatment of RockTenn Stock Options and Other RockTenn Equity-Based Awards
Stock Options.   Upon the effective time of the combination, each outstanding RockTenn option, whether vested or unvested, will be converted into a Holdings option, on the same terms and conditions (including applicable vesting requirements and per share exercise price) with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn option immediately prior to the effective time of the combination.
Restricted Stock.   Upon the effective time of the combination, each unvested RockTenn restricted stock award held by a non-executive member of the RockTenn board will automatically vest and convert into the right to receive a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn restricted stock award immediately prior to the effective time of the combination. Upon the effective time of the combination, each outstanding, unvested RockTenn restricted stock award held by anyone other than a non-executive member of the RockTenn board will convert into an award of shares of restricted Holdings common stock, referred to as a Holdings restricted stock award, on the same terms and conditions (including applicable vesting requirements), with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn restricted stock award immediately prior to the effective time of the combination.
Restricted Stock Units.   Upon the effective time of the combination, each outstanding, unvested RockTenn RSU will be converted into a Holdings RSU, on the same terms and conditions (including applicable vesting requirements), with respect to a number of shares of Holdings common stock equal to the total number of shares of RockTenn common stock subject to such RockTenn RSU immediately prior to the effective time of the combination; provided that, for any RockTenn RSU that is subject to performance-based vesting conditions and granted prior to January 1, 2015, the RockTenn compensation committee will be permitted to determine, prior to the effective time of the combination, the level of performance achievement for such RockTenn RSU based on the RockTenn compensation committee’s good faith determination of actual performance as of the effective time of the combination, and the related Holdings RSUs will remain subject only to the applicable time-based vesting criteria as were applicable to such RockTenn RSU immediately prior to the effective time of the combination.
Employee Stock Purchase Plan.   The combination agreement also provides that the purchase period under the RockTenn ESPP that commenced on February 1, 2015 will be the final purchase period under the RockTenn ESPP, and that all RockTenn ESPP purchase rights will be exercised on the earlier to occur of (i) the scheduled purchase date for the purchase period that commenced on February 1, 2015 and (ii) the date that is seven business days prior to the effective time of the combination (with any payroll deductions not applied to the purchase of shares of RockTenn common stock returned to the participant). All shares of RockTenn common stock so purchased will be converted into shares of Holdings common stock upon the effective time of the combination on the same terms and conditions as shares of RockTenn common stock held by all other RockTenn shareholders. Immediately prior to the effective time of the combination, RockTenn will cause the RockTenn ESPP to terminate, and no further RockTenn ESPP purchase rights will be granted or exercised under the RockTenn ESPP.
Treatment of MWV Stock Options and Other MWV Equity-Based Awards
Stock Options.   Each MWV option granted prior to February 1, 2015 that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into an option to purchase, on the same terms and conditions (including applicable vesting requirements) as were applicable to such MWV option immediately prior to the effective time of the combination, the number of shares of Holdings common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV option by 0.78, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the MWV option by 0.78. Each MWV option granted on or after February 1, 2015 that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into Holdings options in accordance with the immediately preceding sentence, provided that the number of shares of MWV common stock subject to the MWV option will be prorated based on the number of complete months of service from January 1, 2015 through the effective time of the combination.
Stock Appreciation Rights.   Each MWV stock appreciation right that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into a stock appreciation right, on the same terms and conditions (including applicable vesting requirements) as were applicable to such MWV stock appreciation right immediately prior to the effective time of the combination, corresponding to the number of shares of Holdings common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV stock appreciation right by 0.78, at a base price per share (rounded up to the nearest whole cent) determined by dividing the per-share base price of the MWV stock appreciation right by 0.78.
Restricted Stock Units.   Each MWV RSU award granted prior to February 1, 2015 that is outstanding immediately prior to the effective time of the combination, whether vested or unvested, will be converted at the effective time of the combination into a Holdings RSU award, on the same terms and conditions as were applicable to such MWV RSU award immediately prior to the effective time of the combination (provided that performance-based MWV RSU awards will be deemed earned at target performance and the related Holdings RSU awards will remain subject to any applicable time-based vesting criteria), and relating to the number of shares of Holdings common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV RSU award by 0.78. Each MWV RSU award granted on or after February 1, 2015 that is outstanding immediately prior to the effective time of the combination will be converted at the effective time of the combination into a Holdings RSU award in accordance with the immediately preceding sentence, provided that (i) the number of shares of MWV common stock subject to the MWV RSU will be prorated based on the number of complete months of service from January 1, 2015 through the effective time of the combination and (ii) performance-based MWV RSU awards will be earned based on actual performance from January 1, 2015 through the effective time of the combination.
Director Stock Unit Awards.   Each MWV director stock unit award that is outstanding immediately prior to the effective time of the combination is vested, and will be converted at the effective time of the combination into a director stock unit award, on the same terms and conditions as were applicable to such MWV director stock unit award immediately prior to the effective time of the combination, and relating to the number of shares of Holdings common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of MWV common stock subject to the MWV director stock unit award by 0.78.
Treatment of Reserved RockTenn Common Stock
The combination agreement provides that at the effective time of the combination, Holdings will reserve for issuance a sufficient number of shares of Holdings common stock to deliver the aggregate RockTenn merger consideration that would have been issued in respect of the shares of RockTenn common stock, referred to as the reserved RockTenn common stock, that were reserved and available for issuance in accordance with the Modified Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada, Inc. and Affiliated Canadian Debtors, dated as of May 26, 2010, referred to as the Plan of Reorganization, and Findings of Fact, Conclusions of Law and Order Confirming the Joint Plan of Reorganization for Smurfit-Stone Container Corporation and Its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors, entered

June 21, 2010 at docket no. 8107, if each share of reserved RockTenn common stock had been converted into one share of Holdings common stock in accordance with the terms of the combination agreement. All obligations of RockTenn to make payments or issue reserved shares of RockTenn common stock to satisfy “Allowed Claims” (as defined by the Plan of Reorganization) will be assumed by Holdings and be satisfied out of the disbursement account of Smurfit-Stone Container Corporation established with its “Disbursing Agent” (as defined in the Plan of Reorganization).
Dividends and Share Repurchases
MWV has historically paid quarterly dividends of  $0.25 per share to its stockholders. Under the combination agreement, MWV may, without RockTenn’s consent, continue to declare and pay its regular quarterly cash dividend in accordance with its distribution policy of up to $0.25 per share. On January 27, 2014, the MWV board approved approximately $394 million of share repurchases. On February 7, 2014, MWV repurchased and retired approximately 7.5 million shares of its common stock. This stock repurchase program was completed in 2014. The combination agreement prohibits MWV from repurchasing shares of its common stock until the earlier of the closing of the combination or the termination of the combination agreement.
RockTenn most recently paid a quarterly cash dividend of  $0.320525 per share to its shareholders. Under the combination agreement, RockTenn may, without MWV’s consent, declare and pay a dividend equal to the product of  (x) 1.2821 and (y) the amount per share of MWV common stock most recently paid by MWV as a quarterly distribution prior to the declaration by RockTenn of such quarterly distribution. RockTenn also has a stock repurchase plan that allows for the repurchase of shares of its common stock over an indefinite period of time at the discretion of the RockTenn management. The combination agreement prohibits RockTenn from repurchasing shares of its common stock until the earlier of the closing of the combination or the termination of the combination agreement.
Under the combination agreement, MWV and RockTenn are required to coordinate to designate the same record and payment dates for any quarterly dividends declared in any calendar quarter in which the closing of the combination might reasonably be expected to occur. Accordingly, either or both of MWV and RockTenn may set different record or payment dates than it has typically designated in the past for one or more quarterly dividends prior to the combination.
Listing of Holdings Common Stock
It is a condition to the completion of the combination that the Holdings common stock to be issued to RockTenn shareholders and MWV stockholders in connection with the combination be approved for listing on the NYSE, subject to official notice of issuance.
De-Listing and Deregistration of RockTenn Common Stock and MWV Common Stock
When the combination is completed, each of the RockTenn common stock and MWV common stock currently listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act.
Combined Company Corporate Offices
Holdings’ principal executive offices will be located at the current corporate offices of MWV in Richmond, Virginia and Holdings’ operating offices will be located at the current corporate offices of RockTenn in Norcross, Georgia.
Appraisal Rights and Dissenters’ Rights
Under the DGCL, the holders of MWV common stock are not entitled to appraisal rights in connection with the MWV merger. However, under the GBCC, any holder of record of RockTenn common stock who objects to the RockTenn merger, and who exercises his or her dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of RockTenn common stock if the RockTenn merger is consummated.

Under the combination agreement, any RockTenn shareholder that properly exercises dissenters’ rights with respect to its shares of RockTenn common stock, such shares being the dissenting shares, will not have his or her dissenting shares converted into the right to receive the RockTenn merger consideration. Such shareholders will cease to have any rights to their dissenting shares except for the right to receive payment of the fair value of their dissenting shares in accordance with the provisions of Article 13 of the GBCC. However, if any RockTenn shareholder fails to perfect or otherwise withdraws, in accordance with Article 13 of the GBCC, or loses his or her rights to demand payment in respect of such dissenting shares under Article 13 of the GBCC, then the dissenting shares of such RockTenn shareholder will be deemed converted into the right to receive the RockTenn cash consideration, without any interest thereon, upon surrender of the related certificate or certificates of RockTenn common stock. For additional information, see the section entitled “Appraisal Rights and Dissenters’ Rights — Dissenters’ Rights of RockTenn Shareholders” beginning on page 195.
Certain RockTenn Forecasts
RockTenn does not as a matter of course make public forecasts as to future performance, earnings or other results, and forecasts for extended periods of time are of particular concern to RockTenn due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of RockTenn by MWV, RockTenn’s management provided to MWV, as well as to MWV’s and RockTenn’s respective advisors and boards of directors, non-public, internal financial forecasts regarding RockTenn’s anticipated future operations for the fiscal years ending September 30, 2015 through 2019, referred to as the RockTenn management case forecasts. RockTenn’s management also provided to the RockTenn board and its advisors sensitivity forecasts, which did not include the $50-per-ton price increase for domestic containerboard, corrugated box and pulp that had been incorporated in the RockTenn management case forecasts, referred to as the RockTenn constant price sensitivity forecasts. RockTenn has included below a summary of these forecasts to provide its shareholders access to certain non-public information that was furnished to the above-listed parties and considered by the RockTenn Financial Advisors in connection with their respective financial analyses.
The internal financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. GAAP. The summary of these internal financial forecasts is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the RockTenn merger proposal or the MWV merger proposal, but because these internal financial forecasts were provided by RockTenn to MWV, as well as to RockTenn’s and MWV’s respective advisors and boards of directors, in the case of the internal financial forecasts related to RockTenn’s anticipated future operations, and by RockTenn to RockTenn’s advisors and board of directors, in the case of the internal financial forecasts related to MWV’s anticipated future operations. Ernst & Young, RockTenn’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, Ernst & Young does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this joint proxy statement/prospectus relates to RockTenn’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.
These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of RockTenn’s management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to RockTenn’s or MWV’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27. The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. The internal financial forecasts assumed that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the proposed combination, including any divestitures or other actions contemplated by the combination agreement. As a result, actual results may differ materially from these internal financial forecasts. Accordingly, there can be no assurance that the forecasts will be realized.

None of RockTenn, MWV or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Except as required by applicable securities laws, RockTenn does not intend to make publicly available any update or other revision to these internal financial forecasts, even in the event that any or all assumptions are shown to be in error. Since the date of the internal financial forecasts, RockTenn has made publicly available its actual results of operations for the fiscal year ended September 30, 2014 and for the fiscal quarters ended December 31, 2014 and March 31, 2015. You should review RockTenn’s Annual Report on Form 10-K filed with the SEC on November 24, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC on February 6, 2015 and May 11, 2015, respectively, for this information. None of RockTenn or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding RockTenn’s ultimate performance compared to the information contained in these internal financial forecasts or that forecasted results will be achieved. RockTenn has made no representation to MWV, in the combination agreement or otherwise, concerning these internal financial forecasts.
Summary of the RockTenn Management Case Forecasts(1)
	Year Ended September 30,
	2014	2015	2016	2017	2018	2019
	(dollars in millions, except percentage data)
Total Revenue	$9,895	$10,236	$10,638	$10,999	$11,187	$11,380
Revenue Growth Rate		3.4%	3.9%	3.4%	1.7%	1.7%
Gross Profit	$1,934	$1,938	$2,206	$2,501	$2,621	$2,690
Percentage of Revenue	19.5%	18.9%	20.7%	22.7%	23.4%	23.6%
Operating Profit	$854	$940	$1,230	$1,468	$1,616	$1,679
Percentage of Revenue	8.6%	9.2%	11.6%	13.3%	14.4%	14.8%
Adjusted EBITDA(2)	$1,576	$1,627	$1,891	$2,176	$2,294	$2,369
Percentage of Revenue	15.9%	15.9%	17.8%	19.8%	20.5%	20.8%
Capital Expenditures	$(534)	$(535)	$(550)	$(550)	$(547)	$(498)
Percentage of Revenue	5.4%	5.2%	5.2%	5.0%	4.9%	4.4%
Constant Price Sensitivity Forecast
Adjusted EBITDA(2)		$1,627	$1,745	$1,880	$1,995	$2,065

(1)
The table above reflects the forecasts provided to MWV and the financial advisors. When RockTenn management presented the RockTenn management case forecasts to the RockTenn board, certain non-cash expenses in the forecasts were recharacterized between cost of goods sold and selling, general and administrative expenses. This did not result in any change to the total revenue, adjusted EBITDA or capital expenditures forecasts received by the RockTenn board.

(2)
Adjusted EBITDA excludes the effects of interest expense, income tax (expense) benefit, depreciation and amortization expense, is not burdened by stock-based compensation expense and excludes certain non-recurring items. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating profit or net income as a measure of operating performance or as an alternative to cash flows as a measure of liquidity.

Summary of RockTenn’s Adjustments to the MWV Forecasts
RockTenn’s management was provided by MWV management with the MWV forecasts for the MWV fiscal years 2014 to 2019 as described under “— Certain MWV Forecasts”. RockTenn’s management also received projections for MWV’s specialty chemicals business for fiscal years 2015 through 2017, as well as a forecast for the same period for MWV assuming a spin-off of MWV’s specialty chemicals business. In order to reconcile MWV’s projected EBITDA information with its own assumptions for purposes of calculating EBITDA, RockTenn’s management made adjustments to the EBITDA projections in the MWV forecasts in order to (1) remove gain from appreciation in MWV’s life insurance policy and (2) add back share based compensation expense (such adjusted forecasts referred to as the “RockTenn adjusted MWV forecasts”). For purposes of deriving 5-year projections for MWV giving effect to the spin-off of MWV’s specialty chemicals business (such forecasts, referred to as the “RockTenn adjusted MWV ex-specialty chemicals forecasts”), RockTenn’s management used the MWV forecasts, the projections for MWV’s specialty chemicals business for fiscal years 2015 through 2017 and business segment income statement projections for fiscal years 2018 and 2019, in each case provided by MWV management, to derive revenue, EBITDA, net income and change in working capital projections for MWV’s specialty chemicals business. RockTenn’s management further assumed that the capital expenditure of MWV’s specialty chemicals business would be held constant for the fiscal years 2018 and 2019 at $80 million, consistent with the capital expenditure of such business for the fiscal years 2015 through 2017. RockTenn’s management then presented such financial forecasts, as adjusted (referred to as the “MWV adjusted forecasts”), to the RockTenn board and RockTenn’s financial advisors.
The following is a summary of the MWV adjusted forecasts:
	Year Ended December 31,
	2014	2015	2016	2017	2018	2019
	(dollars in millions, except percentage data)
RockTenn adjusted MWV forecasts
EBITDA	$972	$1,026	$1,215	$1,339	$1,450	$1,476
RockTenn adjusted MWV ex-specialty chemicals forecasts
Revenue		$5,575	$4,886	$5,145	$5,434	$5,421
Revenue Growth Rate		(1.0)%	N/A	5.3%	5.6%	(0.2)%
EBITDA		$1,026	$890	$992	$1,057	$1,035
Net Income		$364	$297	$376	$416	$395
Change in Working Capital		$50	$(103)	$(27)	$(50)	$(15)
Capital Expenditures		$(376)	$(299)	$(289)	$(258)	$(258)
Certain MWV Forecasts
MWV does not as a matter of course make public forecasts as to future performance, earnings or other results, and forecasts for extended periods of time are of particular concern to MWV due to the unpredictability of the underlying assumptions and estimates. However, in connection with its consideration of a potential transaction with RockTenn, MWV’s management provided MWV’s advisors and the MWV board, non-public, internal financial forecasts regarding revenue, revenue growth, EBITDA, net income, change in net working capital, capital expenditures and free cash flow post-dividends. The financial projections of MWV included two cases, a base case for fiscal years 2014 through 2019 (referred to as the “MWV forecasts”), and a separate case assuming a spin-off of MWV’s specialty chemicals business for fiscal years 2016 through 2019 (referred to as the “MWV ex-specialty chemicals forecasts”). In addition to the MWV forecasts and the MWV ex-specialty chemicals forecasts, MWV’s management provided projections for MWV’s specialty chemicals business for fiscal years 2016 through 2019 (referred to as the “MWV specialty chemicals forecasts”). In addition, in connection with the due diligence review of MWV by RockTenn, MWV’s management provided to RockTenn and its advisors the MWV forecasts for the years 2014 through 2019 and projections for MWV’s specialty chemicals business for fiscal years 2015 through 2017, as well as a forecast for the same period for MWV assuming a spin-off of MWV’s specialty chemicals business. MWV has included below a summary of these forecasts to provide its stockholders access to certain non-public information that was furnished to the above-listed parties and considered by the financial co-advisors and Greenhill in connection with their respective financial analyses.
The internal financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, or the guidelines established by the American

Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. GAAP. The summary of these internal financial forecasts is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the MWV merger proposal or the RockTenn merger proposal, but because these internal financial forecasts were provided by MWV to RockTenn, as well as to MWV’s and RockTenn’s respective advisors and boards of directors. The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, MWV’s management. PricewaterhouseCoopers LLP (referred to as “PWC”), MWV’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, PWC does not express an opinion or any other form of assurance with respect thereto. The PWC report incorporated by reference in this proxy statement relates to MWV’s historical financial information and does not extend to the prospective financial information and should not be read to do so.
These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of MWV’s management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to MWV’s or RockTenn’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27. The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. The internal financial forecasts assumed that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the proposed combination, including any divestitures or other actions contemplated by the combination agreement. As a result, actual results may differ materially from these internal financial forecasts. Accordingly, there can be no assurance that the forecasts will be realized.
None of MWV, RockTenn or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Since these internal financial forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The internal financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Except as required by applicable securities laws, MWV does not intend to make publicly available any update or other revision to these internal financial forecasts, even in the event that any or all assumptions are shown to be in error. Since the date of the internal financial forecasts, MWV has made publicly available its actual results of operations for the fiscal year ended December 31, 2014 and for the fiscal quarter ended March 31, 2015. You should review MWV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 for this information. None of MWV or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding MWV’s ultimate performance compared to the information contained in these internal financial forecasts or that forecasted results will be achieved. MWV has made no representation to RockTenn, in the combination agreement or otherwise, concerning these internal financial forecasts.

Summary of the MWV Forecasts
	Year Ended December 31,
	2014	2015	2016	2017	2018	2019
	(dollars in millions, except percentage data)
MWV forecasts
Revenue	$5,631	$5,575	$6,063	$6,415	$6,834	$6,958
Revenue Growth Rate	4.5%	(1.0)%	8.8%	5.8%	6.5%	1.8%
EBITDA	$979	$1,030	$1,219	$1,343	$1,454	$1,481
Net Income	$317	$364	$493	$585	$654	$664
Change in Net Working Capital	$(98)	$50	$(101)	$(42)	$(50)	$(15)
Capital Expenditures	$(346)	$(376)	$(379)	$(369)	$(338)	$(338)
Free Cash Flow Post-Dividends(a)	$45	$134	$119	$310	$434	$470
MWV ex-specialty chemicals forecasts
Revenue			$4,884	$5,146	$5,434	$5,421
Revenue Growth			—	5.4%	5.6%	(0.2)%
EBITDA			$948	$1,050	$1,114	$1,093
Net Income			$374	$455	$495	$474
Change in Net Working Capital			$(103)	$(27)	$(28)	$8
Capital Expenditures			$(299)	$(289)	$(249)	$(241)
Free Cash Flow Post-Dividends(a)			$80	$274	$381	$392

(a)
Cash from operations less capital expenditures and dividends.

Summary of the MWV Specialty Chemicals Forecasts
	Year Ended December 31,
	2016	2017	2018	2019
	(dollars in millions, except percentage data)
Specialty Chemicals
Revenue	$1,179	$1,269	$1,400	$1,537
Revenue Growth	—	7.6%	10.3%	9.8%
EBITDA(a)	$300	$322	$368	$416
Net Income	$150	$163	$194	$227
Change in Net Working Capital	$2	$(15)	$(22)	$(23)
Capital Expenditures	$(80)	$(80)	$(88)	$(97)
Free Cash Flow Post-Dividends(b)	$76	$76	$95	$121

(a)
EBITDA includes $10 million of incremental standalone public company costs and $25 million in overhead cost reduction in the spin-off.

(b)
Cash from operations less capital expenditures and dividends.

MWV’s Adjustments to the RockTenn Forecasts
MWV’s management was provided both the RockTenn management case forecasts and the RockTenn constant price sensitivity forecasts and utilized the RockTenn constant price sensitivity forecasts in its own financial analysis.

The RockTenn management case forecasts included volume assumptions for products and inputs that impact the RockTenn projections, including in relation to corrugated box, folding carton, consumer mill, domestic and export containerboard, and merchandising displays. The RockTenn management case forecasts also included price assumptions for products and inputs that impact the RockTenn projections, including in relation to corrugated box, folding carton, consumer mill (excluding pulp), pulp and domestic and export containerboard. The RockTenn constant price sensitivity forecasts were derived by RockTenn’s management based on volume and price assumptions for the same RockTenn products and inputs as the RockTenn management case forecasts. The volume assumptions used for the RockTenn constant price sensitivity forecasts were identical to those used for the RockTenn management case forecasts; with respect to pricing, however, the RockTenn constant price sensitivity forecasts assumed that pricing for each of the products remained constant and did not incorporate any of the price-per-unit increases during the projected period that were assumed in the RockTenn management case forecasts.
The RockTenn constant price sensitivity forecasts provided by RockTenn management consisted only of cash flow and EBITDA projections. MWV management used the RockTenn constant price sensitivity forecasts to derive corresponding implied profit and loss projections and detailed cash flow projections. Because the reduction in EBIT and EBITDA between the RockTenn management case forecasts and the RockTenn constant price sensitivity forecasts was driven by relatively lower product prices, MWV management assumed that 100% of the resulting reduction in revenue would correspond to an equal dollar decline assumed in EBIT and EBITDA from the RockTenn management case forecasts to the RockTenn constant price sensitivity forecasts. MWV management assumed that all cost inputs and capital expenditures were held constant between the RockTenn management case forecasts and the RockTenn constant price sensitivity forecasts. In addition, net income changed based on the after-tax reduction in EBIT between the RockTenn management case forecasts and the RockTenn constant price sensitivity forecasts. Given that the tax rate was held constant between the RockTenn management case forecasts and the RockTenn constant price sensitivity forecasts, the change in net income was equal to the after-tax difference in EBIT in the two cases.
MWV management determined that its view of RockTenn’s future performance most closely aligned with the RockTenn constant price sensitivity forecasts. As a result, MWV’s management determined to use the forecasts it derived from the RockTenn constant price sensitivity forecasts, as described above (referred to as the “MWV-derived RockTenn forecasts”), adjusted to reflect a December 31 fiscal year end, for purposes of conducting financial analyses. MWV management also instructed its financial advisors to use the MWV-derived RockTenn forecasts for their respective financial analyses.
The following is a summary of the MWV-derived RockTenn forecasts:
Summary of the MWV-Derived RockTenn Forecasts
	Calendar Year
	2014	2015	2016	2017	2018	2019
	(dollars in millions, except percentage data)
RockTenn
Revenue	$9,981	$10,301	$10,546	$10,750	$10,935	$11,124
Revenue Growth	3.6%	3.2%	2.4%	1.9%	1.7%	1.7%
EBITDA	$1,472	$1,602	$1,731	$1,836	$1,970	$2,036
Net Income	$557	$592	$662	$745	$804	$833
Change in Net Working Capital	$(19)	$11	$(16)	$(26)	$(15)	$(15)
Capital Expenditures	$(534)	$(539)	$(550)	$(549)	$(535)	$(500)

Litigation Related to the Combination
Following the announcement of the proposed combination, three putative class action complaints were filed against the members of the MWV board and RockTenn in the Delaware Court of Chancery. Two of the cases also name MWV as a defendant. The cases are captioned CWA Local 1180 Admin. Fund et al. v. MeadWestvaco Corp. et al., C.A. No. 10617-CB, filed on February 6, 2015, referred to as the CWA Action, Marrone v. MeadWestvaco Corp. et al., C.A. No. 10634-CB, filed on February 10, 2015, referred to as the Marrone Action, and Janet L. Sullivan, IRA v. Luke et al., C.A. No. 10654-CB, filed on February 12, 2015, referred to as the Sullivan Action, and together with the CWA Action and the Marrone Action, referred to as the Actions. Each of the Actions alleges that the members of the MWV board violated their fiduciary duties in connection with the proposed combination and that RockTenn aided and abetted those breaches. The Actions seek, among other things, injunctive relief enjoining MWV and RockTenn from proceeding with the combination, rescission or rescissionary damages in the event the combination is implemented and an award of attorneys’ and other fees and costs. On February 17, 2015, the plaintiffs in the CWA and Sullivan Actions moved to consolidate the Actions and to have their counsel be appointed co-lead counsel. On March 9, 2015, the Delaware Court granted that motion and consolidated the Actions as In re MeadWestvaco Corp. Stockholders Litigation, C.A. No. 10617-CB. On April 29, 2015, plaintiffs in the consolidated action filed a consolidated complaint that added allegations that, among other things, the registration statement of which this joint proxy statement/prospectus forms a part omits material information. We believe these lawsuits are without merit.
The Combination Agreement
The following summarizes material provisions of the combination agreement. This summary does not purport to be complete and may not contain all of the information about the combination agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the combination agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. RockTenn shareholders and MWV stockholders are urged to read the combination agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the combination. This summary is qualified in its entirety by reference to the combination agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In reviewing the combination agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the combination agreement and are not intended to provide any other factual information about RockTenn, MWV, Holdings or any of their respective subsidiaries. The combination agreement contains representations and warranties and covenants by each of the parties to the combination agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the combination agreement and:
•
were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•
have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the combination agreement, which disclosures are not reflected in the combination agreement; and

•
may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the combination agreement and described below may have changed since the date of the combination agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. Accordingly, the representations and warranties and other provisions of the combination agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.

Closing
The closing of the combination will occur at 10:00 a.m., New York Time, on the third business day after all closing conditions contained in the combination agreement have been fulfilled or waived (other than those conditions that by their nature are to be fulfilled at closing, but subject to fulfillment or waiver of such conditions), unless another time or date is agreed in writing by RockTenn and MWV. The day on which the closing occurs is referred in this document as the “closing date”. For a description of the conditions to the closing of the combination, see “— Conditions to Completion of the Combination” beginning on page 159.
Effective Times
Subject to the provisions of the combination agreement, as soon as practicable on the closing date, the parties will cause the combination to be consummated by (a) filing with the Secretary of State of the State of Georgia a certificate of merger with respect to the RockTenn merger, duly executed and completed in accordance with the relevant provisions of the GBCC, and (b) filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the MWV merger, duly executed and completed in accordance with the relevant provisions of the DGCL and Delaware Limited Liability Company Act. The combination will become effective at such time on the closing date as RockTenn and MWV will agree and specify in both the RockTenn certificate of merger and the MWV certificate of merger. The time at which the combination becomes effective is referred to in this document as the “effective time”.
Merger Consideration
RockTenn Merger Consideration.   Under the terms of the combination agreement, RockTenn shareholders (other than shareholders holding dissenting shares and excluding any shares of RockTenn common stock that are held in treasury) will have the right to elect to receive (subject to certain proration procedures described below) either: (1) one share of Holdings common stock for each share of RockTenn common stock they hold, referred to as the RockTenn stock consideration, or (2) an amount in cash equal to the volume weighted average price per share of RockTenn common stock on the NYSE for the consecutive period over the five trading days immediately preceding (but not including) the third trading day prior to the effective time, referred to as the RockTenn cash consideration. Any RockTenn shareholder may contact Georgeson Inc. at (866) 203-9401 (toll free) to obtain the volume weighted average price of RockTenn common stock for the five trading day period ending with the trading day preceding the date on which the shareholder contacts Georgeson Inc.
Under the combination agreement, there is a cap on the number of shares of RockTenn common stock which may be converted into RockTenn stock consideration, referred to as the stock cap number. The stock cap number is equal to the number of shares of Holdings common stock that would be issued to RockTenn shareholders as consideration in the combination in order for the RockTenn shareholders’ pro forma ownership of Holdings immediately after the effective time to equal 49.9% of the issued and outstanding shares of Holdings common stock. The “stock cap number” will be equal to the number obtained by:
•
subtracting the number of shares of reserved RockTenn common stock at such time from

•
the product of:

◦
a fraction the denominator of which is 0.501 and the numerator of which is one minus 0.501;

◦
the amount equal to the sum of:

■
the aggregate number of shares of MWV common stock issued and outstanding as of the business day prior to the closing date, plus
■
the number of shares of MWV common stock that will be deemed issued solely as a result of the combination pursuant to MWV equity awards outstanding as of such date; and
◦
the MWV exchange ratio.

The resulting number will be the number of shares of RockTenn common stock (other than RockTenn shares that are held in treasury and dissenting shares) issued and outstanding immediately prior to the effective time that will be converted into the right to receive the RockTenn stock consideration.
The combination agreement further provides that in the event either RockTenn or MWV reasonably determines that the stock cap number calculated in accordance with the definition of such term in the above paragraph is not consistent with the spin-off of MWV’s specialty chemicals business being tax-free to Holdings and its affiliates, then the reference to “0.501” in such definition will be automatically increased (but in any event not to a number higher than 0.505) to the extent necessary to cause such spin-off to be tax-free to Holdings and its affiliates pursuant to the reasonable determination of such party.
The combination agreement provides for proration procedures to be applied to the elections made by the RockTenn shareholders such that only a number of shares of RockTenn common stock equal to the stock cap number will be converted into the right to receive the RockTenn stock consideration. All other shares of RockTenn common stock will be converted into the right to receive the RockTenn cash consideration.
If the aggregate number of stock electing shares, referred to as the stock election number, exceeds the stock cap number, then with respect to each RockTenn shareholder:
•
all of his or her cash electing shares and non-electing shares will be converted into the right to receive the RockTenn cash consideration;

•
a number of his or her stock electing shares equal to the product obtained by multiplying (a) the number of his or her stock electing shares by (b) a fraction, the numerator of which is the stock cap number and the denominator of which is the stock election number, will be converted into the right to receive the RockTenn stock consideration; and

•
the remaining number of his or her stock electing shares will be converted into the right to receive the RockTenn cash consideration.

If the stock election number is less than or equal to the stock cap number, such difference between the stock election number and stock cap number being referred to as the shortfall number, then with respect to each RockTenn shareholder:
•
all of his or her stock electing shares will be converted into the right to receive RockTenn stock consideration; and

•
his or her cash electing shares and non-electing shares will be treated in the following manner:

◦
if the shortfall number is less than or equal to the aggregate number of non-electing shares, then:

■
all of his or her cash electing shares will be converted into the right to receive the RockTenn cash consideration;
■
a number of his or her non-electing shares equal to the product obtained by multiplying (a) the number of his or her non-electing shares by (b) a fraction, the numerator of which is the shortfall number and the denominator of which is the aggregate number of non-electing shares, will be converted into the right to receive the RockTenn stock consideration; and
■
the remaining number of his or her non-electing shares will be converted into the right to receive the RockTenn cash consideration; and
◦
if the shortfall number exceeds the aggregate number of non-electing shares, then:

■
all of his or her non-electing shares will be converted into the right to receive the RockTenn stock consideration;
■
a number of his or her cash electing shares equal to the product obtained by multiplying (a) the number of his or her cash electing shares by (b) a fraction, the numerator of which is the amount by which the shortfall number exceeds the aggregate number of non-electing shares and the denominator of which is the aggregate number of cash electing shares, will be converted into the right to receive the RockTenn stock consideration; and
■
the remaining number of his or her cash electing shares will be converted into the right to receive the RockTenn cash consideration.
Effects of Proration on a Hypothetical RockTenn Shareholder.
The tables below entitled “Effect of Proration on a Hypothetical RockTenn Shareholder Electing to Receive RockTenn Stock Consideration” and “Effect of Proration on a Hypothetical RockTenn Shareholder Electing to Receive RockTenn Cash Consideration” demonstrate the potential effects of the proration procedures on what a holder of 100 shares of RockTenn common stock would receive if the aggregate number of shares of RockTenn common stock elected to be exchanged for the RockTenn stock consideration represented 50%, 65%, 80% and 95% of the total number of shares of RockTenn common stock outstanding immediately prior to the effective time, assuming (i) a volume weighted average price of the RockTenn common stock for the five-day trading period prior to (but not including) May 12, 2015 ($62.4380), referred to as the current VWAP, (ii) a 5% decrease in the current VWAP and (iii) a 5% increase in the current VWAP. Assumptions below with respect to share amounts are based on share amounts of the respective companies as of May 12, 2015. The tables assume that:
•
there are 140,861,060 shares of RockTenn common stock outstanding at the effective time;

•
there are 252,644 shares of reserved RockTenn common stock at the effective time;

•
there are 167,819,336 shares of MWV common stock outstanding on the business day prior to the closing date;

•
there are 0 shares of MWV common stock that will be deemed issued solely as a result of the combination pursuant to MWV equity awards outstanding on the business day prior to the closing date;

•
holders of 7,043,053 shares of RockTenn common stock (5.0% of the outstanding RockTenn common stock) make no election to receive the RockTenn stock consideration or the RockTenn cash consideration;

•
no RockTenn shareholders exercise dissenters’ rights; and

•
no adjustment to the threshold denominator (as such term is defined in the combination agreement) has been made in order for the probable spin-off of MWV’s specialty chemicals business to be tax-free to Holdings.

The tables below are illustrative only. A change in any of the above assumptions would result in different proration outcomes. The proportionate amounts of RockTenn stock consideration and RockTenn cash consideration that a RockTenn shareholder will actually receive will be based on the actual aggregate number of shares with respect to which (i) RockTenn shareholders elect to receive the RockTenn stock consideration, (ii) RockTenn shareholders elect to receive the RockTenn cash consideration and (iii) RockTenn shareholders make no election to receive the RockTenn stock consideration or the RockTenn cash consideration. The value of the RockTenn cash consideration received will be equal to the volume weighted average price per share of RockTenn common stock on the NYSE for the consecutive period over the five trading days immediately preceding (but not including) the third trading day prior to the effective time, and may be outside the range of the amounts set forth below and, as a result, the actual value of the RockTenn cash consideration that a RockTenn shareholder receives may not be shown in the tables below.

Effect of Proration on a Hypothetical RockTenn Shareholder Electing to Receive RockTenn Stock Consideration
The table below demonstrates the potential effects of the proration procedures on what a hypothetical holder of 100 shares of RockTenn common stock would receive if such holder elected to receive the RockTenn stock consideration for all of his or her shares of RockTenn common stock.
Aggregate Stock Electing Shares as a Percentage of Outstanding RockTenn Common Stock	Before Proration		After Proration(2)
	Stock Electing Shares	Cash Electing Shares	RockTenn Stock Consideration (shares)(1)	RockTenn Cash Consideration (assuming current VWAP)	RockTenn Cash Consideration (assuming 5% decrease from current VWAP)	RockTenn Cash Consideration (assuming 5% increase from current VWAP)
95%	100	0	97	$172.36	$163.75	$180.98
80%	100	0	100	$0	$0	$0
65%	100	0	100	$0	$0	$0
50%	100	0	100	$0	$0	$0

(1)
Cash will be paid in lieu of fractional shares.

(2)
Cash values provided exclude the cash value of fractional shares.

Effect of Proration on a Hypothetical RockTenn Shareholder Electing to Receive RockTenn Cash Consideration
The table below demonstrates the potential effects of the proration procedures on what a hypothetical holder of 100 shares of RockTenn common stock would receive if such holder elected to receive the RockTenn cash consideration for all of his or her shares of RockTenn common stock.
Aggregate Stock Electing Shares as a Percentage of Outstanding RockTenn Common Stock	Before Proration		After Proration(2)
	Stock Electing Shares	Cash Electing Shares	RockTenn Stock Consideration (shares) (1)	RockTenn Cash Consideration (assuming current VWAP)	RockTenn Cash Consideration (assuming 5% decrease from current VWAP)	RockTenn Cash Consideration (assuming 5% increase from current VWAP)
95%	0	100	0	$6,243.80	$5,931.61	$6,555.99
80%	0	100	49	$3,172.90	$3,014.26	$3,331.55
65%	0	100	74	$1,586.45	$1,507.13	$1,665.77
50%	0	100	83	$1,057.63	$1,004.75	$1,110.52

(1)
Cash will be paid in lieu of fractional shares.

(2)
Cash values provided exclude the cash value of fractional shares.

MWV Merger Consideration.   Subject to the terms and conditions set forth in the combination agreement, at the effective time, each share of MWV common stock issued and outstanding immediately prior to the effective time (excluding any shares of MWV common stock that are held in treasury) will be converted into the right to receive 0.78 shares of Holdings common stock.
Election Procedures
Under the combination agreement, the RockTenn shareholders are required to make an election to receive RockTenn stock consideration or RockTenn cash consideration by the date that is the later of (i) the date immediately prior to the RockTenn special meeting and (ii) if on the date immediately prior to the RockTenn special meeting, the closing conditions in the combination agreement relating to the receipt of certain regulatory approvals have not been satisfied, three business days prior to the closing date of the combination, such date referred to as the election deadline. At least 20 business days prior to the election deadline, an election form will be mailed to each RockTenn shareholder of record for the RockTenn special meeting. Holdings will also make available one or more election forms as may reasonably be requested from time to time by all persons who become holders of record of RockTenn common stock during the period following the record date for the RockTenn special meeting and prior to the election deadline. Each election form will permit the RockTenn shareholder to specify (i) the number of shares of RockTenn common stock owned by such holder with respect to which such holder desires to make a stock election, (ii) the number of shares of RockTenn common stock owned by such holder with respect to which such holder desires to make a cash election and (iii) the particular shares for which the holder desires to make either such election, and the order in which either such election is to apply to any such shares if the election is subject to proration as described above. Any RockTenn shareholder who wishes to make an election will be required to waive all dissenters’ rights in connection with making such election.
RockTenn and MWV will issue a press release reasonably satisfactory to each of them announcing the anticipated election deadline not more than 15 business days before, and at least five business days prior to, the anticipated date of the election deadline, and if the closing is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date (which will be three business days prior to the closing date) and RockTenn and MWV will cooperate to promptly publicly announce such rescheduled election deadline.
Any shares of RockTenn common stock with respect to which the exchange agent does not receive a properly completed election form prior to the election deadline will be deemed not to have made an election. Subject to the combination agreement, the exchange agent will have reasonable discretion to determine if any election is not properly made with respect to any shares of RockTenn common stock and none of MWV, RockTenn, Holdings, MWV Merger Sub, RockTenn Merger Sub or the exchange agent will be under any duty to notify any shareholder of any such defect. In the event the exchange agent makes such a determination, such election will be deemed to be not in effect, and the shares of RockTenn common stock covered by such election will be deemed to be non-electing shares, unless a proper election is thereafter timely made with respect to such shares.
Any RockTenn shareholder may, at any time prior to the election deadline, change or revoke such shareholder’s election by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election or by withdrawal of such shareholder’s documents in respect of RockTenn shares previously deposited with the exchange agent. After an election is validly made with respect to any shares of RockTenn common stock, any subsequent transfer of such shares will automatically revoke such election. Any shares of RockTenn common stock that are covered by an election that is subsequently revoked will be treated as non-electing shares unless proper election is thereafter timely made with respect to such shares.
Representations and Warranties
The combination agreement contains representations and warranties made by RockTenn to MWV and by MWV to RockTenn. Certain of the representations and warranties in the combination agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the combination agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.
The combination agreement provides that a “material adverse effect” means, with respect to a party, any fact, circumstance, effect, change, event or development, which we refer to as an effect, that materially adversely affects the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole. However, no effect resulting from or arising out of the following will be taken into account in determining whether there has been a material adverse effect:

•
any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect on such party);

•
the execution and delivery of the combination agreement or the public announcement or pendency of the combination or any of the other transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of such party and its subsidiaries with employees, customers, suppliers or partners;

•
any change, in and of itself, in the market price or trading volume of such party’s securities (provided that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a material adverse effect on such party);

•
any hurricane, tornado, flood, earthquake or other natural disaster; and

•
except if the following effects affect a party and its subsidiaries in a materially disproportionate manner as compared to other companies that participate in the businesses that such party and its subsidiaries operate:

◦
general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

◦
any change in applicable law, regulation or U.S. GAAP (or authoritative interpretation thereof); and

◦
geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the original combination agreement.

In the combination agreement, each party has made representations and warranties regarding, among other topics:
•
organization, corporate power, good standing and qualification to do business of the party and its subsidiaries;

•
capital structure, including the number of shares of common stock, stock options and other stock-based awards outstanding and the ownership of the capital stock of each of its subsidiaries;

•
authority to execute and deliver and perform its obligations under, and to consummate the transactions contemplated by, the combination agreement and the enforceability of the combination agreement against the party;

•
the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of entering into the combination agreement and consummating the combination and the other transactions contemplated thereby;

•
the consents and approvals required in connection with the transactions contemplated by the combination agreement;

•
SEC documents, financial statements, internal controls and accounting or auditing practices;

•
the absence of undisclosed liabilities and off-balance sheet arrangements;

•
accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•
the absence of a material adverse effect from September 30, 2014;

•
the conduct of business in the ordinary course consistent with past practice from December 31, 2013 through the date of the original combination agreement (in the case of MWV), and from September 30, 2014 through the date of the original combination agreement (in the case of RockTenn);

•
compliance with applicable laws and permits;

•
absence of certain litigation and governmental orders;

•
employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•
certain compensation, severance and termination pay related to the execution of the combination agreement and the completion of the transactions contemplated thereby;

•
labor and employment matters, including matters related to collective bargaining agreements, agreements with works councils, and labor practices;

•
tax matters;

•
applicable shareholder or stockholder vote in connection with the transactions contemplated by the combination agreement;

•
the inapplicability of state takeover statutes to the transactions contemplated by the combination agreement;

•
intellectual property matters;

•
certain contracts;

•
environmental matters;

•
compliance with the Foreign Corrupt Practices Act of 1977;

•
owned and leased real property;

•
receipt of opinions from the party’s financial advisors; and

•
broker’s fees and expenses payable in connection with the combination.

In addition, RockTenn has made certain representations regarding the formation, organization, standing, corporate power and capitalization of, and certain other matters with respect to, each of Holdings, RockTenn Merger Sub and MWV Merger Sub.
Conduct of Business
Each of RockTenn and MWV has undertaken certain covenants in the combination agreement restricting the conduct of their respective businesses between the date of the original combination agreement and the effective time. In general, each of RockTenn and MWV has agreed to, and to cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the effective time.
In addition to these agreements regarding conduct of business generally, each of RockTenn and MWV has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the combination agreement or previously disclosed in writing to the other party as provided in the combination agreement):
•
declaring, setting aside or paying any dividends on, making any distributions in respect of, or entering into any agreement with respect to the voting stock of, any of its capital stock;

•
splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•
purchasing, redeeming or otherwise acquiring any shares of its capital stock or the capital stock of any of its subsidiaries or any other of its or their securities or any rights, warrants or options to acquire such shares or other securities;

•
issuing, delivering, selling, pledging or otherwise encumbering or subjecting to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

•
other than in the ordinary course of business consistent with past practice, amending, renewing, terminating or waiving any material provision of certain specified contracts except in connection with any amendments to, and normal renewals of, such contracts without materially adverse changes, additions or deletions of terms;

•
entering into any new agreement or contract or other binding obligation containing (i) any material restriction on the ability of it or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the combination, (ii) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the effective time, would impose obligations on Holdings or its affiliates, or (iii) any non-competition agreement or other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or a portion of the businesses of it and its subsidiaries, taken as a whole, is or would be conducted;

•
(i) merging with or entering into a consolidation with or otherwise acquiring an interest of 50% or more of the outstanding equity interests in any person, or acquiring a substantial portion of the assets or business of any person (or any division or line of business thereof), (ii) authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (iii) otherwise acquiring (including, through leases, subleases and licenses of real property) any assets, or (iv) entering into any new line of business, subject to certain exceptions, including in the case of  (i) and (iii) (but specifically excluding any merger or consolidation of such party with any person), one or more transactions with respect to which the aggregate consideration does not exceed $500,000,000;

•
(i) transferring, selling, leasing, subleasing, licensing, sublicensing or otherwise disposing of any material assets or material properties of it or any of its subsidiaries or (ii) mortgaging or pledging any material assets or material properties of it or any of its subsidiaries, or subjecting any such assets or properties to any other lien not otherwise permitted by the combination agreement, subject to certain exceptions, including one or more such transactions with respect to which the aggregate consideration does not exceed $250,000,000;

•
creating, incurring or assuming any indebtedness for borrowed money, or issuing any debt securities or any right to acquire debt securities, assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the indebtedness of another person, entering into any agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions, including debt for borrowed money not to exceed $750,000,000 in aggregate principal amount outstanding at any time (provided that for any debt in excess of  $250,000,000 in aggregate principal amount outstanding at any time, the party incurring such debt will consult in advance with the other party);

•
waiving, releasing, assigning, settling or compromising any pending or threatened action which is (i) material to its and its subsidiaries’ business, taken as a whole, or (ii) otherwise involves the payment by such party of an amount in excess of  $75 million (excluding any amounts that may be paid under existing insurance policies);

•
making any material tax election except in the ordinary course of business consistent with past practice;

•
except as required by any benefit plan or as required by applicable law:

◦
increasing any compensation or benefit to, or entering into or amending any employment, change-in-control or severance agreement with, any officer, director or other employee;

◦
granting any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any officer, director or other employee;

◦
entering into or adopting any new benefit plan, amending or modifying any existing benefit plan or accelerating the vesting of any compensation for the benefit of any officer, director or other employee or granting or amending any award under any benefit plan;

◦
providing any funding for any rabbi trust or similar arrangement, or taking any other action to fund or secure the payment of any compensation or benefit;

◦
granting to any officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein; or

◦
terminating any key employee other than for cause;

•
changing any of its material financial accounting policies or procedures currently in effect, except as required by U.S. GAAP, Regulation S-X of the Exchange Act, or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), or as required by applicable law;

•
other than foreign exchange rate swaps with respect to intercompany debt, entering into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

•
other than in the ordinary course of business consistent with past practice or as necessary to maintain value and functionality of its facilities, making aggregate capital expenditures that are greater than 110% of the aggregate amount of its budgeted capital expenditures for the 2015 fiscal year as disclosed to other party prior to the date of the original combination agreement;

•
writing up, writing down or writing off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be consistent with its financial accounting policies and procedures and U.S. GAAP;

•
amending its organizational documents;

•
authorizing, or committing or agreeing to take, any of the foregoing actions; or

•
except as required by law, taking any action, or permitting any of its subsidiaries to take any action, that would, or that could reasonably be expected to, prevent or materially delay the satisfaction of the closing conditions contained in the combination agreement.

No Solicitation of Alternative Proposals
RockTenn and MWV have each agreed not to, and not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and to use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its controlled affiliates not to, directly or indirectly:
•
solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would involve (1) a merger, consolidation, share exchange or similar action involving the party or any of its subsidiaries, (2) any transaction or series of transactions pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding shares of common stock of such party or securities representing 20% or more of the voting power of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (3) any transaction pursuant to which a third party acquires or would acquire, directly or indirectly, control of assets of such party or its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, or (4) any disposition of assets representing 20% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, such a transaction being referred to in this document as a takeover proposal; or

•
participate in any substantive discussions or negotiations, or cooperate in any way with any person, with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a takeover proposal.

Notwithstanding these restrictions, the combination agreement provides that, if at any time prior to obtaining approval of its shareholders or stockholders, as applicable, RockTenn or MWV receives a takeover proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a “superior proposal” (as defined below) and which did not result from a breach of the non-solicitation obligations set forth in the combination agreement, then RockTenn or MWV, as applicable, may (i) furnish information with respect to itself and its subsidiaries to the person making such takeover proposal and its representatives pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the confidentiality agreement entered into between RockTenn and MWV (provided that such information must have been previously provided to the other party or must be provided to the other party prior to or substantially concurrently with the time it is provided to such person) and (ii) participate in discussions or negotiations regarding such proposal with the person making such takeover proposal.
The combination agreement also requires each party to (i) notify the other party promptly, and in any event within 24 hours of receipt, of any request for information or of any proposal relating to a takeover proposal, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal; (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis; and (iii) provide the other party, as soon as reasonably practicable, copies of all correspondence and other written materials exchanged with the person making the takeover proposal that describes in any material respect any of the material terms or conditions of any such request or proposal.
For purposes of the combination agreement, “superior proposal” means any bona fide written takeover proposal (on its most recently amended or modified terms, if amended or modified) made by a third party (with all references to 20% in the definition of  “takeover proposal” above being treated as references to 50%) that (i) did not result from a material breach of the applicable non-solicitation obligations set forth in the combination agreement, (ii) is on terms that the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the party’s shareholders or stockholders, as applicable, than the transactions contemplated by the combination agreement, taking into account all relevant factors (including any changes to the combination agreement that may be proposed by the other party in response to such proposal and the identity of the person making such proposal) and (iii) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.
Changes in Board Recommendations
RockTenn and MWV have agreed under the combination agreement to, through their respective boards of directors, recommend to their shareholders or stockholders, as applicable, the RockTenn merger proposal and the MWV merger proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.
The combination agreement provides that, subject to the exceptions described below, neither the RockTenn board nor the MWV board will (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in any manner adverse to the other party, its approval or recommendation of the RockTenn merger proposal or the MWV merger proposal, as applicable, (ii) approve or recommend, or propose publicly to approve or recommend, any takeover proposal (any action referred to in clause (i) or this clause (ii) is referred to as a subsequent determination) or (iii) enter into, or cause any of its controlled affiliates to enter into, any letter of intent, agreement in principle, acquisition agreement or other agreement related to any takeover proposal, or requiring, or reasonably likely to cause, it to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the combination or any of the other transactions contemplated by the combination agreement (other than a confidentiality agreement otherwise permitted by the combination agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant shareholder or stockholder approval, the RockTenn board or the MWV board, as applicable, may, if it determines in good faith, after it has received a superior proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, effect a subsequent determination or terminate the combination agreement to enter into a definitive agreement providing for such superior proposal. However, such board of directors may not take any such action unless it has given the other party at least four business days written notice specifying the material terms and conditions of such proposal, identifying the person making such proposal and stating that it intends to take such action, or in the event of a subsequent modification to the material terms and conditions of such superior proposal, at least two business days written notice advising such other party of the modification to such terms and conditions.
In addition, at any time prior to obtaining the relevant shareholder approval or stockholder approval, the RockTenn board or the MWV board, as applicable, may, if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, effect a subsequent determination in response to any event, change, effect, development, state of facts, condition or occurrence that materially affects (1) the business, financial condition or results of operations of RockTenn or MWV, as the case may be, and its subsidiaries, taken as a whole, or (2) the shareholders or stockholders, as applicable, of such party (including the benefit of the transactions contemplated by the combination agreement to such party or its shareholders or stockholders, as applicable), in either case that (x) first occurs after the date of the original combination agreement, (y) does not involve or relate to a takeover proposal and does not involve or relate to the other party and its affiliates and (z) is not known and was not reasonably foreseeable to such board of directors as of the date of the original combination agreement, but only at a time that is after the fourth business day following the other party’s receipt of written notice from such party advising such other party of all material information with respect to any such events, changes, effects, developments, conditions or occurrences and stating that such party intends to make a subsequent determination and providing a full description of its rationale therefor.
Efforts to Obtain Required Shareholder or Stockholder Vote
RockTenn has agreed to hold a special meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining RockTenn shareholder approval of the RockTenn merger proposal. Subject to the ability of the RockTenn board to make a subsequent determination, RockTenn is required to, through the RockTenn board, recommend to its shareholders the RockTenn merger proposal. The RockTenn board has adopted the combination agreement and the RockTenn merger by a unanimous vote of its directors and adopted resolutions directing that the RockTenn merger proposal be submitted to the RockTenn shareholders for their consideration.
MWV has agreed to hold a special meeting of its stockholders as soon as is reasonably practicable for the purpose of obtaining MWV stockholder approval of the MWV merger proposal. Subject to the ability of the MWV board to make a subsequent determination, MWV is required to, through the MWV board, recommend to its stockholders the MWV merger proposal. The MWV board has approved the combination agreement and the MWV merger by a unanimous vote of its directors and adopted resolutions directing that the MWV merger proposal be submitted to the MWV stockholders for their consideration.
Both RockTenn and MWV are required to use their reasonable best efforts to hold the RockTenn special meeting and the MWV special meeting on the same date.
Efforts to Complete the Combination
Subject to the terms and conditions of the combination agreement, RockTenn and MWV have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the combination and the other transactions contemplated by the combination agreement, including:

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the obtaining of all necessary actions or notifications, waivers, consents and approvals from governmental entities, including any action or non-action under antitrust laws prior to the effective time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any required consents from, or to avoid an action or proceeding by, any governmental entity;

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the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties;

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the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the combination agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

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the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the combination agreement.

The foregoing obligations are subject to certain exceptions and limitations, including that neither RockTenn nor MWV will be required to hold separate (including by trust or otherwise) or divest any of its businesses or assets or enter into any consent decree or other agreement that would restrict it in the conduct of its business if such action is reasonably likely to have a material adverse effect on Holdings and its subsidiaries, taken as a whole, after giving effect to the combination and taking into account the total benefits to be realized by Holdings after the combination.
Indemnification, Exculpation and Insurance
The combination agreement requires Holdings to indemnify and hold harmless each former and present director and officer of RockTenn or MWV and any of their respective subsidiaries, and each person who was serving as a director, officer of another person at the request of RockTenn or MWV and any of their respective subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of the date of the original combination agreement pursuant to the organizational documents of RockTenn or MWV or any of their respective subsidiaries, or any indemnification agreements in existence as of the date of the original combination agreement.
The combination agreement also requires Holdings to maintain for six years following the combination either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by each of RockTenn and MWV and any of their subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the annual cost to Holdings for maintaining such policies exceed 300% of the annual premium paid by RockTenn or MWV, as applicable, referred to as the maximum amounts. Each of RockTenn and MWV may obtain a six-year “tail” policy under such party’s existing directors and officers insurance policy in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.
Employee Benefits Matters
The combination agreement requires that, from and after the effective time of the combination, Holdings will assume and honor all MWV and RockTenn compensation and benefit plans and MWV and RockTenn have agreed that, from and after the effective time of the compensation and subject to applicable law and collective bargaining agreements:
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Holdings will recognize each RockTenn and MWV employee’s credited service with MWV or RockTenn, as applicable, for all purposes to the same extent such employee was entitled to credited service in MWV or RockTenn compensation and benefit plans, as applicable, except to the extent such recognition would result in a duplication of benefits;

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each MWV and RockTenn employee will be eligible for participation in Holdings welfare plans without any waiting time to the extent coverage under the Holdings welfare plan replaces coverage under comparable MWV or RockTenn welfare plans, as applicable, in which such employee participated immediately prior to the effective time of the combination;

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Holdings will waive for each MWV or RockTenn employee all pre-existing condition exclusions and actively-at-work requirements of Holdings medical, dental, pharmaceutical and/or vision benefit plans to the extent such conditions were satisfied under the corresponding RockTenn plan prior to the effective time of the combination; and

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Holdings will provide credit for any copayments and deductibles paid by MWV or RockTenn employees (or their covered dependents) prior to the effective time of the combination in satisfying any similar deductible or out-of-pocket requirements under any Holdings compensation or benefit plan to the extent they were credited under the applicable MWV or RockTenn benefit plan.

Holdings, MWV and RockTenn acknowledge that a “change of control” will occur at or prior to the effective time of the combination under the MWV and RockTenn compensation and benefit plans (other than the MWV and RockTenn rabbi trust agreements, referred to as the rabbi trusts). Prior to the consummation of the combination, MWV and RockTenn will take all actions as are required under the applicable rabbi trust, including any necessary amendments, to provide that no contribution will be made to either rabbi trust in connection with entering into the combination agreement, the MWV stockholder approval, the combination or any other transactions contemplated by the combination agreement. RockTenn and MWV have also agreed that, as soon as practicable following the date of the original combination agreement, RockTenn and MWV will discuss and cooperate in good faith to develop the appropriate 2015 long-term equity incentive programs for the officers and employees of each of RockTenn and MWV.
Other Covenants and Agreements
The combination agreement contains certain other covenants and agreements, including covenants relating to:
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cooperation between RockTenn and MWV in the preparation of this joint proxy statement/prospectus;

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confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

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cooperation between RockTenn and MWV in connection with public announcements;

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RockTenn’s use of reasonable best efforts to cause the Holdings common stock to be issued in the combination to be approved for listing on the NYSE, subject to official notice of issuance;

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the use of each party’s reasonable efforts to cause (i) the MWV merger (together with the MWV LLC conversion) to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and (ii) the RockTenn merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code;

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taking actions to consummate the combination and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the combination agreement;

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cooperation between RockTenn and MWV in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents related to taxes which become payable in connection with the transactions contemplated by the combination agreement that are required or permitted to be filed on or before the effective time; and

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coordination between RockTenn and MWV for any quarterly dividends or distributions in any calendar quarter in which the closing date might reasonably be expected to occur.

Conditions to Completion of the Combination
The obligations of each of RockTenn and MWV to effect the combination are subject to the satisfaction or waiver of the following conditions:
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the approval by RockTenn shareholders of the RockTenn merger proposal;

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the approval by MWV stockholders of the MWV merger proposal;

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the termination or expiration of any applicable waiting period under the HSR Act;

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if required, clearance under the Canadian Competition Act and approval by the Mexican Federal Competition Commission;

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the absence of any judgment, order, law or other legal restraint by a court or other governmental entity that prevents the consummation of the RockTenn merger or the MWV merger;

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the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

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the approval for listing by the NYSE, subject to official notice of issuance, of the Holdings common stock issuable to the holders of RockTenn common stock and MWV common stock in connection with the combination;

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the representation and warranty relating to the absence of a material adverse effect since September 30, 2014 being true and correct as of the closing date;

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certain representations and warranties of the other party relating to organization, standing, corporate power, authority, capital structure and inapplicability of state antitakeover statutes being true and correct in all material respects as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the original combination agreement, in which case such representations and warranties must be true and correct in all material respects as of such date);

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each other representation and warranty (without giving effect to any limitation as to material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the combination agreement) being true and correct as of the closing date (except to the extent such representations and warranties relate to a specific date or as of the date of the original combination agreement, in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;

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the other party having performed in all material respects all obligations required to be performed by it under the combination agreement;

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the receipt of an officer’s certificate executed by an executive officer of the other party certifying that conditions in the four preceding bullet points have been satisfied;

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with respect to RockTenn, RockTenn’s receipt of an opinion from Cravath to the effect that the RockTenn merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code; and

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with respect to MWV, MWV’s receipt of an opinion from Wachtell Lipton to the effect that the MWV merger (together with the MWV LLC conversion) will qualify as a “reorganization” within the meaning of Section 368(a) the Code.

If the condition for RockTenn’s receipt of a tax opinion from counsel cannot be satisfied at closing, but would be satisfied if RockTenn Merger Sub, instead of RockTenn, was the surviving entity in the RockTenn merger, then the parties will agree to, and cooperate in the implementation of, such structure. If the condition for MWV’s receipt of a tax opinion from counsel cannot be satisfied at closing, but would be satisfied if MWV Merger Sub, instead of MWV, was the surviving entity in the MWV merger, then the parties will agree to, and cooperate in the implementation of, such structure.
Termination of the Combination Agreement
The combination agreement may be terminated at any time prior to the effective time, whether before or after receipt of requisite shareholder or stockholder approval, under the following circumstances:
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by mutual written consent of RockTenn and MWV; or

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by either RockTenn or MWV:

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if the combination is not consummated by January 25, 2016; provided that this right to terminate the combination agreement will not be available to a party whose failure to perform any of its material obligations under the combination agreement has been the primary cause of, or primarily resulted in, the failure of the combination to be consummated by such time;

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if the approval of the MWV merger proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened MWV stockholders meeting or any adjournment or postponement thereof;

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if the approval of the RockTenn merger proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened RockTenn shareholders meeting or any adjournment or postponement thereof;

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if any legal restraint is in effect preventing the consummation of the combination, and such restraint has become final and nonappealable, or if any governmental entity that must grant regulatory approval of the combination pursuant to the terms of the combination agreement has denied approval of the RockTenn merger or the MWV merger and such denial has become final and nonappealable; provided that the party seeking to terminate the combination agreement pursuant to this provision must have used reasonable best efforts to prevent the entry of and to remove such legal restraint or to obtain such regulatory approval, as the case may be; or

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if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the combination agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the combination and (ii) is incapable of being cured by such party or is not cured within 30 days after receiving written notice; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the combination agreement.

In addition, the combination agreement may be terminated under the following circumstances:
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by RockTenn, at any time prior to the MWV special meeting, if  (i) the MWV board will have failed to include in this joint proxy statement/prospectus its recommendation without qualification that its stockholders adopt the combination agreement or (ii) the MWV board has effected a subsequent determination;

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by MWV, at any time prior to the RockTenn special meeting, if  (i) the RockTenn board will have failed to include in this joint proxy statement/prospectus its recommendation without qualification that its shareholders approve the combination agreement or (ii) the RockTenn board has effected a subsequent determination;

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by RockTenn, at any time prior to obtaining the requisite approval from its shareholders, pursuant to the provisions of the combination agreement governing entry into a binding agreement providing for a superior proposal described under “— Changes in Board Recommendations”; and

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by MWV, at any time prior to obtaining the requisite approval from its stockholders, pursuant to the provisions of the combination agreement governing entry into a binding agreement providing for a superior proposal described under “— Changes in Board Recommendations.”

If the combination agreement is terminated, the agreement will become void, without liability or obligation on the part of any of the parties, except in the case of willful breach of the combination agreement. The provisions of the combination agreement relating to fees and expenses, effects of termination, confidentiality, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between RockTenn and MWV and certain other provisions of the combination agreement, will continue in effect notwithstanding termination of the combination agreement.
Expenses and Termination Fees
Generally, each party is required to pay all fees and expenses incurred by it in connection with the combination and the other transactions and agreements contemplated by the combination agreement. However, upon a termination of the combination agreement, a party will become obligated to pay to the other party, a termination fee, in the following circumstances:
RockTenn will be obligated to pay a termination fee of  $230 million to MWV if:
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the combination agreement is terminated by RockTenn in order to enter into a binding agreement providing for a superior proposal;

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the combination agreement is terminated by MWV because the RockTenn board, prior to obtaining requisite shareholder approval, (i) failed to include in this joint proxy statement/prospectus its recommendation without qualification that its shareholders approve the combination agreement, (ii) effected a subsequent determination, or (iii) by either RockTenn or MWV, at a time when MWV is entitled to terminate the combination agreement pursuant to (i) or (ii), because of RockTenn’s shareholders having failed to approve the RockTenn merger proposal; or

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all of the following circumstances occur:

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the combination agreement is terminated as a result of:

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RockTenn’s shareholders having failed to approve the RockTenn merger proposal;
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RockTenn having breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the combination agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the combination and (ii) is incapable of being cured by RockTenn or is not cured within 30 days after receiving written notice; provided that MWV is not then in material breach of any representation, warranty, covenant or other agreement contained in the combination agreement; or
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the combination not having been consummated by January 25, 2016 if the requisite approval of the MWV stockholders has been obtained at the MWV special meeting prior to such date;
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prior to the date of the RockTenn special meeting (or, if the combination agreement is terminated as a result of the combination not being consummated before January 25, 2016, prior to the date of the termination), a takeover proposal has been made to RockTenn or has otherwise become publicly known or any person has publicly announced an intention to make a takeover proposal for at least 50.1% of RockTenn or its consolidated net revenues, net income or assets, and such takeover proposal or announcement will not have been withdrawn on or prior to the tenth business day prior to RockTenn’s shareholders meeting (or, if the combination agreement is terminated as a result of the combination not being consummated before January 25, 2016, whether or not withdrawn prior to such date); and

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within nine months of the date of the termination of the combination agreement, RockTenn enters into a definitive agreement with respect to such a takeover proposal or such a takeover proposal is consummated.

MWV will be obligated to pay a termination fee of  $230 million to RockTenn if:
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the combination agreement is terminated by MWV in order to enter into a binding agreement providing for a superior proposal;

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the combination agreement is terminated by RockTenn because the MWV board, prior to obtaining MWV stockholder approval, (i) failed to include in this joint proxy statement its recommendation without qualification that its stockholders adopt the combination agreement, (ii) effected a subsequent determination, or (iii) by either MWV or RockTenn, at a time when RockTenn is entitled to terminate the combination agreement pursuant to (i) or (ii), because of MWV’s stockholders having failed to approve the MWV merger proposal; or

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all of the following circumstances occur:

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the combination agreement is terminated as a result of:

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MWV’s stockholders having failed to approve the MWV merger proposal;
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MWV having breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the combination agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the combination and (ii) is incapable of being cured by MWV or is not cured within 30 days after receiving written notice; provided that RockTenn is not then in material breach of any representation, warranty, covenant or other agreement contained in the combination agreement; or
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the combination not having been consummated by January 25, 2016 if the requisite approval of the RockTenn shareholders has been obtained at the RockTenn special meeting prior to such date;
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prior to the date of the MWV special meeting (or, if the combination agreement is terminated as a result of the combination not being consummated before January 25, 2016, prior to the date of the termination), a takeover proposal has been made to MWV or has otherwise become publicly known or any person has publicly announced an intention to make a takeover proposal for at least 50.1% of MWV or its consolidated net revenues, net income or assets, and such takeover proposal or announcement will not have been withdrawn on or prior to the tenth business day prior to the MWV special meeting (or, if the combination agreement is terminated as a result of the combination not being consummated before January 25, 2016, whether or not withdrawn prior to such date); and

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within nine months of the date of the termination of the combination agreement, MWV enters into a definitive agreement with respect to such a takeover proposal or such a takeover proposal is consummated.

In no event will either party be obligated to pay more than one termination fee pursuant to the combination agreement. No termination fee will be payable by RockTenn in any circumstance in which the MWV stockholders vote to disapprove the combination agreement and no termination fee will be payable by MWV in any circumstance in which the RockTenn shareholders vote to disapprove the combination agreement.
Amendments, Extensions and Waivers
Amendment.   Subject to compliance with applicable law, the combination agreement may be amended by the parties at any time before or after receipt of the requisite shareholder and stockholder approvals; provided that (i) after such shareholder or stockholder approvals have been received, there may not be, without further approval of the shareholders of RockTenn or the stockholders of MWV, as applicable, any amendment that changes the amount or the form of the consideration to be delivered to the holders of RockTenn common stock or MWV common stock or that by law otherwise expressly requires the further approval of the shareholders of RockTenn or the stockholders of MWV, as the case may be, and (ii) except as provided in clause (i), no amendment of the combination agreement may be submitted to be approved by the shareholders of RockTenn or the stockholders of MWV unless required by applicable law.

Extension; Waiver.   At any time prior to the effective time, a party may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in a representation or warranty of the other party, (iii) waive compliance by the other party with any of the agreements or conditions contained in the combination agreement or (iv) waive the satisfaction of any of the conditions contained in the combination agreement.
No Third Party Beneficiaries
The combination agreement is not intended to confer any rights or remedies upon any person other than the parties and, as described in the section entitled “— Indemnification, Exculpation and Insurance” beginning on page 157, the indemnified parties.
Specific Performance
The parties have agreed in the combination agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the combination agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the combination agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

IF YOU ARE A ROCKTENN SHAREHOLDER, THE ROCKTENN BOARD
RECOMMENDS THAT YOU VOTE “FOR” ROCKTENN PROPOSAL 1.
IF YOU ARE A MWV STOCKHOLDER, THE MWV BOARD
RECOMMENDS THAT YOU VOTE “FOR” MWV PROPOSAL 1.

ROCKTENN PROPOSAL 2 AND MWV PROPOSAL 2: POSSIBLE ADJOURNMENT TO
SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE
The RockTenn special meeting and the MWV special meeting may each be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the RockTenn merger proposal, in the case of the RockTenn special meeting, or the MWV merger proposal, in the case of the MWV special meeting. Neither the RockTenn board nor the MWV board intends to propose adjournment of the applicable special meeting if there are sufficient votes to approve the RockTenn merger proposal or the MWV merger proposal, as the case may be.
RockTenn and MWV are asking you to authorize the holder of any proxy solicited by such party’s board of directors to vote in favor of any adjournment of its special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the RockTenn merger proposal, in the case of the RockTenn special meeting, or the MWV merger proposal, in the case of the MWV special meeting.
Approval of the RockTenn adjournment proposal requires that the votes cast in favor of the RockTenn adjournment proposal exceed the votes cast against it. Approval of the MWV adjournment proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of MWV common stock present in person or represented by proxy at the MWV special meeting and entitled to vote at the meeting.
If you are a RockTenn shareholder and fail to vote, fail to instruct your broker or nominee to vote or mark your proxy or voting instructions to abstain, it will have no effect on the RockTenn adjournment proposal, assuming a quorum is present. If you are a MWV stockholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the MWV adjournment proposal, assuming a quorum is present. If you are a MWV stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the MWV adjournment proposal.
IF YOU ARE A ROCKTENN SHAREHOLDER, THE ROCKTENN BOARD
RECOMMENDS THAT YOU VOTE “FOR” ROCKTENN PROPOSAL 2.
IF YOU ARE A MWV STOCKHOLDER, THE MWV BOARD
RECOMMENDS THAT YOU VOTE “FOR” MWV PROPOSAL 2.

ROCKTENN PROPOSAL 3 AND MWV PROPOSAL 3: ADVISORY (NON-BINDING)
VOTE ON COMPENSATION
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, each of RockTenn and MWV is required to submit a proposal to its shareholders or stockholders, as the case may be, for a non-binding, advisory vote to approve certain compensation that may become payable to its named executive officers in connection with the completion of the combination.
If you are a RockTenn shareholder, the RockTenn compensation proposal gives you the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to RockTenn’s named executive officers in connection with the combination. The compensation relating to the RockTenn compensation proposal is summarized in the table in the section entitled “The Adoption of the Combination Agreement — Financial Interests of RockTenn Directors and Officers in the Combination — Quantification of Potential Payments and Benefits to RockTenn’s Named Executive Officers in Connection with the Combination” beginning on page 115, including the footnotes to the table. The RockTenn board encourages you to review carefully the named executive officer combination-related compensation information with respect to RockTenn’s named executive officers disclosed in this joint proxy statement/prospectus.
The RockTenn board unanimously recommends that RockTenn shareholders approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Rock-Tenn Company in connection with the combination, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Adoption of the Combination Agreement — Financial Interests of RockTenn Directors and Officers in the Combination — Quantification of Potential Payments and Benefits to RockTenn’s Named Executive Officers in Connection with the Combination”, including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
If you are a MWV stockholder, the MWV compensation proposal gives you the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to MWV’s named executive officers in connection with the combination. The compensation relating to the MWV compensation proposal is summarized in the table in the section entitled “The Adoption of the Combination Agreement — Financial Interests of MWV Directors and Officers in the Combination — Quantification of Potential Payments to MWV’s Named Executive Officers in Connection with the Combination” beginning on page 124, including the footnotes to the table. The MWV board encourages you to review carefully the named executive officer combination-related compensation information with respect to MWV’s named executive officers disclosed in this joint proxy statement/prospectus.
The MWV board unanimously recommends that MWV stockholders approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of MeadWestvaco Corporation in connection with the combination, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Adoption of the Combination Agreement — Financial Interests of MWV Directors and Officers in the Combination — Quantification of Potential Payments to MWV’s Named Executive Officers in Connection with the Combination”, including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on the RockTenn compensation proposal is a vote separate and apart from the vote on the RockTenn merger proposal and the vote on the MWV compensation proposal is a vote separate and apart from the vote on the MWV merger proposal. Accordingly, a RockTenn shareholder may vote to approve the RockTenn merger proposal and vote not to approve the RockTenn compensation proposal, and vice versa, and a MWV stockholder may vote to approve the MWV merger proposal and vote not to approve the MWV compensation proposal, and vice versa. Because the votes on the RockTenn compensation proposal and the MWV compensation proposal are advisory only, the outcomes of such votes will not be binding on RockTenn, MWV or Holdings. Accordingly, if the combination agreement is approved by the RockTenn shareholders and adopted by the MWV stockholders and the combination is completed, the compensation with respect to the named executive officers of RockTenn and MWV will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on either the RockTenn compensation proposal or the MWV compensation proposal.
Assuming a quorum is present, approval of the RockTenn compensation proposal requires that the votes cast in favor of the RockTenn compensation proposal exceed the votes cast against it. Assuming a quorum is present, approval of the MWV compensation proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of MWV common stock present in person or represented by proxy at the MWV special meeting and entitled to vote at the meeting.
If you are a RockTenn shareholder and fail to vote, fail to instruct your broker or nominee to vote or mark your proxy or voting instructions to abstain, it will have no effect on the RockTenn compensation proposal, assuming a quorum is present. If you are a MWV stockholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the MWV compensation proposal, assuming a quorum is present. If you are a MWV stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the MWV adjournment proposal.
IF YOU ARE A ROCKTENN SHAREHOLDER, THE ROCKTENN BOARD
RECOMMENDS THAT YOU VOTE “FOR” ROCKTENN PROPOSAL 3.
IF YOU ARE A MWV STOCKHOLDER, THE MWV BOARD
RECOMMENDS THAT YOU VOTE “FOR” MWV PROPOSAL 3.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements, referred to as the pro forma financial statements, present the combination of the historical consolidated financial statements of RockTenn and MWV, adjusted to give effect to the combination.
The unaudited pro forma condensed combined balance sheet, referred to as the pro forma balance sheet, combines the unaudited historical condensed consolidated balance sheet of RockTenn as of March 31, 2015 and the unaudited historical condensed consolidated balance sheet of MWV as of March 31, 2015, giving effect to the combination as if it had been consummated on March 31, 2015.
The unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2014 assumes that the combination took place on October 1, 2013, the beginning of RockTenn’s most recently completed fiscal year. RockTenn’s audited consolidated statement of income for the fiscal year ended September 30, 2014 has been combined with MWV’s audited consolidated statement of operations for the fiscal year ended December 31, 2014. The unaudited pro forma condensed combined statement of income for the six months ended March 31, 2015 assumes that the combination took place on October 1, 2013, the beginning of RockTenn’s most recently completed fiscal year. RockTenn’s unaudited consolidated statement of income for the six months ended March 31, 2015 has been combined with MWV’s unaudited consolidated statement of operations for the three months ended December 31, 2014 and MWV’s unaudited consolidated statement of operations for the three months ended March 31, 2015. The unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2014 and the unaudited pro forma condensed combined statement of income for the six months ended March 31, 2015 are collectively referred to as the pro forma statements of income.
The historical consolidated financial information of RockTenn and MWV has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the combination, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of RockTenn and MWV for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:
•
Separate historical financial statements of RockTenn as of and for the year ended September 30, 2014 and the related notes included in RockTenn’s Annual Report on Form 10-K for the year ended September 30, 2014;

•
Separate historical financial statements of MWV as of and for the year ended December 31, 2014 and the related notes included in MWV’s Annual Report on Form 10-K for the year ended December 31, 2014;

•
Separate historical financial statements of RockTenn as of and for the six months ended March 31, 2015 and the related notes included in RockTenn’s Quarterly Report on Form 10-Q for the period ended March 31, 2015;

•
Separate historical financial statements of MWV as of and for the three months ended March 31, 2015 and the related notes included in MWV’s Quarterly Report on Form 10-Q for the period ended March 31, 2015;

•
Separate unaudited pro forma consolidated financial statements of MWV as of December 31, 2014 and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the related notes included in MWV’s Current Report on Form 8-K/A filed on February 27, 2015 to reflect the probable spin-off of MWV’s specialty chemicals business; and

•
Separate unaudited pro forma consolidated financial statements of MWV as of and for the three months ended March 31, 2015 and the related notes included in MWV’s Current Report on Form 8-K filed on May 12, 2015 to reflect the probable spin-off of MWV’s specialty chemicals business.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Transactions between RockTenn and MWV during the period presented in the pro forma financial statements have been eliminated as if RockTenn and MWV were consolidated affiliates during the period.
The pro forma financial statements have been prepared using the acquisition method of accounting under existing U.S. GAAP standards, which are subject to change and interpretation. RockTenn has been treated as the acquirer in the combination for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. RockTenn intends to complete the valuations and other studies upon completion of the combination and will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year following the closing date of the combination. The assets and liabilities of MWV have been measured based on various preliminary estimates using assumptions that RockTenn believes are reasonable based on information that is currently available. In addition, the proposed combination has not yet received all necessary approvals from governmental authorities. Under the HSR Act and other relevant laws and regulations, before the closing of the combination, there are significant limitations regarding what RockTenn can learn about MWV. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with the rules and regulations of the SEC. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operation and financial position.
Upon completion of the combination, RockTenn will perform a detailed review of MWV’s accounting policies. As a result of that review, RockTenn may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. The pro forma financial statements reflect adjustments to conform MWV’s results to RockTenn’s policy of recognizing expense for planned major maintenance activities ratably over the shorter of the estimated interval until the next major maintenance activity or the life of the deferred item, as opposed to the MWV policy of expensing the costs as incurred. At this time, RockTenn is not aware of any other accounting policy differences.
The pro forma financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the combination or the costs to combine the operations of RockTenn and MWV or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

WestRock Company
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2015 (In millions)
	RockTenn	MWV	Reclass	Pro Forma Adjustments	Sub-Total	Specialty Chemicals Spin-off(s)	Condensed Pro Forma Combined
ASSETS:
Cash and cash equivalents	$39.7	$262.0	$—	$(34.6)(f)	$267.1	$—	$267.1
Restricted cash	8.8	—	—	—	8.8	—	8.8
Accounts receivable	974.0	688.0	—	(7.2)(g)	1,654.8	(129.0)	1,525.8
Inventories	1,013.7	681.0	—	341.3(h)	2,036.0	(221.1)	1,814.9
Other current assets	236.9	139.0	93.0(a)	—	468.9	(6.0)	462.9
Assets held for sale	—	93.0	(93.0)(a)	—	—	—	—
Total current assets	2,273.1	1,863.0	—	299.5	4,435.6	(356.1)	4,079.5
Net property, plant, equipment and forestlands	5,785.1	3,306.0	—	1,434.1(i)	10,525.2	(543.5)	9,981.7
Goodwill	1,916.1	680.0	—	3,684.6(j)	6,280.7	(1,519.8)	4,760.9
Intangibles, net	644.8	—	226.0(b)	1,484.0(k)	2,354.8	(1,080.0)	1,274.8
Prepaid pension asset	—	1,401.0	(884.1)(c)	—	516.9	—	516.9
Restricted assets held by special purpose entities	—	1,258.0	—	—	1,258.0	—	1,258.0
Other assets	201.8	625.0	(226.0)(b)	(13.3)(l)	587.5	(7.0)	580.5
TOTAL ASSETS	$10,820.9	$9,133.0	$(884.1)	$6,888.9	$25,958.7	$(3,506.4)	$22,452.3
LIABILITIES AND EQUITY:
Current portion of debt	$126.4	$74.0	$—	$(122.3)(m)	$78.1	$(11.0)	$67.1
Accounts payable	789.8	519.0	—	(7.2)(g)	1,301.6	(87.0)	1,214.6
Accrued compensation and benefits	212.6	—	131.0(d)	—	343.6	(8.0)	335.6
Other current liabilities	190.4	322.0	(109.0)(a,d)	(46.7)(n)	356.7	(14.1)	342.6
Liabilities held for sale	—	22.0	(22.0)(a)	—	—	—	—
Total current liabilities	1,319.2	937.0	—	(176.2)	2,080.0	(120.1)	1,959.9
Long-term debt due after one year	2,623.0	1,810.0	—	1,307.6(m)	5,740.6	(86.0)	5,654.6
Pension liabilities, net of current portion	1,026.3	—	(699.1)(c,e)	—	327.2	—	327.2
Postretirement benefit liabilities, net of current portion	94.6	—	64.0(e)	—	158.6	—	158.6
Non-recourse liabilities held by special purpose entities	—	1,112.0	—	—	1,112.0	—	1,112.0
Deferred income taxes	1,152.8	1,319.0	—	1,062.8(o)	3,534.6	(551.3)	2,983.3
Other long-term liabilities	164.6	672.0	(249.0)(e)	7.8(t)	595.4	(10.8)	584.6
Redeemable noncontrolling interests	13.4	—	—	—	13.4	—	13.4
Class A common stock	1.4	2.0	—	(0.8)(p)	2.6	—	2.6
Capital in excess of par value	2,870.1	2,902.0	—	5,403.3(p)	11,175.4	(1,130.3)	10,045.1
Retained earnings	2,096.2	857.0	—	(1,348.3)(p)	1,604.9	(1,604.9)	—
Accumulated other comprehensive (loss) income	(541.2)	(631.0)	—	631.0(q)	(541.2)	—	(541.2)
Total shareholders’ equity	4,426.5	3,130.0	—	4,685.2	12,241.7	(2,735.2)	9,506.5
Noncontrolling interests	0.5	153.0	—	1.7(r)	155.2	(3.0)	152.2
Total Equity	4,427.0	3,283.0	—	4,686.9	12,396.9	(2,738.2)	9,658.7
TOTAL LIABILITIES AND EQUITY	$10,820.9	$9,133.0	$(884.1)	$6,888.9	$25,958.7	$(3,506.4)	$22,452.3

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in
Note 5 — Adjustments to Pro Forma Balance Sheet.

WestRock Company
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Twelve Months Ended September 30, 2014 (In millions, except per share data)
	RockTenn	MWV	Reclass	Pro Forma Adjustments	Sub-Total	Specialty Chemicals Spin-off(i)	Condensed Pro Forma Combined
Net sales	$9,895.1	$5,631.0	$—	$(142.6)(b)	$15,383.5	$(1,040.8)	$14,342.7
Cost of goods sold	7,961.5	4,465.0	(30.0)(a)	(142.6)(b)	12,219.4	(716.8)	11,490.1
	—	—	—	(28.0)(c)		(15.6)
	—	—	—	(6.5)(d)		3.1
Gross profit	1,933.6	1,166.0	30.0	34.5	3,164.1	(311.5)	2,852.6
Selling, general and administrative expenses	975.7	607.0	(44.0)(a)	88.0(c,e)	1,626.7	(163.8)	1,462.9
Pension lump sum settlement expense	47.9	—	—	—	47.9	—	47.9
Restructuring and other costs, net	55.6	—	96.0(a)	—	151.6	—	151.6
Operating profit	854.4	559.0	(22.0)	(53.5)	1,337.9	(147.7)	1,190.2
Interest expense	(95.3)	(213.0)	—	39.6(f)	(268.7)	12.0	(256.7)
Interest income and other income (expense), net	2.4	51.0	22.0(a)	—	75.4	(8.0)	67.4
Equity in income of unconsolidated entities	8.8	—	—	—	8.8	—	8.8
Income from continuing operations before income taxes	770.3	397.0	—	(13.9)	1,153.4	(143.7)	1,009.7
Income tax (expense) benefit	(286.5)	(117.0)	—	4.7(g)	(398.8)	55.9	(342.9)
Income from continuing operations	483.8	280.0	—	(9.2)	754.6	(87.8)	666.8
Income from discontinued operations, net of tax	—	1.0	—	—	1.0	—	1.0
Consolidated net income	483.8	281.0	—	(9.2)	755.6	(87.8)	667.8
Less: Net income attributable to noncontrolling interests	(4.1)	(18.0)	—	—	(22.1)	4.0	(18.1)
Net income attributable to WestRock Company shareholders	$479.7	$263.0	$—	$(9.2)	$733.5	$(83.8)	$649.7
Basic weighted average shares outstanding	143.6			120.8(h)	264.4		264.4
Diluted weighted average shares outstanding	146.0			121.9(h)	267.9		267.9
Basic earnings per share attributable to WestRock Company shareholders from continuing operations	$3.34				$2.77		$2.45
Diluted earnings per share attributable to WestRock Company shareholders from continuing operations	$3.29				$2.73		$2.42

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in
Note 6 — Adjustments to Pro Forma Statements of Income.

WestRock Company
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Six Months Ended March 31, 2015 (In millions, except per share data)
	RockTenn	MWV	Reclass	Pro Forma Adjustments	Sub-Total	Specialty Chemicals Spin-off(i)	Condensed Pro Forma Combined
Net sales	$4,969.8	$2,656.0	$—	$(69.0)(b)	$7,556.8	$(480.0)	$7,076.8
Cost of goods sold	4,043.2	2,151.0	(30.0)(a)	(69.0)(b)	6,076.7	(340.0)	5,731.1
	—	—	—	(3.4)(c)		(7.2)
	—	—	—	(15.1)(d)		1.6
Gross profit	926.6	505.0	30.0	18.5	1,480.1	(134.4)	1,345.7
Selling, general and administrative expenses	496.3	301.0	(17.5)(a)	45.4(c,e)	825.2	(83.3)	741.9
Pension lump sum settlement and retiree medical curtailment, net	11.9	—	—	—	11.9	—	11.9
Restructuring and other costs, net	22.6	—	54.5(a)	(25.1)(j)	52.0	0.4	52.4
Operating profit	395.8	204.0	(7.0)	(1.8)	591.0	(51.5)	539.5
Interest expense	(46.3)	(105.0)	—	19.2(f)	(132.1)	7.0	(125.1)
Interest income and other income (expense), net	(0.3)	42.0	7.0(a)	—	48.7	(7.0)	41.7
Equity in income of unconsolidated entities	4.6	—	—	—	4.6	—	4.6
Income from continuing operations before income taxes	353.8	141.0	—	17.4	512.2	(51.5)	460.7
Income tax (expense) benefit	(117.8)	(41.0)	—	(6.2)(g)	(165.0)	17.2	(147.8)
Income from continuing operations	236.0	100.0	—	11.2	347.2	(34.3)	312.9
Income from discontinued operations, net of tax	—	2.0	—	—	2.0	—	2.0
Consolidated net income	236.0	102.0	—	11.2	349.2	(34.3)	314.9
Less: Net income attributable to noncontrolling interests	(1.1)	(16.0)	—	—	(17.1)	2.0	(15.1)
Net income attributable to WestRock Company shareholders	$234.9	$86.0	$—	$11.2	$332.1	$(32.3)	$299.8
Basic weighted average shares outstanding	140.5			120.8(h)	261.3		261.3
Diluted weighted average shares outstanding	142.7			122.6(h)	265.3		265.3
Basic earnings per share attributable to WestRock Company shareholders from continuing operations	$1.67				$1.26		$1.14
Diluted earnings per share attributable to WestRock Company shareholders from continuing operations	$1.65				$1.24		$1.13

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in
Note 6 — Adjustments to Pro Forma Statements of Income.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
Note 1. Description of Transaction
On January 25, 2015, RockTenn and MWV agreed to the combination of RockTenn and MWV under the terms of a combination agreement that is described in this joint proxy statement/prospectus. Subject to the terms and conditions of the combination agreement, which was amended and restated as of April 17, 2015 and further amended as of May 5, 2015, (i) RockTenn Merger Sub, a Georgia corporation that was formed on March 6, 2015 as a wholly owned subsidiary of Holdings, will be merged with and into RockTenn, with RockTenn surviving as a wholly owned subsidiary of Holdings, (ii) MWV Merger Sub, a Delaware limited liability company that was formed on March 6, 2015 as a wholly owned subsidiary of Holdings, will be merged with and into MWV, with MWV surviving the merger as a wholly owned subsidiary of Holdings, and (iii) MWV, as the surviving corporation of the MWV merger, will convert to a Delaware limited liability company in accordance with Section 266 of the DGCL as soon as practicable after the effective time of the MWV merger. As a result of the combination, among other things, (a) Holdings will become the ultimate parent of RockTenn, MWV and their respective subsidiaries and (b) existing RockTenn shareholders will receive shares of Holdings common stock or cash, and existing MWV stockholders will receive shares of Holdings common stock, in accordance with the terms of the combination agreement and as described further in this joint proxy statement/prospectus. Following the combination, RockTenn and MWV will no longer be public companies, RockTenn common stock and MWV common stock will be delisted from the NYSE and deregistered under the Exchange Act and the shares of Holdings common stock will be listed for trading on the NYSE.
Subject to the terms and conditions set forth in the combination agreement, RockTenn shareholders will have the right to elect to receive with respect to each share of RockTenn common stock they hold (other than RockTenn shares in respect of which a shareholder has properly exercised dissenters’ rights under Georgia law), subject to certain proration procedures described elsewhere in this joint proxy statement/prospectus, either: (1) one share of Holdings common stock or (2) an amount in cash equal to the volume weighted average price per share of RockTenn common stock on the NYSE for the consecutive period over the five trading days immediately preceding (but not including) the third trading day prior to the effective time of the combination. The RockTenn restricted stock awards held by non-executive members of the RockTenn board will generally vest and convert upon the effective time of the combination into the right to receive a corresponding number of shares of Holdings common stock. Each RockTenn option, whether vested or unvested, will generally convert upon the effective time of the combination into one vested or unvested, as applicable, option with respect to Holdings common stock. The RockTenn restricted stock awards held by anyone other than a non-executive member of the RockTenn board and RockTenn RSUs will generally convert into Holdings restricted stock awards and Holdings RSUs upon the effective time of the combination, in each case with respect to a corresponding number of shares of Holdings common stock.
Subject to the terms and conditions set forth in the combination agreement, MWV stockholders will receive 0.78 shares of Holdings common stock for each share of MWV common stock they hold, with cash paid in lieu of fractional shares. MWV options and stock appreciation rights will generally convert upon the effective time of the combination into vested options and stock appreciation rights with respect to Holdings common stock, after giving effect to the MWV exchange ratio. MWV RSUs and director stock unit awards will generally be converted into Holdings RSU or Holdings director stock unit awards upon the effective time of the combination, in each case with respect to a corresponding number of shares of Holdings common stock, after giving effect to the MWV exchange ratio.
Note 2. Basis of Pro Forma Presentation
The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of RockTenn and MWV, after giving effect to the combination, the new credit facilities of the combined company to be entered into in connection with the combination and the related termination of certain of MWV’s and RockTenn’s existing credit facilities and the adjustments described in these notes, and are intended to reflect the impact of the combination on RockTenn’s consolidated financial statements.

The pro forma balance sheet combines the unaudited historical consolidated balance sheet of RockTenn and the unaudited historical consolidated balance sheet of MWV as of March 31, 2015, giving effect to the combination as if it had been consummated on March 31, 2015.
The pro forma statement of income for the year ended September 30, 2014 combines the audited historical consolidated statement of income of RockTenn for the year ended September 30, 2014 and the audited historical consolidated statement of operations of MWV for the year ended December 31, 2014, giving effect to the combination as if it had been consummated on October 1, 2013, the beginning of RockTenn’s most recently completed fiscal year.
The pro forma statement of income for the six months ended March 31, 2015 combines the unaudited historical consolidated statement of income of RockTenn for the six months ended March 31, 2015 and the unaudited historical consolidated statements of operations of MWV for the three months ended December 31, 2014 and the three months ended March 31, 2015, giving effect to the combination as if it had been consummated on October 1, 2013, the beginning of RockTenn’s most recently completed fiscal year.
The combination will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”). As the accounting acquirer, RockTenn will account for the transaction by using RockTenn historical information and accounting policies and adding the assets and liabilities of MWV as of the completion date of the combination at their respective fair values. The allocation of the estimated purchase price is preliminary, pending finalization of various estimates and analyses, including a complete purchase price allocation study. Since these pro forma financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the combination, the actual amounts eventually recorded for the combination may differ materially from the information presented. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements or cost savings from operating efficiencies or synergies. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the combination are not included in the pro forma statements of income. However, the impact of such transaction expenses is reflected in the pro forma balance sheet as a decrease to retained earnings and as a decrease to cash or increase to debt.
The purchase price allocation in these pro forma financial statements is based upon an estimated purchase price of approximately $8.5 billion. At the time of completion of the combination, outstanding shares of MWV common stock will be converted into the right to receive 0.78 of a share of Holdings common stock. We expect to issue approximately 130.9 million shares of Holdings common stock to holders of MWV common stock in connection with the combination based on the number of shares of MWV common stock outstanding as of May 12, 2015. The pro forma purchase price has been prepared based on the average of the high and low trading prices of RockTenn common stock on May 12, 2015, equal to $63.10 per share. A one dollar movement in the trading price of RockTenn common stock would result in a change in purchase price of approximately $131 million. The actual number of shares of Holdings common stock issued to holders of MWV common stock in connection with the combination will be based upon the actual number of MWV shares outstanding when the combination closes. The purchase price also includes an estimated fair value of MWV stock options and other MWV stock-based awards of $244.4 million to be issued as of the closing date of the combination.
Completion of the combination is subject to regulatory approvals in the United States and approval by stockholders of MWV and shareholders of RockTenn. As of the date of this joint proxy statement/prospectus, the combination is expected to be completed during the second calendar quarter of 2015.

Note 3. Preliminary Merger Consideration
The total preliminary merger consideration is calculated as follows (in millions):
Merger consideration for MWV’s outstanding common stock	$8,259.7
Fair value of MWV equity awards issued	244.4
Total preliminary merger consideration	$8,504.1

Note 4. Estimate of Assets to be Acquired and Liabilities to be Assumed
The table below represents a preliminary allocation of the total merger consideration to MWV’s tangible and intangible assets acquired and liabilities assumed based on RockTenn management’s preliminary estimate of their respective fair values as of March 31, 2015 (in millions):
Cash and cash equivalents	$262.0
Working capital excluding cash and cash equivalents	1,105.0
Property, plant, equipment and forestlands	4,740.1
Goodwill	4,364.6
Intangible assets	1,710.0
Other long-term assets	3,046.4
Other long-term liabilities	(4,173.6)
Fair market value of debt	(2,395.7)
Noncontrolling interests	(154.7)
Total preliminary merger consideration	$8,504.1

Note 5. Adjustments to Pro Forma Balance Sheet
The following represents an explanation of the various adjustments to the pro forma balance sheet.
(a)
The pro forma balance sheet reflects MWV’s assets held for sale of  $93.0 million as of March 31, 2015 reclassified to other current assets and MWV’s liabilities held for sale of  $22.0 million as of March 31, 2015 reclassified to other current liabilities to conform the presentations.

(b)
The pro forma balance sheet reflects the reclassification of  $226.0 million of MWV’s other assets as of March 31, 2015 to intangibles, net to conform the presentations.

(c)
It is expected that certain RockTenn and MWV pension plans will be merged at the time of the transaction. The pro forma balance sheet reflects the reclassification of  $884.1 million of prepaid pension asset as of March 31, 2015 to pension liabilities, net of current portion to offset the estimated unfunded liability as of March 31, 2015 for the plans expected to be merged.

(d)
The pro forma balance sheet reflects the reclassification of  $131.0 million of other current liabilities of MWV as of March 31, 2015 to accrued compensation and benefits to conform the presentations.

(e)
The pro forma balance sheet reflects the reclassification of  $249.0 million of MWV’s other long-term liabilities to pension liabilities, net of current portion and postretirement benefit liabilities, net of current portion in the amounts of  $185.0 million and $64.0 million, respectively, to conform the presentations.

(f)
Represents $34.6 million of cash assumed to be used to pay down amounts outstanding under certain of RockTenn’s and MWV’s existing credit facilities. Employees of the combined company are in the process of being selected and therefore severance and other benefit payments associated with the transaction have not yet been completely identified and may require cash for settlement.

(g)
Represents the elimination of intercompany accounts receivable and intercompany accounts payable between RockTenn and MWV as of March 31, 2015.

(h)
Represents the estimated step-up in inventory basis to the estimated fair market value of inventories acquired in the transaction, including the elimination of MWV’s last-in, first-out accounting method and intercompany profit reserves. Fair market value for raw materials is based on replacement cost and for work-in-process and the fair market value for finished goods is based on estimated selling price, less the sum of costs of completion and of disposal and a reasonable profit allowance for the selling effort.

(i)
Represents the adjustment in basis of MWV’s property, plant, equipment and forestlands from its recorded net book value to its preliminarily estimated fair market value as of March 31, 2015. The estimated fair value of the property, plant, equipment and forestlands, is approximately $4,740.1 million, of which approximately $3,837.4 million is expected to be depreciated on a straight-line basis over estimated useful lives that will generally range from 1 to 40 years. The asset fair values and estimated useful lives are subject to material revision as the purchase price allocation is completed.

(j)
Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. Goodwill acquired at March 31, 2015 is estimated to be $4,364.6 million, which is an increase of  $3,684.6 million over MWV’s book value of goodwill prior to the combination. The goodwill created in the combination is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

(k)
Represents adjustments to record the preliminary estimated fair market value of intangibles of approximately $1,710.0 million which is an increase of  $1,484.0 million over MWV’s book value of intangibles prior to the combination. The intangibles consist of customer relationships of $1,560.0 million and trade names and technology aggregating approximately $150.0 million. The intangibles are expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 5 to 18 years. The intangible asset fair values and estimated useful lives are subject to material revision as the purchase price allocation is completed.

(l)
Represents adjustments to record (i) the inclusion of an estimated $9.1 million of financing costs incurred related to the expected new bank financing, (ii) the elimination of  $10.8 million of deferred financing costs previously deferred by RockTenn associated with existing debt that is expected to be refinanced in connection with the combination, and (iii) the elimination of  $11.6 million of deferred financing costs previously deferred by MWV.

(m)
The reduction of  $122.3 million in the current portion of debt represents the expected refinancing of existing indebtedness under RockTenn’s term loan facility with new bank financing, which is expected to have a maturity of greater than one year. The increase in long-term debt due after one year represents (i) an increase of  $122.3 million resulting from the expected refinancing of RockTenn’s term loan facility in connection with the combination, (ii) a $429.3 million increase to record MWV’s debt at fair value, (iii) an estimated $661.6 million to be paid as RockTenn cash consideration in connection with the combination, based on the average of the high and low trading prices of RockTenn common stock on May 12, 2015, equal to $63.10 per share, and the assumption that, based on the number of shares of RockTenn common stock and MWV common stock outstanding as of May 12, 2015, approximately 10.5 million shares of RockTenn common stock will receive RockTenn cash consideration, (iv) an estimated $36.5 million and $68.5 million in combination-related expenses for RockTenn and MWV, respectively, (v) an estimated $14.9 million of severance and other benefit costs and (vi) an estimated $9.1 million in financing costs incurred related to the expected new bank financing, less (vii) approximately $34.6 million due to the assumed pay down of existing indebtedness using available cash. Employees of the combined company are in the process of being selected and therefore severance and other benefit payments associated with the transaction have not yet been completely identified.

(n)
Represents the expected current tax benefit to be received related to (i) expensing an estimated $68.5 million and $36.5 million of pre-tax combination expenses for MWV and RockTenn, respectively, (ii) the write-off of  $10.8 million pre-tax for RockTenn deferred financing costs, (iii) the expensing of an estimated $11.7 million of stock-based compensation expense for

RockTenn, and (iv) the expensing of an estimated $13.9 million and $1.0 million of pre-tax severance and other benefit costs for MWV and RockTenn, respectively. In addition, an estimated $3.1 million for unfavorable contracts was identified in the preliminary purchase price allocation.
(o)
Represents (i) the estimated deferred tax liabilities of  $1,066.2 million, estimated at a tax rate of 38%, primarily associated with the fair value adjustments for net property, plant, equipment and forestlands, intangibles other than goodwill and inventory, net of the fair value of debt adjustment, recorded in connection with the preliminary purchase price allocation, which is subject to material revision, partially offset by (ii) $3.4 million for the expensing of an estimated $9.0 million of stock-based compensation expense for MWV.

(p)
Represents the (i) issuance of Holdings common stock to MWV stockholders in connection with the combination, (ii) elimination of MWV historical equity, including the acceleration of stock compensation in connection with the combination, (iii) estimated equity awards to be issued in the conversion of MWV share-based awards in connection with the combination, (iv) payment of the RockTenn cash consideration in exchange for approximately 10.5 million shares of RockTenn common stock, (v) estimated MWV transaction costs of  $68.5 million, estimated RockTenn transaction costs of  $36.5 million and estimated RockTenn debt extinguishment costs for deferred financing costs of  $10.8 million, each pre-tax, reflected net of tax in retained earnings and (vi) the acceleration of an estimated $9.0 million and $11.7 million of share-based awards pre-tax for MWV and RockTenn, respectively, and an estimated $13.9 million and $1.0 million of severance and other benefit costs pre-tax for MWV and RockTenn, respectively, in connection with the combination, reflected net of tax in retained earnings. Employees of the combined company are in the process of being selected and therefore the amount of share-based awards accelerated and severance and other benefit payments may change significantly.

Item	Common Stock	Capital in Excess of Par	Retained Earnings
	(in millions)
(i) Issuance of Holdings common stock	$1.3	$8,258.4	$—
(ii) Elimination of MWV historical equity and accelerated awards	$(2.0)	$(2,911.0)	$(797.8)
(iii) Issuance of share-based awards	$—	$244.4	$—
(iv) RockTenn cash consideration	$(0.1)	$(209.2)	$(452.3)
(v) Transaction costs and debt extinguishment	$—	$—	$(75.3)
(vi) Acceleration of awards and severance and other benefits	$—	$20.7	$(22.9)
Totals	$(0.8)	$5,403.3	$(1,348.3)

(q)
Represents the elimination of MWV’s accumulated other comprehensive loss.

(r)
Represents the fair value adjustment to noncontrolling interests.

(s)
The Specialty Chemicals column represents the probable spin-off of MWV’s specialty chemicals business after the completion of the combination, including the impact of the fair value adjustments in connection with the combination.

(t)
Represents an estimated $7.8 million for unfavorable contracts identified in the preliminary purchase price allocation.

Note 6. Adjustments to Pro Forma Statements of Income
The following represents an explanation of the various adjustments to the pro forma statements of income.
(a)
Represents the reclassification of restructuring charges and merger costs recorded by MWV in its historical consolidated statement of operations with respect to cost of sales, selling, general and administrative expenses and other income, net, to conform the presentations.

(b)
Represents the elimination of intercompany sales and related cost of goods sold between RockTenn and MWV.

(c)
Represents the adjustment to depreciation and amortization expense recorded in cost of goods sold and selling, general and administrative expenses as a result of the fair market value adjustments to assets acquired. The estimated fair value of the net property, plant, equipment and forestlands is approximately $4,740.1 million, of which $3,837.4 million is expected to be depreciated on a straight-line basis over estimated useful lives that will generally range from 1 to 40 years. The depreciation expense adjustment includes the preliminary impact of conforming the depreciable lives of the acquired fixed assets. The asset fair values, estimated useful lives and estimated depreciation and amortization expense are subject to material revision as the purchase price allocation is completed.

(d)
Represents the adjustment to conform MWV’s policy of expensing planned major maintenance activities as incurred to RockTenn’s policy of recognizing the expense ratably over the shorter of the estimated interval until the next major maintenance activity or the life of the deferred item, as well as amortization of unfavorable contracts identified in the preliminary purchase price allocation.

(e)
We expect to amortize the estimated fair value of the identifiable intangibles of approximately $1,710.0 million, consisting of customer relationships of  $1,560.0 million and trade names and technology aggregating approximately $150.0 million, on a straight-line basis over estimated useful lives that will generally range from 5 to 18 years. The intangible asset fair values, estimated useful lives and estimated depreciation and amortization expense are subject to material revision as the purchase price allocation is completed.

(f)
Primarily represents the net decrease in interest expense as a result of the amortization of the fair value of debt adjustment over the life of the underlying instruments net of the increase in interest expense as a result of additional indebtedness incurred to finance the combination. Pro forma interest expense assumes total debt of  $5,818.7 million, including the fair value of debt, and a weighted average interest rate of 4.5%, including the amortization of the fair value adjustment. The pro forma interest expense incorporates estimates for debt bearing variable rates and fixed rates as well as the amortization of financing costs and unused fees. The new term loan and revolver of the combined company are expected to utilize variable rates consisting of Libor of 0.16% and a credit spread of 112.5 bps, except for a second term loan in the amount of $600.0 million that will be Libor plus 150.0 bps. A 1/8th percent change in the assumed variable interest rate would change annual pro forma interest expense by approximately $2.6 million.

(g)
RockTenn has assumed tax rates of approximately 35% when estimating the tax impacts of the pro forma adjustments.

(h)
Basic – represents (i) the issuance of approximately 130.9 million shares of Holdings common stock to holders of MWV common stock in connection with the combination, (ii) less an estimated 10.5 million shares of RockTenn common stock to receive RockTenn cash consideration in connection with the combination and (iii) the inclusion of an aggregate 0.4 million of phantom stock awards and restricted awards that vest upon an employee’s eligibility for retirement. Diluted – includes additional dilutive shares for the effect of MWV shared-based awards issued in connection with the transaction.

(i)
The Specialty Chemicals column represents the probable spin-off of MWV’s specialty chemicals business after the completion of the combination, including the impact of the fair value adjustments in connection with the combination.

(j)
The unaudited pro forma condensed combined statement of income for the six months ended March 31, 2015 includes the reversal of merger costs that are directly attributable to the transaction.

COMPARATIVE STOCK PRICES AND DIVIDENDS
RockTenn common stock and MWV common stock are traded on the NYSE under the symbols RKT and MWV, respectively. The following table presents trading information for shares of RockTenn and MWV common stock on January 23, 2015, the last trading day before the public announcement of the execution of the original combination agreement, and May 19, 2015, the latest practicable trading day before the date of this joint proxy statement/prospectus.
	RKT Common Stock			MWV Common Stock
Date	High	Low	Close	High	Low	Close
January 23, 2015	$64.34	$62.97	$62.99	$45.75	$44.98	$45.04
May 19, 2015	$66.08	$65.11	$66.08	$51.30	$50.60	$51.24
For illustrative purposes, the following table provides MWV equivalent per share information on each of the specified dates. MWV equivalent per share amounts are calculated by multiplying RockTenn per share amounts by the exchange ratio of 0.78.
	RKT Common Stock			MWV Equivalent Per Share Data
Date	High	Low	Close	High	Low	Close
January 23, 2015	$64.34	$62.97	$62.99	$50.19	$49.12	$49.13
May 19, 2015	$66.08	$65.11	$66.08	$51.54	$50.79	$51.54
Market Prices and Dividend Data
The following tables set forth the high and low sales prices of RockTenn common stock and MWV common stock, each as reported in the consolidated transaction reporting system, and the quarterly cash dividends declared per share of RockTenn common stock and MWV common stock, for the calendar quarters indicated. Per share information regarding RockTenn common stock has been retroactively adjusted to reflect the 2014 RockTenn stock split. Per share information regarding MWV common stock has not been adjusted to reflect the value of MWV’s spin-off of its Consumer & Office Products business, which was completed on May 1, 2012, or the subsequent merger of that business with Acco Brands Corporation.
RockTenn
	High	Low	Dividend Declared
2012
First Quarter	$37.08	$28.32	$0.10
Second Quarter	$34.02	$24.62	$0.10
Third Quarter	$37.00	$26.39	$0.10
Fourth Quarter	$38.09	$30.63	$0.225
2013
First Quarter	$46.47	$35.32	$0.00
Second Quarter	$54.00	$41.70	$0.15
Third Quarter	$63.03	$48.91	$0.15
Fourth Quarter	$55.10	$46.06	$0.175
2014
First Quarter	$58.20	$47.52	$0.175
Second Quarter	$54.27	$47.04	$0.175
Third Quarter	$53.49	$46.70	$0.175
Fourth Quarter	$62.50	$43.32	$0.1875
2015
First Quarter	$71.47	$59.35	$0.3205
Second Quarter (through May 19, 2015)	$66.08	$59.25	$0.3205

MWV
	High	Low	Dividend Declared
2012
First Quarter	$32.13	$29.13	$0.25
Second Quarter	$32.50	$26.15	$0.50
Third Quarter	$31.12	$26.97	$0.00
Fourth Quarter	$31.93	$27.93	$0.25
2013
First Quarter	$38.39	$31.14	$0.25
Second Quarter	$36.74	$33.47	$0.50
Third Quarter	$39.38	$33.95	$0.00
Fourth Quarter	$39.33	$33.38	$0.25
2014
First Quarter	$37.99	$33.59	$1.25
Second Quarter	$44.59	$37.31	$0.50
Third Quarter	$44.72	$40.83	$0.00
Fourth Quarter	$45.43	$37.28	$0.25
2015
First Quarter	$55.15	$42.49	$0.25
Second Quarter (through May 19, 2015)	$51.30	$45.85	$0.25

DESCRIPTION OF HOLDINGS’ CAPITAL STOCK
The following description of the material terms of the common stock and preferred stock of Holdings is not complete and is qualified in its entirety by reference to Holdings’ amended and restated certificate of incorporation, which we refer to in this document as the Holdings Charter, and the amended and restated bylaws, which we refer to in this document as the Holdings Bylaws, that will be in effect at the effective time of the combination. This description is subject to the detailed provisions of, and is qualified by reference to, the Holdings Charter and the Holdings Bylaws, the forms of which are attached as Annexes G and H, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference.
Authorized Common Stock
Holdings’ authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share, which we refer to as Holdings preferred stock. Following completion of the combination, based on the number of shares of RockTenn capital stock and MWV capital stock outstanding on May 12, 2015, we expect that there will be 261,022,968 shares of Holdings common stock outstanding and no shares of Holdings preferred stock outstanding.
Common Stock
The shares of Holdings common stock to be issued in the combination will be duly authorized, validly issued, fully paid and non-assessable. Each holder of a share of Holdings common stock will be entitled to one vote for each share upon all questions presented to the stockholders, and the common stock will have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of the preferred stock). The holders of Holdings common stock will have no preemptive rights and no rights to convert their common stock into any other securities. There will also be no redemption or sinking fund provisions applicable to the Holdings common stock.
Holders of Holdings common stock will be entitled to receive dividends as may be declared from time to time by the Holdings board out of funds legally available therefor. Holders of Holdings common stock are entitled to share pro rata, upon any liquidation or dissolution of Holdings, in all remaining assets available for distribution to stockholders after payment or providing for Holdings’ liabilities and the liquidation preference of any outstanding Holdings preferred stock. The rights, preferences and privileges of the holders of Holdings common stock are subject to and may be adversely affected by the rights of holders of any series of Holdings preferred stock that Holdings may designate and issue in the future.
Prior to the consummation of the combination, application will be made to list the Holdings common stock on the NYSE under the symbol “WRK”.
Additional Classes or Series of Preferred Stock
The Holdings Charter will permit the Holdings board, without further action by the stockholders, to issue up to 30,000,000 shares of preferred stock in one or more series of preferred stock with such designations, powers, preferences, special rights, qualifications, limitations and restrictions as the Holdings board may determine from time to time. Accordingly, without action by the stockholders, the Holdings board may designate and authorize the issuance of additional classes or series of Holdings preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of Holdings common stock.
Charter and Bylaw Provisions; Takeover Statutes
A number of provisions in the Holdings Charter, the Holdings Bylaws and the DGCL may make it more difficult to acquire control of Holdings or remove its management.
Structure of Board.   The Holdings board will not be staggered. The Holdings Bylaws will provide that each director of Holdings will hold office for a term expiring at the next succeeding annual meeting of stockholders. The Holdings board, in accordance with the Holdings Bylaws, will need to consist of a number of directors to be determined only by resolution adopted by the Holdings board. Furthermore, any vacancies on the Holdings board caused by death, removal, resignation or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office. This provision could prevent a stockholder from obtaining majority representation on the Holdings board by allowing the Holdings board to enlarge the Holdings board and fill the new directorships with the Holdings board’s own nominees.
In accordance with the terms of the combination agreement, the Holdings board will consist of 14 directors at the time the combination is consummated. Eight directors will be chosen from the directors on the RockTenn board as of January 25, 2015. It is required under the combination agreement that Steven C. Voorhees, the Chief Executive Officer of RockTenn, be one of the eight directors chosen. Six directors will be chosen from the directors on the MWV board as of January 25, 2015. It is required under the combination agreement that John A. Luke, Jr., the Chief Executive Officer and Chairman of MWV, be one of the six directors chosen. For additional information, see the section entitled “The Adoption of the Combination Agreement — Certain Governance Matters Following the Combination — The Holdings Board of Directors” beginning on page 127.
Removal of Directors.   The Holdings Bylaws will provide that any director may be removed without cause, at any time, by the affirmative vote of at least a majority of the combined voting power of the then-outstanding shares of all stock entitled to vote generally in the election of directors, voting as a single class. Notwithstanding the foregoing, the Holdings Bylaws will provide that, until the third anniversary of the effective time of the combination, the affirmative vote of at least three-fourths of the Holdings board will be required for (1) the removal of Mr. Luke, or any determination not to, or failure to, nominate Mr. Luke as Non-Executive Chairman of the Board or director and (2) any determination not to, or failure to, nominate Mr. Voorhees as director.
Advance Notice of Proposals and Nominations.   The Holdings Bylaws will provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the Secretary of Holdings at the principal executive offices of Holdings not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The Holdings Bylaws will also specify the form and content of a stockholder’s notice. For additional detail on these provisions, please see “Comparison of Rights of Holdings Stockholders, RockTenn Shareholders and MWV Stockholders” beginning on page 183. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.
Limits on Special Meetings.   The Holdings Bylaws will provide that a special meeting of the stockholders of Holdings may be called only by (i) a majority of the total number of directors which Holdings would have if there were no vacancies; (ii) the Non-Executive Chairman of the Holdings board; (iii) the Chief Executive Officer; or (iv) the holders of at least 50% of the outstanding voting power of Holdings common stock.
Preferred Stock.   Please see “Additional Classes or Series of Preferred Stock” above. Holdings’ ability to issue an indeterminate number of shares of preferred stock with such rights, privileges and preferences as the Holdings board may fix may have the effect of delaying or preventing a takeover or other change of control of Holdings.
Takeover Statutes.   Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

Holdings does not expect to opt out of the protections of Section 203 of the DGCL. As a result, the statute will apply to Holdings.
Exclusive Forum.   The Holdings Bylaws will provide that, unless Holdings consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Holdings, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Holdings to Holdings or Holdings’ stockholders, (iii) any action asserting a claim against Holdings or any director or officer or other employee of Holdings arising pursuant to any provision of the DGCL or the Holdings Charter or the Holdings Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against Holdings or any director or officer or other employee of Holdings governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

COMPARISON OF RIGHTS OF HOLDINGS STOCKHOLDERS, ROCKTENN SHAREHOLDERS
AND MWV STOCKHOLDERS
If the combination is consummated, shareholders of RockTenn and stockholders of MWV who receive stock consideration in the combination will become stockholders of Holdings. RockTenn is organized under the laws of the State of Georgia, and MWV and Holdings are organized under the laws of the State of Delaware. Accordingly, differences in the rights of holders of MWV capital stock, holders of RockTenn capital stock and holders of Holdings capital stock arise from differences between their charters and bylaws and, with respect to the holders of RockTenn capital stock, also from differences between Delaware and Georgia law. As holders of Holdings common stock, after giving effect to the combination, your rights with respect thereto will be governed by Delaware law, including the DGCL, as well as Holdings’ constituent documents. This section summarizes material differences between the rights of RockTenn shareholders, MWV stockholders and Holdings stockholders.
The following summary is not a complete statement of the rights of the stockholders or shareholders of any of the three companies or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the GBCC, the DGCL and RockTenn’s, MWV’s and Holdings’ constituent documents, which you are urged to read carefully. Although the GBCC and the DGCL are similar in many respects, there are a number of differences between the two statutes, many (but not all) of which are summarized below. Judicial interpretations may not exist in Georgia or Delaware such that there may be uncertainty as to the outcome of matters governed by either law. The form of the Holdings Charter and the Holdings Bylaws are attached as Annexes G and H, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. RockTenn and MWV have filed with the SEC their respective constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 198.
Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
Organizational Documents
The rights of RockTenn shareholders are currently governed by RockTenn’s Articles of Incorporation, as amended, referred to as RockTenn’s Charter, its Bylaws, as amended, referred to as RockTenn’s Bylaws, and Georgia law, including the GBCC.	The rights of MWV stockholders are currently governed by its Certificate of Incorporation, as amended, referred to as MWV’s Charter, its Bylaws, as amended, referred to as MWV’s Bylaws, and Delaware law, including the DGCL.	Upon consummation of the combination, the rights of Holdings stockholders will be governed by Holdings Charter, the Holdings Bylaws and Delaware law, including the DGCL.
Authorized Capital Stock

The authorized capital stock of RockTenn is 225,000,000 shares of capital stock, consisting of  (i) 175,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share.
As of the date of this joint proxy statement/prospectus, RockTenn does not have outstanding any shares of preferred stock.

The authorized capital stock of MWV is 630,000,000 shares of capital stock, consisting of  (i) 600,000,000 shares of common stock, par value $.01 per share, and (ii) 30,000,000 shares of preferred stock, par value $.01 per share.
As of the date of this joint proxy statement/prospectus, MWV does not have outstanding any shares of preferred stock.

The authorized capital stock of Holdings is 630,000,000 shares of capital stock, consisting of  (i) 600,000,000 shares of common stock, par value $.01 per share, and (ii) 30,000,000 shares of preferred stock, par value $.01 per share.
As of the date of this joint proxy statement/prospectus, Holdings does not have outstanding any shares of preferred stock.

Common Stock
With respect to all such matters upon which shareholders are entitled to vote or give consent, each holder of common stock shall be entitled to one vote for each share of common stock held by such holder on the record date for the determination of shareholders entitled to vote.	Each holder of a share of common stock is entitled to one vote for each share upon all questions presented to the stockholders, and the common stock shall have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of the MWV preferred stock).	Each holder of a share of common stock is entitled to one vote for each share upon all questions presented to the stockholders, and the common stock shall have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of the Holdings preferred stock).

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
Preferred Stock
The RockTenn board is authorized to issue preferred stock from time to time as shares of one or more series, with terms to be set forth in resolutions adopted by the RockTenn board.
The MWV board is authorized to issue shares of preferred stock in series and to establish from time to time the terms of such series.
The MWV board has created one series of preferred stock, the Series A Junior Participating Preferred Stock, referred to as Series A Preferred Stock. If issued, the holders of Series A Preferred Stock, in preference to the holders of MWV common stock, are entitled to (i) an amount per share equal to the greater of (a) $1 or (b) 100 times the per share amount of all cash dividends, non-cash dividends or other distributions declared on common stock and (ii) 100 votes, subject to adjustment, on all matters submitted to a vote of MWV stockholders. Dividends accrue and are cumulative on outstanding shares of Series A Preferred Stock and accrued but unpaid dividends will not bear interest. The holders of shares of common stock and the holders of shares of Series A Preferred Stock will vote together as one class on all matters submitted to a vote of MWV stockholders.
Upon any liquidation, dissolution, or winding up of MWV, no distribution shall be made to holders of stock ranking junior to the Series A Preferred Stock, if any are issued, unless the holders of shares of Series A Preferred Stock have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions.
The Holdings board is authorized to issue shares of preferred stock in series and to establish from time to time the terms of such series.
Number and Qualification of Directors

The GBCC provides that a corporation must have a board of directors consisting of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The GBCC further provides that directors need not be residents of the State of Georgia nor shareholders of the corporation unless the corporation’s articles of incorporation so require.
The RockTenn board currently consists of 10 members. RockTenn’s Charter and RockTenn’s Bylaws provide that the number of directors constituting the RockTenn board shall be fixed from time

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate. The DGCL further provides that directors need not be stockholders of the corporation unless the corporation’s certificate of incorporation or bylaws so provide.
The MWV board currently consists of nine members. MWV’s Charter and

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate. The DGCL further provides that directors need not be stockholders of the corporation unless the corporation’s certificate of incorporation or bylaws so provide.
In accordance with the terms of the combination agreement, the Holdings board will consist of 14 members at the

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
to time exclusively by resolution of the RockTenn board.	MWV’s Bylaws provide that the MWV board shall consist of a number of directors to be determined only by resolution adopted by the MWV board.	time the combination is consummated. The Holdings Charter and the Holdings Bylaws provide that the Holdings board shall consist of a number of directors to be determined only by resolution adopted by the Holdings board.
Structure of Board of Directors; Term of Directors; Election of Directors

The RockTenn board is currently classified, divided into three classes, with each director holding office for three years. However, RockTenn’s Charter provides that beginning with the 2015 annual meeting, directors whose terms expire at the meeting will be elected for a one-year term. Directors are elected by plurality vote and cumulative voting is not permitted in the election of directors.
RockTenn’s Corporate Governance Guidelines further provide that if in an election for directors in which the only nominees are persons nominated by the RockTenn board, a director does not receive more votes cast for his or her election than against his or her election or re-election, then that director must, within five days following the certification of the shareholder vote, tender his or her written resignation to RockTenn’s non-executive chairman for consideration by RockTenn’s nominating and corporate governance committee. The RockTenn board must make a final decision whether to accept the director’s resignation within 90 days of the shareholders’ meeting where the election occurred.

The MWV board is not staggered. MWV’s Bylaws provide that each director of MWV shall hold office for a one-year term expiring at the next succeeding annual meeting of stockholders.
MWV’s Bylaws provide that in the case of uncontested elections, directors shall be elected by the vote of the majority of the votes cast. However, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. Cumulative voting is not permitted.

The Holdings board is not staggered. The Holdings Bylaws provide that each director of Holdings shall hold office for a one-year term expiring at the next succeeding annual meeting of stockholders.
The Holdings Bylaws provide that in the case of uncontested elections, directors shall be elected by the vote of the majority of the votes cast. However, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. Cumulative voting is not permitted.

Removal of Directors
RockTenn’s Bylaws provide that the entire RockTenn board or any individual director may be removed only for cause and only at a shareholders’ meeting. In accordance with the GBCC, a director may only be removed by a majority of the votes entitled to be cast.	MWV’s Bylaws provide that any director may be removed without cause, at any time, by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all stock entitled to vote generally in the election of a directors, voting as a single class, at a special meeting of stockholders duly called and held for that purpose or at an annual meeting of stockholders.	The Holdings Bylaws provide that any director may be removed without cause, at any time, by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all stock entitled to vote generally in the election of a directors, voting as a single class, at a special meeting of stockholders duly called and held for that purpose or at an annual meeting of stockholders. Until the third anniversary of the consummation of the combination, the affirmative vote of at least three-fourths of the Holdings board will be required for the removal of John A. Luke, Jr. or Steven C. Voorhees as director.

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
Vacancies on the Board of Directors
RockTenn’s Bylaws provide that any vacancy occurring in the RockTenn board or any newly created directorship may be filled by the affirmative vote of a majority of the remaining directors, whether or not such a majority is less than a quorum of the board. A director elected to fill a vacancy shall serve until the next election of directors by the shareholders.	MWV’s Bylaws provide that any vacancies on the MWV board and any newly created directorships resulting from an increase in the authorized number of directors may be filled only by a majority of the directors then in office, even though less than a quorum, at any regular or special meeting of the MWV board, and any director so elected shall hold office for the remainder of the term that was being served by the director whose absence created the vacancy or, in the case of a vacancy created by an increase in the numbers of directors, for a term expiring at the next annual meeting of stockholders.	The Holdings Bylaws provide that any vacancies on the Holdings board and any newly created directorships resulting from an increase in the authorized number of directors may be filled only by a majority of the directors then in office, even though less than a quorum, at any regular or special meeting of the Holdings board, and any director so elected shall hold office for the remainder of the term that was being served by the director whose absence created the vacancy or, in the case of a vacancy created by an increase in the numbers of directors, for a term expiring at the next annual meeting of stockholders.
Shareholder or Stockholder Action by Written Consent
Under the GBCC, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice only if the action is taken by all the shareholders entitled to vote on the action.	MWV’s Charter provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.	The Holdings Charter provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.
Quorum
RockTenn’s Bylaws provide that a quorum for action on any subject matter at any annual or special meeting of shareholders shall exist when the holders of shares entitled to vote a majority of the votes entitled to be cast on such subject matter are represented in person or by proxy at such meeting.	MWV’s Bylaws provide that the holders of shares of the outstanding stock of MWV representing a majority of the total votes entitled to be cast at a meeting of stockholders constitute a quorum for the transaction of business whether present in person or by proxy.	The Holdings Bylaws provide that the holders of shares of the outstanding stock of Holdings representing a majority of the total votes entitled to be cast at a meeting of stockholders constitute a quorum for the transaction of business whether present in person or by proxy.
Special Meetings of Shareholders or Stockholders
RockTenn’s Bylaws provide that only the following may call special meetings of shareholders: (i) a majority of the Board; (ii) the Chairman of the Board; (iii) the Chief Executive Officer; or (iv) the holders of at least 50% of the outstanding voting power of RockTenn’s common stock. Only business within the purpose or purposes described in the meeting notice required by the GBCC may be conducted at the special meeting of shareholders.
The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws.
MWV’s Charter provides that a special meeting may be called only by (i) a resolution adopted by a majority of the total number of directors which MWV would have if there were no vacancies or (ii) the Chairman of the Board. Because the stockholders are not expressly authorized to call special meetings in MWV’s Charter or MWV’s Bylaws, they are not permitted to do so, consistent with Section 211(d) of the DGCL.

The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws.
The Holdings Bylaws provide that a special meeting may be called only by (i) a majority of the total number of directors which Holdings would have if there were no vacancies; (ii) the Non-Executive Chairman of the Board; (iii) the Chief Executive Officer; or (iv) the holders of at least 50% of the outstanding voting power of Holdings common stock. Business transacted at any special meeting shall be limited to the purposes specified in the notice calling such meeting.

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
Business transacted at any special meeting shall be limited to the purposes specified in the notice calling such meeting.
Notice of Shareholder or Stockholder Meetings
As required under the GBCC, RockTenn’s Bylaws require that, at least 10 and not more than 60 days before each meeting of shareholders, each shareholder of RockTenn be given written notice of the place, day and hour of the meeting, and in the case of a special meeting, the purpose for which the meeting is called.	In accordance with the DGCL, MWV’s Bylaws provide that at least 10 and not more than 60 days before each meeting of the stockholders, the Secretary or Assistant Secretary of MWV must cause written notice of the place, date and time for the meeting to be delivered by mail to each stockholder entitled to vote at such meeting. Notice of each special meeting must contain a statement of the purpose or the purposes for which the meeting is called.	In accordance with the DGCL, the Holdings Bylaws provide that at least 10 and not more than 60 days before each meeting of the stockholders, the Secretary or Assistant Secretary of Holdings must cause written notice of the place, date and time for the meeting to be delivered by mail to each stockholder entitled to vote at such meeting. Notice of each special meeting must contain a statement of the purpose or the purposes for which the meeting is called.
Advance Notice Requirements for Shareholder or Stockholder Nominations and Other Provisions

RockTenn’s Bylaws provide that no business may be transacted at an annual meeting of shareholders, except such business that is (a) brought by or at the director of the RockTenn board; (b) brought by any shareholder of RockTenn who (i) was a shareholder of record at the time of giving notice, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in RockTenn’s Bylaws (i.e., the shareholder must have given timely notice thereof in proper written form to the Secretary of RockTenn).
To be timely, a shareholder’s notice for such business must be delivered to the Secretary of RockTenn at the principal executive offices of RockTenn in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder’s notice must be delivered by the later of  (a) the tenth day following the day of the Public Announcement (as defined in RockTenn’s Bylaws) of the date of the annual meeting or (b) the date which is 90 days prior to the date of the annual meeting.

MWV’s Bylaws provide that, for a matter of business to be transacted at a meeting of the stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of MWV and such other business must otherwise be a proper matter for stockholder action.
To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of MWV not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by MWV.

The Holdings Bylaws provide that, for a matter of business to be transacted at a meeting of the stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of Holdings and such other business must otherwise be a proper matter for stockholder action.
To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of Holdings not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by Holdings.

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
Charter Amendments

The GBCC provides that certain relatively technical amendments to a corporation’s articles of incorporation may be adopted by the directors without shareholder action. Generally, the GBCC requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation, unless the GBCC, the articles of incorporation, or a bylaw adopted by the shareholders requires a greater number of affirmative votes.
RockTenn’s Charter provides that the affirmative vote of the holders of at least 75% of the outstanding voting power of the common stock is required to amend, modify, or repeal (or opt out of any provision inconsistent with) the articles of incorporation with respect to the liability of the board of directors, supermajority voting requirements, amendment of RockTenn’s Bylaws, director liability, or board consideration of other constituencies; provided, however, that any amendment or repeal, or adoption of any provision inconsistent with, Article IV of RockTenn’s Charter (dealing with the release of directors from personal liability to RockTenn and its shareholders for any monetary damages for any action or failure to take any action as director) shall not eliminate or adversely affect any right or protection of a director of RockTenn existing immediately prior to such amendment, repeal or adoption.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).
MWV’s Charter provides that MWV reserves the right at any time to amend, alter, change or repeal any provision contained in MWV’s Charter, and to add any other provisions authorized by Delaware law; provided, however, that any amendment or repeal of Article VIII of MWV’s Charter (dealing with the release of directors from personal liability to MWV or its stockholders for monetary damages for breach of fiduciary duty as a director) shall not adversely affect any right or protection existing with respect to any act or omission occurring prior to such amendment or repeal.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).
The Holdings Charter provides that Holdings reserves the right at any time to amend, alter, change or repeal any provision contained in the Holdings Charter, and to add any other provisions authorized by the Delaware law; provided, however, that any amendment or repeal of Article VIII of the Holdings Charter (dealing with the release of directors from personal liability to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director) shall not adversely affect any right or protection existing with respect to any act or omission occurring prior to such amendment or repeal.

Amendment of Bylaws
RockTenn’s Bylaws may be altered, amended, or repealed, or new bylaws may be adopted, by the RockTenn board by the affirmative vote of a majority of all directors then holding office. The shareholders may alter, amend, or repeal any such bylaws adopted by the board, and the shareholders may add new bylaws, subject to certain restrictions under the GBCC, when notice of any such proposed alteration, amendment, repeal, or addition has been given in the notice of such shareholder meeting, by the affirmative vote of a majority of the total votes cast by the holders of RockTenn common stock present in person or represented by proxy at a meeting at which a quorum is present. The shareholders may prescribe
Under the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. Notwithstanding the foregoing, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors will not divest the stockholders or members of the power, nor limit their power, to adopt, amend or repeal bylaws.
MWV’s Charter provides that the MWV board is expressly authorized and empowered to adopt, amend or repeal MWV’s Bylaws, but that bylaws adopted by the MWV board under such power

Under the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. Notwithstanding the foregoing, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors will not divest the stockholders or members of the power, nor limit their power, to adopt, amend or repeal bylaws.
The Holdings Charter provides that the Holdings board is expressly authorized and empowered to adopt, amend or repeal the Holdings Bylaws, but that bylaws adopted by the Holdings board under

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
that any bylaw or bylaws adopted by them shall not be altered, amended, or repealed by the RockTenn board.
Notwithstanding the foregoing, the shareholders of RockTenn may not amend, modify, or repeal, or adopt any provision inconsistent with, any provision of Article I, Section 2 (Special Meeting of Shareholders) or Article II (Directors) of RockTenn’s Bylaws, unless approved by the affirmative vote of the holders of at least 75% of the outstanding voting power of the RockTenn common stock and preferred stock at a shareholders’ meeting. Furthermore, the RockTenn board is not permitted to amend, modify, or repeal, or to adopt any provision inconsistent with, any provision of Article I, Section 2 (Special Meeting of Shareholders) or Article II (Directors) of RockTenn’s Bylaws unless approved by the affirmative vote of a majority of the directors then in office, given in person, at a meeting of the RockTenn board.	may be amended or repealed by the MWV board or by the stockholders having sufficient voting power with respect thereto. MWV’s Bylaws may be amended by MWV’s stockholders upon the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding shares of capital stock of MWV entitled to vote generally in the election of directors.
such power may be amended or repealed by the Holdings board or by the stockholders having sufficient voting power with respect thereto. The Holdings Bylaws may be amended by Holdings’ stockholders upon the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting at which a quorum is present, when notice of any such proposed addition, alteration, amendment or repeal has been given in the notice of such stockholder meeting. Notwithstanding the foregoing, the stockholders of Holdings may not amend, modify or repeal, or adopt any provision inconsistent with, any provision of Section 1.3 (Special Meetings), Section 2.1 (General Powers, Number, Qualifications and Term of Office), Section 2.2 (Age Limitation), the last sentence of Section 2.3 (Election of Directors; Vacancies; New Directorships), Section 2.4 (Removal of Directors), Section 2.7 (Regular Meetings), Section 2.8 (Special Meetings), Section 2.9 (Notice of Special Meetings), Section 2.12 (Compensation), Section 3.1 (Committees of Directors), Section 3.2 (Removal; Vacancies), Section 3.3 (Compensation) or the last sentence of Section 7.7 (Amendments) of the Holdings Bylaws, unless approved by the holders of at least 75 percent of the voting power of the then outstanding shares of Holdings’ capital stock entitled to vote generally in the election of directors.
Certain provisions of the Holdings Bylaws relating to the positions of Steven C. Voorhees and John A. Luke, Jr. may only be amended by the Holdings board by the affirmative vote of three-fourths of the whole Holdings board.

Limitation on Director Liability
RockTenn’s Charter provides that no director of RockTenn shall be personally liable to RockTenn or its shareholders for monetary damages for breach of the duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director’s duties, of any business opportunity of RockTenn, (ii) for omissions involving intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth under Section 14-2-832 of the GBCC (relating to a director’s personal liability	The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which	The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
for certain corporate distributions), or (iv) for any transaction from which the director derived an improper personal benefit. Further, such articles of incorporation provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of RockTenn shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended.
deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.
MWV’s Charter provides that no director of MWV shall be personally liable to MWV or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the DGCL.

unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.
The Holdings Charter provides that no director of Holdings shall be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the DGCL.

Indemnification

RockTenn’s Bylaws require that RockTenn indemnify, to the fullest extent permitted under the GBCC, any individual who is made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding, if such individual (a) conducted himself or herself in good faith; (b) reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of RockTenn and (ii) in all other cases that such conduct was at least not opposed to the best interests of RockTenn; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.
RockTenn has the authority to advance expenses before the final disposition of any proceeding upon receipt of a written affirmation from the indemnified person of such person’s good-faith belief that such person has met the applicable standard of conduct, is not ineligible for indemnification, and will repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by RockTenn.

MWV’s Bylaws provide that MWV will indemnify and hold harmless, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of MWV at any time during which MWV’s Bylaws were in effect. Such a person will be indemnified against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered.
MWV will not indemnify any such person seeking indemnification in connection with a proceeding initiated by such person unless the proceeding was (i) authorized by the MWV board or (ii) to prosecute a claim against MWV for an unpaid written claim for indemnification.
The right to indemnification includes the right to be paid by MWV the expenses incurred in defending any such proceeding in advance of its final disposition.

The Holdings Bylaws provide that Holdings will indemnify and hold harmless, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Holdings at any time during which the Holdings Bylaws were in effect. Such a person will be indemnified against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered.
Holdings will not indemnify any such person seeking indemnification in connection with a proceeding initiated by such person unless the proceeding was (i) authorized by the Holdings board or (ii) to prosecute a claim against Holdings for an unpaid written claim for indemnification.
The right to indemnification includes the right to be paid by Holdings the expenses incurred in defending any such proceeding in advance of its final disposition.

Preemptive Rights
RockTenn’s shareholders do not have preemptive rights. Thus, if additional shares of RockTenn common stock are issued, the current holders of RockTenn common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to	MWV’s stockholders do not have preemptive rights. Thus, if additional shares of MWV common stock are issued, the current holders of MWV common stock will own a proportionately smaller interest in a larger number of outstanding shares of	Holdings’ stockholders do not have preemptive rights. Thus, if additional shares of Holdings common stock are issued, the current holders of Holdings common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
the extent that they do not participate in the additional issuance.	common stock to the extent that they do not participate in the additional issuance.	the extent that they do not participate in the additional issuance.
Dividends and Share Repurchases
Under the GBCC, a corporation may not make a distribution to shareholders if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities (unless the corporation’s articles of incorporation permit otherwise) plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. This provision of the GBCC governs all distributions to shareholders, including redemptions.

RockTenn’s Charter provides that the RockTenn’s board may declare dividends or other distributions, subject to the GBCC.
The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.
MWV’s Charter provides that the holders of Series A Preferred Stock, if issued, in preference to the holders of common stock, are entitled to an amount per share equal to the greater of (a) $1 or (b) 100 times the per share amount of all cash dividends, non-cash dividends or other distributions declared on common stock.
On January 27, 2014, the MWV board approved approximately $394 million of share repurchases. On February 7, 2014, MWV repurchased and retired approximately 7.5 million shares of common stock. This stock repurchase program was completed in 2014.
The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.
Shareholder or Stockholder Rights Plan
RockTenn does not currently have a shareholders’ rights plan in effect.	MWV does not currently have a stockholders’ rights plan in effect.	Holdings does not currently have a stockholders’ rights plan in effect.
Business Combination or Antitakeover Statutes
RockTenn has elected to be governed by the “business combination” and “fair price” provisions of the GBCC that could	Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of	Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
be viewed as having the effect of discouraging an attempt to obtain control of RockTenn. Additionally, RockTenn’s Bylaws provide for the staggered election of directors (this is, however, being phased out, as described above) and contain certain provisions requiring shareholders to give advance written notice to RockTenn of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of shareholders. These provisions could discourage or make more difficult a change in control of RockTenn without the support of the board. In addition, RockTenn’s Charter authorizes the RockTenn board to issue, without shareholder consent, shares of preferred stock, which in some cases could discourage or make more difficult a change in control.
assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.
MWV has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to MWV.

assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.
Holdings has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Holdings.

Other Restrictions on Interested Shareholder Transactions
RockTenn has elected to be governed by the “business combination” and “fair price” provisions of the GBCC. Section 14-2-1132(a) of the GBCC restricts a corporation from entering into certain mergers with an “Interested Shareholder” (i.e., a beneficial owner of 10% or more of a corporation’s voting stock) for a period of five years from the date on which the shareholder became an Interested Shareholder, unless: (i) prior to becoming an Interested Shareholder, the board of directors of the corporation approved either the merger or the transaction by which the shareholder became an Interested Shareholder; (ii) in the transaction in which the shareholder became an Interested Shareholder, the Interested Shareholder became the	None.	None.

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company
beneficial owner of at least 90% of the voting stock outstanding or (iii) subsequent to becoming an Interested Shareholder, such shareholder acquired additional shares resulting in the Interested Shareholder being the beneficial owner of at least 90% of the outstanding voting shares and the transaction was approved at an annual or special meeting of the shareholders by the holders of a majority of the voting stock entitled to vote thereon.
Appraisal Rights

The GBCC provides that shareholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales, or exchanges of all or substantially all of the corporation’s assets, amendments to the articles of incorporation that materially adversely affect certain rights in respect of a dissenter’s shares, and certain other actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the articles of incorporation, the bylaws, or a resolution of the board of directors. However, unless the corporation’s articles of incorporation provide otherwise, appraisal rights are not available:
•
to holders of shares of any class of shares not entitled to vote on the transaction;

•
in a sale of all or substantially all of the property of the corporation pursuant to a court order;

•
in a sale of all or substantially all of the corporation’s assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year; or

•
to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (1) in the case of a plan of merger or share exchange, the holders of the shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Chancery Court in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) – (c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.
MWV’s Charter does not provide for appraisal rights in any additional circumstance.

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Chancery Court in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) – (c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.
The Holdings Charter does not provide for appraisal rights in any additional circumstance.

Rock-Tenn Company	MeadWestvaco Corporation	WestRock Company

corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.
Neither RockTenn’s Charter nor RockTenn’s Bylaws provide for additional rights of appraisal or dissenters’ rights.

Forum for Adjudication of Disputes
Neither RockTenn’s Charter nor RockTenn’s Bylaws contains a provision designating a sole and exclusive forum for shareholder claims.	MWV’s Bylaws provide that, unless MWV consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of MWV, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of MWV to MWV or MWV’s stockholders, (iii) any action asserting a claim against MWV or any director or officer or other employee of MWV arising pursuant to any provision of the DGCL or MWV’s Charter or MWV’s Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against MWV or any director or officer or other employee of MWV governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).	The Holdings Bylaws provide that, unless Holdings consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Holdings, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Holdings to Holdings or Holdings’ stockholders, (iii) any action asserting a claim against Holdings or any director or officer or other employee of Holdings arising pursuant to any provision of the DGCL or the Holdings Charter or the Holdings Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against Holdings or any director or officer or other employee of Holdings governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
No Appraisal Rights for MWV Stockholders
Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because MWV common stock is listed on the NYSE, and MWV stockholders will receive in the MWV merger only shares of Holdings common stock, which will be publicly listed on the NYSE, and cash in lieu of fractional shares, holders of MWV common stock will not be entitled to appraisal rights in the MWV merger with respect to their shares of MWV common stock.
Dissenters’ Rights of RockTenn Shareholders
Under the GBCC, holders of RockTenn common stock will be entitled to dissent from the RockTenn merger and obtain payment in cash equal to the fair value of their shares of RockTenn common stock. Set forth below is a summary of the procedures that must be followed by the holders of RockTenn common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of Article 13 of the GBCC, a copy of which is attached to this joint proxy statement/prospectus as Annex I. RockTenn shareholders who desire to exercise dissenters’ rights should review carefully Article 13 of the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.
Any holder of record of RockTenn common stock who objects to the RockTenn merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of RockTenn common stock if the RockTenn merger is consummated.
A shareholder of RockTenn who objects to the RockTenn merger and desires to receive payment of the “fair value” of his or her RockTenn common stock: (i) must deliver to RockTenn, prior to the time the shareholder vote on the RockTenn merger is taken, a written notice of such shareholder’s intent to demand payment for those RockTenn shares registered in the dissenting shareholder’s name if the RockTenn merger is completed; and (ii) must not vote his or her RockTenn shares in favor of the approval of the combination agreement.
A failure to vote against the RockTenn merger will not constitute a waiver of dissenters’ rights. A vote against the approval of the combination agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.
Any notice required to be given to RockTenn must be sent to RockTenn’s principal executive offices at Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary.
If the combination agreement is approved, RockTenn will mail, no later than ten days after the effective time of the RockTenn merger, by certified mail to each RockTenn shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished RockTenn in writing or, if none, at the shareholder’s address as it appears on the records of RockTenn. The dissenters’ notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s RockTenn shares, if any, are to be deposited; (ii) inform holders of uncertificated RockTenn shares to what extent transfer of the RockTenn shares will be restricted after the payment demand is received; (iii) set a date by which RockTenn must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC. Within ten days after the later of the effective time of the RockTenn merger, or the date on which RockTenn receives a payment demand, RockTenn will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that RockTenn estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (a) RockTenn’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (b) a statement of RockTenn’s estimate of the fair value of the RockTenn shares; (c) an explanation of how any interest was calculated; (d) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (e) a copy of Article 13 of the GBCC.
A dissenting shareholder choosing to accept RockTenn’s offer of payment must do so by written notice to RockTenn within 30 days after receipt of RockTenn’s offer of payment. A dissenting shareholder not responding to that offer within the 30 day period will be deemed to have accepted the offer of payment. RockTenn must make payment to each shareholder who accepts the offer of payment within 60 days after the making of the offer of payment, or the effective date of the RockTenn merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of RockTenn common stock.
If a dissenting shareholder does not accept, within 30 days after RockTenn’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the RockTenn shares and interest due thereon, then RockTenn, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her RockTenn shares. If RockTenn does not commence the proceedings within the 60 day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.
In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against RockTenn, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against RockTenn and in favor of any or all dissenters if the court finds RockTenn did not substantially comply with the dissenters’ provisions; or (ii) against RockTenn or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against RockTenn, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
RockTenn shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of RockTenn common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
Failure by a RockTenn shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold RockTenn common stock and are considering dissenting from the approval of the combination agreement and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.

LEGAL MATTERS
The validity of the shares of Holdings common stock to be issued in the combination will be passed upon by Cravath, Swaine & Moore LLP. Certain U.S. federal income tax consequences relating to the combination will also be passed upon for RockTenn by Cravath, Swaine & Moore LLP and for MWV by Wachtell, Lipton, Rosen & Katz.
EXPERTS
RockTenn
The consolidated financial statements of RockTenn appearing in RockTenn’s Annual Report (Form 10-K) for the year ended September 30, 2014, and the effectiveness of RockTenn’s internal control over financial reporting as of September 30, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and RockTenn management’s assessment of the effectiveness of RockTenn’s internal control over financial reporting as of September 30, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
MWV
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this proxy statement/prospectus by reference to the MeadWestvaco Corporation Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
FUTURE SHAREHOLDER OR STOCKHOLDER PROPOSALS
RockTenn
RockTenn will hold an annual meeting in 2016 only if the combination has not already been completed by, or shortly after, the time at which RockTenn’s 2016 annual meeting would normally take place. If the annual meeting of shareholders is held, a shareholder who desires to present a proposal or nomination for consideration at the 2016 annual meeting of shareholders must, in accordance with RockTenn’s Bylaws, deliver the proposal or nomination in proper written form to RockTenn’s Corporate Secretary at its principal executive office no earlier than the close of business on October 2, 2015, and no later than the close of business on November 1, 2015, except that if the 2016 annual meeting is not scheduled to be held within a period that commences December 31, 2015 and ends February 29, 2016, a shareholder’s notice will be timely if delivered by the later of  (a) the tenth day following the day of the public announcement of the date of the annual meeting or (b) the date which is 90 days prior to the date of the annual meeting.
Additional information regarding RockTenn’s procedures is located in RockTenn’s Proxy Statement on Schedule 14A filed on December 19, 2014, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.
MWV
MWV intends to hold an annual meeting of stockholders in 2015 only if the combination has not already been completed by, or shortly after, the time at which MWV’s 2015 annual meeting would normally take place. If an annual meeting of stockholders is held, notice of a stockholder nomination or proposal (other than a proposal submitted for inclusion in MWV’s proxy statement pursuant to the federal proxy rules) intended to be presented at the MWV 2015 annual meeting of stockholders must have been received by the Secretary of the MWV not earlier than the close of business on December 29, 2014 and not later than January 28, 2015 (except for director nominations submitted by Starboard Value LP, which must have been received by February 27, 2015), except that if the 2015 annual meeting is not scheduled to be held within a period that commences March 29, 2015 and ends June 27, 2015, a stockholder’s notice will be timely if delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by MWV. Any such notice must have contained information and conformed to the requirements specified in MWV’s Bylaws, a copy of which can be obtained by contacting the Secretary of MWV.
OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the RockTenn board nor the MWV board knows of any matters that will be presented for consideration at either the RockTenn special meeting or the MWV special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.
RockTenn has not instituted householding for shareholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of RockTenn common stock held through brokerage firms. If your household has multiple accounts holding shares of RockTenn common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your request. RockTenn shareholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.
MWV has not instituted householding for stockholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of MWV common stock held through brokerage firms. If your household has multiple accounts holding shares of MWV common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your request. MWV stockholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.
WHERE YOU CAN FIND MORE INFORMATION
RockTenn and MWV file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including RockTenn and MWV, which file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult RockTenn’s or MWV’s respective websites for more information concerning the combination described in this joint proxy statement/prospectus. RockTenn’s website is www.rocktenn.com. MWV’s website is www.mwv.com. The information contained on the websites of RockTenn, MWV and the SEC (except for the filings described below) is not incorporated by reference into this joint proxy statement/prospectus.
Holdings has filed with the SEC a registration statement on Form S-4 to register with the SEC the Holdings common stock to be issued to RockTenn shareholders and MWV stockholders in the combination. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Holdings in addition to being a proxy statement of RockTenn and MWV for the special meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
In addition, the SEC allows RockTenn and MWV to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that RockTenn has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about RockTenn, its financial condition and other matters.
•
Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

•
Proxy Statement on Schedule 14A filed December 19, 2014.

•
Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2014 and March 31, 2015.

•
Current Reports on Form 8-K, dated December 22, 2014, January 25, 2015, January 26, 2015, January 30, 2015 and March 31, 2015.

In addition, RockTenn incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the RockTenn special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from RockTenn by requesting them in writing or by telephone at the following address:
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Attention: Corporate Secretary
Telephone: (770) 448-2193
These documents are available from RockTenn without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that MWV has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about MWV, its financial condition and other matters.
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended on April 20, 2014.

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

•
Current Reports on Form 8-K, dated January 8, 2015, January 23, 2015, January 25, 2015, January 26, 2015, February 24, 2015 (two filings, including amendment), February 28, 2015 and May 12, 2015.

In addition, MWV incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the MWV special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from MWV by requesting them in writing or by telephone at the following address:
MeadWestvaco Corporation
501 South 5th Street
Richmond, Virginia 23219-0501
Attention: Corporate Secretary
Telephone: (804) 444-1000
These documents are available from MWV without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
If you are a shareholder of RockTenn or a stockholder of MWV and would like to request documents, please do so by June 17, 2015 to receive them before the RockTenn special meeting or the MWV special meeting, as applicable. If you request any documents from RockTenn or MWV, RockTenn or MWV will mail them to you by first class mail, or another equally prompt means, within one business day after RockTenn or MWV receives your request.
This joint proxy statement/prospectus is a prospectus of Holdings and is a joint proxy statement of RockTenn and MWV for the RockTenn special meeting and the MWV special meeting. You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither RockTenn nor MWV has authorized anyone to give any information or make any representation about the combination or RockTenn or MWV that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that RockTenn or MWV has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, and the information contained in any of the materials that RockTenn or MWV has incorporated by reference into this joint proxy statement/prospectus speaks only as of the date of such materials, unless the information specifically indicates that another date applies. Neither our mailing of this joint proxy statement/prospectus to RockTenn shareholders or MWV stockholders, nor the issuance by Holdings of shares of common stock pursuant to the combination, will create any implication to the contrary.

ANNEX A
SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT
dated as of April 17, 2015,
by and among
ROME-MILAN HOLDINGS, INC.,
MEADWESTVACO CORPORATION,
ROCK-TENN COMPANY,
MILAN MERGER SUB, LLC
and
ROME MERGER SUB, INC.

i

ii

INDEX OF DEFINED TERMS
Action	A-20
affiliate	A-60
Agreement	A-3
Antitrust Laws	A-16
Applicable Laws	A-20
Bankruptcy Cases	A-60
Bankruptcy Court	A-60
Bankruptcy Debtors	A-60
Book-Entry Share	A-10
Canada Competition Act Clearance	A-54
Cash Electing Share	A-7
Cash Election	A-7
Certificate	A-10
Closing	A-4
Closing Date	A-4
COBRA	A-20
Code	A-3
Confidentiality Agreement	A-45
Confirmation Order	A-60
control	A-60
Controlled Group Liability	A-60
DGCL	A-4
Dissenting Shares	A-10
DLLCA	A-4
Effect	A-61
Effective Time	A-4
Election	A-13
Election Deadline	A-13
Employees	A-53
Environmental Claim	A-25
Environmental Laws	A-26
Environmental Permits	A-25
ERISA	A-60
ERISA Affiliate	A-61
ESPP	A-9
Excess Shares	A-12
Exchange Act	A-17
Exchange Agent	A-10
Exchange Fund	A-10
Foreign Corrupt Practices Act	A-26
Form of Election	A-13
Form S-4	A-17
GAAP	A-18
GBCC	A-4
Governmental Entity	A-16
Hazardous Materials	A-26
Holder	A-13
HSR Act	A-16
Indemnified Parties	A-51
Initial Amended and Restated Agreement	A-3
Initial Amendment Date	A-3
Integration Team	A-6
Intellectual Property	A-24
IRS	A-20
Joint Proxy Statement	A-17
knowledge	A-61
Liens	A-16
Material Adverse Effect	A-61
Merger Consideration	A-7
Merger Subs	A-3
Mergers	A-3
Multiemployer Plan	A-62
Multiple Employer Plan	A-62
MWV	A-3
MWV Alternative Transaction	A-45
MWV Benefit Plan	A-61
MWV Book-Entry Share	A-10
MWV Certificate	A-10
MWV Certificate of Incorporation	A-16
MWV Certificate of Merger	A-4
MWV Common Stock	A-3
MWV Conversion Effective Time	A-5
MWV Disclosure Letter	A-15
MWV DSU Award	A-61
MWV Equity Awards	A-9
MWV Equity Plans	A-61
MWV Exchange Ratio	A-7
MWV Filed SEC Documents	A-15
MWV Financial Advisors	A-27
MWV Financial Statements	A-18
MWV LLC Conversion	A-5
MWV Material Contracts	A-25
MWV Maximum Amount	A-52
MWV Merger	A-3
MWV Merger Consideration	A-25
MWV Merger Sub	A-3
MWV Option	A-61
MWV Permits	A-19
MWV Preferred Stock	A-17
MWV Qualifying Transaction	A-57
MWV Rabbi Trust	A-53
MWV RSU Award	A-61

MWV SAR	A-62
MWV SEC Documents	A-45
MWV Stockholder Approval	A-24
MWV Stockholders Meeting	A-49
MWV Subsequent Determination	A-45
MWV Superior Proposal	A-45
MWV Surviving Company	A-3
MWV Third Party	A-45
MWV Timberlands	A-27
MWV Title IV Plan	A-21
New Entity Organizational Documents	A-62
New Plans	A-53
Non-Electing Share	A-7
Non-U.S. MWV Labor Agreement	A-22
NYSE	A-17
Old Plans	A-53
Original Agreement	A-0
Original Signing Date	A-0
Outside Date	A-56
PBGC	A-21
Permitted Liens	A-27
person	A-62
Plan of Reorganization	A-62
Release	A-26
Representative	A-62
Required Consents	A-50
Requisite Regulatory Approvals	A-54
Reserved RockTenn Common Stock	A-29
Restraints	A-55
RockTenn	A-3
RockTenn Alternative Transaction	A-47
RockTenn Articles of Incorporation	A-28
RockTenn Benefit Plan	A-62
RockTenn Book-Entry Share	A-10
RockTenn Cash Consideration	A-7
RockTenn Certificate	A-10
RockTenn Certificate of Merger	A-4
RockTenn Common Stock	A-3
RockTenn Disclosure Letter	A-28
RockTenn Equity Awards	A-8
RockTenn Equity Plans	A-62
RockTenn Filed SEC Documents	A-28
RockTenn Financial Advisors	A-38
RockTenn Financial Statements	A-30
RockTenn Labor Agreement	A-34
RockTenn Material Contracts	A-36
RockTenn Maximum Amount	A-51
RockTenn Merger	A-3
RockTenn Merger Consideration	A-7
RockTenn Merger Sub	A-3
RockTenn Option	A-62
RockTenn Per Share Amount	A-7
RockTenn Permits	A-32
RockTenn Preferred Stock	A-29
RockTenn Qualifying Transaction	A-58
RockTenn Rabbi Trust	A-53
RockTenn Restricted Stock Award	A-62
RockTenn RSU Award	A-62
RockTenn SEC Documents	A-30
RockTenn Shareholder Approval	A-36
RockTenn Shareholders Meeting	A-49
RockTenn Stock Consideration	A-7
RockTenn Subsequent Determination	A-47
RockTenn Superior Proposal	A-47
RockTenn Surviving Corporation	A-7
RockTenn Third Party	A-47
RockTenn Timberlands	A-38
RockTenn Title IV Plan	A-33
Sarbanes-Oxley Act	A-18
SEC	A-15
Second Amendment Date	A-38
Securities Act	A-18
Shortfall Number	A-15
Specified Date	A-7
Stock Cap Number	A-14
Stock Electing Share	A-7
Stock Election	A-7
Stock Election Number	A-14
subsidiary	A-62
Tax	A-23
Tax Return	A-24
Taxes	A-23
Taxing Authority	A-24
Termination Fee	A-58
Threshold Denominator	A-14
TopCo	A-3
TopCo Board of Directors	A-5
TopCo Common Stock	A-3
U.S. MWV Labor Agreement	A-22
WARN Act	A-22

SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT
THIS SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT, dated as of April 17, 2015 (this “Agreement”), by and among Rome-Milan Holdings, Inc., a Delaware corporation (“TopCo”), MeadWestvaco Corporation, a Delaware corporation (“MWV”), Rock-Tenn Company, a Georgia corporation (“RockTenn”), Rome Merger Sub, Inc., a Georgia corporation (“RockTenn Merger Sub”), and Milan Merger Sub, LLC, a Delaware limited liability company (“MWV Merger Sub” and, together with RockTenn Merger Sub, the “Merger Subs”).
W I T N E S S E T H:
WHEREAS, on March 9, 2015 (the “Initial Amendment Date”), MWV and RockTenn amended and restated the Business Combination Agreement dated as of January 25, 2015 (the “Original Signing Date”), by and between MWV and RockTenn (the “Original Agreement”), in its entirety to add each of TopCo, RockTenn Merger Sub and MWV Merger Sub as a party to this Agreement as if an original party to the Original Agreement (the Original Agreement so amended and restated, the “Initial Amended and Restated Agreement”);
WHEREAS, MWV, RockTenn, TopCo, MWV Merger Sub and RockTenn Merger Sub desire to amend and restate the Initial Amended and Restated Agreement in its entirety in order to make certain changes to the structure of the MWV Merger;
WHEREAS, the respective Boards of Directors of MWV and RockTenn have deemed it advisable and in the best interests of their respective corporations and stockholders that MWV and RockTenn engage in a business combination in order to advance the long-term strategic business interests of MWV and RockTenn;
WHEREAS, the Board of Directors of RockTenn has adopted this Agreement and approved the merger of RockTenn Merger Sub with and into RockTenn (the “RockTenn Merger”), with RockTenn continuing as the surviving corporation and a wholly owned subsidiary of TopCo (the “RockTenn Surviving Corporation”), pursuant to which each share of Class A common stock, par value $0.01 per share, of RockTenn (the “RockTenn Common Stock”) shall be converted into the right to receive shares of common stock, par value $0.01 per share, of TopCo (the “TopCo Common Stock”) or cash, in each case upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of MWV has approved this Agreement and the merger of MWV Merger Sub with and into MWV (the “MWV Merger” and, together with the RockTenn Merger, the “Mergers”), with MWV continuing as the surviving entity and a wholly owned subsidiary of TopCo (the “MWV Surviving Company”), pursuant to which each share of common stock, par value $0.01 per share, of MWV (the “MWV Common Stock”) shall be converted into the right to receive shares of TopCo Common Stock, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of TopCo has approved this Agreement and the Mergers, the Board of Directors of RockTenn Merger Sub has adopted this Agreement and approved the RockTenn Merger and the sole member of MWV Merger Sub has approved this Agreement and the MWV Merger; and
WHEREAS, for United States federal income tax purposes, it is intended that the MWV Merger and the MWV LLC Conversion, together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that the RockTenn Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
Article I
THE MERGERS
Section 1.1   The Mergers.    (a)   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”), RockTenn Merger Sub shall be merged with and into RockTenn at the Effective Time. Following the Effective Time, the separate corporate existence of RockTenn Merger Sub shall cease, and RockTenn shall continue as the surviving corporation in the RockTenn Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of RockTenn Merger Sub in accordance with the GBCC.
(b)   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), MWV Merger Sub shall be merged with and into MWV at the Effective Time. Following the Effective Time, the separate legal existence of MWV Merger Sub shall cease, and MWV shall continue as the surviving entity in the MWV Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of MWV Merger Sub in accordance with the DGCL and DLLCA.
(c)   In connection with the Mergers, RockTenn shall cause TopCo to take such actions as may be necessary to reserve, prior to the Mergers, a sufficient number of shares of TopCo Common Stock to permit the issuance of shares of TopCo Common Stock to the holders of shares of RockTenn Common Stock and MWV Common Stock as of the Effective Time in accordance with the terms of this Agreement.
Section 1.2   Closing.   The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).
Section 1.3   Effective Time.   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Mergers to be consummated by (a) filing with Secretary of State of the State of Georgia a Certificate of Merger (the “RockTenn Certificate of Merger”) with respect to the RockTenn Merger, duly executed and completed in accordance with the relevant provisions of the GBCC, and shall make all other filings or recordings required under the GBCC and (b) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “MWV Certificate of Merger”) with respect to the MWV Merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and the DLLCA. The Mergers shall become effective at such time on the Closing Date as RockTenn and MWV shall agree and specify in both the RockTenn Certificate of Merger and the MWV Certificate of Merger (such time as the Mergers become effective being the “Effective Time”).
Section 1.4   Effects of the Transaction.   (a)   The MWV Merger shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA. The RockTenn Merger shall have the effects set forth in of the applicable provisions of the GBCC.
(b)   The MWV LLC Conversion shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA.
Section 1.5   Restructuring.   If the condition set forth in Section 7.2(d) with respect to the qualification of the RockTenn Merger as a “reorganization” within the meaning of Section 368(a) of the Code or as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code is unable to be satisfied but would be satisfied if RockTenn Merger Sub, rather than RockTenn, were the RockTenn Surviving Corporation, then the Parties shall agree to, and cooperate in the implementation of, a change in the direction of the RockTenn Merger so that RockTenn Merger Sub is the RockTenn Surviving Corporation. If the condition set forth in Section 7.3(d) with respect to the qualification of the MWV

Merger and the MWV LLC Conversion, together, as a “reorganization” within the meaning of Section 368(a) of the Code is unable to be satisfied but would be satisfied if MWV Merger Sub, rather than MWV, were the MWV Surviving Company, then the Parties shall agree to, and cooperate in the implementation of, a change in the direction of the MWV Merger so that MWV Merger Sub is the MWV Surviving Company. In any such case, such cooperation shall include entering into appropriate amendments to this Agreement; provided, however, that such cooperation contemplated by this Section 1.5 shall not (i) alter or change the amount or kind of the consideration to be issued to holders of RockTenn Common Stock or MWV Common Stock, or (ii) adversely affect the tax consequences of the Mergers to holders of RockTenn Common Stock or MWV Common Stock.
Section 1.6   Plan of Merger.   This Agreement shall constitute a “plan of merger” with respect to each of the Mergers for purposes of the DGCL, the DLLCA and the GBCC.
Section 1.7.   MWV Limited Liability Company Conversion.   As soon as practicable following the Effective Time, TopCo shall cause the MWV Surviving Company to, and the MWV Surviving Company shall, execute and file with the Secretary of State of the State of Delaware a Certificate of Conversion from a corporation to a limited liability company pursuant to Section 18-214 of the DLLCA (the “Certificate of Conversion”) pursuant to Section 266 of the DGCL and a Certificate of Formation of MeadWestvaco, LLC (“Certificate of Formation”), each in the form as shall be mutually agreed upon by MWV and RockTenn. The conversion of the MWV Surviving Company to a limited liability company organized under the laws of the State of Delaware named “MeadWestvaco, LLC” (the “MWV LLC Conversion”) shall become effective at such time as the MWV Surviving Company shall specify in the Certificate of Conversion and the Certificate of Formation (the “MWV Conversion Effective Time”), which time shall be mutually agreed upon by MWV and RockTenn, except that in no event shall the MWV Conversion Effective Time occur prior to the Effective Time.
Article II
CERTAIN GOVERNANCE MATTERS
Section 2.1   Name and Trading Symbol.   RockTenn shall cause the name of TopCo to be changed, and the ticker symbol of TopCo to be reserved, prior to or as of the Effective Time, as shall be mutually agreed upon by MWV and RockTenn prior to the Effective Time.
Section 2.2   Board of Directors; Committees; CEO and Chairman.    (a)   Prior to the Effective Time, RockTenn shall take all action necessary to cause the Board of Directors of TopCo (the “TopCo Board of Directors”) to consist, as of the Effective Time, of 14 directors, (i) six of whom shall be persons designated by MWV from the current directors of MWV as of the Original Signing Date (which such current directors are identified on Section 2.2 of the MWV Disclosure Letter), one of whom shall be John A. Luke, Jr. (if he is willing and able to serve as a director), and (ii) eight of whom shall be persons designated by RockTenn from the current directors of RockTenn as of the Original Signing Date (which such current directors are identified on Section 2.2 of the RockTenn Disclosure Letter), one of whom shall be Steven C. Voorhees, except that if he is not willing and able to serve as a director, RockTenn must designate its then Chief Executive Officer as a director of TopCo, whether or not a current director of RockTenn.
(b)   RockTenn shall take all action necessary to cause the committees of the TopCo Board of Directors to consist, as of the Effective Time, of such members and chairpersons as shall have been mutually agreed upon by MWV and RockTenn; provided, that at the Effective Time, the members of each such committee shall approximate pro-rata representation between persons on the TopCo Board of Directors who were directors of MWV immediately prior to the Effective Time and such persons who were directors of RockTenn immediately prior to the Effective Time.
(c)   Prior to the Effective Time, RockTenn shall take all action necessary to cause (i) John A. Luke, Jr. to be designated as Non-Executive Chairman of TopCo as of the Effective Time; provided, however, that if John A. Luke, Jr. is not willing or able as of the Effective Time to serve as the Non-Executive Chairman, then MWV shall designate its Chairman as a replacement if such person is a current director of MWV as of the Original Signing Date, as identified on Section 2.2 of the MWV Disclosure Letter, and (ii) Steven C. Voorhees to be appointed as Chief Executive Officer and President of TopCo as of the Effective Time;

provided, however, that if Steven C. Voorhees is not the Chief Executive Officer of RockTenn immediately prior to the Effective Time, then his successor as Chief Executive Officer of RockTenn will be appointed as the Chief Executive Officer and President of TopCo. The role of the Non-Executive Chairman of TopCo shall be as set forth in the By-laws of TopCo. From and after the Effective Time and until the third anniversary thereof, any of the following actions shall require the affirmative vote of at least three-fourths of the full TopCo Board of Directors: (1) the removal or termination of Steven C. Voorhees as Chief Executive Officer and President of TopCo, or the failure to re-nominate Steven C. Voorhees as a director, and (2) the removal of John A. Luke, Jr. as Non-Executive Chairman of TopCo, or the failure to re-nominate John A. Luke, Jr. as a director.
Section 2.3   Corporate Offices.   Immediately following the Effective Time, TopCo’s (a) principal executive offices shall be located at the corporate offices of MWV in Richmond, Virginia and (b) operating offices shall be located at the corporate offices of RockTenn in Norcross, Georgia.
Section 2.4   Integration.
(a)   Prior to the Effective Time, Steven C. Voorhees, with the advice of John A. Luke, Jr., will develop an integration plan with the assistance of an integration team (the “Integration Team”), half the members of which shall be persons designated by MWV and half the members of which shall be persons designated by RockTenn. The Integration Team shall focus on matters of integration with respect to the businesses of MWV and RockTenn and potential opportunities for synergies in respect thereof following the Effective Time.
(b)   In connection with the integration of the businesses of MWV and RockTenn, the officers and employees of TopCo and its subsidiaries shall be selected by Steven C. Voorhees, with the advice of John A. Luke, Jr., on the basis of a best fit approach from among the officers and employees of each of MWV and RockTenn, regardless of whether such persons serve as officers or employees of MWV or RockTenn prior to the Effective Time.
Section 2.5   Organizational Documents; Subsidiary Arrangements.
(a)   At the Effective Time, (i) the Certificate of Incorporation of the TopCo shall be amended to reflect the name agreed as contemplated by Section 2.1 and to otherwise read as set forth on Exhibit A hereto, and (ii) the By-laws of TopCo shall be amended to read as set forth on Exhibit B hereto, in each case until thereafter amended in accordance with Applicable Law.
(b)   At the Effective Time, the RockTenn Articles of Incorporation and the By-laws of RockTenn shall be amended to read in their entirety as the Articles of Incorporation of RockTenn Merger Sub and the By-laws of the RockTenn Surviving Corporation, respectively (except that references to the name of RockTenn Merger Sub shall be replaced by references to the name of RockTenn), in each case until thereafter amended in accordance with Applicable Law.
(c)   The directors of RockTenn Merger Sub immediately prior to the Effective Time shall be the directors of the RockTenn Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of RockTenn immediately prior to the Effective Time shall be the officers of the RockTenn Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(d)   At the Effective Time, the MWV Certificate of Incorporation and the Bylaws of MWV, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the MWV Surviving Company.
(e)   The managers of MWV Merger Sub immediately prior to the Effective Time shall be the managers of the MWV Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of MWV immediately prior to the Effective Time shall be the officers of the MWV Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.6   Specialty Chemicals Business.   The parties intend that, following the Effective Time, TopCo shall complete MWV’s previously disclosed plan to fully separate the specialty chemicals business of MWV by means of a tax-free spin-off to stockholders of TopCo or another alternative transaction.
Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF ROCKTENN AND MWV; EXCHANGE OF CERTIFICATES
Section 3.1   Effect on Capital Stock of RockTenn and MWV.
(a)   Conversion of RockTenn Common Stock and RockTenn Merger Sub Common Stock.   As of the Effective Time, by virtue of the RockTenn Merger and without any action on the part of RockTenn, TopCo, RockTenn Merger Sub or the holders of any shares of RockTenn Common Stock (or options thereon) or TopCo Common Stock:
(i)   Each issued and outstanding share of RockTenn Common Stock (other than any shares of RockTenn Common Stock to be canceled pursuant to Section 3.1(c) and subject to Section 3.1(h)) shall be converted into the right to receive (the “RockTenn Merger Consideration”) (A) in the case of a share of RockTenn Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 3.3 (each, a “Cash Electing Share”), the RockTenn Per Share Amount in cash, without interest (the “RockTenn Cash Consideration”), (B) in the case of a share of RockTenn Common Stock with respect to which an election to receive stock (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 3.3 (each, a “Stock Electing Share”), one fully paid and nonassessable share of TopCo Common Stock (the “RockTenn Stock Consideration”) or (C) in the case of a share of RockTenn Common Stock with respect to which neither a Cash Election nor a Stock Election has been properly made and not revoked or lost pursuant to Section 3.3 (each, a “Non-Electing Share”), the RockTenn Cash Consideration or the RockTenn Stock Consideration or a combination of both, subject in each case to Section 3.4. As of the Effective Time, all such shares of RockTenn Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a certificate or book-entry share representing any shares of RockTenn Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, subject to Section 3.1(h), the RockTenn Merger Consideration in accordance with Section 3.2.
(ii)   Each share of common stock of RockTenn Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of RockTenn Common Stock, as the common stock of RockTenn Surviving Corporation.
(iii)   The “RockTenn Per Share Amount” shall mean the volume weighted average price per share of RockTenn Common Stock (expressed to one tenth of one U.S. cent) of shares of RockTenn Common Stock on the NYSE (based on “regular way” trading on the NYSE only) for the consecutive period over the five trading days immediately preceding (but not including) the third trading day (the “Specified Date”) prior to the Effective Time, as calculated by Bloomberg Financial LP under the function “VWAP”.
(b)   Conversion of MWV Common Stock and MWV Merger Sub Interests.   As of the Effective Time, by virtue of the MWV Merger and without any action on the part of MWV, TopCo, MWV Merger Sub, or the holders of any shares of MWV Common Stock (or options thereon) or TopCo Common Stock:
(i)   Each issued and outstanding share of MWV Common Stock (other than any shares of MWV Common Stock to be canceled pursuant to Section 3.1(c)) shall be converted into the right to receive 0.78 (the “MWV Exchange Ratio”) fully paid and nonassessable shares of TopCo Common Stock, together with cash in lieu of fractional shares of TopCo Common Stock as specified below, without interest (the “MWV Merger Consideration” and, together with the RockTenn Merger Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of MWV Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a certificate or book-entry share representing any shares of MWV Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the MWV Merger Consideration in accordance with Section 3.2.

(ii)   Each limited liability company interest of MWV Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of MWV Common Stock.
(c)   Cancellation of Treasury Shares.   Each share of RockTenn Common Stock held in the treasury of RockTenn immediately prior to the Effective Time, and each share of MWV Common Stock held in the treasury of MWV immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(d)   Treatment of RockTenn Equity Awards.
(i)   Each RockTenn Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including applicable vesting requirements and per share exercise price) under the applicable plan and award agreement in effect immediately prior to the Effective Time, a number of shares of TopCo Common Stock equal to the total number of shares of RockTenn Common Stock subject to such RockTenn Option immediately prior to the Effective Time.
(ii)   Each unvested RockTenn Restricted Stock Award held by a non-executive member of the RockTenn Board of Directors that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be vested and converted into the right to receive a number of shares of TopCo Common Stock equal to the number of shares of RockTenn Common Stock subject to such RockTenn Restricted Stock Award immediately prior to the Effective Time.
(iii)   Subject to Section 5.1(b) of the RockTenn Disclosure Letter, each unvested RockTenn Restricted Stock Award held by anyone other than a non-executive member of the RockTenn Board of Directors that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a TopCo restricted stock award on the terms and conditions (including applicable vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of TopCo Common Stock equal to the number of shares of RockTenn Common Stock subject to such RockTenn Restricted Stock Award immediately prior to the Effective Time.
(iv)   Subject to Section 5.1(b) of the RockTenn Disclosure Letter, each RockTenn RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a TopCo restricted stock unit award on the terms and conditions (including applicable vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of TopCo Common Stock equal to the number of shares of RockTenn Common Stock subject to such RockTenn RSU Award immediately prior to the Effective Time.
(v)   Prior to the Effective Time, the Board of Directors of RockTenn or the appropriate committee thereof shall adopt resolutions providing for the treatment of the RockTenn Options, RockTenn Restricted Stock Awards and RockTenn RSU Awards (collectively, the “RockTenn Equity Awards”) as contemplated by this Section 3.1(d). As soon as practicable after the Effective Time, TopCo shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of TopCo Common Stock necessary to fulfill TopCo’s obligations under this Section 3.1(d). TopCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of TopCo Common Stock for delivery with respect to the RockTenn Equity Awards assumed by it in accordance with this Section 3.1(d).
(e)   Treatment of MWV Equity Awards.
(i)   Subject to Section 5.1(a) of the MWV Disclosure Letter, each MWV Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including applicable vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, (A) that number of shares of TopCo Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of MWV Common Stock subject to such MWV Option immediately prior to the Effective Time by (II) the MWV Exchange Ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of MWV Common Stock at which such MWV Option was exercisable immediately prior to the Effective Time by (II) the MWV Exchange Ratio.
(ii)   Subject to Section 5.1(a) of the MWV Disclosure Letter, each MWV SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a stock appreciation right, on the terms and conditions (including applicable vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, (A) corresponding to that number of shares of TopCo Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of MWV Common Stock subject to such MWV SAR immediately prior to the Effective Time by (II) the MWV Exchange Ratio, (B) at a per-share base price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the base price per share of MWV Common Stock at which such MWV SAR was exercisable immediately prior to the Effective Time by (II) the MWV Exchange Ratio.
(iii)   Subject to Section 5.1(a) of the MWV Disclosure Letter, each MWV RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a TopCo restricted stock unit award on the terms and conditions (including applicable vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of TopCo Common Stock, rounded up to the nearest whole share, determined by multiplying the number of shares of MWV Common Stock subject to such MWV RSU Award immediately prior to the Effective Time by the MWV Exchange Ratio.
(iv)   Each MWV DSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a TopCo director stock unit award on the terms and conditions (including applicable vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of TopCo Common Stock, rounded up to the nearest whole share, determined by multiplying the number of shares of MWV Common Stock subject to such MWV DSU Award immediately prior to the Effective Time by the MWV Exchange Ratio.
(v)   Prior to the Effective Time, the Board of Directors of MWV or the appropriate committee thereof shall adopt resolutions providing for the treatment of the MWV Options, MWV SARs, MWV RSU Awards and MWV DSU Awards (collectively, the “MWV Equity Awards”) as contemplated by this Section 3.1(e). As soon as practicable after the Effective Time, TopCo shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of TopCo Common Stock necessary to fulfill TopCo’s obligations under this Section 3.1(e). TopCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of TopCo Common Stock for delivery with respect to the MWV Equity Awards assumed by it in accordance with this Section 3.1(e). TopCo shall take any actions necessary to facilitate the implementation of any changes to the MWV Equity Awards contemplated by Section 5.1(a) of the MWV Disclosure Letter.
(f)   Treatment of RockTenn Employee Stock Purchase Plan.   Prior to the Effective Time, the Board of Directors of RockTenn or the appropriate committee thereof shall take all reasonable actions, including adopting any necessary resolutions or amendments with respect to the RockTenn 1993 Employee Stock Purchase Plan (the “ESPP”) to effectuate the following: (i) to cause the “Purchase Period” (as defined in the ESPP) commencing on February 1, 2015 to be the final Purchase Period under the ESPP and the options under the ESPP to be exercised on the earlier of  (x) the scheduled purchase date for such Offering Period and (y) the date that is seven business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant), (ii) to prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the Original Signing Date and (iii) to terminate the ESPP effective immediately prior to the Closing Date.
(g)   Treatment of Reserved RockTenn Common Stock.   At the Effective Time, TopCo shall take all corporate actions to reserve, and shall reserve, for issuance a sufficient number of shares of TopCo Common Stock to deliver the aggregate RockTenn Merger Consideration that would have been issued in respect of the Reserved RockTenn Common Stock if each share of Reserved RockTenn Common Stock had been converted into one share of TopCo Common Stock pursuant to Section 3.1(a). All obligations of RockTenn to make payments or issue reserved shares of RockTenn Common Stock to satisfy Allowed Claims (as defined by the Plan of Reorganization) shall be assumed by TopCo and be satisfied out of the disbursement account of Smurfit-Stone Container Corporation established with its Disbursing Agent (as defined in the Plan of Reorganization) and the issuance of shares of TopCo Common Stock reserved in accordance with this Section 3.1(g).
(h)   Dissenters’ Rights.   Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the GBCC, shares of RockTenn Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to exercise, and properly exercises, dissenters’ rights with respect to such shares of RockTenn Common Stock pursuant to the GBCC by reason of Section 14-2-1302(c)(1) of the GBCC (the “Dissenting Shares”) and who complies in all respects with, the provisions of Sections 14-2-1321 and 14-2-1323 of the GBCC, shall not be converted into the right to receive the RockTenn Merger Consideration. Any such shareholder shall cease to have any rights to such Dissenting Shares except for the right to receive payment of the fair value of such shareholder’s Dissenting Shares in accordance with the provisions of Article 13 of the GBCC; provided, however, that all Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Article 13 of the GBCC, or lost such shareholder’s rights to demand payment in respect of such Dissenting Shares under Article 13 of the GBCC shall thereupon be deemed to have been converted into the right to receive the RockTenn Cash Consideration, without any interest thereon, upon surrender of the RockTenn Certificate or RockTenn Certificates that formerly evidenced such shares in accordance herewith.
Section 3.2   Exchange of Shares and Certificates.
(a)   Exchange Agent.   No later than five business days prior to the mailing of the Joint Proxy Statement, MWV and RockTenn shall mutually designate a bank, trust company or nationally recognized shareholder services provider (the “Exchange Agent”) for the purpose of receiving Elections and exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. TopCo shall, and RockTenn shall cause TopCo to, make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of MWV Common Stock and shares of RockTenn Common Stock. In addition, at or prior to the Effective Time, RockTenn shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of RockTenn Common Stock at the Effective Time, for exchange in accordance with this Article III, immediately available funds equal to the aggregate RockTenn Cash Consideration (together with any cash payable in lieu of fractional shares of MWV Common Stock, the “Exchange Fund”), and TopCo shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.
(b)   Exchange Procedures.   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (a “MWV Certificate”) or book-entry share (a “MWV Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of MWV Common Stock, as applicable, and to each holder of record of a certificate (a “RockTenn Certificate” and, together with a MWV Certificate, a “Certificate”) or book-entry share (a “RockTenn Book-Entry Share” and, together with a MWV Book-Entry Share, a “Book-Entry Share,”) that immediately prior to the Effective Time represented outstanding shares of RockTenn Common Stock, as applicable, whose shares were converted into the right to receive the applicable Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as TopCo may reasonably specify) and

(ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the applicable Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TopCo, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of whole shares of TopCo Common Stock and/or cash, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If any portion of the applicable Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the applicable Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.
(c)   Distributions with Respect to Unexchanged Shares.   No dividends or other distributions with respect to TopCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any shares of TopCo Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of shares of TopCo Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of TopCo Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of TopCo Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of TopCo Common Stock.
(d)   No Further Ownership Rights in MWV Common Stock and RockTenn Common Stock.   All shares of TopCo Common Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.2(b), Section 3.2(c) or Section 3.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of MWV Common Stock or RockTenn Common Stock, as applicable, theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the obligation of TopCo to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by MWV or RockTenn, as applicable, on such shares of MWV Common Stock or RockTenn Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the MWV Surviving Company of the shares of MWV Common Stock, or the RockTenn Surviving Corporation of the shares of RockTenn Common Stock, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to TopCo or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.
(e)   Fractional Shares.
(i)   No certificates representing fractional shares of TopCo Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of TopCo.

(ii)   Notwithstanding any other provision of this Agreement, each holder of shares of MWV Common Stock or RockTenn Common Stock converted pursuant to either Merger who would otherwise have been entitled to receive a fraction of a share of TopCo Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of  (i) the number of full shares of TopCo Common Stock delivered to the Exchange Agent by TopCo for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full shares of TopCo Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided herein.
(iii)   The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(e).
(f)   Return of Merger Consideration.   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to TopCo, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to TopCo for payment of their claim for any shares of TopCo Common Stock, any Cash Consideration, any cash in lieu of fractional shares of TopCo Common Stock and any dividends or distributions with respect to TopCo Common Stock.
(g)   No Liability.   None of MWV, RockTenn, TopCo, MWV Merger Sub, the MWV Surviving Company, RockTenn Merger Sub, the RockTenn Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any cash, any shares of TopCo Common Stock, any cash in lieu of fractional shares of TopCo Common Stock or any dividends or distributions with respect to TopCo Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of TopCo, free and clear of all claims or interests of any person previously entitled thereto.
(h)   Investment of Merger Consideration.   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by TopCo, provided, that no losses on such investments shall affect the cash payable to former holders of shares of MWV Common Stock or shares of RockTenn Common Stock pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to TopCo.
(i)   Withholding Rights.   Each of TopCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
(j)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by TopCo or the Exchange Agent, the posting by such person of a bond in such reasonable amount as TopCo or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of MWV Common Stock or shares RockTenn Common Stock, as applicable, formerly represented thereby, any cash in lieu of fractional shares of TopCo Common Stock, and unpaid dividends and distributions on shares of TopCo Common Stock deliverable in respect thereof, pursuant to this Agreement.
Section 3.3   Election Procedures.   Each holder of record of shares of RockTenn Common Stock issued and outstanding immediately prior to the Election Deadline (a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election on or prior to the Election Deadline in accordance with the following procedures.
(a)   Each Holder may specify in a request made in accordance with the provisions of this Section 3.3 (an “Election”) (i) the number of shares of RockTenn Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election, (ii) the number of shares of RockTenn Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election and (iii) the particular shares for which the Holder desires to make either such election, and the order in which either such election is to apply to any such shares if the election is subject to proration under Section 3.4. Any Holder who wishes to make an Election shall be required to waive all dissenters’ rights in connection with making such Election.
(b)   TopCo shall, and RockTenn shall cause TopCo to, prepare a form reasonably acceptable to MWV (the “Form of Election”), which shall be mailed by TopCo to record holders of RockTenn Common Stock so as to permit those Holders to exercise their right to make an Election prior to the Election Deadline.
(c)   TopCo shall, and RockTenn shall cause TopCo to, mail or cause to be mailed or delivered, as applicable, the Form of Election to record holders of RockTenn Common Stock as of the record date for the RockTenn Shareholders Meeting not less than 20 business days prior to the anticipated Election Deadline. TopCo shall, and RockTenn shall cause TopCo to, make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become holders of record of RockTenn Common Stock during the period following the record date for the RockTenn Shareholders Meeting and prior to the Election Deadline.
(d)   Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by RockTenn Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of RockTenn or by an appropriate customary guarantee of delivery of such RockTenn Certificates, as set forth in such Form of Election, from a firm that is an eligible guarantor institution (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such RockTenn Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of RockTenn Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of RockTenn Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by RockTenn, in its sole and absolute discretion. As used herein, unless otherwise jointly agreed in advance by MWV and RockTenn, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (i) the date immediately prior to the RockTenn Shareholders Meeting and (ii) if on the date immediately prior to the RockTenn Shareholders Meeting, both conditions set forth in Sections 7.1(b) and 7.1(c) have not been satisfied, three business days prior to the Closing Date. RockTenn and MWV shall issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen business days before, and at least five business days prior to, the anticipated date of the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be three business days prior to the Closing Date) and RockTenn and MWV shall cooperate to promptly publicly announce such rescheduled Election Deadline.
(e)   Any Holder may, at any time prior to the Election Deadline, change or revoke such Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Holder’s RockTenn Certificates, or of the guarantee of delivery of such RockTenn Certificates, or any documents in respect of RockTenn Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any shares of RockTenn Common Stock, any subsequent transfer of such shares of RockTenn Common Stock shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from RockTenn or MWV that this Agreement has been terminated in accordance with Article VIII. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of RockTenn Common Stock (none of MWV, RockTenn, TopCo, MWV Merger Sub, RockTenn Merger Sub or the Exchange Agent being under any duty to notify any shareholder of any such defect). In the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of RockTenn Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.
(f)   MWV and RockTenn, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement and the GBCC, governing the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.4.
Section 3.4   Proration.
(a)    Notwithstanding any other provision contained in this Agreement, a number of shares of RockTenn Common Stock (other than any shares of RockTenn Common Stock to be canceled pursuant to Section 3.1(c) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time that is equal to the Stock Cap Number shall be converted into the right to receive the RockTenn Stock Consideration, and all other shares of RockTenn Common Stock (other than any shares of RockTenn Common Stock to be canceled pursuant to Section 3.1(c) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the RockTenn Cash Consideration. The “Stock Cap Number” shall be equal to the number obtained by subtracting (x) the number of Reserved RockTenn Common Stock at such time from (y) the product of (a) a fraction the denominator of which is 0.501 (the “Threshold Denominator”) and the numerator of which is one minus the Threshold Denominator, (b) the sum of the aggregate number of shares of MWV Common Stock issued and outstanding as of the business day prior to the Closing Date, plus the number of shares of MWV Common Stock that will be deemed issued solely as a result of the Mergers pursuant to MWV Equity Awards outstanding as of such day and (c) the MWV Exchange Ratio. There shall not be any adjustment to the Threshold Denominator pursuant to Section 3.5. In the event that a party reasonably determines that Stock Cap Number calculated in accordance with the definition thereof is not consistent with the spin-off referred to in Section 2.6 being tax-free to TopCo and its affiliates, then the reference to “0.501” in such definition shall be automatically increased (but in any event not to a number higher than 0.505) to the extent necessary to cause such spin-off to be tax-free to TopCo and its affiliates pursuant to the reasonable determination of such party.
(b)   If the aggregate number of Stock Electing Shares (such number, the “Stock Election Number”) exceeds the Stock Cap Number, then (i) all Cash Electing Shares and Non-Electing Shares shall be converted into the right to receive the RockTenn Cash Consideration and (ii) the number of Stock Electing Shares of each holder of shares of RockTenn Common Stock that shall be converted into the right to receive the RockTenn Stock Consideration shall be equal to the product obtained by multiplying (A) the number of Stock Electing Shares of such holder by (B) a fraction, the numerator of which is the Stock Cap Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Electing Shares being converted into the right to receive the RockTenn Cash Consideration.

(c)   If the Stock Election Number is less than or equal to the Stock Cap Number (such difference between the Stock Election Number and Stock Cap Number, the “Shortfall Number”), then (x) all Stock Electing Shares shall be converted into the right to receive the RockTenn Stock Consideration and (y) the Cash Electing Shares and Non-Electing Shares shall be treated in the following manner:
(i)   if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Shares, then (A) all Cash Electing Shares shall be converted into the right to receive the RockTenn Cash Consideration and (B) the Non-Electing Shares of each holder of shares of RockTenn Common Stock shall be converted into the right to receive the RockTenn Stock Consideration in respect of that number of Non-Electing Shares equal to the product obtained by multiplying (I) the number of Non-Electing Shares of such holder by (II) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Shares, with the remaining number of such holder’s Non-Electing Shares being converted into the right to receive the RockTenn Cash Consideration; and
(ii)   if the Shortfall Number exceeds the aggregate number of Non-Electing Shares, then (I) all Non-Electing Shares shall be converted into the right to receive the RockTenn Stock Consideration and (II) the number of Cash Electing Shares of each holder of shares of RockTenn Common Stock that shall be converted into the right to receive the RockTenn Stock Consideration shall be equal to the product obtained by multiplying (I) the number of Cash Electing Shares of such holder by (II) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Shares and the denominator of which is the aggregate number of Cash Electing Shares, with the remaining number of such holder’s Cash Electing Shares being converted into the right to receive the RockTenn Cash Consideration.
Section 3.5   Certain Adjustments.   If between the Original Signing Date and the Effective Time, the outstanding shares of MWV Common Stock or RockTenn Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction, the MWV Exchange Ratio and related provisions shall be appropriately adjusted to provide to the holders of MWV Common Stock and RockTenn Common Stock or MWV Equity Awards and RockTenn Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction.
Section 3.6   Further Assurances.   At and after the Effective Time, the officers and directors or managers, as applicable, of TopCo, RockTenn Surviving Corporation and MWV Surviving Company shall be authorized to execute and deliver, in the name and on behalf of MWV or RockTenn, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in TopCo, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by TopCo as a result of, or in connection with, the Merger.
Section 3.7   Certain Option Exercises.   RockTenn shall suspend the exercise of the RockTenn Options effective from and after the Specified Date.
Article IV
REPRESENTATIONS AND WARRANTIES
Section 4.1   Representations and Warranties of MWV.   Except as set forth in any MWV SEC Document filed and publicly available prior to the Original Signing Date (as amended to the Original Signing Date, the “MWV Filed SEC Documents”) and filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2014 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by MWV to RockTenn prior to the execution of the Original Agreement (the “MWV Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), MWV represents and warrants to RockTenn as follows:

(a)   Organization, Standing and Corporate Power.   Each of MWV and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV. Each of MWV and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV. MWV has delivered to or made available to RockTenn prior to the execution of the Original Agreement true and complete copies of any amendments to the Certificate of Incorporation of MWV (the “MWV Certificate of Incorporation”) and the By-laws of MWV not filed as of the Original Signing Date with the MWV Filed SEC Documents.
(b)   Corporate Authority; Non-contravention.
(i)   MWV has all requisite corporate power and authority to enter into this Agreement and, subject to the MWV Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MWV and the consummation by MWV of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MWV, subject in the case of the MWV Merger to the MWV Stockholder Approval. This Agreement has been duly executed and delivered by MWV and, assuming the due authorization, execution and delivery of this Agreement by RockTenn, constitutes the legal, valid and binding obligation of MWV, enforceable against MWV in accordance with its terms.
(ii)   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of MWV or any of its subsidiaries, under (A) the MWV Certificate of Incorporation or the By-laws of MWV or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which MWV or any of its subsidiaries is a party or by which MWV, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MWV or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on MWV or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(iii)   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required by or with respect to MWV or any of its subsidiaries in connection with the execution and delivery of this Agreement by MWV or the consummation by MWV of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (B) the filing with the SEC of  (x) a proxy statement relating to the MWV Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, together with the proxy statement relating to the RockTenn Shareholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form S-4 to be filed with the SEC by TopCo in connection with the issuance of shares of TopCo Common Stock in the Mergers (the “Form S-4”) and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the MWV Certificate of Merger and the RockTenn Certificate of Merger with the appropriate Secretaries of State and appropriate documents with the relevant authorities of other states in which MWV and RockTenn or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the New York Stock Exchange (the “NYSE”) to permit the shares of TopCo Common Stock that are to be issued in the Mergers to be listed on the NYSE; (E) the filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware; and (F) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on MWV or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(c)   Capital Structure.
(i)   The authorized capital stock of MWV consists of 600,000,000 shares of MWV Common Stock and 30,000,000 shares of preferred stock, par value $.01 per share (the “MWV Preferred Stock”). At the close of business on January 22, 2015 (the “Measurement Date”), (A) 167,242,524 shares of MWV Common Stock were issued and outstanding, (B) no shares of MWV Common Stock were held by MWV in its treasury, (C) no shares of MWV Preferred Stock were issued and outstanding, and (D) 9,407,983 shares of MWV Common Stock were reserved and available for issuance pursuant to the MWV Equity Plans, of which amount (I) 7,485,430 shares of MWV Common Stock were underlying MWV Options, (II) 166,631 shares of MWV Common Stock were underlying MWV SARs, (III) 1,495,563 shares of MWV Common Stock were underlying MWV RSU Awards (assuming satisfaction of any performance vesting conditions at target levels), and (IV) 260,359 shares of MWV Common Stock were underlying MWV DSU Awards.
(ii)   All outstanding shares of capital stock of MWV are, and all shares of capital stock of MWV that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c) and except for changes since the Measurement Date resulting from the issuance of shares of MWV Common Stock pursuant to MWV Options, MWV SARs, MWV RSU Awards or MWV DSU Awards or as expressly permitted by Section 5.1(a)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of MWV, (y) any securities of MWV or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of MWV or (z) any warrants, calls, options or other rights to acquire from MWV or any of its subsidiaries (including any subsidiary trust), or obligations of MWV or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of MWV, and (B) there are no outstanding obligations of MWV or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.
(iii)   There are no voting trusts or other agreements or understandings to which MWV or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of MWV or its subsidiaries. Neither MWV nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.
(d)   Subsidiaries.
(i)   The subsidiaries set forth on Schedule 4.1(d)(i) of the MWV Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of MWV. All outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by MWV, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.
(ii)   There are no outstanding (A) securities of MWV or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from MWV or any of its subsidiaries, or any obligation of MWV or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of MWV or (C) obligations of MWV or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of MWV or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.
(e)   SEC Documents; Financial Statements; Undisclosed Liabilities.
(i)   MWV and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2012 (the “MWV SEC Documents”). As of their respective dates, the MWV SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the MWV SEC Documents, and none of the MWV SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Original Signing Date, there are no outstanding or unresolved comments received from the SEC with respect to any of the MWV SEC Documents, and, to the knowledge of MWV, none of the MWV SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.
(ii)   The consolidated financial statements (including all related notes and schedules) of MWV and its subsidiaries included in the MWV SEC Documents (the “MWV Financial Statements”) were prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of MWV and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(iii)   Except (A) as reflected or reserved against in MWV’s consolidated audited balance sheet as of December 31, 2013 (or the notes thereto) as included in the MWV Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither MWV nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of MWV and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MWV.
(iv)   MWV maintains a system of  “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of MWV’s properties or assets. Since January 1, 2012, none of MWV, MWV’s independent accountants, the Board of Directors of MWV or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of MWV, (ii) “material weakness” in the internal controls over financial reporting of MWV or (iii) fraud, whether or not material, that involves management or other employees of MWV who have a significant role in the internal controls over financial reporting of MWV.
(v)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by MWV are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by MWV in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of MWV, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of MWV to make the certifications required under the Exchange Act with respect to such reports.
(vi)   Neither MWV nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among MWV and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, MWV or any of its subsidiaries in MWV’s or such subsidiary’s published financial statements or other MWV SEC Documents.
(f)   Information Supplied.   None of the information supplied or to be supplied by MWV specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to MWV’s stockholders or at the time of the MWV Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by MWV with respect to statements made or incorporated by reference therein based on information supplied by RockTenn specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.
(g)   Absence of Certain Changes or Events.
(i)   From December 31, 2013 through the Original Signing Date, the businesses of MWV and its subsidiaries have been conducted in the ordinary course of business in a manner consistent with past practice.
(ii)   Since September 30, 2014, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on MWV.
(h)   Compliance with Applicable Laws; Outstanding Orders.
(i)   MWV, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of MWV and its subsidiaries (the “MWV Permits”), except where the failure to have any such MWV Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV. MWV and its subsidiaries are in compliance with the terms of the MWV Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively,

“Applicable Laws”) relating to MWV and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV. No action, demand, requirement or investigation by any Governmental Entity and no suit, action, investigation or proceeding by any person, in each case with respect to MWV or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of MWV, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on MWV or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(ii)   Neither MWV nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on MWV or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(i)   Litigation.   There is no action, suit, investigation or proceeding (each, an “Action”) pending against or, to the knowledge of MWV, threatened against or affecting MWV or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on MWV or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(j)   Benefit Plans.
(i)   With respect to each material MWV Benefit Plan, MWV has made available to RockTenn complete and accurate copies of  (A) such MWV Benefit Plan (or, with respect to any such arrangement that is not in writing, a written description of the material terms thereof), including any amendment thereto, and to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the two most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity, (E) the most recently received IRS determination letter or opinion and (F) all material correspondence with a Governmental Entity. Except as specifically provided in the foregoing documents made available to RockTenn, there are no amendments to any material MWV Benefit Plans that have been adopted or approved nor has MWV or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new material MWV Benefit Plans.
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, (A) each of the MWV Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no MWV Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of MWV or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by MWV or its subsidiaries as of the Effective Time pursuant to each MWV Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (D) neither MWV nor any of its subsidiaries has engaged in a transaction in connection with which MWV or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of MWV, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the MWV Benefit Plans or any trusts related thereto.
(iii)   Section 4.1(j)(iii) of the MWV Disclosure Letter sets forth each Multiemployer Plan or Multiple Employer Plan to which MWV, any of its subsidiaries or any of their respective ERISA Affiliates contributes or is obligated to contribute, or within the six years preceding the Original

Signing Date, contributed, or was obligated to contribute. Except as set forth on Section 4.1(j)(iii) of the MWV Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, none of MWV, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the Original Signing Date contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of MWV, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.
(iv)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, each of the MWV Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.
(v)   Section 4.1(j)(v) of the MWV Disclosure Letter sets forth each MWV Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “MWV Title IV Plan”). With respect to each MWV Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such MWV Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) the present value of accrued benefits under such MWV Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such MWV Title IV Plan’s actuary with respect to such MWV Title IV Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such MWV Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (E) none of MWV, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (F) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (G) no liability (other than for premiums to the PBGC) has been or, to the knowledge of MWV, is expected to be incurred by MWV or any of its subsidiaries and (H) the PBGC has not instituted proceedings to terminate any such MWV Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of MWV, any of its subsidiaries or any of their respective ERISA Affiliates. Since July 1, 2014, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any MWV Title IV Plan, or any material change in the manner in which contributions to any MWV Title IV Plan are made or the basis on which such contributions are determined.
(vi)   Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of MWV or its subsidiaries under any MWV Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any MWV Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.
(vii)   No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from MWV or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(viii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, all MWV Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements,

(B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(k)   Labor and Employment Matters.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, neither MWV nor any of its subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of MWV or any of its subsidiaries and, to the knowledge of MWV, no such investigation is in progress. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, (A) there are no (and have not been during the three-year period preceding the Original Signing Date) strikes or lockouts with respect to any employees of MWV or any of its subsidiaries, (B) to the knowledge of MWV, there is no (and has not been during the three-year period preceding the Original Signing Date) union organizing effort pending or threatened against MWV or any of its subsidiaries, (C) there is no (and has not been during the three-year period preceding the Original Signing Date) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of MWV, threatened against MWV or any of its subsidiaries and (D) there is no (and has not been during the three-year period preceding the Original Signing Date) slowdown, or work stoppage in effect or, to the knowledge of MWV, threatened, with respect to any employees of MWV or any of its subsidiaries. To the knowledge of MWV, neither MWV nor any of its subsidiaries has, or is reasonably expected to have, any material liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, MWV and each of its subsidiaries is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).
(ii)   Section 4.1(k)(ii)(A) of the MWV Disclosure Letter sets forth all U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements in effect that cover any employees of MWV or any of its subsidiaries or to which MWV or any of its subsidiaries is a party or otherwise bound (a “U.S. MWV Labor Agreement”). Section 4.1(k)(ii)(B) of the MWV Disclosure Letter sets forth a list of all non-U.S. jurisdictions in which there are employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements in effect, including any industry-wide agreement in a non-U.S. jurisdiction, that cover any employees of MWV or any of its subsidiaries or to which MWV or any of its subsidiaries is a party or otherwise bound (a “Non-U.S. MWV Labor Agreement”). True and complete copies of all U.S. MWV Labor Agreements listed in Section 4.1(k)(ii) of the MWV Disclosure Letter (or in the case of any unwritten U.S. MWV Labor Agreement, the material terms thereof) have been made available to RockTenn prior to the Original Signing Date. As soon as reasonably practicable following the Original Signing Date, MWV shall provide to RockTenn true and complete copies of all Non-U.S. MWV Labor Agreements. Neither MWV nor any of its subsidiaries is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether under Applicable Laws or any written agreement).
(l)   Taxes.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MWV:
(i)   (A) All Tax Returns required to be filed by MWV and its subsidiaries, have been timely filed, (B) all such Tax Returns are or will be true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by MWV and its subsidiaries have been paid or appropriate reserves have been recorded in the MWV Financial Statements, (D) all Taxes of MWV or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the MWV Financial Statements and (E) MWV and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.
(ii)   No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to MWV or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.
(iii)   (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of MWV or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which MWV or any of its subsidiaries, may be liable with respect to income or other Taxes which has not been fully paid or finally settled.
(iv)   Neither MWV nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement, (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which MWV is the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law or (D) has any liability for the payment of Taxes of any person as a successor or transferee.
(v)   None of the assets of MWV or any of its subsidiaries is subject to any Tax Lien (other than Liens for Taxes that are Permitted Liens).
(vi)   Neither MWV nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.
(vii)   Neither MWV nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the Original Signing Date or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.
(viii)   Neither MWV nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude either (i) the RockTenn Merger or (ii) the MWV Merger and the MWV LLC Conversion, together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(ix)   Neither MWV nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.
(x)   As used in this Agreement, “Tax” or “Taxes” means all taxes, charges, levies or other like assessments imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not. “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes. “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes.
(m)   Voting Requirements.   The affirmative vote at the MWV Stockholders Meeting (the “MWV Stockholder Approval”) of the holders of a majority of all outstanding shares of MWV Common Stock entitled to vote thereon is necessary to adopt this Agreement. The MWV Stockholder Approval is the only vote of holders of any securities of MWV or its subsidiaries necessary to approve the transactions contemplated by this Agreement.
(n)   Takeover Statutes and Charter Provisions.   Assuming that neither RockTenn nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of MWV, in each case as defined in Section 203 of the DGCL, the Board of Directors of MWV has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to MWV or any of its subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. As of the Original Signing Date, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which MWV or any of its subsidiaries is subject, party or otherwise bound.
(o)   Intellectual Property.
(i)   MWV and its subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV. The conduct of MWV’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV. No claims are pending or, to the knowledge of MWV, threatened or otherwise adversely affecting the Intellectual Property rights of MWV, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV. To the knowledge of MWV, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of MWV or any of its subsidiaries, except for interferences, infringements, misappropriations, dilutions or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV.
(ii)   As used in this Agreement, “Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer databases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).
(p)   Certain Contracts.   As of the Original Signing Date, neither MWV nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of  $100,000,000 or any guarantee thereof or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of MWV and its subsidiaries (including, for purposes of this Section 4.1(p), TopCo and its subsidiaries, assuming the Mergers have taken place), taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “MWV Material Contracts”). MWV has delivered or made available to RockTenn, prior to the execution of the Original Agreement, true and complete copies of all MWV Material Contracts not filed as exhibits to the MWV Filed SEC Documents. Each MWV Material Contract is valid and binding on MWV (or, to the extent a subsidiary of MWV is a party, such subsidiary) and is in full force and effect, and MWV and each subsidiary of MWV have in all material respects performed all obligations required to be performed by them to date under each MWV Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV. Neither MWV nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of MWV, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any MWV Material Contract. To the knowledge of MWV, no other party to any MWV Material Contract is in breach of or default under the terms of any MWV Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MWV.
(q)   Environmental Protection.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV:
(A)   MWV and each of its subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and neither MWV nor any of its subsidiaries has received any communication (written or oral) from any person or Governmental Entity that alleges that MWV or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.
(B)   MWV and each of its subsidiaries have obtained or have applied for all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and MWV and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits.
(C)   There are no Environmental Claims pending or, to the knowledge of MWV, threatened (I) against MWV or any of its subsidiaries, (II) against any person or entity whose liability for any Environmental Claim MWV or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (III) against any real or personal property or operations which MWV or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2010, in whole or in part.
(D)   There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against MWV or any of its subsidiaries, or against any person or entity whose liability for any Environmental Claim MWV or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.
(ii)   No non-ordinary course, material capital expenditures (including with respect to the installation of pollution control equipment) that are not reflected in the budgeted capital expenditures for MWV’s 2015 fiscal year as disclosed to RockTenn prior to the Original Signing Date are required or are reasonably expected to be required during the current or subsequent three fiscal years for MWV, its subsidiaries or their respective facilities to maintain or achieve compliance with applicable Environmental Laws.
(iii)   Definitions.   As used in this Agreement:
(A)   “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, requests for information, orders or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Entity), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by MWV or any of its subsidiaries (for purposes of this Section 4.1(q)) or by RockTenn or any of its subsidiaries (for purposes of Section 4.2(q)), (II) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (III) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.
(B)   “Environmental Laws” means all federal, state, foreign and supranational and local laws, rules and regulations, including civil and common laws, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
(C)   “Hazardous Materials” means (I) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (II) any chemicals, materials or substances which are now defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law and (III) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which MWV or any of its subsidiaries operates (for purposes of this Section 4.1(q)) or in which RockTenn or any of its subsidiaries operates (for purposes of Section 4.2(q)).
(D)   “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.
(r)   Foreign Corrupt Practices Act.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV, (i) MWV and its affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) MWV and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither MWV nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(s)   Real Property.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWV:
(i)   Except with respect to the real property comprising timberlands or forestlands of MWV and its subsidiaries (the “MWV Timberlands”), (A) MWV and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable MWV Permits and Applicable Laws with respect to MWV and its subsidiaries, (C) there are no existing (or to MWV’s knowledge, threatened) condemnation proceedings with respect to any such real property and (D) with respect to all such leased real property, MWV and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither MWV nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure. As used herein, “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any MWV Filed SEC Documents or RockTenn Filed SEC Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against MWV or RockTenn, as the case may be, with respect to which MWV or RockTenn, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of MWV or RockTenn, as the case may be, in accordance with GAAP, (B) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of MWV or RockTenn, as the case may be, in accordance with GAAP, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by MWV or RockTenn, as the case may be, in the ordinary course of business, (F) leases, subleases, licenses and occupancy agreements by MWV or RockTenn, as the case may be, as landlord, sublandlord or licensor, (G) Liens disclosed on any title insurance policy held by MWV or RockTenn, as the case may be, in existence on the Original Signing Date and (H) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.
(ii)   With respect to the MWV Timberlands, MWV has title and ownership in and to the MWV Timberlands sufficient for their continued use and operation in accordance with the custom and practice of MWV from time to time in the ordinary course of its business thereon.
(t)   Opinion of Financial Advisors.   MWV has received the opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Greenhill & Co., LLC (collectively, the “MWV Financial Advisors”), dated the Original Signing Date, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinions, the MWV Merger Consideration is fair from a financial point of view to MWV stockholders.

(u)   Brokers.   Except for fees payable to the MWV Financial Advisors, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MWV.
Section 4.2   Representations and Warranties of RockTenn.   Except as set forth in any RockTenn SEC Document filed and publicly available prior to the Original Signing Date (as amended to the Original Signing Date, the “RockTenn Filed SEC Documents”) and filed with the SEC since January 1, 2014 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by RockTenn to MWV prior to the execution of the Original Agreement (the “RockTenn Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), RockTenn represents and warrants to MWV as follows:
(a)   Organization, Standing and Corporate Power.   Each of RockTenn and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn. Each of RockTenn and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn. RockTenn has delivered to or made available to MWV prior to the execution of the Original Agreement true and complete copies of any amendments to the Articles of Incorporation of RockTenn (the “RockTenn Articles of Incorporation”) and the By-laws of RockTenn not filed as of the Original Signing Date with the RockTenn Filed SEC Documents.
(b)   Corporate Authority; Non-contravention.
(i)   RockTenn has all requisite corporate power and authority to enter into this Agreement and, subject to the RockTenn Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by RockTenn and the consummation by RockTenn of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of RockTenn, subject in the case of the RockTenn Merger to the RockTenn Shareholder Approval. This Agreement has been duly executed and delivered by RockTenn and, assuming the due authorization, execution and delivery of this Agreement by MWV, constitutes the legal, valid and binding obligation of RockTenn, enforceable against RockTenn in accordance with its terms.
(ii)   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of RockTenn or any of its subsidiaries, under (A) the RockTenn Articles of Incorporation or the By-laws of RockTenn or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which RockTenn or any of its subsidiaries is a party or by which RockTenn, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to RockTenn or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on RockTenn or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(iii)   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to RockTenn or any of its subsidiaries in connection with the execution and delivery of this Agreement by RockTenn or the consummation by RockTenn of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of  (x) a proxy statement relating to the RockTenn Shareholders Meeting, (y) the Form S-4 and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the RockTenn Certificate of Merger and the MWV Certificate of Merger with the appropriate Secretaries of State and appropriate documents with the relevant authorities of other states in which RockTenn and MWV or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the NYSE to permit the shares of TopCo Common Stock that are to be issued in the Mergers to be listed on the NYSE; (E) the filing of the applicable New Entity Organizational Documents with the applicable Secretaries of State; (F) the filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware; and (G) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on RockTenn or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(c)   Capital Structure.
(i)   The authorized capital stock of RockTenn consists of 175,000,000 shares of RockTenn Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “RockTenn Preferred Stock”). At the close of business on the Measurement Date, (A) 139,916,712 shares of RockTenn Common Stock were issued and outstanding, (B) 18,031,632 shares of RockTenn Common Stock were held by RockTenn in its treasury, (C) no shares of RockTenn Preferred Stock were issued and outstanding, (D) 1,260,949 shares of RockTenn Common Stock were reserved and available for issuance pursuant to the ESPP, (E) 8,465,080 shares of RockTenn Common Stock were reserved and available for issuance pursuant to the RockTenn Equity Plans, of which amount (I) 2,027,694 shares of RockTenn Common Stock were underlying RockTenn Options, (II) 21,500 shares of RockTenn Common Stock were underlying RockTenn Restricted Stock Awards (assuming satisfaction of any performance vesting conditions at maximum levels) and (III) 3,338,100 shares of RockTenn Common Stock were underlying RockTenn RSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels) and (F) 303,796 shares of RockTenn Common Stock were reserved and available for issuance in accordance with the Plan of Reorganization and Confirmation Order (the shares referred to in this clause (F), “Reserved RockTenn Common Stock”).
(ii)   All outstanding shares of capital stock of RockTenn are, and all shares of capital stock of RockTenn that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Measurement Date resulting from the issuance of shares of RockTenn Common Stock pursuant to RockTenn Options or RockTenn RSU Awards, or in respect of Reserved RockTenn Common Stock, or as expressly permitted by Section 5.1(b)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of RockTenn, (y) any securities of RockTenn or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of RockTenn or (z) any warrants, calls, options or other rights to acquire from RockTenn or any of its subsidiaries (including any subsidiary trust), or obligations of RockTenn or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of RockTenn, and (B) there are no outstanding obligations of RockTenn or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii)   There are no voting trusts or other agreements or understandings to which RockTenn or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of RockTenn or its subsidiaries. Neither RockTenn nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.
(d)   Subsidiaries.
(i)   The subsidiaries set forth on Schedule 4.2(d)(i) of the RockTenn Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of RockTenn. All outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by RockTenn, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.
(ii)   There are no outstanding (A) securities of RockTenn or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from RockTenn or any of its subsidiaries, or any obligation of RockTenn or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of RockTenn or (C) obligations of RockTenn or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of RockTenn or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.
(e)   SEC Documents; Financial Statements; Undisclosed Liabilities.
(i)   RockTenn and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2012 (the “RockTenn SEC Documents”). As of their respective dates, the RockTenn SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the RockTenn SEC Documents, and none of the RockTenn SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Original Signing Date, there are no outstanding or unresolved comments received from the SEC with respect to any of the RockTenn SEC Documents, and, to the knowledge of RockTenn, none of the RockTenn SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.
(ii)   The consolidated financial statements (including all related notes and schedules) of RockTenn and its subsidiaries included in the RockTenn SEC Documents (the “RockTenn Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of RockTenn and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(iii)   Except (A) as reflected or reserved against in RockTenn’s consolidated audited balance sheet as of September 30, 2014 (or the notes thereto) as included in the RockTenn Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2014 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither RockTenn nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of RockTenn and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RockTenn.
(iv)   RockTenn maintains a system of  “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of RockTenn’s properties or assets. Since January 1, 2012, none of RockTenn, RockTenn’s independent accountants, the Board of Directors of RockTenn or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of RockTenn, (ii) “material weakness” in the internal controls over financial reporting of RockTenn or (iii) fraud, whether or not material, that involves management or other employees of RockTenn who have a significant role in the internal controls over financial reporting of RockTenn.
(v)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by RockTenn are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by RockTenn in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of RockTenn, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of RockTenn to make the certifications required under the Exchange Act with respect to such reports.
(vi)   Neither RockTenn nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among RockTenn and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, RockTenn or any of its subsidiaries in RockTenn’s or such subsidiary’s published financial statements or other RockTenn SEC Documents.
(f)   Information Supplied.   None of the information supplied or to be supplied by RockTenn specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to RockTenn’s shareholders or at the time of the RockTenn Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by RockTenn with respect to statements made or incorporated by reference therein based on information supplied by MWV specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.
(g)   Absence of Certain Changes or Events.
(i)   From September 30, 2014 through the Original Signing Date, the businesses of RockTenn and its subsidiaries have been conducted in the ordinary course of business in a manner consistent with past practice.

(ii)   Since September 30, 2014, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on RockTenn.
(h)   Compliance with Applicable Laws; Outstanding Orders.
(i)   RockTenn, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of RockTenn and its subsidiaries (the “RockTenn Permits”), except where the failure to have any such RockTenn Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn. RockTenn and its subsidiaries are in compliance with the terms of the RockTenn Permits and all Applicable Laws relating to RockTenn and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn. No action, demand, requirement or investigation by any Governmental Entity and no suit, action, investigation or proceeding by any person, in each case with respect to RockTenn or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of RockTenn, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on RockTenn or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(ii)   Neither RockTenn nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on RockTenn or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(i)   Litigation.   There is no Action pending against or, to the knowledge of RockTenn, threatened against or affecting RockTenn or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on RockTenn or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(j)   Benefit Plans.
(i)   With respect to each material RockTenn Benefit Plan, RockTenn has made available to MWV complete and accurate copies of  (A) such RockTenn Benefit Plan (or, with respect to any such arrangement that is not in writing, a written description of the material terms thereof), including any amendment thereto, and to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the two most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity, (E) the most recently received IRS determination letter or opinion and (F) all material correspondence with a Governmental Entity. Except as specifically provided in the foregoing documents made available to MWV, there are no amendments to any material RockTenn Benefit Plans that have been adopted or approved nor has RockTenn or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new material RockTenn Benefit Plans.
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, (A) each of the RockTenn Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no RockTenn Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of RockTenn or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by RockTenn or its subsidiaries as of the Effective Time pursuant to each RockTenn Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (D) neither RockTenn nor any of its subsidiaries has engaged in a transaction in connection with which RockTenn or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of RockTenn, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the RockTenn Benefit Plans or any trusts related thereto.
(iii)   Section 4.2(j)(iii) of the RockTenn Disclosure Letter sets forth each Multiemployer Plan or Multiple Employer Plan to which RockTenn, any of its subsidiaries or any of their respective ERISA Affiliates contributes or is obligated to contribute, or within the six years preceding the Original Signing Date, contributed, or was obligated to contribute. Except as set forth on Section 4.2(j)(iii) of the RockTenn Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, none of RockTenn, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the Original Signing Date contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of RockTenn, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.
(iv)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, each of the RockTenn Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.
(v)   Section 4.2(j)(v) of the RockTenn Disclosure Letter sets forth each RockTenn Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “RockTenn Title IV Plan”). With respect to each RockTenn Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such RockTenn Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) the present value of accrued benefits under such RockTenn Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such RockTenn Title IV Plan’s actuary with respect to such RockTenn Title IV Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such RockTenn Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (E) none of RockTenn, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (F) all premiums to the PBGC have been timely paid in full, (G) no liability (other than for premiums to the PBGC) has been or, to the knowledge of RockTenn, is expected to be incurred by RockTenn or any of its subsidiaries and (H) the PBGC has not instituted proceedings to terminate any such RockTenn Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of RockTenn, any of its subsidiaries or any of their respective ERISA Affiliates. Since July 1, 2014, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any RockTenn Title IV Plan, or any material change in the manner in which contributions to any RockTenn Title IV Plan are made or the basis on which such contributions are determined.
(vi)   Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation,

“excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of RockTenn or its subsidiaries under any RockTenn Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any RockTenn Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.
(vii)   No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from RockTenn or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(viii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, all RockTenn Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(k)   Labor and Employment Matters.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, neither RockTenn nor any of its subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of RockTenn or any of its subsidiaries and, to the knowledge of RockTenn, no such investigation is in progress. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, (A) there are no (and have not been during the three-year period preceding the Original Signing Date) strikes or lockouts with respect to any employees of RockTenn or any of its subsidiaries, (B) to the knowledge of RockTenn, there is no (and has not been during the three-year period preceding the Original Signing Date) union organizing effort pending or threatened against RockTenn or any of its subsidiaries, (C) there is no (and has not been during the three-year period preceding the Original Signing Date) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of RockTenn, threatened against RockTenn or any of its subsidiaries and (D) there is no (and has not been during the three-year period preceding the Original Signing Date) slowdown, or work stoppage in effect or, to the knowledge of RockTenn, threatened, with respect to any employees of RockTenn or any of its subsidiaries. To the knowledge of RockTenn, neither RockTenn nor any of its subsidiaries has, or is reasonably expected to have, any material liabilities under the WARN Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, RockTenn and each of its subsidiaries is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).
(ii)   Section 4.2(k)(ii) of the RockTenn Disclosure Letter sets forth all employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements in effect, including any industry-wide agreement in a non-U.S. jurisdiction, that cover any employees of RockTenn or any of its subsidiaries or to which RockTenn or any of its subsidiaries is a party or otherwise bound (a “RockTenn Labor Agreement”). True and complete copies of all RockTenn Labor Agreements listed in Section 4.2(k)(ii) of the RockTenn Disclosure Letter (or in the case of any unwritten RockTenn Labor Agreement, the material terms thereof) have been made available to MWV prior to the Original Signing Date. Neither RockTenn nor any of its subsidiaries is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether under Applicable Law or any written agreement).

(l)   Taxes.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RockTenn:
(i)   (A) All Tax Returns required to be filed by RockTenn and its subsidiaries, have been timely filed, (B) all such Tax Returns are or will be true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by RockTenn and its subsidiaries have been paid or appropriate reserves have been recorded in the RockTenn Financial Statements, (D) all Taxes of RockTenn or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the RockTenn Financial Statements and (E) RockTenn and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.
(ii)   No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to RockTenn or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.
(iii)   (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of RockTenn or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which RockTenn or any of its subsidiaries, may be liable with respect to income or other Taxes which has not been fully paid or finally settled.
(iv)   Neither RockTenn nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement, (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which RockTenn is the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law or (D) has any liability for the payment of Taxes of any person as a successor or transferee.
(v)   None of the assets of RockTenn or any of its subsidiaries is subject to any Tax Lien (other than Liens for Taxes that are Permitted Liens).
(vi)   Neither RockTenn nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.
(vii)   Neither RockTenn nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the Original Signing Date or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.
(viii)   Neither RockTenn nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude either (i) the RockTenn Merger or (ii) the MWV Merger and the MWV LLC Conversion, together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(ix)   Neither RockTenn nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(m)   Voting Requirements.   The affirmative vote at the RockTenn Shareholders Meeting (the “RockTenn Shareholder Approval”) of the holders of a majority of all outstanding shares of RockTenn Common Stock entitled to vote thereon is necessary to approve this Agreement. The RockTenn Shareholder Approval is the only vote of holders of any securities of RockTenn or its subsidiaries necessary to approve the transactions contemplated by this Agreement.
(n)   Takeover Statutes and Charter Provisions.   Assuming that neither MWV nor any of its “affiliates” is, or at any time during the last five (5) years has been, an “interested shareholder” of RockTenn, in each case as defined in Section 14-2-1110, 14-2-1112 or 14-2-1131, as applicable, of the GBCC, the Board of Directors of RockTenn has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 14-2-1131 of the GBCC) as set forth in Section 14-2-1132 of the GBCC inapplicable to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation, including Section 14-2-1111 of the GBCC, applies with respect to RockTenn or any of its subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. As of the Original Signing Date, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which RockTenn or any of its subsidiaries is subject, party or otherwise bound.
(o)   Intellectual Property.   RockTenn and its subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn. The conduct of RockTenn’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn. No claims are pending or, to the knowledge of RockTenn, threatened or otherwise adversely affecting the Intellectual Property rights of RockTenn, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn. To the knowledge of RockTenn, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of RockTenn or any of its subsidiaries, except for interferences, infringements, misappropriations, dilutions or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn.
(p)   Certain Contracts.   As of the Original Signing Date, neither RockTenn nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $100,000,000 or any guarantee thereof or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of RockTenn and its subsidiaries (including, for purposes of this Section 4.2(p), TopCo and its subsidiaries, assuming the Mergers have taken place), taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “RockTenn Material Contracts”). RockTenn has delivered or made available to MWV, prior to the execution of the Original Agreement, true and complete copies of all RockTenn Material Contracts not filed as exhibits to the RockTenn Filed SEC Documents. Each RockTenn Material Contract is valid and binding on RockTenn (or, to the extent a subsidiary of RockTenn is a party, such subsidiary) and is in full force and effect, and RockTenn and each subsidiary of RockTenn have in all material respects performed all obligations required to be performed by them to date under each RockTenn Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn. Neither RockTenn nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of RockTenn, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any RockTenn Material Contract. To the knowledge of MWV, no other party to any RockTenn Material Contract is in breach of or default under the terms of any RockTenn Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RockTenn.

(q)   Environmental Protection.   (i)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn:
(A)   RockTenn and each of its subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and neither RockTenn nor any of its subsidiaries has received any communication (written or oral) from any person or Governmental Entity that alleges that RockTenn or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.
(B)   RockTenn and each of its subsidiaries have obtained or have applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and RockTenn and its subsidiaries are in compliance with all terms and conditions of the material Environmental Permits.
(C)   There are no Environmental Claims, pending or, to the knowledge of RockTenn, threatened (A) against RockTenn or any of its subsidiaries, (B) against any person or entity whose liability for any Environmental Claim RockTenn or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (C) against any real or personal property or operations which RockTenn or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2010, in whole or in part.
(D)   There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against RockTenn or any of its subsidiaries, or against any person or entity whose liability for any Environmental Claim RockTenn or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.
(ii)   No non-ordinary course, material capital expenditures (including with respect to the installation of pollution control equipment) that are not reflected in the budgeted capital expenditures for RockTenn’s 2015 fiscal year as disclosed to RockTenn prior to the Original Signing Date are required or are reasonably expected to be required during the current or subsequent three fiscal years for RockTenn, its subsidiaries or their respective facilities to maintain or achieve compliance with applicable Environmental Laws.
(r)   Foreign Corrupt Practices Act.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn, (i) RockTenn and its affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) RockTenn and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither RockTenn nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(s)   Real Property.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RockTenn:
(i)   Except with respect to the real property comprising timberlands or forestlands of RockTenn and its subsidiaries (the “RockTenn Timberlands”), (A) RockTenn and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable RockTenn Permits and Applicable Laws with respect to RockTenn and its subsidiaries, (C) there are no existing (or to RockTenn’s knowledge, threatened) condemnation proceedings with respect to any such real property and (D) with respect to all such leased real property, RockTenn and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither RockTenn nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.
(ii)   With respect to the RockTenn Timberlands, RockTenn has title and ownership in and to the RockTenn Timberlands sufficient for their continued use and operation in accordance with the custom and practice of RockTenn from time to time in the ordinary course of its business thereon.
(t)   Opinion of Financial Advisors.   RockTenn has received the opinions of Blackstone Advisory Partners L.P. and Lazard Frères & Co. LLC (the “RockTenn Financial Advisors”), dated the Original Signing Date, substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the MWV Exchange Ratio is fair from a financial point of view to RockTenn.
(u)   Brokers.   Except for fees payable to the RockTenn Financial Advisors, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RockTenn.
(v)   TopCo and Merger Subs.
(i)   As of the Closing Date, each of TopCo, MWV Merger Sub and RockTenn Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. As of the date that RockTenn caused TopCo to be formed as a wholly owned subsidiary of RockTenn organized under the laws of the State of Delaware and the applicable dates that TopCo caused RockTenn Merger Sub and MWV Merger Sub to be formed as wholly owned subsidiaries of TopCo organized under the laws of the State of Georgia and Delaware, respectively, as applicable, RockTenn has delivered to or made available to MWV certified copies of the applicable New Entity Organizational Documents.
(ii)   As of the Closing Date, each of TopCo, MWV Merger Sub and RockTenn Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
(iii)   As of the Initial Amendment Date, as of April 17, 2015 (the “Second Amendment Date”) and as of the Closing Date, (A) each of TopCo, MWV Merger Sub and RockTenn Merger Sub has all requisite corporate or other, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and (B) the execution and delivery of this Agreement by TopCo, MWV Merger Sub or RockTenn Merger Sub, as applicable, and the consummation by TopCo, MWV Merger Sub or RockTenn Merger Sub, as applicable, of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part thereof, other than, in each case, the approval of the MWV LLC Conversion by TopCo in its capacity as the sole stockholder of MWV Surviving Company.
(iv)   As of the Initial Amendment Date, as of the Second Amendment Date and as of the Closing Date, the execution and delivery of this Agreement by each of TopCo, MWV Merger Sub and RockTenn Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by each of TopCo, MWV Merger Sub and RockTenn Merger Sub shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of TopCo, MWV Merger Sub or RockTenn Merger Sub, as applicable, under the applicable New Entity Organizational Documents.
(v)   As of the Initial Amendment Date, as of the Second Amendment Date and as of the Closing Date, (i) all outstanding shares of capital stock of TopCo are, and all shares of capital stock of TopCo that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock of TopCo are owned, directly or indirectly, by RockTenn, free and clear of any Lien, and (ii) (A) there are not issued or outstanding (I) any shares of capital stock or other voting securities of TopCo, (II) any securities of RockTenn or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of TopCo or any of its subsidiaries or (III) any warrants, calls, options or other rights to acquire from RockTenn or any of its subsidiaries (including any subsidiary trust), or obligations of RockTenn or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of TopCo or any of its subsidiaries, and (B) there are no outstanding obligations of RockTenn or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.
(vi)   As of the Initial Amendment Date, as of the Second Amendment Date and as of the Closing Date, all outstanding shares of capital stock of RockTenn Merger Sub and all limited liability company interests of MWV Merger Sub are, and all shares of capital stock of RockTenn Merger Sub or limited liability company interests of MWV Merger Sub that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares and limited liability company interests are owned, directly or indirectly, by TopCo, free and clear of any Lien.
(vii)   TopCo has taken, and RockTenn has caused TopCo to take, all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Mergers, to be approved and adopted, as applicable, by MWV Merger Sub and its sole member, and RockTenn Merger Sub and its sole shareholder, as applicable, for all required purposes under Applicable Law, except with respect to any action relating to the MWV LLC Conversion.
Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1   Conduct of Business.
(a)   Conduct of Business by MWV.   Except as set forth in Section 5.1(a) of the MWV Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to by RockTenn in writing (such consent not to be unreasonably withheld or delayed), during the period from the Original Signing Date to the Effective Time, MWV shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the

Effective Time. Except as set forth in Section 5.1(a) of the MWV Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to by RockTenn in writing (such consent not to be unreasonably withheld or delayed), during the period from the Original Signing Date to the Effective Time, MWV shall not, and shall not permit any of its subsidiaries to:
(i)   (A) other than (I) any regular quarterly distribution made by MWV in accordance with its distribution policy in an amount up to $0.25 per share of MWV Common Stock for any such quarterly distribution and (II) dividends and distributions by a direct or indirect wholly owned subsidiary of MWV to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of MWV or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of a MWV equity award in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any rights or options granted under a MWV Equity Plan that are outstanding on the Original Signing Date);
(ii)   issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of equity compensation granted under the MWV Benefit Plans and outstanding as of the Original Signing Date in accordance with their present terms and (B) as required by any MWV Benefit Plan in effect on the Original Signing Date or entered into or amended in accordance with the terms of this Agreement);
(iii)   (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any MWV Material Contract except in connection with any amendments to, and normal renewals of, MWV Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of MWV or its subsidiaries containing (1) any material restriction on the ability of MWV or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on TopCo or its affiliates, or (3) any provision of the type described in clause (iii) of the definition of MWV Material Contracts;
(iv)   (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except (x) in the case of clauses (A) and (C) (but specifically excluding any merger or consolidation of MWV with any other person under clause (A)), (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly owned subsidiaries of MWV, or (3) in one or more transactions with respect to which the aggregate consideration does not exceed $500,000,000 and (y) in the case of clause (B), any transaction involving only the direct or indirect wholly owned subsidiaries of MWV;
(v)   (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or material properties of MWV or any of its subsidiaries or (B) mortgage or pledge any material assets or material properties of MWV or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration does not exceed $250,000,000;

(vi)   create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice under MWV’s current borrowing agreements or any refinancing thereof, (B) for any inter-company indebtedness solely involving MWV and/or direct or indirect wholly owned subsidiaries, (C) as required by existing contracts entered into in the ordinary course of business, (D) indebtedness for borrowed money not to exceed $750,000,000 in aggregate principal amount outstanding at any time incurred by MWV or any of its subsidiaries other than in accordance with clauses (A) through (C) (provided, that for any such indebtedness in excesss of $250,000,000 in aggregate principal amount outstanding at any time, MWV has consulted in advance with RockTenn), or (E) guarantees by MWV of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(a)(vi);
(vii)   waive, release, assign, settle or compromise any pending or threatened Action which is (A) material to the business of MWV and its subsidiaries, taken as a whole, or (B) otherwise involves the payment by MWV of an amount in excess of  $75,000,000 (excluding any amounts that may be paid under existing insurance policies);
(viii)   make any material Tax election except in the ordinary course of business consistent with past practice;
(ix)   except as required by any MWV Benefit Plan in effect on the Original Signing Date or as amended after the Original Signing Date in accordance with the terms of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other employee, other than (1) for increases in compensation or benefits or (2) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other employee in connection with the transactions contemplated by this Agreement, (B) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any officer, director or other employee, (C) enter into or adopt any new MWV Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing MWV Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any officer, director or other employee or grant or amend any award under any MWV Benefit Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (E) grant to any officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-key employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), or (F) terminate any key employee other than for cause (including misconduct or breach of company policy);
(x)   change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;
(xi)   other than foreign exchange rate swaps with respect to intercompany debt, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);
(xii)   other than in the ordinary course of business consistent with past practice or as necessary to maintain value and functionality of MWV’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than 110% of the aggregate amount of MWV’s budgeted capital expenditures for MWV’s 2015 fiscal year as disclosed to RockTenn prior to the Original Signing Date;
(xiii)   write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with MWV’s financial accounting policies and procedures and GAAP;
(xiv)   amend the MWV Certificate of Incorporation or By-laws of MWV; or
(xv)   authorize, or commit or agree to take, any of the foregoing actions.
(b)   Conduct of Business by RockTenn.   Except as set forth in Section 5.1(b) of the RockTenn Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to by MWV in writing (such consent not to be unreasonably withheld or delayed), during the period from the Original Signing Date to the Effective Time, RockTenn shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(b) of the RockTenn Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to by MWV in writing (such consent not to be unreasonably withheld or delayed), during the period from the Original Signing Date to the Effective Time, RockTenn shall not, and shall not permit any of its subsidiaries to:
(i)   (A) other than (I) any quarterly distribution made by RockTenn in an amount per share of RockTenn Common Stock for any such quarterly distribution up to the product of  (x) 1.2821 times (y) the amount per share of MWV Common Stock most recently paid by MWV as a regular quarterly distribution prior to the declaration by RockTenn of such quarterly distribution, and (II) dividends and distributions by a direct or indirect wholly owned subsidiary of RockTenn to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of RockTenn or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of a RockTenn Equity Award in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any rights or options granted under a RockTenn Equity Plan that are outstanding on the Original Signing Date);
(ii)   issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of equity compensation granted under the RockTenn Benefit Plans and outstanding as of the Original Signing Date in accordance with their present terms and (B) as required by any RockTenn Benefit Plan in effect on the Original Signing Date or entered into or amended in accordance with the terms of this Agreement);
(iii)   (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any RockTenn Material Contract except in connection with any amendments to, and normal renewals of, RockTenn Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of RockTenn or its subsidiaries containing (1) any material restriction on the ability of RockTenn or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on TopCo or its affiliates, or (3) any provision of the type described in clause (iii) of the definition of RockTenn Material Contracts;
(iv)   (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any person or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except, (x) in the case of clauses (A) and (C) (but specifically excluding any merger or consolidation of RockTenn, TopCo, MWV Merger Sub and RockTenn Merger Sub with any other person under clause (A)), (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly owned subsidiaries of RockTenn (other than TopCo, MWV Merger Sub or RockTenn Merger Sub), or (3) in one or more transactions with respect to which the aggregate consideration does not exceed $500,000,000 and (y) in the case of clause (B), transactions involving only the direct or indirect wholly owned subsidiaries of RockTenn (other than TopCo, MWV Merger Sub or RockTenn Merger Sub);
(v)   (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or material properties of RockTenn or any of its subsidiaries or (B) mortgage or pledge any material assets or material properties of RockTenn or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration does not exceed $250,000,000;
(vi)   create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice under RockTenn’s current borrowing agreements or any refinancing thereof, (B) for any inter-company indebtedness solely involving RockTenn and/or direct or indirect wholly owned subsidiaries (other than TopCo, MWV Merger Sub or RockTenn Merger Sub), (C) as required by existing contracts entered into in the ordinary course of business, (D) indebtedness for borrowed money not to exceed $750,000,000 in aggregate principal amount outstanding at any time incurred by RockTenn or any of its subsidiaries other than in accordance with clauses (A) through (C) (provided, that for any such indebtedness in excesss of  $250,000,000 in aggregate principal amount outstanding at any time, RockTenn has consulted in advance with MWV), or (E) guarantees by RockTenn of indebtedness for borrowed money of its subsidiaries (other than TopCo, MWV Merger Sub or RockTenn Merger Sub), which indebtedness is incurred in compliance with this Section 5.1(b)(vi);
(vii)   waive, release, assign, settle or compromise any pending or threatened Action which is (A) material to the business of RockTenn and its subsidiaries, taken as a whole or (B) otherwise involves the payment by RockTenn of an amount in excess of  $75,000,000 (excluding any amounts that may be paid under existing insurance policies);
(viii)   make any material Tax election except in the ordinary course of business consistent with past practice;
(ix)   except as required by any RockTenn Benefit Plan in effect on the Original Signing Date or as amended after the Original Signing Date in accordance with the terms of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other employee, other than (1) for increases in compensation or benefits or (2) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other employee in connection with the transactions contemplated by this Agreement, (B) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any officer, director or other employee, (C) enter into or adopt any new RockTenn Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing RockTenn Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any officer, director or other employee or grant or amend any award under any RockTenn Benefit Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (E) grant to any officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-key employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice) or (F) terminate any key employee other than for cause (including misconduct or breach of company policy);
(x)   change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;
(xi)   other than foreign exchange rate swaps with respect to intercompany debt, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);
(xii)   other than in the ordinary course of business consistent with past practice or as necessary to maintain value and functionality of RockTenn’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than 110% of the aggregate amount of RockTenn’s budgeted capital expenditures for RockTenn’s 2015 fiscal year as disclosed to MWV prior to the Original Signing Date;
(xiii)   write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with RockTenn’s financial accounting policies and procedures and GAAP;
(xiv)   amend the RockTenn Articles of Incorporation or By-laws of RockTenn or the New Entity Organizational Documents; or
(xv)   authorize, or commit or agree to take, any of the foregoing actions.
(c)   Other Actions.   Except as required by law, during the period from the Original Signing Date to the Effective Time, neither MWV nor RockTenn shall, nor shall either permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, prevent or materially delay the satisfaction of any of the conditions to the Mergers set forth in Article VII.
Section 5.2   No Solicitation by MWV.   (a)   MWV shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a MWV Alternative Transaction or (ii) participate in any substantive discussions or negotiations, or cooperate in any way with any person, with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a MWV

Alternative Transaction; provided, however, that if, at any time prior to obtaining the MWV Stockholder Approval, the Board of Directors of MWV determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.2(a) constitutes or is reasonably likely to lead to a MWV Superior Proposal, subject to compliance with Section 5.2(c), MWV and its Representatives may (A) furnish information with respect to MWV and its subsidiaries to the person making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to RockTenn or is provided to RockTenn prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the confidentiality agreement, dated October 4, 2014, entered into between MWV and RockTenn (the “Confidentiality Agreement”) and (B) participate in discussions or negotiations regarding such proposal with the person making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “MWV Alternative Transaction” means any of  (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than RockTenn and its subsidiaries (including TopCo, MWV Merger Sub and RockTenn Merger Sub) (a “MWV Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of MWV Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of MWV, whether from MWV or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or similar transaction involving MWV or any of its subsidiaries, (iii) any transaction pursuant to which any MWV Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of MWV and any entity surviving any merger or combination including any of them) of MWV or any of its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of MWV and its subsidiaries taken as a whole or (iv) any disposition of assets representing 20% or more of the consolidated revenues, net income or assets of MWV and its subsidiaries, taken as a whole.
(b)   Except as permitted by this Section 5.2(b), neither the Board of Directors of MWV nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to RockTenn, the approval or recommendation by such Board of Directors or such committee of the MWV Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any MWV Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “MWV Subsequent Determination”) or (iii) cause MWV or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any MWV Alternative Transaction or requiring, or reasonably likely to cause, MWV to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, in the event that prior to obtaining the MWV Stockholder Approval, the Board of Directors of MWV determines in good faith, after it has received a MWV Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of MWV may (subject to this and the following sentences) effect a MWV Subsequent Determination or cause MWV to terminate this Agreement pursuant to Section 8.1(h) and concurrently with such termination enter into a definitive agreement providing for such MWV Superior Proposal (subject to the satisfaction of its obligations under Section 8.2(b)), but only at a time that is after the fourth business day following RockTenn’s receipt of written notice from MWV advising RockTenn that the Board of Directors of MWV has received a MWV Superior Proposal specifying the material terms and conditions of such MWV Superior Proposal, identifying the person making such MWV Superior Proposal and stating that it intends to make a MWV Subsequent Determination; provided that in the event of a subsequent modification to the material terms and conditions of such MWV Superior Proposal, the Board of Directors of MWV may only effect a MWV Subsequent Determination after the second business day following RockTenn’s receipt of written notice from MWV advising RockTenn of the modification to such terms and conditions. For purposes of this Agreement, a “MWV Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a MWV Third Party to enter into a MWV Alternative Transaction (with all references to 20% in the definition of MWV Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.2(a), (B) is on terms that the Board of Directors of MWV determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to MWV’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by RockTenn in response to such proposal to enter into a MWV Alternative Transaction and the identity of the person making such proposal to enter into a MWV Alternative Transaction) and (C) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the MWV Stockholder Approval, if the Board of Directors of MWV determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of MWV may effect a MWV Subsequent Determination in response to any event, change, effect, development, state of facts, condition or occurrence that materially affects (A) the business, financial condition or results of operations of MWV and its subsidiaries, taken as a whole, or (B) the stockholders of MWV (including the benefits of the transactions contemplated by this Agreement to MWV or the stockholders of MWV), in either case that (x) is first occurring after the Original Signing Date, (y) does not involve or relate to a proposal the consummation of which would constitute a MWV Alternative Transaction and does not involve or relate to RockTenn or its affiliates, and (z) is not known and was not reasonably foreseeable to the Board of Directors of MWV as of the Original Signing Date, but only at a time that is after the fourth business day following RockTenn’s receipt of written notice from MWV advising RockTenn of all material information with respect to any such events, changes, effects, developments, conditions or occurrences and stating that it intends to make a MWV Subsequent Determination and providing a full description of its rationale therefor.
(c)   In addition to the obligations of MWV set forth in Sections 5.2(a) and Section 5.2(b), MWV shall promptly, and in any event within 24 hours of receipt thereof, advise RockTenn orally and in writing of any request for information or of any proposal relating to a MWV Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal. MWV shall (i) keep RockTenn reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to RockTenn as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between MWV or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, that describes in any material respect any of the material terms or conditions of any such request or proposal.
(d)   Nothing contained in this Section 5.2 shall prohibit MWV from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a MWV Subsequent Determination shall be subject to the provisions of Section 5.2(b) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a MWV Subsequent Determination).
Section 5.3   No Solicitation by RockTenn.   (a)   RockTenn shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representatives retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a RockTenn Alternative Transaction or (ii) participate in any substantive discussions or negotiations, or cooperate in any way with any person, with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a RockTenn Alternative Transaction; provided, however, that if, at any time prior to obtaining the RockTenn Shareholder Approval, the Board of Directors of RockTenn determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that that did not result from a material breach of this Section 5.3(a) constitutes or is reasonably likely to lead to a RockTenn Superior Proposal, subject to compliance with Section 5.3(c), RockTenn and its Representatives may (A) furnish information with respect to RockTenn and its subsidiaries to the person making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to MWV or is provided to MWV prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the Confidentiality Agreement and (B) participate in discussions or negotiations regarding such proposal with the person making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “RockTenn Alternative Transaction” means any of  (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than RockTenn and its subsidiaries (a “RockTenn Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of RockTenn Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of RockTenn, whether from RockTenn or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or similar transaction involving RockTenn or any of its subsidiaries, (iii) any transaction pursuant to which any RockTenn Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of RockTenn and any entity surviving any merger or combination including any of them) of RockTenn or any of its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of RockTenn and its subsidiaries taken as a whole or (iv) any disposition of assets representing 20% or more of the consolidated revenues, net income or assets of RockTenn and its subsidiaries, taken as a whole.
(b)   Except as permitted by this Section 5.3(b), neither the Board of Directors of RockTenn nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to MWV, the approval or recommendation by such Board of Directors or such committee of the RockTenn Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any RockTenn Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “RockTenn Subsequent Determination”) or (iii) cause RockTenn or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any RockTenn Alternative Transaction or requiring, or reasonably likely to cause, RockTenn to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the RockTenn Shareholder Approval, the Board of Directors of RockTenn determines in good faith, after it has received a RockTenn Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of RockTenn may (subject to this and the following sentences) effect a RockTenn Subsequent Determination or cause RockTenn to terminate this Agreement pursuant to Section 8.1(g) and concurrently with such termination enter into a definitive agreement providing for such RockTenn Superior Proposal (subject to the satisfaction of its obligations under Section 8.2(c)), but only at a time that is after the fourth business day following MWV’s receipt of written notice from RockTenn advising MWV that the Board of Directors of RockTenn has received a RockTenn Superior Proposal specifying the material terms and conditions of such RockTenn Superior Proposal, identifying the person making such RockTenn Superior Proposal and stating that it intends to make a RockTenn Subsequent Determination; provided that in the event of a subsequent modification to the material terms and conditions of such MWV Superior Proposal, the Board of Directors of MWV may only effect a MWV Subsequent Determination after the second business day following RockTenn’s receipt of written notice from MWV advising RockTenn of the modification to such terms and conditions. For purposes of this Agreement, a “RockTenn Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a RockTenn Third Party to enter into a RockTenn Alternative Transaction (with all references to 20% in the definition of RockTenn Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.3(a), (B) is on terms that the Board of Directors of RockTenn determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to RockTenn’s shareholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by MWV in response to such proposal to enter into a RockTenn Alternative Transaction) and (C) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the RockTenn Shareholder Approval, if the Board of Directors of RockTenn determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of RockTenn may effect a RockTenn Subsequent Determination in response to any event, change, effect, development, state of facts, condition or occurrence that materially affects (A) the business, financial condition or results of operations of RockTenn and its subsidiaries, taken as a whole, or (B) the shareholders of RockTenn (including the benefits of the transactions contemplated by this Agreement to RockTenn or the shareholders of RockTenn), in either case that (x) is first occurring after the Original Signing Date, (y) does not involve or relate to a proposal the consummation of which would constitute a RockTenn Alternative Transaction and does not involve or relate to MWV or its affiliates and (z) is not known and was not reasonably foreseeable to the Board of Directors of RockTenn as of the Original Signing Date, but only at a time that is after the fourth business day following MWV’s receipt of written notice from RockTenn advising MWV of all material information with respect to any such events, changes, effects, developments, conditions or occurrences and stating that it intends to make a RockTenn Subsequent Determination and providing a full description of its rationale therefor.
(c)   In addition to the obligations of RockTenn set forth in Section 5.3(a) and Section 5.3(b), RockTenn shall promptly, and in any event within 24 hours of receipt thereof, advise MWV orally and in writing of any request for information or of any proposal relating to a RockTenn Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal. RockTenn shall (i) keep MWV reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to MWV as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between RockTenn or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, that describes in any material respect any of the material terms or conditions of any such request or proposal.
(d)   Nothing contained in this Section 5.3 shall prohibit RockTenn from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a RockTenn Subsequent Determination shall be subject to the provisions of Section 5.3(b) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a RockTenn Subsequent Determination).
Article VI
ADDITIONAL AGREEMENTS
Section 6.1   Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a)   As soon as practicable following the Original Signing Date, MWV and RockTenn shall prepare, and RockTenn shall cause TopCo to file with the SEC, the Joint Proxy Statement, and RockTenn shall prepare and cause TopCo to file with the SEC the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus. Each of MWV, RockTenn and TopCo shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. MWV, RockTenn and TopCo shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy

Statement received from the SEC. TopCo shall, and RockTenn shall cause TopCo to, provide MWV with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both MWV and RockTenn, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a MWV Subsequent Determination or a RockTenn Subsequent Determination. MWV shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to MWV’s stockholders, and RockTenn shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to RockTenn’s shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. TopCo shall, and RockTenn shall cause TopCo to, advise MWV promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to MWV, RockTenn, TopCo, or any of their respective affiliates, officers or directors, should be discovered by MWV, RockTenn or TopCo that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of MWV and RockTenn.
(b)   MWV shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “MWV Stockholders Meeting”) in accordance with the DGCL for the purpose of obtaining the MWV Stockholder Approval and shall, subject to the provisions of Section 5.2(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. MWV may only postpone or adjourn the MWV Stockholder’s Meeting (i) to solicit additional proxies for the purpose of obtaining the MWV Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that MWV has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of MWV prior to the MWV Stockholders Meeting.
(c)   RockTenn shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its shareholders (the “RockTenn Shareholders Meeting”) in accordance with the GBCC for the purpose of obtaining the RockTenn Shareholder Approval and shall, subject to the provisions of Section 5.3(b), through its Board of Directors, recommend to its shareholders the approval of this Agreement. RockTenn may only postpone or adjourn the RockTenn Shareholders Meeting (i) to solicit additional proxies for the purpose of obtaining the RockTenn Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that RockTenn has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of RockTenn prior to the RockTenn Shareholders Meeting.
(d)   MWV and RockTenn shall use reasonable best efforts to hold the MWV Stockholders Meeting and the RockTenn Shareholders Meeting on the same date and as soon as reasonably practicable after the Original Signing Date.
Section 6.2   Access to Information; Confidentiality.   Subject to the Confidentiality Agreement and subject to Applicable Law, upon reasonable notice, each of MWV and RockTenn shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the Original Signing Date to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of MWV and RockTenn shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Each of MWV and RockTenn shall hold, and shall cause its respective affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.
Section 6.3   Reasonable Best Efforts.   (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the Original Signing Date, (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable. Notwithstanding anything to the contrary in this Agreement, neither MWV nor RockTenn shall be required to hold separate (including by trust or otherwise) or divest any of its businesses or assets or enter into any consent decree or other agreement that would restrict it in the conduct of its business as heretofore conducted if such action is reasonably likely to have a material adverse effect on TopCo and its subsidiaries, taken as a whole, after giving effect to the Mergers and taking into account the total benefits expected to be realized by TopCo after completion of the Mergers.
(b)   Each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law. Each of the parties shall (i) promptly notify the other party of any communication received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Mergers unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger, provided that materials furnished pursuant to this Section 6.3(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
Section 6.4   Indemnification, Exculpation and Insurance.   (a)   From and after the Effective Time, TopCo shall indemnify and hold harmless each individual who is as of the Original Signing Date, or who becomes prior to the Effective Time, a director or officer of RockTenn or MWV or any of their subsidiaries or who is as of the Original Signing Date, or who thereafter commences prior to the Effective Time, serving at the request of RockTenn or MWV, as applicable, or any of their respective subsidiaries as a director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of RockTenn or MWV, as applicable, or any of their respective subsidiaries or is or was serving at the request of RockTenn or MWV, as applicable, or any of their respective subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors of officers occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified Parties are indemnified as of the Original Signing Date by RockTenn pursuant to the RockTenn Articles of Incorporation, the By-laws of RockTenn or the governing or organizational documents of any subsidiary of RockTenn, or by MWV pursuant to the MWV Certificate of Incorporation, the By-laws of MWV or the governing organizational documents of any subsidiary of MWV, as applicable, or and any indemnification agreements in existence as of the Original Signing Date. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from TopCo to the same extent as such Indemnified Parties are entitled to advance of expenses as of the Original Signing Date by RockTenn pursuant to the RockTenn Articles of Incorporation, the By-laws of RockTenn or the governing or organizational documents of any subsidiary of RockTenn, or by MWV pursuant to the MWV Certificate of Incorporation, the By-laws of MWV or the governing or organizational documents of any subsidiary of MWV, as applicable, and any indemnification agreements in existence as of the Original Signing Date; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the GBCC, the DGCL, the RockTenn Articles of Incorporation or the By-laws of RockTenn, or the MWV Certificate of Incorporation or the By-laws of MWV, as applicable, and any indemnification agreements in existence as of the Original Signing Date, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) TopCo shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that TopCo, MWV Surviving Company or RockTenn Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, TopCo, MWV Surviving Company and/or RockTenn Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of TopCo, MWV Surviving Company and/or RockTenn Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.4.
(b)   For a period of six years from and after the Effective Time, TopCo shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by RockTenn or MWV or any of their subsidiaries or provide substitute polices for of not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall TopCo be required to pay with respect to such insurance policies (or substitute insurance policies) (i) of RockTenn in respect of any one policy year more than 300% of the annual premium payable by RockTenn for such insurance for the year ending February 28, 2015 (the “RockTenn Maximum Amount”), and if TopCo is unable to obtain the insurance required by this Section 6.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the RockTenn Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, RockTenn may obtain at or prior to the Effective Time a six-year “tail” policy under RockTenn’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the RockTenn Maximum Amount, or (ii) of MWV in respect of any one policy year more than 300% of the annual premium payable by MWV for such insurance for the year ending May 18, 2015 (the “MWV Maximum Amount”), and if TopCo is unable to obtain the insurance required by this Section 6.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the MWV Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, MWV may obtain at or prior to the Effective Time a six-year “tail” policy under MWV’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the MWV Maximum Amount.
(c)   The provisions of this Section 6.4 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 6.5   Fees and Expenses.   Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that each of RockTenn and MWV shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees).
Section 6.6   Public Announcements.   MWV, on the one hand, and RockTenn, TopCo, MWV Merger Sub and RockTenn Merger Sub, on the other hand, shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonable withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable efforts to consult with the other party and (b) the first sentence of this Section 6.6 shall not apply with respect to a MWV Subsequent Determination or RockTenn Subsequent Determination.
Section 6.7   NYSE Listing.   RockTenn shall use reasonable best efforts to cause the TopCo Common Stock issuable under Article III to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the Original Signing Date, and in any event prior to the Closing Date.
Section 6.8   Tax Treatment.   Each of MWV, RockTenn and their respective subsidiaries shall use all reasonable efforts to cause (a) the MWV Merger and the MWV LLC Conversion, together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) the RockTenn Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code and (c) the delivery of the opinions of counsel referred to in Sections 7.2(d) and 7.3(d). The parties shall report each of the Mergers and the MWV LLC Conversion in a manner consistent with such qualification. None of MWV, RockTenn or any of their respective subsidiaries shall take any action, or allow any affiliate to take any action, that could reasonably be expected to preclude any of the foregoing.
Section 6.9   Takeover Statutes.   If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 6.10   Conveyance Taxes.   MWV and RockTenn shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. MWV and RockTenn shall pay on behalf of those persons holding MWV Common Stock and RockTenn Common Stock, respectively, immediately prior to the Effective Time any real estate transfer Taxes payable by such persons in connection with the Merger.
Section 6.11   Employee Benefits.   (a)   From and after the Effective Time, TopCo shall assume and honor all MWV Benefit Plans and RockTenn Benefit Plans. For all purposes under the employee benefit plans of TopCo and its affiliates providing benefits to any current or former employee of MWV or RockTenn or any of their respective affiliates (collectively, the “Employees”) after the Effective Time (the “New Plans”), and subject to Applicable Law and obligations under applicable collective bargaining agreements, each Employee shall be credited with his or her years of service with MWV or RockTenn or any of their respective affiliates, as the case may be, before the Effective Time, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar MWV Benefit Plans or RockTenn Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to Applicable Law and obligations under applicable U.S. MWV Labor Agreement, Non-U.S. MWV Labor Agreement or RockTenn Labor Agreement: (i) each Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable MWV Benefit Plan or RockTenn Benefit Plan, as applicable, in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, TopCo shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and TopCo shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(b)   TopCo, MWV and RockTenn hereby acknowledge that a “change of control” (or similar phrase) within the meaning of any MWV Benefit Plan (other than the MWV Rabbi Trust) or any RockTenn Benefit Plan (other than the RockTenn Rabbi Trust), as applicable, will occur at or prior to the Effective Time, as applicable.
(c)   MWV shall, as promptly as practicable after the Original Signing Date, and in any event prior to the Closing Date, through its Board of Directors, take all actions as are required under the Union Bank N.A. Rabbi Trust Agreement (the “MWV Rabbi Trust”), including making any necessary amendments, to provide that no contribution shall be made to the “Trust” (as defined in the MWV Rabbi Trust) in connection with the parties entering into this Agreement, the MWV Stockholder Approval, the Mergers or any other transactions contemplated by this Agreement.
(d)   RockTenn shall, as promptly as practicable after the Original Signing Date, and in any event prior to the Closing Date, through its Board of Directors, take all actions as are required under the Vanguard Fiduciary Trust Agreement, dated as of January 13, 2005, as modified by that Acceptance of Successor Trustee, by and between Wells Fargo Bank, N.A. and RockTenn, effective September 28, 2012 (the “RockTenn Rabbi Trust”), including making any necessary amendments, to provide that no contribution shall be made to the “Trust” (as defined in the RockTenn Rabbi Trust) in connection with the parties entering into this Agreement, the RockTenn Shareholder Approval, the Mergers or any other transactions contemplated by this Agreement.

(e)   Nothing contained in this Section 6.11 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of TopCo, MWV or RockTenn or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with TopCo, MWV or RockTenn or any of their subsidiaries, or any of their respective affiliates, or (iv) limit the right of TopCo, MWV or RockTenn (or any of their subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.
(f)   As soon as practicable following the Original Signing Date, the parties shall discuss and cooperate in good faith to develop the appropriate 2015 long-term equity incentive programs for the officers and employees of each of RockTenn and MWV.
Section 6.12   Section 16(b).   TopCo, MWV and RockTenn shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of MWV or RockTenn (including derivative securities) or acquisitions of equity securities of TopCo (including derivative securities) in connection herewith by any individual who (a) is a director or officer of MWV or RockTenn or (b) at the Effective Time, will become a director or officer of TopCo, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.13   Restructuring.   Prior to the MWV Conversion Effective Time, the MWV Surviving Company and TopCo shall take all action necessary to cause the MWV LLC Conversion to be approved by the MWV Surviving Company and its sole stockholder. Following the MWV LLC Conversion, the MWV Surviving Company shall not make an election to be treated as a corporation for United States federal income tax purposes.
Section 6.14   Dividend Coordination.   MWV and RockTenn shall coordinate with each other to designate the same record and payment dates for any quarterly dividends or distributions declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur.
Article VII
CONDITIONS PRECEDENT
Section 7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)   Stockholder Approvals.   Each of the MWV Stockholder Approval and the RockTenn Shareholder Approval shall have been obtained.
(b)   HSR Act.   The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.
(c)   Foreign Approvals.   (i) To the extent that the Mergers constitute a concentration within the scope of the EC Merger Regulation or are otherwise a concentration that is subject to the EC Merger Regulation, the European Commission deciding that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the Mergers or to refer the Mergers (or any aspect of the transactions contemplated by this Agreement) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise deciding that the Acquisition is compatible with the common market pursuant to article 6(1)(b) of the EC Merger Regulation; (ii) if required, the Canada Competition Act Clearance shall have been received, (iii) if required, the approval by the Chinese Ministry of Commerce of the Mergers and the other transactions contemplated by this Agreement shall have been obtained; and (iv) if required, the approval by the Mexican Federal Competition Commission of the Mergers and the other transactions contemplated by this Agreement shall have been obtained pursuant to the Mexican Federal Economic Competition Law (together with the matters contemplated by Section 7.1(b), the “Requisite Regulatory Approvals”). For purposes of this Agreement, “Canada Competition Act

Clearance” means (A) the issuance of an Advance Ruling Certificate, (B) MWV and RockTenn have given the notice required under section 114 of the Canada Competition Act with respect to the Mergers and the other transactions contemplated by this Agreement, and the applicable waiting period under section 123 of the Canada Competition Act has expired or has been terminated in accordance with the Competition Act, or (C) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Canada Competition Act; and in the case of  (B) or (C), MWV and RockTenn have been advised in writing by the Commissioner that he does not, at such time, intend to make an application under section 92 of the Canada Competition Act in respect of the Mergers and the other transactions contemplated by this Agreement.
(d)   No Injunctions or Restraints.   No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the MWV Merger or the RockTenn Merger.
(e)   Form S-4.   The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of MWV and RockTenn to their respective stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.
(f)   NYSE Listing.   The shares of TopCo Common Stock issuable to the shareholders of RockTenn and the stockholders of MWV as contemplated by Article III shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 7.2   Conditions to Obligations of RockTenn.   The obligation of RockTenn to effect the RockTenn Merger is further subject to satisfaction or waiver of the following conditions:
(a)    Representations and Warranties.   (i) The representations and warranties of MWV contained in Section 4.1(a), Section 4.1(b)(i), Section 4.1(c) and Section 4.1(n) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Signing Date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of MWV contained in Section 4.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iii) each of the representations and warranties of MWV contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Signing Date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on MWV.
(b)   Performance of Obligations of MWV.   MWV shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Officer’s Certificate.   RockTenn shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of MWV to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.
(d)   Tax Opinion.   RockTenn shall have received an opinion of Cravath, Swaine & Moore LLP, in form and substance reasonably satisfactory to RockTenn, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the RockTenn Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. In rendering such opinion, Cravath, Swaine & Moore LLP may receive and rely upon representations contained in certificates of TopCo, RockTenn, MWV and others, and the parties hereto agree to provide Cravath, Swaine & Moore LLP with such certificates as it may reasonably request in connection with rendering its opinion.

Section 7.3   Conditions to Obligations of MWV.   The obligation of MWV to effect the MWV Merger is further subject to satisfaction or waiver of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of RockTenn contained in Section 4.2(a), Section 4.2(b)(i), Section 4.2(c) and Section 4.2(n) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Signing Date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of RockTenn contained in Section 4.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date and (iii) each of the representations and warranties of RockTenn contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Signing Date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on RockTenn.
(b)   Performance of Obligations of RockTenn.   RockTenn shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Officer’s Certificate.   MWV shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of RockTenn to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(d)   Tax Opinion.   MWV shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to MWV, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the MWV Merger and the MWV LLC Conversion, together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of MWV, RockTenn and others, and the parties hereto agree to provide Wachtell, Lipton, Rosen & Katz with such certificates as it may reasonably request in connection with rendering its opinion.
Article VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of Section 8.1(e), (f), (g) or (h)) whether before or after the MWV Stockholder Approval or the RockTenn Shareholder Approval:
(a)   by mutual written consent of MWV and RockTenn;
(b)   by either MWV or RockTenn:
(i)   if the Mergers shall not have been consummated by January 25, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Mergers to be consummated by such time;
(ii)   if the MWV Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a MWV Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;
(iii)   if the RockTenn Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a RockTenn Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv)   if any Restraint having any of the effects set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the MWV Merger or the RockTenn Merger and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;
(c)   by RockTenn (provided that RockTenn is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if MWV shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) is incapable of being cured by MWV or is not cured within 30 days of written notice thereof;
(d)   by MWV (provided that MWV is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if RockTenn shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) is incapable of being cured by RockTenn or is not cured within 30 days of written notice thereof;
(e)   by RockTenn, at any time prior to the MWV Stockholders Meeting, if  (i) the Board of Directors of MWV shall have failed to include in the Joint Proxy Statement to the stockholders of MWV, its recommendation without modification or qualification that such stockholders adopt this Agreement, or (ii) there shall have been any MWV Subsequent Determination, whether or not in compliance with Section 5.2;
(f)   by MWV, at any time prior to the RockTenn Shareholders Meeting, (i) if the Board of Directors of RockTenn shall have failed to include in the Joint Proxy Statement to the shareholders of RockTenn, its recommendation without modification or qualification that such shareholders approve this Agreement, or (ii) there shall have been any RockTenn Subsequent Determination, whether or not in compliance with Section 5.3;
(g)   by RockTenn, at any time prior to obtaining the RockTenn Shareholder Approval, pursuant to Section 5.3(b); and
(h)   by MWV, at any time prior to obtaining the MWV Stockholder Approval, pursuant to Section 5.2(b).
Section 8.2   Effect of Termination.   (a)   In the event of termination of this Agreement as provided in Section 8.1, and subject to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.5 and Article IX shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any willful breach hereof.
(b)   If this Agreement is terminated (i) by MWV pursuant to Section 8.1(h), (ii) by RockTenn pursuant to Section 8.1(e); provided, that if either RockTenn or MWV terminate this Agreement pursuant to Section 8.1(b)(ii) at a time when RockTenn would have been entitled to terminate this Agreement pursuant to Section 8.1(e), this Agreement shall be deemed terminated pursuant to Section 8.1(e) for purposes of this Section 8.2(b), (iii) by RockTenn or MWV pursuant to Section 8.1(b)(ii) or by RockTenn pursuant to Section 8.1(c) and prior to the MWV Stockholders Meeting there shall have been made to MWV, or shall have been made directly to the stockholders of MWV generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a MWV Alternative Transaction (substituting 50.1% for all 20% thresholds set forth in the definition of  “MWV Alternative Transaction” (a “MWV Qualifying Transaction”)), which shall not have been withdrawn on or prior to the tenth business day prior to the MWV Stockholders Meeting or (iv) by RockTenn or MWV pursuant to Section 8.1(b)(i) because the Mergers have not been consummated at or prior to the Outside Date if the RockTenn Shareholder Approval shall have been obtained prior to the Outside Date, and at or prior to the time of such termination there shall have been made to MWV, or shall have been made directly to the stockholders of MWV generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a MWV Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date), in each case set forth above, and, in the case of clauses (b)(iii) and (b)(iv), if within nine months of termination of this Agreement (A) MWV or its subsidiaries enters into a definitive agreement with any MWV Third Party with respect to a MWV Qualifying Transaction or (B) any MWV Qualifying Transaction is consummated, then MWV shall pay to RockTenn, not later than (x) in the case of clauses (b)(i), the date of termination of this Agreement, (y) in the case of clause (b)(ii), one business day after the date of termination of this Agreement, and (z) in the case of clauses (b)(iii) and (b)(iv), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the MWV Qualifying Transaction referred to in clause (B) is consummated, a termination fee of  $230,000,000 (the “Termination Fee”). Notwithstanding the foregoing, no Termination Fee shall be payable by MWV to RockTenn in any circumstance in which the RockTenn shareholders vote to disapprove this Agreement or the transactions contemplated hereby.
(c)   If this Agreement is terminated (i) by RockTenn pursuant to Section 8.1(g), (ii) by MWV pursuant to Section 8.1(f); provided, that if either MWV or RockTenn terminate this Agreement pursuant to Section 8.1(b)(iii) at a time when MWV would have been entitled to terminate this Agreement pursuant to Section 8.1(f), this Agreement shall be deemed terminated pursuant to Section 8.1(f) for purposes of this Section 8.2(c), (iii) by RockTenn or MWV pursuant to Section 8.1(b)(iii) or by MWV pursuant to Section 8.1(d) and prior to the RockTenn Shareholders Meeting there shall have been made to RockTenn, or shall have been made directly to the shareholders of RockTenn generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a RockTenn Alternative Transaction (substituting 50.1% for all 20% thresholds set forth in the definition of  “RockTenn Alternative Transaction” (a “RockTenn Qualifying Transaction”)), which shall not have been withdrawn on or prior to the tenth business day prior to the RockTenn Shareholders Meeting or (iv) by MWV or RockTenn pursuant to Section 8.1(b)(i) because the Mergers have not been consummated at or prior to the Outside Date if the MWV Stockholder Approval shall have been obtained prior to the Outside Date, and at or prior to the time of such termination there shall have been made to RockTenn, or shall have been made directly to the shareholders of RockTenn generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a RockTenn Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date), in each case set forth above, and, in the case of clauses (c)(iii) and (c)(iv), if within nine months of termination of this Agreement (A) RockTenn or its subsidiaries enters into a definitive agreement with any RockTenn Third Party with respect to a RockTenn Qualifying Transaction or (B) any RockTenn Qualifying Transaction is consummated, then RockTenn shall pay to MWV, not later than (x) in the case of clause (c)(i), the date of termination of this Agreement, (y) in the case of clause (c)(ii), one business day after the date of termination of this Agreement, and (z) in the case of clauses (c)(iii) and (c)(iv), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the RockTenn Qualifying Transaction referred to in clause (B) is consummated, the Termination Fee. Notwithstanding the foregoing, no Termination Fee shall be payable by RockTenn to MWV in any circumstance in which the MWV stockholders vote to disapprove this Agreement or the transactions contemplated hereby.
(d)   Each Termination Fee payable under Sections 8.2(b) and 8.2(c) shall be payable in immediately available funds no later than the applicable date set forth in Sections 8.2(b) and 8.2(c). If a party fails to promptly pay to the other party any fee due under such Sections 8.2(b) and 8.2(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.
Section 8.3   Amendment.   Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the MWV Stockholder Approval or the RockTenn

Shareholder Approval; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of MWV (in the case of the MWV Stockholder Approval) and the shareholders of RockTenn (in the case of the RockTenn Shareholder Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of MWV Common Stock or RockTenn Common Stock hereunder or that by law otherwise expressly requires the further approval of the stockholders of MWV or the shareholders of RockTenn, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of MWV or the shareholders RockTenn unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.
Section 8.4   Extension; Waiver.   At any time prior to the Effective Time, a party hereto may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by MWV or RockTenn shall require the approval of the stockholders of MWV or the shareholders RockTenn, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Article IX
GENERAL PROVISIONS
Section 9.1   Nonsurvival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit Section 8.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.
Section 9.2   Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)   if to RockTenn, TopCo, RockTenn Merger Sub or MWV Merger Sub, to:
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia
Fax: (770) 263-3582
Attention: Chief Financial Officer
with a copy to:
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia
Fax: (770) 263-3582
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
Fax: (212) 474-3700
Attention:
Richard Hall
Andrew R. Thompson

(b)   if to MWV, to:
MeadWestvaco Corporation
501 South 5th Street
Richmond, Virginia 23219-0501
Fax: (804) 444-1973
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
Attention: Gregory E. Ostling
Section 9.3   Definitions.   For purposes of this Agreement:
(a)   An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;
(b)   “Bankruptcy Cases” shall mean the chapter 11 bankruptcy cases of the Bankruptcy Debtors filed in the Bankruptcy Court on January 26, 2009, and jointly administered under case no. 09-10235 (BLS);
(c)   “Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware;
(d)   “Bankruptcy Debtors” shall mean collectively Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., Calpine Corrugated, LLC, Cameo Container Corporation, Lot 24D Redevelopment Corporation, Atlanta & Saint Andrews Bay Railway Company, Stone International Services Corporation, Stone Global, Inc., Stone Connecticut Paperboard Properties, Inc., Smurfit-Stone Puerto Rico, Inc., Smurfit Newsprint Corporation, SLP Finance I, LLC, SLP Finance II, LLC, SMBI Inc., Smurfit-Stone Container Canada Inc., 3083527 Nova Scotia Company, MBI Limited/Limitée, Smurfit-MBI, 639647 British Columbia Ltd., B.C. Shipper Supplies Ltd., Specialty Containers, Inc., SLP Finance General Partnership, Francobec Company, and 605681 N.B. Inc.;
(e)   “Confirmation Order” shall mean that certain order entitled Findings of Fact, Conclusions of Law and Order Confirming the Joint Plan of Reorganization for Smurfit-Stone Container Corporation and Its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors, entered by the Bankruptcy Court in the Bankruptcy Cases on June 21, 2010 at docket no. 8107;
(f)   “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws;
(g)   “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

(h)   “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;
(i)   “knowledge” of any person that is not a natural person means the knowledge of such person’s Chief Executive Officer, Chief Financial Officer, General Counsel and head of human resources;
(j)   “Material Adverse Effect” on MWV or RockTenn means any fact, circumstance, effect, change, event or development (each, an “Effect”) that materially adversely affects the business, properties, financial condition or results of operations of MWV and its subsidiaries, or RockTenn and its subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either MWV and its subsidiaries or RockTenn and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that MWV and its subsidiaries or RockTenn and its subsidiaries, as applicable, operate), (B) any failure, in and of itself, by MWV or RockTenn to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on MWV or RockTenn, respectively), (C) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of MWV or any of its subsidiaries, or RockTenn and its subsidiaries, respectively, with employees, customers, suppliers or partners, (D) any change, in and of itself, in the market price or trading volume of MWV’s or RockTenn’s, respectively, securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on MWV or RockTenn, respectively), (E) any change in Applicable Law, regulation or GAAP (or authoritative interpretation thereof)(in each case, other than any Effect that affects either MWV and its subsidiaries or RockTenn and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that MWV and its subsidiaries or RockTenn and its subsidiaries, as applicable, operate), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Original Signing Date (in each case, other than any Effect that affects either MWV and its subsidiaries or RockTenn and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that MWV and its subsidiaries or RockTenn and its subsidiaries, as applicable, operate) or (G) any hurricane, tornado, flood, earthquake or other natural disaster;
(k)   “MWV Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by MWV or any of its subsidiaries or which MWV or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;
(l)   “MWV Equity Plans” means the MWV 2005 Performance Incentive Plan, the 2009 Compensation Plan for Non-Employee Directors and the 1996 Stock Option Plan, each as amended and restated;
(m)   “MWV DSU Award” means an award of director stock units corresponding to shares of MWV Common Stock;
(n)   “MWV Option” means an option to purchase shares of MWV Common Stock;
(o)   “MWV RSU Award” means an award of restricted stock units corresponding to shares of MWV Common Stock;

(p)   “MWV SAR” means a stock appreciation right corresponding to shares of MWV Common Stock;
(q)   “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) of ERISA;
(r)   “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;
(s)   “New Entity Organizational Documents” means the organizational documents of TopCo, RockTenn Merger Sub and MWV Merger Sub as delivered to MWV as contemplated by Section 4.2(v)(i);
(t)   “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;
(u)   “Plan of Reorganization” shall mean that certain Modified Joint Plan of Reorganization for Smurfit-Stone Container Corporation and Its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada, Inc. and Affiliated Canadian Debtors, dated as of May 26, 2010, which was confirmed and otherwise approved by the Bankruptcy Court’s entry of the Confirmation Order.
(v)   “RockTenn Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by RockTenn or any of its subsidiaries or which RockTenn or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;
(w)   “RockTenn Equity Plans” means the RockTenn Amended and Restated 2004 Incentive Stock Plan, the RockTenn 2000 Incentive Stock Plan and the RockTenn 1993 Employee Stock Option Plan; and
(x)   “RockTenn Option” means an option to purchase shares of RockTenn Common Stock;
(y)   “RockTenn Restricted Stock Award” means an award of shares of restricted RockTenn Common Stock;
(z)   “RockTenn RSU Award” means an award of restricted stock units corresponding to shares of RockTenn Common Stock; and
(aa)   a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
Section 9.4   Interpretation.   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars”

and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of MWV or RockTenn is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.
Section 9.5   Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.
Section 9.6   Entire Agreement; No Third-Party Beneficiaries.   (a) This Agreement (including the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Mergers and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 6.4, is not intended to confer upon any person other than the parties any rights or remedies.
(b)   No Additional Representations.   The parties acknowledge and agree that none of MWV, RockTenn or any other person has (i) made any representation or warranty, expressed or implied, as to the respective businesses of MWV and RockTenn, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (ii) relied on any representation or warranty of MWV, RockTenn or any other person, as applicable, except as expressly set forth in this Agreement.
SECTION 9.7   GOVERNING LAW.   EXCEPT TO THE EXTENT THE ROCKTENN MERGER MAY BE REQUIRED TO BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 9.8   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.9   Specific Enforcement.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Mergers or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.
Section 9.10   Headings, etc.    The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.11   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.11 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
MEADWESTVACO CORPORATION
By:	/s/ John A. Luke, Jr.
Name: John A. Luke, Jr.
Title: Chairman and Chief Executive Officer

ROCK-TENN COMPANY
By:	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Chief Executive Officer
ROME-MILAN HOLDINGS, INC.
By:	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Chief Executive Officer
MILAN MERGER SUB, LLC
By:	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Chief Executive Officer
ROME MERGER SUB, INC.
By:	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Chief Executive Officer

FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT
THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of May 5, 2015 (this “Amendment”), by and among Rome-Milan Holdings, Inc., a Delaware corporation (“TopCo”), MeadWestvaco Corporation, a Delaware corporation (“MWV”), Rock-Tenn Company, a Georgia corporation (“RockTenn”), Rome Merger Sub, Inc., a Georgia corporation (“RockTenn Merger Sub”), and Milan Merger Sub, LLC, a Delaware limited liability company (“MWV Merger Sub”).
W I T N E S S E T H:
WHEREAS, TopCo, MWV, RockTenn, RockTenn Merger Sub and MWV Merger Sub desire to amend the Agreement on the terms and subject to the conditions set forth in this Amendment; and
WHEREAS, Section 8.3 of the Agreement provides that the Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in the Agreement and this Amendment, the parties agree as follows:
ARTICLE I
AMENDMENTS
SECTION 1.01.   Exhibit A to the Agreement is hereby amended by deleting the text thereof in its entirety and substituting therefor the contents of Exhibit A hereof, and such amendment to Exhibit A to the Agreement shall be deemed effective as of the execution of this Amendment.
SECTION 1.02.   Exhibit B to the Agreement is hereby amended by deleting the text thereof in its entirety and substituting therefor the contents of Exhibit B hereof, and such amendment to Exhibit B to the Agreement shall be deemed effective as of the execution of this Amendment.
ARTICLE II
MISCELLANEOUS
SECTION 2.01.   Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect and shall not be deemed to have been further amended by this Amendment. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term, condition or provision of the Agreement or any of the documents, schedules or exhibits referred to therein. This Amendment is incorporated into and deemed part of the Agreement as of the date hereof, and any reference to the Agreement (including any reference to “hereof,” “herein,” “hereunder” and words or expressions of similar import) shall refer to the Agreement as amended by this Amendment.
SECTION 2.02.   Other than the provisions of Section 9.3 and Section 9.6(a)(i) of the Agreement, the provisions of Article IX (General Provisions) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
SECTION 2.03.   This Amendment and the Agreement (including the documents, exhibits, schedules and instruments referred to therein), taken together with the Confidentiality Agreement (as defined in the Agreement), constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Mergers (as defined in the Agreement) and the other transactions contemplated by the Agreement and this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.
MEADWESTVACO CORPORATION
By:	/s/ John A. Luke
Name: John A. Luke, Jr.
Title: Chairman and Chief Executive Officer

ROCK-TENN COMPANY
By:	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Chief Executive Officer
ROME-MILAN HOLDINGS, INC.
By:	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Chief Executive Officer
MILAN MERGER SUB, LLC
By:	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Chief Executive Officer
ROME MERGER SUB, INC.
By:	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Chief Executive Officer

Exhibit A
Form of Amended and Restated Certificate of Incorporation*
*
Included as Annex G to this joint proxy statement/prospectus.

Exhibit B
Form of Bylaws*
*
Included as Annex H to this joint proxy statement/prospectus.

ANNEX B
Blackstone Advisory Partners L.P.
January 25, 2015
Board of Directors
Rock-Tenn Company
504 Thrasher Street
Norcross, GA 30071
Members of the Board:
We understand that Rock-Tenn Company (“RockTenn”) and MeadWestvaco Corporation (“MWV”) plan to enter into a Business Combination Agreement (the “Agreement”), pursuant to which, among other things, (i) MWV will merge with and into MWV Merger Sub (the “MWV Merger”), a subsidiary of a corporation to be formed by RockTenn as a wholly owned subsidiary of RockTenn (“Parent”), and RockTenn Merger Sub, a subsidiary of Parent, will merge with and into RockTenn (the “RockTenn Merger”, and together with the MWV Merger, the “Mergers”), (ii) in the MWV Merger, each issued and outstanding share of common stock, par value $0.01 per share, of MWV (“MWV Common Stock”), other than those shares of MWV Common Stock that are not being converted into the right to receive the consideration under the Agreement, will be converted into the right to receive 0.78 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), and (iii) in the RockTenn Merger, at the option of the holder thereof and subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no opinion), each issued and outstanding share of Class A common stock, par value $0.01 per share, of RockTenn (“RockTenn Common Stock”), other than those shares of RockTenn Common Stock that are not being converted into the right to receive the consideration under the Agreement, will be converted into either (a) an amount in cash (the “Cash Consideration”) equal to the RockTenn Per Share Amount (as defined in the Agreement) or (b) one share of Parent Common Stock (the “Stock Consideration”). The terms and conditions of the Mergers are more fully set forth in the Agreement.
You have asked us whether, in our opinion, the Exchange Ratio is fair to RockTenn from a financial point of view.
In arriving at the opinion set forth below, we have, among other things:
•
Reviewed certain publicly available information concerning the business, financial condition, and operations of MWV and RockTenn that we believe to be relevant to our inquiry;

•
Reviewed certain internal information concerning the business, financial condition, and operations of MWV and RockTenn prepared and furnished to us by the management of MWV and RockTenn, respectively, that we believe to be relevant to our inquiry;

•
Reviewed certain internal financial analyses, estimates and forecasts relating to MWV, including MWV’s financial forecasts for fiscal years 2014 through 2019, prepared and furnished to us by the management of MWV, as well as certain internal financial analyses, estimates and forecasts relating to RockTenn, including RockTenn’s financial forecasts for fiscal years 2015 through 2019 and for the first quarter of fiscal year 2020, prepared and furnished to us by the management of RockTenn;

•
Reviewed the publicly available audited financial statements of MWV for fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, as well as the publicly available audited financial statements of RockTenn for fiscal years ended September 30, 2012, September 30, 2013 and September 30, 2014;

•
Reviewed certain estimates as to the amount and timing of cost savings and synergies (collectively, the “Synergies”) anticipated by the management of RockTenn and MWV to result from the Mergers;

•
Held discussions with members of senior managements of MWV and RockTenn concerning their respective evaluations of the Mergers and their businesses, operating and regulatory environments, financial condition, prospects, and strategic objectives, as well as such other matters as we deemed necessary or appropriate for purposes of rendering this opinion;

•
Reviewed the historical market prices and trading activity for RockTenn Common Stock and MWV Common Stock;

•
Compared certain publicly available financial and stock market data for MWV and RockTenn with similar information for certain other companies that we deemed to be relevant;

•
Performed discounted cash flow analyses for each of MWV and RockTenn utilizing financial information prepared by and furnished to us by the managements of MWV and RockTenn, respectively;

•
Reviewed the potential pro forma impact of the Mergers;

•
Reviewed the draft Agreement, dated January 25, 2015; and

•
Performed such other financial studies, analyses and investigations, and considered such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, at your direction, we have relied without assuming responsibility or liability for independent verification upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by RockTenn and MWV or otherwise discussed with or reviewed by or for us. We have assumed with your consent that the financial projections and pro forma financial information, including the Synergies, prepared by RockTenn’s management and MWV’s management and the assumptions underlying those projections and pro forma information, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent RockTenn management’s and MWV management’s respective best estimates and judgments as of the date of their preparation. With your consent, we have also considered various sensitivities to the financial projections for RockTenn that were prepared by RockTenn’s management. Further, at your direction, we have relied on such financial projections and pro forma financial information, including the Synergies, and we have assumed that the Synergies will be realized in the amounts and at the times projected. We have assumed at your direction no responsibility for and express no opinion as to such analyses or forecasts or the assumptions on which they are based. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of RockTenn or MWV since the respective dates of the last financial statements made available to us. We have further relied with your consent upon the assurances of the management of RockTenn and MWV that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.
We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of RockTenn or MWV. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of RockTenn or MWV, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of RockTenn or MWV under any state or federal laws.
We also have assumed with your consent that the final executed form of the Agreement will not differ in any material respects from the latest draft provided to us and the consummation of the Mergers will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on RockTenn or MWV or the contemplated benefits of the Mergers. In addition, at your direction, we have assumed that the MWV Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and the RockTenn Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes or, alternatively, or as transaction qualifying for nonrecognition of gain and loss under Section 351 of the Internal Revenue Code of 1986, as amended. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of RockTenn and its legal, tax and regulatory advisors with respect to such matters.
We have not considered the relative merits of the Mergers as compared to any other business plan or opportunity that might be available to RockTenn or the effect of any other arrangement in which RockTenn might engage. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to RockTenn, and we express no opinion as to the Cash Consideration or the fairness of the RockTenn Merger to the holders of RockTenn Common Stock or any other class of securities, creditors or other constituencies of RockTenn or as to the underlying decision by RockTenn to engage in the Mergers. Our opinion does not address any other aspect or implication of the Mergers, the Agreement, or any other agreement or understanding entered into in connection with the Mergers or otherwise. We also express no opinion as to the fairness of the amount or nature of the compensation to any of RockTenn’s or MWV’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of MWV Common Stock, RockTenn Common Stock or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which RockTenn Common Stock or MWV Common Stock will trade at any time, either before or after consummation of the Mergers, or at which Parent Common Stock will trade at any time. Furthermore, we are not expressing any opinion as to the impact of the Mergers on the solvency or viability of the surviving corporations in the Mergers or Parent or the ability of the surviving corporations in the Mergers or Parent to pay their respective obligations when they become due.
This opinion does not constitute a recommendation to any holder of RockTenn Common Stock as to how such holder should vote with respect to the RockTenn Merger or any other matter or as to whether such stockholder should elect to receive the Cash Consideration or the Stock Consideration, and should not be relied upon by any shareholder as such. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee in accordance with established procedures.
This opinion is provided to the Board of Directors of RockTenn in connection with and for the purposes of its evaluation of the Mergers only and is not a recommendation as to any action the Board of Directors should take with respect to the Mergers or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, or RockTenn, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure documents RockTenn or Parent is required to file with the Securities and Exchange Commission in connection with the Mergers. Any summary of this opinion in such documents shall require our prior written approval, which shall not be unreasonably withheld.
We have acted as financial advisor to RockTenn with respect to the Mergers and will receive a fee from RockTenn for our services, a significant portion of which is contingent upon the consummation of the Mergers. A portion of our fee will also be payable upon delivery of this opinion. In addition, RockTenn has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of or in connection with the performance of such services (including the rendering of this opinion). In the two years prior to the date of this opinion, we have not received any fees from RockTenn or MWV. In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of RockTenn or MWV or any of their respective affiliates for our or their own account or for others and, accordingly, may at any time hold a long or short position in such securities.
Based on the foregoing and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair to RockTenn from a financial point of view.
Very truly yours,
/s/ Blackstone Advisory Partners L.P. Blackstone Advisory Partners L.P.

ANNEX C

January 25, 2015
The Board of Directors
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Dear Members of the Board:
We understand that Rock-Tenn Company, a Georgia corporation (“Rock-Tenn”), and MeadWestvaco Corporation, a Delaware corporation (“MeadWestvaco”), propose to enter into a Business Combination Agreement, dated as of January 25, 2015 (the “Agreement”). Pursuant to the Agreement, (A) Rock-Tenn will form a new Delaware corporation (“TopCo”), which in turn will form (i) a Delaware limited liability company (“MeadWestvaco Merger Sub”) and (ii) a Georgia corporation (“Rock-Tenn Merger Sub”), (B) MeadWestvaco will be merged with and into MeadWestvaco Merger Sub (the “MeadWestvaco Merger”) and each outstanding share of the common stock, par value $0.01 per share, of MeadWestvaco (“MeadWestvaco Common Stock”) will be converted into the right to receive 0.78 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of TopCo (“TopCo Common Stock”), and (C) Rock-Tenn Merger Sub will be merged with and into Rock-Tenn (the “Rock-Tenn Merger” and, together with the MeadWestvaco Merger, the “Transaction”) and each outstanding share of the Class A common stock, par value $0.01 per share, of Rock-Tenn (“Rock-Tenn Common Stock”) will be converted into the right to receive, at the election of the holder of Rock-Tenn Common Stock (subject to proration in accordance with the Agreement), either (x) one share of TopCo Common Stock (the “Consideration”) or (y) cash in an amount equal to the Rock-Tenn Per Share Amount (as defined in the Agreement). As a result of the Transaction, (1) each of Rock-Tenn and MeadWestvaco will become direct, wholly-owned subsidiaries of TopCo and (2) holders of Rock-Tenn Common Stock will own 49.9% of the issued and outstanding shares of TopCo Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Rock-Tenn of the Exchange Ratio provided for in the Transaction.
In connection with this opinion, we have:
(i)
Reviewed the financial terms and conditions of the Agreement;

(ii)
Reviewed certain publicly available historical business and financial information, including analysts price targets, relating to MeadWestvaco and Rock-Tenn;

(iii)
Reviewed various financial forecasts and other data provided to us by MeadWestvaco relating to the business of MeadWestvaco, financial forecasts and other data provided to us by Rock-Tenn relating to the business of Rock-Tenn, and the projected synergies and other benefits, including synergies relating to pension benefits, and the amount and timing thereof, anticipated by the managements of Rock-Tenn and MeadWestvaco to be realized from the Transaction;

(iv)
Held discussions with members of the senior managements of MeadWestvaco and Rock-Tenn with respect to the businesses and prospects of MeadWestvaco and Rock-Tenn, respectively, and with respect to the projected synergies and other benefits, including synergies relating to pension benefits, anticipated by the managements of Rock-Tenn and MeadWestvaco to be realized from the Transaction;

(v)
Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of MeadWestvaco and Rock-Tenn, respectively;

(vi)
Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of MeadWestvaco and Rock-Tenn, respectively;

(vii)
Reviewed historical stock prices and trading volumes of MeadWestvaco Common Stock and Rock-Tenn Common Stock; and

(viii)
Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of MeadWestvaco, Rock-Tenn or any other party to the Transaction or concerning the solvency or fair value of MeadWestvaco, Rock-Tenn or any other party to the Transaction, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits, including synergies relating to pension benefits, anticipated by the managements of Rock-Tenn and MeadWestvaco to be realized from the Transaction, we have assumed, with the consent of Rock-Tenn, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of MeadWestvaco and Rock-Tenn, respectively, and such synergies and other benefits, including synergies relating to pension benefits. In addition, we have assumed, with the consent of Rock-Tenn, that such financial forecasts and projected synergies and other benefits, including synergies relating to pension benefits, will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Rock-Tenn Common Stock, MeadWestvaco Common Stock or TopCo Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not involved in the negotiation or execution of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Rock-Tenn might engage or the merits of the underlying decision by Rock-Tenn to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of Rock-Tenn, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Rock-Tenn, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Rock-Tenn, MeadWestvaco, any other party to the Transaction or the Transaction. We further have assumed, with the consent of Rock-Tenn, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Rock-Tenn obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, including any election by any holder of Rock-Tenn Common Stock to receive the Consideration or the Rock-Tenn Per Share Amount. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Rock-Tenn in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Rock-Tenn and certain of its affiliates, for which we have received and may receive compensation, including having been engaged by Rock-Tenn in 2014 to advise on certain strategic and financial matters. In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Rock-Tenn, MeadWestvaco and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Rock-Tenn, MeadWestvaco and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Rock-Tenn (in its capacity as such) and our opinion is rendered to the Board of Directors of Rock-Tenn in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto, or whether any holder of Rock-Tenn Common Stock should make an election to receive the Consideration or the Rock-Tenn Per Share Amount.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Rock-Tenn.
Very truly yours,
LAZARD FRERES & CO. LLC
By /s/ Donald Fawcett Donald Fawcett Managing Director

ANNEX D
January 25, 2015
The Board of Directors
MeadWestvaco Corporation
501 South 5th Street
Richmond, Virginia 23219-0501
Members of the Board of Directors:
We understand that MeadWestvaco Corporation (“MeadWestvaco”) proposes to enter into a Business Combination Agreement (the “Agreement”), between MeadWestvaco and Rock-Tenn Company (“Rock-Tenn”). The Agreement provides, among other things, that (a) Rock-Tenn will form a wholly owned subsidiary organized in Delaware (“TopCo”); (b) TopCo will form a wholly owned subsidiary organized in Delaware (“MWV Merger Sub”) and a wholly owned subsidiary organized in Georgia (“RockTenn Merger Sub”); (c) RockTenn Merger Sub will merge with and into Rock-Tenn (the “Rock-Tenn Merger”) pursuant to which Rock-Tenn will continue as the surviving corporation and a wholly owned subsidiary of TopCo and each outstanding share of the Class A common stock, par value $0.01 per share, of Rock-Tenn (“Rock-Tenn Common Stock”) will be converted into the right to receive, at the option of the holder thereof and subject to certain limitations and proration procedures set forth in the Agreement (as to which limitations and procedures we express no opinion), (i) one share of the common stock, par value $0.01 per share, of TopCo (“TopCo Common Stock”) or (ii) an amount in cash based upon the volume weighted average price per share of Rock-Tenn Common Stock on the New York Stock Exchange prior to the closing of the Rock-Tenn Merger; and (d) MeadWestvaco will merge with and into MWV Merger Sub (the “MeadWestvaco Merger” and, together with the Rock-Tenn Merger, the “Transaction”), pursuant to which MWV Merger Sub will continue as the surviving limited liability company and a wholly owned subsidiary of TopCo and each issued and outstanding share of the common stock, par value $0.01 per share, of MeadWestvaco (“MeadWestvaco Common Stock”) will be converted into the right to receive 0.78 (the “MeadWestvaco Exchange Ratio”) shares of TopCo Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as to, taking into account the Rock-Tenn Merger, the fairness, from a financial point of view, to the holders of MeadWestvaco Common Stock (other than Rock-Tenn and its affiliates) of the MeadWestvaco Exchange Ratio provided for in the MeadWestvaco Merger.
In connection with this opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to MeadWestvaco and Rock-Tenn;

(ii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of MeadWestvaco furnished to or discussed with us by the management of MeadWestvaco, including certain financial forecasts relating to MeadWestvaco prepared by the management of MeadWestvaco (such forecasts, the “MeadWestvaco Forecasts”);

(iii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of the specialty chemicals business (“SpinCo”) of MeadWestvaco furnished to or discussed with us by the management of MeadWestvaco, including certain financial forecasts relating to SpinCo prepared by the management of MeadWestvaco (such forecasts, the “SpinCo Forecasts”);

(iv)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of MeadWestvaco pro forma for the consummation of MeadWestvaco’s previously disclosed plan to fully separate SpinCo by means of a tax-free spin-off to stockholders of MeadWestvaco or another alternative transaction (the “Spin-Off”), including certain financial forecasts relating to MeadWestvaco pro forma for the consummation of the Spin-Off prepared by the management of MeadWestvaco (the “MeadWestvaco ex-SpinCo Forecasts”);

The Board of Directors
MeadWestvaco Corporation

(v)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Rock-Tenn furnished to or discussed with us by the management of Rock-Tenn, including certain financial forecasts relating to Rock-Tenn prepared by the management of Rock-Tenn (such forecasts, the “Rock-Tenn Forecasts”);

(vi)
reviewed an alternative version of the Rock-Tenn Forecasts incorporating certain adjustments thereto made by the management of MeadWestvaco (the “Adjusted Rock-Tenn Forecasts”) and discussed with the management of MeadWestvaco its assessments as to the relative likelihood of achieving the future financial results reflected in the Rock-Tenn Forecasts and the Adjusted Rock-Tenn Forecasts;

(vii)
reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Synergies”) anticipated by the managements of MeadWestvaco and Rock-Tenn to result from the Transaction;

(viii)
reviewed certain financial and operating information with respect to the business, operations and prospects of MeadWestvaco and Rock-Tenn pro forma for the consummation of the Transaction under alternative scenarios, one where the Spin-Off is consummated and one where it is not, including certain financial forecasts prepared by the management of MeadWestvaco relating to MeadWestvaco and Rock-Tenn pro forma for the consummation of the Transaction and the Spin-Off  (such forecasts, the “Spin-Off Pro Forma Forecasts”) and an alternative set of pro forma financial forecasts prepared by the management of MeadWestvaco relating to MeadWestvaco and Rock-Tenn where the Transaction is consummated but the Spin-Off is not (such forecasts, the “No-Spin-Off Pro Forma Forecasts”);

(ix)
discussed the past and current business, operations, financial condition and prospects of MeadWestvaco and Rock-Tenn with members of senior managements of MeadWestvaco and Rock-Tenn;

(x)
reviewed the potential pro forma financial impact of the Transaction on the future financial performance of MeadWestvaco and Rock-Tenn under two alternative scenarious, one where the Spin-Off is consummated and one where it is not, including the potential effect on MeadWestvaco’s and Rock-Tenn’s estimated earnings per share under each alternative scenario;

(xi)
reviewed the trading histories for MeadWestvaco Common Stock and Rock-Tenn Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(xii)
compared certain financial and stock market information of MeadWestvaco and Rock-Tenn with similar information of other companies we deemed relevant;

(xiii)
compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xiv)
reviewed the relative financial contributions of MeadWestvaco and Rock-Tenn to the future financial performance of the combined company on a pro forma basis in the alternative scenario where the Transaction is consummated but the Spin-Off is not;

(xv)
reviewed a draft, dated January 25, 2015, of the Agreement (the “Draft Agreement”); and

(xvi)
performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements

The Board of Directors
MeadWestvaco Corporation

of MeadWestvaco and Rock-Tenn that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Rock-Tenn Forecasts, we have been advised by Rock-Tenn, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Rock-Tenn as to the future financial performance of Rock-Tenn. With respect to the MeadWestvaco Forecasts, the SpinCo Forecasts, the MeadWestvaco ex-SpinCo Forecasts, the Adjusted Rock-Tenn Forecasts and the Synergies, we have assumed, at the direction of MeadWestvaco, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MeadWestvaco as to the future financial performance of MeadWestvaco, SpinCo, MeadWestvaco pro forma for the consummation of the Spin-Off, Rock-Tenn and the other matters covered thereby. With respect to the Spin-Off Pro Forma Forecasts and the No-Spin-Off Pro Forma Forecasts, we have assumed, at the direction of MeadWestvaco, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MeadWestvaco as to the future financial performance of MeadWestvaco and Rock-Tenn on pro forma bases for the alternative scenarios presented therein. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Rock-Tenn, MeadWestvaco, SpinCo or TopCo, nor have we made any physical inspection of the properties or assets of Rock-Tenn, MeadWestvaco, SpinCo or TopCo. We have not evaluated the solvency or fair value of Rock-Tenn, MeadWestvaco, SpinCo or TopCo under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of MeadWestvaco, that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect in any way meaningful to our analysis on Rock-Tenn, MeadWestvaco or TopCo or the contemplated benefits of the Transaction. We also have assumed, at the direction of MeadWestvaco, that the MeadWestvaco Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Rock-Tenn Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. We also have assumed, at the direction of MeadWestvaco, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.
We express no view or opinion as to any terms or other aspects of the Transaction (other than the MeadWestvaco Exchange Ratio to the extent expressly specified herein) or any terms or other aspects of the Spin-Off, including, without limitation, the form or structure of the Transaction or the Spin-Off. Our opinion is limited to, taking into account the Rock-Tenn Merger, the fairness, from a financial point of view, of the MeadWestvaco Exchange Ratio to holders of MeadWestvaco Common Stock (other than Rock-Tenn and its affiliates) and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the MeadWestvaco Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction or the Spin-Off in comparison to other strategies or transactions that might be available to MeadWestvaco or in which MeadWestvaco might engage or as to the underlying business decision of MeadWestvaco to proceed with or effect the Transaction or the Spin-Off. We are not expressing any opinion as to what the value of TopCo Common Stock actually will be when issued or the prices at which MeadWestvaco Common Stock, Rock-Tenn Common Stock or TopCo Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no

The Board of Directors
MeadWestvaco Corporation

opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.
We have acted as financial advisor to MeadWestvaco in connection with the Transaction and will receive a fee for our services, a portion of which is payable in connection with the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, MeadWestvaco has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MeadWestvaco, Rock-Tenn, SpinCo, TopCo and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MeadWestvaco and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to MeadWestvaco in connection with its anticipated spin-off of SpinCo and its sale of U.S. forestlands and interests in two development-land joint ventures with its Community Development and Land Management division; (ii) having acted or acting as co-lead arranger and co-book runner for, and a lender under, MeadWestvaco’s $600 million five-year revolving credit facility scheduled to expire on January 30, 2017; (iii) having acted as dealer manager to MeadWestvaco in connection with an accelerated share repurchase transaction; and (iv) having provided or providing treasury and trade management services and products to MeadWestvaco.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Rock-Tenn and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a co-lead arranger and co-book runner for Rock-Tenn’s revolving credit facility and term loan facility maturing on September 27, 2017; (ii) having acted or acting as lender under certain term loans, letters of credit and credit and leasing facilities for Rock-Tenn; and (iii) having provided or providing treasury and trade management services and products to Rock-Tenn.
Furthermore, we and our affiliates in the future may provide investment banking, commercial banking and other financial services to SpinCo and TopCo and certain of their respective affiliates and in the future may receive compensation for the rendering of these services.
It is understood that this letter is for the benefit and use of the Board of Directors of MeadWestvaco (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Board of Directors
MeadWestvaco Corporation

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof, taking into account the Rock-Tenn Merger, that the MeadWestvaco Exchange Ratio provided for in the MeadWestvaco Merger is fair, from a financial point of view, to the holders of MeadWestvaco Common Stock (other than Rock-Tenn and its affiliates).
Very truly yours,
/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

ANNEX E
PERSONAL AND CONFIDENTIAL
January 25, 2015
Board of Directors
MeadWestvaco Corporation
501 South 5th Street
Richmond, VA 23219
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Rock-Tenn Company (“Rock-Tenn”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of MeadWestvaco Corporation (the “Company”), taking into account the Rock-Tenn Merger (as defined below), of the MeadWestvaco Exchange Ratio (as defined below) pursuant to the Business Combination Agreement, dated as of January 25, 2015 (the “Agreement”), by and between Rock-Tenn and the Company. The Agreement provides, among other things, that Rock-Tenn will organize a subsidiary (“TopCo”) for the purpose of forming subsidiaries of TopCo (“RockTenn Merger Sub” and “MWV Merger Sub”) for the purpose of effecting the merger of RockTenn Merger Sub with and into Rock-Tenn (the “Rock-Tenn Merger”) and the merger of the Company with and into MWV Merger Sub (the “MeadWestvaco Merger”). As a result of the Rock-Tenn Merger, each outstanding share of the Class A common stock, $0.01 per share (the “Rock-Tenn Common Stock”), of Rock-Tenn will be converted into the right to receive, at the election of the holder thereof, either (i) one share of the common stock, par value $0.01 per share (the “TopCo Common Stock”), of TopCo or (ii) an amount in cash based upon the volume weighted average price per share of Rock-Tenn Common Stock on the New York Stock Exchange prior to the closing of the Rock-Tenn Merger as more fully set forth in the Agreement, subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. As a result of the MeadWestvaco Merger, each share of Company Common Stock will be converted into the right to receive 0.78 shares of TopCo Common Stock (the “MeadWestvaco Exchange Ratio”).
Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, the specialty chemicals business (“SpinCo”) of the Company, Rock-Tenn, TopCo and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as the Company’s financial advisor in connection with its sale of U.S. forestlands and interests in two development-land joint ventures to Plum Creek Timber Company, Inc. in December 2013 and as the Company’s financial advisor in connection with the Company’s previously disclosed plan to fully separate SpinCo by means of a tax-free spin-off to stockholders of the Company or another alternative transaction (the “Spin-Off”). We may also in the future provide financial advisory and/or underwriting services to the Company, Rock-Tenn, SpinCo, TopCo and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2013 and of Rock-Tenn for the five fiscal years ended September 30, 2014; Quarterly Reports on

Board of Directors
MeadWestvaco Corporation
January 25, 2015
Page Two
Form 10-Q of the Company and Rock-Tenn; certain other communications from the Company and Rock-Tenn to their respective stockholders; publicly available research analyst reports for the Company and Rock-Tenn; certain internal financial analyses and forecasts for Rock-Tenn prepared by its management; certain financial analyses and forecasts for Rock-Tenn, certain internal financial analyses and forecasts for the Company, certain internal financial analyses and forecasts for SpinCo, certain internal financial analyses and forecasts for the Company pro forma for the consummation of the Spin-Off and certain financial analyses and forecasts for the Company and Rock-Tenn pro forma for the consummation of the Transaction under alternative scenarios (one where the Spin-Off is consummated and one where it is not), in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”); and certain cost savings and operating synergies projected by the managements of the Company and Rock-Tenn to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Rock-Tenn regarding their assessment of the past and current business operations, financial condition and future prospects of Rock-Tenn and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and SpinCo and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the Shares and Rock-Tenn Common Stock; compared certain financial and stock market information for the Company and Rock-Tenn with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the paper and packaging industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, SpinCo, Rock-Tenn or TopCo or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Rock-Tenn or TopCo or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the Spin-Off, or the relative merits of the Transaction or the Spin-Off as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Rock-Tenn and its affiliates) of Shares, as of the date hereof and taking into account the Rock-Tenn Merger, of the MeadWestvaco Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Transaction or any term or aspect of the Spin-Off or any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction or the Spin-Off, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, SpinCo or Rock-Tenn, or any class of such persons, in connection with the Transaction,

Board of Directors
MeadWestvaco Corporation
January 25, 2015
Page Three
whether relative to the MeadWestvaco Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock, Rock-Tenn Common Stock or TopCo Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, SpinCo, Rock-Tenn or TopCo or the ability of the Company, SpinCo, Rock-Tenn or TopCo to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and taking into account the Rock-Tenn Merger, the MeadWestvaco Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Rock-Tenn and its affiliates) of Shares.
Very truly yours,
/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

ANNEX F
Greenhill & Co., LLC
300 Park Avenue
New York, NY 10022
(212) 389-1500
(212) 389-1700 Fax

CONFIDENTIAL
As of January 25, 2015
Board of Directors
MeadWestvaco Corporation
299 Park Avenue
New York, NY 10171
Members of the Board of Directors:
We understand that MeadWestvaco Corporation, a Delaware corporation (the “Company”), and Rock-Tenn Company, a Georgia corporation (“RockTenn”), propose to enter into a Business Combination Agreement (the “Combination Agreement”), which provides, among other things, for (i) the formation of a Delaware corporation and a wholly owned subsidiary of RockTenn (“TopCo”), a Delaware limited liability company and a wholly owned subsidiary of TopCo (“MWV Merger Sub”), and a Georgia corporation and a wholly owned subsidiary of TopCo (“RockTenn Merger Sub”), for the purpose of effecting the Mergers (as described below); (ii) the merger of RockTenn Merger Sub with and into RockTenn (the “RockTenn Merger”), with RockTenn continuing as the surviving corporation and a wholly owned subsidiary of TopCo, pursuant to which each issued and outstanding share of Class A common stock, par value $0.01 per share, of RockTenn (the “RockTenn Common Stock”), other than shares of RockTenn Common Stock held in treasury by RockTenn and dissenting shares, shall be converted into the right to elect to receive either one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of TopCo (the “TopCo Common Stock”) (such consideration, the “RockTenn Stock Consideration”) or cash (as further discussed below); and (iii) the merger of the Company with and into MWV Merger Sub (the “MWV Merger” and, together with the RockTenn Merger, the “Mergers”), with MWV Merger Sub continuing as the surviving limited liability company and a wholly owned subsidiary of TopCo, pursuant to which each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in treasury by the Company, shall be converted into the right to receive 0.78 (the “MWV Exchange Ratio”) fully paid and nonassessable shares of TopCo Common Stock. Under the terms of the Combination Agreement, if a holder of RockTenn Common Stock elects to receive cash, such holder will receive cash in an amount equal to the volume-weighted average price of RockTenn common stock during the five trading day period immediately precedent (but not including) the third trading day prior to the effective time of the Mergers for each share of RockTenn held (the “RockTenn Cash Consideration”). If a holder of RockTenn Common Stock does not properly make a cash or stock election, such holder will receive either the RockTenn Cash Consideration, or the RockTenn Stock Consideration, or a combination of both, subject to the proration described in the following sentence. The cash and stock elections by holders of RockTenn Common Stock (and treatment of holders of RockTenn Common Stock who fail to properly make an election) will be subject to proration such that 50.1% of the issued and outstanding shares of TopCo Common Stock will be owned by holders of the Company Common Stock and 49.9% of such shares will be owned by holders of RockTenn Common Stock (subject to a possible increase of up to 50.5% to be owned by holders of the Company Common Stock, and a corresponding possible decrease of down to 49.5% to be owned by holders of RockTenn Common Stock, to the extent necessary to permit the contemplated spin off of the Company’s specialty chemical business to be on a tax-free basis to TopCo and its affiliates). The terms and conditions of the Mergers are more fully set forth in the Combination Agreement. Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Combination Agreement.

You have asked for our opinion as to whether, as of January 25, 2015, the MWV Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Mergers.
For purposes of the opinion set forth herein, we have:
1.
reviewed the Combination Agreement dated as of January 25, 2015;

2.
reviewed certain publicly available financial statements of each of the Company and RockTenn that we deemed relevant;

3.
reviewed certain other publicly available business, operating and financial information relating to each of the Company and RockTenn that we deemed relevant;

4.
reviewed certain information, including financial forecasts and other financial and operating data concerning each of the Company and RockTenn, prepared by the management of the Company and as approved for our use by the management of the Company;

5.
discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.
discussed the past and present operations and financial condition and the prospects of RockTenn with senior executives of RockTenn;

7.
reviewed certain information regarding potential cost savings and operational synergies projected by management of the Company and management of RockTenn to result from the Mergers (“Synergies”), as approved for our use by the management of the Company;

8.
reviewed the historical market prices and trading activity for the Company Common Stock and analyzed its implied valuation multiples;

9.
reviewed the historical market prices and trading activity for the RockTenn Common Stock and analyzed its implied valuation multiples;

10.
reviewed the historical exchange ratio based upon the closing trading prices of the Company Common Stock and the RockTenn Common Stock over several time periods, and compared those to the MWV Exchange Ratio;

11.
compared the value of the MWV Merger Consideration with that received in certain publicly available transactions that we deemed relevant;

12.
compared the proportionate ownership of the Company’s shareholders in the pro forma combined company with the relative contribution of the Company to the pro forma combined company based upon a number of metrics that we deemed relevant;

13.
performed a discounted cash flow analysis for each of the Company and RockTenn, in each case at discount rates we deemed appropriate;

14.
participated in discussions among representatives of the Company and its financial advisors and representatives of RockTenn and its financial advisors; and

15.
performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification (or assuming any responsibility therefor), the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by, or discussed with, representatives and management of the Company and RockTenn for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to Synergies, the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed, with your consent, that such Synergies, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company and RockTenn, as applicable, as to those matters, and we have relied upon such forecasts and data in arriving at our opinion, with your consent. We express no opinion with respect to such Synergies, projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or RockTenn, or any of their respective subsidiaries, nor have we been furnished with any such valuations or appraisals. We have assumed, with your consent, that the RockTenn Merger will be treated as a tax-free reorganization or a transaction qualifying for nonrecognition of gain and loss and the MWV Merger will be treated as a tax-free reorganization, in each case, for federal income tax purposes. We have assumed that the Mergers will be consummated in accordance with the terms set forth in the final, executed Combination Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Combination Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Mergers will be obtained without any effect on the Company, RockTenn, the Mergers or the contemplated benefits of the Mergers in any way meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.
We were not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspects of the Mergers, or any other agreement, arrangement or understanding to be entered into or amended in connection with or contemplated by the Mergers or otherwise, or to provide services other than the delivery of this opinion. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the Mergers or any other alternative transaction. We did not participate in the negotiations with respect to the terms of the Mergers. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to the Mergers, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company in an amount in excess of that contemplated in the Mergers.
We have acted as financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Mergers and will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Mergers (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Company in connection with the Mergers and any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Company in connection with the sale of the Company’s Community Development and Land Management segment to Plum Creek Timber Company, Inc.).
It is understood that this letter is for the information of the Board and is rendered to the Board in connection with their consideration of the Mergers and may not be used for any other purpose or relied upon by any other person without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the holders of Company Common Stock in connection with the Mergers. We are not expressing an opinion as to any aspect of the Mergers, other than the fairness of the MWV Exchange Ratio, from a financial point of view, to the holders of Company Common Stock. In particular, we express no opinion as to the prices at which the TopCo Common Stock will trade at any future time. We express no opinion as to any term or aspect of any other agreement or instrument contemplated by the Mergers or entered into or amended in connection with the Mergers, including, without limitation, the fairness of the Mergers to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company (other than holders of Company Common Stock). We express no opinion on the underlying business decision of the Company to engage in the Mergers, or the relative merits of the Mergers as compared to any strategic alternatives that may be available to the Company. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or with respect to the fairness of any such compensation. We also express no opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board of Directors as to whether they should approve the Mergers or the Combination Agreement, nor does it constitute a recommendation as to how any holder of Company Common Stock should vote or act on any matter relating to the Combination Agreement or the Mergers.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of January 25, 2015, the MWV Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.
Very best regards,
GREENHILL & CO., LLC
By	/s/ Richard J. Lieb
	Name:	Richard J. Lieb
	Title:	Managing Director

ANNEX G
CERTIFICATE OF INCORPORATION
OF
WestRock Company
Article I
The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
WestRock Company
Article II
The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
Article III
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
Article IV
The total number of shares of stock which the Corporation shall have authority to issue is 630,000,000, consisting of 30,000,000 shares of preferred stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”), and 600,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as “Common Stock”).
Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, and increase and decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).
The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in the Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
Article V
In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that the By-Laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; provided, further, that, notwithstanding anything to the contrary in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, Section 1.3, Section 2.1, Section 2.2, the last sentence of Section 2.3, Section 2.4, Section 2.7, Section 2.8, Section 2.9, Section 2.12, Section 3.1, Section 3.2, Section 3.3 or the last sentence of Section 7.7 of the By-Laws of the Corporation may be

modified, amended or repealed, and any By-Law provision inconsistent with such provisions may be adopted, by the stockholders of the Corporation only by the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding Voting Stock (as defined in the next sentence), voting together as a single class.
For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
Article VI
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.
Article VII
Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board.
Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
At each annual meeting of the stockholders of the Corporation (1) directors shall be elected as provided in the By-Laws of the Corporation to hold office for a term expiring at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (2) only if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and any director so chosen shall hold office for the remainder of the term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next annual meeting of stockholders, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the total number of directors which the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.
Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, by the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.
Article VIII
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

Article IX
Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, that any amendment or repeal of Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided, further, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

ANNEX H
FORM OF BYLAWS
OF
WestRock Company
INCORPORATED UNDER THE LAWS OF DELAWARE

BYLAWS
OF
WestRock Company
ARTICLE I
MEETINGS OF STOCKHOLDERS
SECTION 1.1.   Place of Meetings.   The annual meeting of stockholders for the election of directors and all special meetings for that or for any other purpose shall be held at such time and place, either within or without the State of Delaware as may from time to time be designated by the Board of Directors.
SECTION 1.2.   Annual Meetings.   The annual meeting of stockholders for elections of directors, and for the transaction of such other business as may be required or authorized to be transacted by stockholders, shall be held on such date and time as designated from time to time by the Board of Directors.
SECTION 1.3.   Special Meetings.   A special meeting of stockholders for any purpose may be called at any time only by a majority of the Board of Directors, by the Non-Executive Chairman of the Board, by the Chief Executive Officer or by the holders of at least 50 percent of the voting power of the then outstanding common stock, par value $0.01 per share, of the Corporation. Stockholders may call a special meeting of stockholders in accordance with the foregoing by delivering to the Secretary notice of such request (which notice shall include the purpose for which such special meeting is being called) signed by the holders of the required percentage of shares. If the stockholders call a special meeting of stockholders in accordance with the foregoing, the Board of Directors shall have the exclusive right and power to do the following with respect to such special meetings: (a) fix the record date for the determination of whether the holders of the required percentage of shares has called a special meeting, (b) fix the date and time of such special meeting which date shall be no more than 180 days after the date on which the Secretary received notice of the request for a special meeting and (c) fix the record date for determining the stockholders entitled to vote at the special meeting, in accordance with Section 6.4 of these Bylaws. At any such special meeting the only business transacted shall be in accordance with the purposes specified in the notice calling such meeting.
SECTION 1.4.   Notice of Meetings.   Except as may otherwise be provided by statute or the Certificate of Incorporation, the Secretary or an Assistant Secretary shall cause written notice of the place, date and hour for holding each annual and special meeting of stockholders to be given not less than ten days nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting by mailing the notice, postage prepaid, to the stockholder at his post office address as it appears on the records of the Corporation. Notice of each special meeting shall contain a statement of the purpose or purposes for which the meeting is called. Except as otherwise provided by statute, no notice of an adjourned meeting need be given other than by announcement at the meeting which is being adjourned of the time and place of the adjourned meeting.
SECTION 1.5.   Postponement.   Any previously scheduled annual or special meeting of stockholders may be postponed by resolution of the Board of Directors, upon public notice given prior to the date scheduled for such meeting.
SECTION 1.6.   Quorum.   The holders of shares of the outstanding stock of the Corporation representing a majority of the total votes entitled to be cast at any meeting of stockholders, if present in person or by proxy, shall constitute a quorum for the transaction of business unless a larger proportion shall be required by statute or the Certificate of Incorporation. The Chairman of a meeting of stockholders may adjourn such meeting from time to time, whether or not there is a quorum of stockholders at such meeting. In the absence of a quorum at any stockholders’ meeting, the stockholders present in person or by proxy and entitled to vote may, by majority vote, adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called. The lack of the required quorum at any meeting of stockholders for action upon any particular matter, shall not prevent action at such meeting upon other matters which may properly come before the meeting, if the quorum required for taking action upon such other matters shall be present.
SECTION 1.7.   Chairman; Secretary.   The Non-Executive Chairman of the Board shall call meetings of the stockholders to order and shall act as Chairman. If there is no Non-Executive Chairman of the Board, or in the event of his absence or disability, the president of the Corporation (the “President”), or in the event of his absence or disability, one of the Executive Vice Presidents (in order of first designation as an Executive Vice President) present, or in absence of all Executive Vice Presidents, one of the Senior Vice Presidents (in order of first designation as a Senior Vice President) present, or in the absence also of all Senior Vice Presidents, one of the Vice Presidents (in order of first designation as a Vice President) present, shall call meetings of the stockholders to order and shall act as Chairman thereof. The Secretary of the Corporation, or any person appointed by the Chairman of the meeting, shall act as Secretary of the meeting of stockholders.
SECTION 1.8.   Inspectors of Election; Opening and Closing the Polls.   The Board of Directors in advance of any meeting of stockholders shall appoint two or more inspectors of election to act at such meeting or any adjournment thereof. In the event of the failure of the Board of Directors to make such appointments, or if any inspector shall for any reason fail to attend or to act at any meeting, or shall for any reason cease to be an inspector before completion of his duties, the appointments shall be made by the Chairman of the meeting.
The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.
SECTION 1.9.   Voting.   At each meeting of the stockholders each stockholder entitled to vote thereat shall, except as otherwise provided in the Certificate of Incorporation, be entitled to one vote in person or by proxy for each share of the stock of the Corporation registered in his name on the books of the Corporation on the date fixed pursuant to Section 6.4 of these Bylaws as the record date fixed for such meeting.
At each meeting of the stockholders at which a quorum is present, all matters (except as otherwise provided in Section 2.4 or Section 7.7 of these Bylaws, in the Certificate of Incorporation, or by statute) shall be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter.
The Board of Directors, in its discretion, or the officer of the Corporation presiding at the meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be by written ballot.
SECTION 1.10.   Meeting Required.   Any action by stockholders of the Corporation shall be taken at a meeting of stockholders and no corporate action may be taken by written consent of stockholders entitled to vote upon such action.
SECTION 1.11.   Notification of Proposals.   The proposal of business, other than nominations, which are governed by Section 2.5 of these Bylaws, to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.11.
For business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the first paragraph of this Section 1.11, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to the business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner; if any, on whose behalf the proposal is made and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) (A) the class and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of the Corporation or with a value derived in whole or in part from the value of any class of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (D) any short interest in a security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder.
Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in this Section 1.11 and, if any proposed business is not in compliance with this Section 1.11, to declare that such defective proposal shall be disregarded.
For purposes of this Section 1.11, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.11. Nothing in this Section 1.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE II
BOARD OF DIRECTORS
SECTION 2.1.   General Powers, Number, Qualifications and Term of Office.   The business and property of the Corporation shall be managed and controlled by the Board of Directors. The Board of Directors shall consist of a number of directors to be determined from time to time only by resolution adopted by the Board of Directors.
At each annual meeting of the stockholders of the Corporation, directors elected to succeed those directors whose terms then expire shall hold office for a term expiring at the next succeeding annual meeting of stockholders after their election. Each director of the Corporation shall hold office as provided above and until his or her successor shall have been elected and qualified.
SECTION 2.2.   Age Limitation.   No person shall serve as a director of the Corporation following the annual meeting of stockholders after attaining age 72; provided, that on an exceptional basis, the Board of Directors may extend a director’s term for a limited period.
SECTION 2.3.   Election of Directors; Vacancies; New Directorships.   Subject to Section 2.1 of this Article, directors shall be elected annually in the manner provided in these Bylaws. At each annual or special meeting of the stockholders for the election of directors, at which a quorum is present, each director shall be elected by the vote of the majority of the votes cast, provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 2.3, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. The Nominating and Governance Committee has established procedures under which any director who is not elected shall offer to tender his or her resignation to the Non-Executive Chairman of the Board and the Nominating and Governance Committee. Any vacancies on the Board of Directors caused by death, removal, resignation or any other cause and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the directors then in office, even though less than a quorum, at any regular or special meeting of the Board of Directors, and any director so elected shall hold office for the remainder of the term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next annual meeting of stockholders, and in each case until such director’s successor shall have been duly elected and qualified.
SECTION 2.4.   Removal of Directors.   Any director may be removed without cause, at any time, by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a special meeting of stockholders duly called and held for the purpose or at an annual meeting of stockholders. Notwithstanding anything to the contrary in this Article II, until the third anniversary of the Effective Time (as used herein, such term shall have the meaning given in the [Business Combination Agreement, dated as of January [  ], 2015]), the affirmative vote of at least three-fourths of the whole Board of Directors shall be required for (i) the removal of Mr. John A. Luke, Jr., any determination not to, or failure to, appoint or re-elect Mr. John A. Luke, Jr., as Non-Executive Chairman of the Board or any determination not to, or failure to, nominate Mr. John A. Luke, Jr. as a director, and (ii) any determination not to, or failure to, nominate Mr. Steven C. Voorhees as a director.
SECTION 2.5.   Notification of Nomination.   Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by the United States mail, postage prepaid, to the Secretary at the principal executive offices of the Corporation, not later than (I) with respect to an election to be held at an annual meeting of stockholders, the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by the Corporation, and (II) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (b) (i) the class and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of the Corporation or with a value derived in whole or in part from the value of any class of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (iv) any short interest in a security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (v) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (vii) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (c) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (d) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (e) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated by the Board of Directors, and (f) the consent of each nominee to serve as a director of the Corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. The

Corporation may require any proposed nominee to furnish such other information as may be reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
SECTION 2.6.   Place of Meetings.   The Board of Directors may hold its meetings at such place or places, within or without the State of Delaware, as it may from time to time determine. In the absence of any such determination, such meetings shall be held at the principal business office of the Corporation. Any meeting may be held upon direction to the Secretary by the Non-Executive Chairman of the Board, or, in his absence, by the President at any place, provided that notice of the place of such meeting, whether regular or special, shall be given in the manner provided in Section 2.9 of this Article unless such notice is not required by reason of Section 2.7 of these Bylaws.
SECTION 2.7.   Regular Meetings.   Regular meetings of the Board of Directors shall be held in each year on such dates as a resolution of the Board of Directors may designate at the beginning of each year. Any regular meeting of the Board may be dispensed with upon order of the Board of Directors, or by the Non-Executive Chairman of the Board, or, in his absence, the President if notice thereof is given to each director at least one day prior to the date scheduled for the meeting. If any day fixed for a regular meeting shall be a legal holiday, then such meeting shall be held on the next succeeding business day not a legal holiday. No notice shall be required for any regular meeting of the Board, except that notice of the place of such meeting shall be given (as provided in Section 2.9) if such meeting is to be held at a place other than the principal business office of the Corporation or if the meeting is held on a date other than that established at the beginning of each year by a resolution of the Board of Directors.
SECTION 2.8.   Special Meetings.   Special meetings of the Board of Directors shall be held whenever called by the direction of the Non-Executive Chairman of the Board, the Chief Executive Officer, an Executive Vice President, or a majority of the Board of Directors then in office.
SECTION 2.9.   Notice of Special Meetings.   Notice of the place, day and hour of every special meeting of the Board of Directors and, if required by Section 2.7 of these Bylaws, of a regular meeting of the Board of Directors shall be given by the Secretary or an Assistant Secretary to each director at least twelve hours before the meeting, by telephone, telegraph or cable, telecopier or e-mail, or by delivery to him personally or to his residence or usual place of business, or by mailing such notice at least three days before the meeting, postage prepaid, to him at his last known post office address according to the records of the Corporation. Except as provided by statute, or by Section 4.3 or Section 7.7 of these Bylaws, such notice need not state the business to be transacted at any special meeting. No notice of any adjourned meeting of the Board of Directors need be given. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.6 of these Bylaws.
SECTION 2.10.   Quorum and Manner of Acting.   A whole number of directors equal to at least a majority of the total number of directors as determined by resolution in accordance with Section 2.1, regardless of any vacancies, shall constitute a quorum for the transaction of business at any meeting except to fill vacancies in accordance with Section 2.1 and Section 2.3 of this Article, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors unless otherwise provided by statute or these Bylaws. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice until a quorum be had. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally scheduled. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.
SECTION 2.11.   Chairman; Secretary.   At each meeting of the Board of Directors, the Non-Executive Chairman of the Board shall act as Chairman. If there is no Non-Executive Chairman of the Board, or in the event of his absence or disability, the Lead Independent Director or in his absence or disability, the President or in his absence or disability, one of the Executive Vice Presidents who is also a director, or in their absence, a director chosen by a majority of the directors present, shall act as Chairman. The Secretary, or in his absence or disability, an Assistant Secretary, or any person appointed by the Chairman of the meeting, shall act as Secretary of the meeting.

SECTION 2.12.   Compensation.   Each director except a director who is an active employee of the Corporation in receipt of a salary shall be paid such sums as director’s fees as shall be fixed by the Board of Directors. Each director may be reimbursed for all expenses incurred in attending meetings of the Board of Directors and in transacting any business on behalf of the Corporation as a director. Nothing in this Section 2.12 shall be construed to preclude a director from serving the Corporation in any other capacity and receiving compensation therefor.
SECTION 2.13.   Indemnification and Insurance.
(A)   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which these Bylaws are in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (C) of this Bylaw, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Bylaw shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Bylaw or otherwise. The rights conferred upon indemnitees in this Bylaw shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
(B)   To obtain indemnification under this Bylaw, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent

Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the Corporation’s current equity compensation plan, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.
(C)   If a claim under paragraph (A) of this Bylaw is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to paragraph (B) of this Bylaw has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(D)   If a determination shall have been made pursuant to paragraph (B) of this Bylaw that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (C) of this Bylaw.
(E)   The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (C) of this Bylaw that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.
(F)   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. Any amendment, modification, alteration or repeal of this Bylaw that in any way diminishes or adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission that took place prior to such amendment or repeal.
(G)   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (H) of this Bylaw, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

(H)   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
(I)   If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
(J)   For purposes of this Bylaw:
(1)   “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.
(2)   “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Bylaw.
(K)   Any notice, request or other communication required or permitted to be given to the Corporation under this Bylaw shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.
SECTION 2.14.   The Non-Executive Chairman of the Board.   The Non-Executive Chairman of the Board shall be chosen from the Board of Directors. The Non-Executive Chairman of the Board shall preside at all meetings of the stockholders in accordance with Section 1.7 of these Bylaws and preside at all meetings of the Board of Directors. In addition, if the Non-Executive Chairman of the Board is an independent director, the Non-Executive Chairman of the Board shall preside at and schedule all executive sessions of the independent directors. The Non-Executive Chairman of the Board shall provide oversight, direction and leadership to the Board of Directors and facilitate communication among directors and the regular flow of information between management and directors. He shall serve as chairman of the Executive Committee and provide input to the Compensation Committee and Nominating and Governance Committee, as appropriate, with respect to the performance evaluation process of the Chief Executive Officer, annual board performance self-evaluation process and management and Board of Directors succession planning. In addition, he shall exercise such other powers and perform such other duties as may be assigned to him by the Board of Directors. Notwithstanding anything to the contrary in these Bylaws but subject to Section 2.4 of these Bylaws, until the third anniversary of the Effective Time, the Non-Executive Chairman of the Board shall be Mr. John A. Luke, Jr., unless Mr. John A. Luke, Jr. is not willing or able to serve as Non-Executive Chairman of the Board.
SECTION 2.15.   Lead Independent Director.   If the Board of Directors has not made a determination that the Non-Executive Chairman of the Board is an independent director of the Corporation under applicable stock exchange rules and any applicable law, the Board of Directors shall appoint from among the directors with respect to whom the Board of Directors has made such an independence determination, a Lead Independent Director; provided that at any time from and after the Effective Time until the third anniversary thereof during which the Board of Directors has not made such a determination with respect to the Non-Executive Chairman of the Board, the chairpersons of the Nominating and Governance Committee, Compensation Committee, Audit Committee and Finance Committee shall each be appointed, in succession, to serve as Lead Independent Director at every fourth meeting of the Board of Directors, from and after the conclusion of such meeting until the conclusion of the subsequent meeting of the Board of Directors.

The Lead Independent Director shall preside at all meetings of the Board of Directors at which the Non-Executive Chairman of the Board is not present, including executive sessions of the independent directors, have the authority to call meetings of the independent directors, serve as liaison between the Non-Executive Chairman of the Board and the independent directors, and, if requested by a major shareholder, ensure that he or she is available for consultation and direct communication.

ARTICLE III
COMMITTEES
SECTION 3.1.   Committees of Directors.   The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Such resolution shall specify a designation by which a committee shall be known, shall fix its powers and authority, and may fix the term of office of its members. Any such committee, to the extent provided in the resolution of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; except as otherwise provided by statute. The Board of Directors shall establish the following Committees: the Nominating and Governance Committee; the Compensation Committee; the Audit Committee; the Finance Committee; and the Executive Committee. Notwithstanding anything to the contrary in this Article III, at the Effective Time, the chairpersons of the Nominating and Governance Committee, Compensation Committee, Audit Committee and Finance Committee shall, in the aggregate, be composed of an equal number of  (i) directors who served, immediately prior to the Effective Time, as directors of MeadWestvaco Corporation and (ii) directors who served, immediately prior to the Effective Time, as directors of Rock-Tenn Company.
SECTION 3.2.   Removal; Vacancies.   The members of committees of directors shall serve at the pleasure of the Board of Directors. Subject to Section 3.1, any member of a committee of directors may be removed at any time and any vacancy in any such committee may be filled by majority vote of the whole Board of Directors.
SECTION 3.3.   Compensation.   The Board of Directors may by resolution determine from time to time the compensation, if any, including reimbursement for expenses, of members of any committee of directors for services rendered to the Corporation as a member of any such committee.

ARTICLE IV
OFFICERS
SECTION 4.1.   Number.   The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer. Officers of the Corporation may also include a Controller, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers. One or more persons may hold any two of such offices. The Chief Executive Officer of the Corporation will also serve as the President of the Corporation. Notwithstanding anything to the contrary in these Bylaws but subject to Section 4.3, effective as of the Effective Time and until the third anniversary of thereof, the Chief Executive Officer and President shall be Mr. Steven C. Voorhees (unless Mr. Steven C. Voorhees is not the Chief Executive Officer of Rock-Tenn Company immediately prior to the Effective Time or is not willing or able to serve as Chief Executive Officer and President). Subject to the direction of the Board of Directors, the Chief Executive Officer shall have general supervision of the business and affairs of the Corporation and over its officers, employees and agents with such powers and duties incident to being Chief Executive Officer of a corporation, and as are provided for him in these Bylaws. In addition, the Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by the Board of Directors. The Board of Directors may add additional titles to any office to indicate seniority or additional responsibility.
SECTION 4.2.   Election; Term of Office and Qualifications.   The officers shall be chosen annually by the Board of Directors at its first regular meeting following the annual meeting of stockholders and each shall hold office until the corresponding meeting in the next year and until his successor shall have been elected and shall qualify, or until his earlier death or resignation or until he shall have been removed in the manner provided in Section 4.3. Any vacancy in any office shall be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.
SECTION 4.3.   Removal.   Subject to the next sentence, any officer may be removed from office, either with or without cause, by the majority of the whole Board of Directors at a special meeting called for that purpose, or at a regular meeting. Notwithstanding anything to the contrary in this Article IV, until the third anniversary of the Effective Time, the affirmative vote of at least three-fourths of the whole Board of Directors shall be required for the removal or termination of Mr. Steven C. Voorhees, any determination not to, or failure to, appoint Mr. Steven C. Voorhees, as Chief Executive Officer and President.
SECTION 4.4.   Salaries.   The Board of Directors shall have authority to determine any and all salaries of employees of the Corporation. The Board may by resolution authorize a committee of directors (none of whom shall be an officer or employee of the Corporation) to fix any such salaries. Salaries not determined by the Board of Directors, or by a committee of directors, may be fixed by the Chief Executive Officer.
SECTION 4.5.   The President.   The President shall have all powers and perform all duties incident to the office of the President as are provided for him in these Bylaws and shall exercise such other powers and perform such other duties (in addition to his duties as Chief Executive Officer) as may be assigned to him by the Board of Directors.
SECTION 4.6.   The Vice Presidents.   The Vice Presidents shall have such powers and perform such duties as are provided for them in these Bylaws and as may be assigned to them, or any of them, by the Board of Directors or the President. The Executive Vice Presidents (in order of first designation as an Executive Vice President), in the event of the death or disability of the President, shall perform all the duties of the President and when so acting shall have the powers of the President. In the event of the death or disability of the President and all Executive Vice Presidents, the available Senior Vice President (in order of first designation as a Senior Vice President), or in the event of the death or disability also of all Senior Vice Presidents, the Vice President who is available and was first elected a Vice President prior to all other available Vice Presidents shall perform all the duties of the President and when so acting shall have the powers of the President. A Vice President performing the duties and exercising the powers of the President shall perform the duties and exercise the powers of the Chief Executive Officer.
SECTION 4.7.   The Assistant Vice Presidents.   The Assistant Vice Presidents shall have such powers and perform such duties as may be assigned to them, or any of them, by the Board of Directors or the Chief Executive Officer.

SECTION 4.8.   The Secretary.   The Secretary shall keep, or cause to be kept in books provided for the purpose, the minutes of the meeting of stockholders and of the Board of Directors and any minutes of Committees of the Board of Directors; shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by statute; shall be custodian of the records and of the corporate seal or seals of the Corporation; and shall cause the corporate seal to be affixed to any document the execution of which, on behalf of the Corporation, under its seal, is duly authorized and when so affixed, may attest the same. The Secretary shall have all powers and perform all duties incident to the office of a secretary of a corporation and as are provided for in these Bylaws and shall exercise such other powers and perform such other duties as may be assigned by the Board of Directors, or, as to matters not related to the Board of Directors, the Chief Executive Officer or, as to matters related to the Board of Directors, the Non-Executive Chairman of the Board.
SECTION 4.9.   The Assistant Secretaries.   In the absence or disability of the Secretary, the Assistant Secretary designated by the Secretary shall perform all the duties of the Secretary and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary. The Assistant Secretaries shall exercise such powers and perform such duties as are provided for them in these Bylaws and as may be assigned to them, or any of them, by the Board of Directors, the Chief Executive Officer or the Secretary.
SECTION 4.10.   The Treasurer.   The Treasurer shall have general charge of and general responsibility for all funds, securities, and receipts of the Corporation and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall from time to time be designated in accordance with Section 5.2 of these Bylaws. He shall have all powers and perform all duties incident to the office of a treasurer of a corporation and as are provided for him in these Bylaws and shall exercise such other powers and perform such other duties as may be assigned to him by the Board of Directors or the Chief Executive Officer.
SECTION 4.11.   The Assistant Treasurers.   In the absence or disability of the Treasurer, the Assistant Treasurer designated by the Treasurer shall perform all the duties of the Treasurer and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. The Assistant Treasurers shall exercise such powers and perform such duties as are provided for them in these Bylaws and as may be assigned to them, or any of them, by the Board of Directors, the Chief Executive Officer or the Treasurer.
SECTION 4.12.   The Controller.   The Controller shall have general charge and supervision of financial reports; he shall maintain adequate records of all assets, liabilities and transactions of the Corporation; he shall keep the books and accounts and cause adequate audits thereof to be made regularly; he shall exercise a general check upon the disbursements of funds of the Corporation; and in general shall perform all duties incident to the office of a controller of a corporation, and shall exercise such other powers and perform such other duties as may be assigned to him by the Board of Directors or the Chief Executive Officer.
SECTION 4.13.   The Assistant Controllers.   In the absence or disability of the Controller, the Assistant Controller designated by the Controller shall perform all the duties of the Controller and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Controller. The Assistant Controllers shall exercise such other powers and perform such other duties as from time to time may be assigned to them, or any of them, by the Board of Directors, the Chief Executive Officer or the Controller.

ARTICLE V
AUTHORITY TO ACT AND SIGN FOR THE CORPORATION
SECTION 5.1.   Contracts, Agreements, Checks and Other Instruments.   Except as may be otherwise provided by statute or by the Board of Directors, the President, any Vice President, the Secretary, the Treasurer, and each of them, may make, sign, endorse, verify, acknowledge and deliver, in the name and on behalf of the Corporation, all deeds, leases and other conveyances, contracts, agreements, checks, notes, drafts and other commercial paper, bonds, assignments, bills of sale, releases, reports and all other instruments and documents deemed necessary or advisable by the officer or officers executing the same for carrying on the business and affairs of the Corporation, subject, however, to Section 5.4 relating to stock certificates of the Corporation, to Section 5.5 relating to execution of proxies and to Section 5.6 relating to securities held by the Corporation.
SECTION 5.2.   Bank Accounts; Deposits; Checks, Drafts and Orders Issued in the Corporation’s Name.   Except as otherwise provided by the Board of Directors, any two of the following officers: the President, any Vice President, and the Treasurer may from time to time, (1) open and keep in the name and on behalf of the Corporation, with such banks, trust companies or other depositories as they may designate, general and special bank accounts for the funds of the Corporation, (2) terminate any such bank accounts and (3) select and contract to rent and maintain safe deposit boxes with depositories as they may designate and terminate such contracts and authorize access to any safe deposit box by any two employees designated for such purposes, at least one of whom shall be an officer, and revoke such authority. Any such action by two of the officers as specified above shall be made by an instrument in writing signed by such two officers.
All funds and securities of the Corporation shall be deposited in such banks, trust companies and other depositories as are designated by the Board of Directors or by the aforesaid officers in the manner hereinabove provided, and for the purpose of such deposits, the President, any Vice President, the Secretary, the Treasurer or an Assistant Treasurer, and each of them, or any other person or persons authorized by the Board of Directors, may endorse, assign and deliver checks, notes, drafts, and other orders for the payment of money which are payable to the Corporation. Except as otherwise provided by the Board of Directors, all checks, drafts or orders for the payment of money, drawn in the name of the Corporation, may be signed by the President, any Executive or Senior Vice President, the Secretary or the Treasurer or by any other officers or any employees of the Corporation who shall from time to time be designated to sign checks, drafts, or orders on all accounts or on any specific account of the Corporation by an “instrument of designation” signed by any two of the following officers: the President, any Executive or Senior Vice President, and the Treasurer.
SECTION 5.3.   Delegation of Authority.   The Board of Directors, the President, any Vice President, the Treasurer or the Secretary may appoint such managers and attorneys and agents of the Corporation (who also may be employees of the Corporation) as may be deemed desirable who shall serve for such periods, have such powers, bear such titles and perform such duties as the Board of Directors, the President, any Vice President, the Treasurer or the Secretary may from time to time prescribe.
SECTION 5.4.   Stock Certificates.   All certificates of stock issued by the Corporation shall be executed in accordance with Section 6.1 of these Bylaws.
SECTION 5.5.   Voting of Stock in Other Corporations.   Stock in other corporations, which may from time to time be held by the Corporation, may be represented and voted at any meeting of stockholders of such other corporation by proxy executed in the name of the Corporation by the President, any Executive Vice President or the Treasurer, with the corporate seal affixed and attested by the Secretary.
SECTION 5.6.   Sale and Transfer of Securities.   The President or any Executive or Senior Vice President, the Treasurer or the Secretary are authorized to sell, transfer, endorse and assign any and all shares of stock, bonds and other securities owned by or standing in the name of the Corporation. The executing officers or officer may execute and deliver in the name and on behalf of the Corporation any instrument deemed necessary or advisable by the executing officers or officer to accomplish such transactions.

ARTICLE VI
STOCK
SECTION 6.1.   Certificates of Stock.   Each holder of stock shall be entitled to have a certificate or certificates, certifying the number and kind of shares owned by him in the Corporation signed by the President or an Executive Vice President and the Secretary and sealed with the seal of the Corporation. Where such certificate is signed by a transfer agent and by a registrar, the signatures of Corporation officers and the corporate seal may be facsimile, engraved or printed. In case any officer who shall have signed, or whose facsimile signature shall have been used on any such certificate, shall cease to be such officer of the Corporation, whether caused by death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate shall nevertheless be deemed to have been adopted by the Corporation and may be issued and delivered as though the person who signed the same, or whose facsimile signature shall have been used thereon, had not ceased to be such officer of the Corporation. The certificates for shares of the capital stock of the Corporation shall be in such forms as shall be approved by the Board of Directors.
SECTION 6.2.   Transfer of Stock.   Shares of stock shall be transferable only on the books of the Corporation by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate, properly endorsed, representing the shares to be transferred.
SECTION 6.3.   Transfer Agents and Registrars.   The Corporation may have a transfer agent and a registrar of its stock for different locations appointed by the Board of Directors from time to time. The Board of Directors may direct that the functions of transfer agent and registrar be combined and appoint a single agency to perform both functions at one or more locations. Duties of the transfer agent, registrar and combined agency may be defined from time to time by the Board of Directors. No certificate of stock shall be valid until countersigned by a transfer agent and until registered by a registrar even if both functions are performed by a single agency.
SECTION 6.4.   Record Dates.   The Board of Directors shall have power to fix in advance a record date to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action and such record date shall not be more than sixty nor less than ten days before the date of any meeting, nor more than sixty days prior to any other action.
SECTION 6.5.   Electronic Securities Recordation.   Notwithstanding the provisions of Section 6.1 of this Article VI, the Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

ARTICLE VII
SUNDRY PROVISIONS
SECTION 7.1.   Offices.   The Corporation’s registered office shall be in the City of Wilmington, County of New Castle. The Corporation may also have other offices at such other places as the business of the Corporation may require.
SECTION 7.2.   Seal.   The corporate seal of the Corporation shall have inscribed thereon the following words and figures: WestRock Company 2015 Incorporated Delaware. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. A duplicate seal or duplicate seals may be provided and kept for the necessary purposes of the Corporation.
SECTION 7.3.   Books and Records.   The Board of Directors may determine from time to time whether, and, if allowed, when and under what conditions and regulations, the books and records of the Corporation, or any of them, shall be open to the inspection of stockholders, and the rights of stockholders in this respect are and shall be limited accordingly (except as otherwise provided by statute). Under no circumstances shall any stockholder have the right to inspect any book or record or receive any statement for an improper or illegal purpose. Subject to the provisions of statutes relating thereto, the books and records of the Corporation may be kept outside the State of Delaware at such places as may be from time to time designated by the Board of Directors.
SECTION 7.4.   Fiscal Year.   Unless otherwise ordered by the Board of Directors, the fiscal year of the Corporation shall be twelve calendar months beginning on the first day of October in each year.
SECTION 7.5.   Independent Public Accountants.   The Audit Committee of the Board of Directors shall appoint annually an independent public accountant or firm of independent public accountants to audit the books of the Corporation for each fiscal year; this appointment shall be subject to shareholder ratification at the annual meeting next succeeding the appointment.
SECTION 7.6.   Waiver of Notice.   Any shareholder or director may waive any notice required to be given by law or by the provisions of the Certificate of Incorporation or by these Bylaws; provided that such waiver shall be in writing and signed by such shareholder or director or by the duly authorized attorney of the shareholder, either before or after the meeting, notice of which is being waived.
SECTION 7.7.   Amendments.   Notwithstanding anything to the contrary in these Bylaws, the last sentence of Section 2.4, Section 2.14, Section 2.15, the fourth and fifth sentences of Section 4.1, the last sentence of Section 4.3 and this Section 7.7 may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions, may be adopted, by the Board of Directors, only by the affirmative vote of at least three-fourths of the whole Board of Directors. Subject to the preceding sentence, the Board of Directors shall have power to make, alter and amend any Bylaws of the Corporation by a vote of a majority of the whole Board at any regular meeting of the Board of Directors, or any special meeting of the Board of Directors if notice of the proposed Bylaw, alteration or amendment be contained in the notice of such special meeting; provided, however, that no Bylaw shall be deemed made, altered or amended, by the Board of Directors unless the resolution authorizing the same shall specifically state that a Bylaw is thereby being made, altered or amended. Except as otherwise provided in these Bylaws or the Certificate of Incorporation, the stockholders of the Corporation may make, alter, amend or repeal any Bylaws of the Corporation at any annual or special meeting at which a majority of the total votes entitled to be cast at such meeting is present in person or by proxy by the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting, when notice of any such proposed addition, alteration, amendment or repeal shall have been given in the notice of such meeting; provided, that, notwithstanding anything to the contrary in these Bylaws, Section 1.3, Section 2.1, Section 2.2, the last sentence of Section 2.3, Section 2.4, Section 2.7, Section 2.8, Section 2.9, Section 2.12, Section 3.1, Section 3.2, Section 3.3 or this last sentence of this Section 7.7 may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, by the stockholders of the Corporation only by the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
SECTION 7.8.   Exclusive Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Certificate
I certify that this is a true and correct copy of the Bylaws of WestRock Company.
_____________________________
  (Assistant) Secretary
Date ___________________
Corporate Seal

ANNEX I
TITLE 14: CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2: BUSINESS CORPORATIONS
ARTICLE 13: DISSENTERS’ RIGHTS
(2015)
PART 1: RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
§ 14-2-1301: Definitions
As used in this article, the term:
(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(8) “Shareholder” means the record shareholder or the beneficial shareholder.
§ 14-2-1302. Right to dissent
(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party:
(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and
(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or
(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:
(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or
(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.
§ 14-2-1303. Dissent by nominees and beneficial owners
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
PART 2: PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
§ 14-2-1320. Notice of dissenters’ rights
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
§ 14-2-1321. Notice of intent to demand payment
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:
(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(2) Must not vote his shares in favor of the proposed action.
(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
§ 14-2-1322. Dissenters’ notice
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
(4) Be accompanied by a copy of this article.
§ 14-2-1323. Duty to demand payment
(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
§ 14-2-1324. Share restrictions
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
§ 14-2-1325. Offer of payment
(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:
(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation’s estimate of the fair value of the shares;
(3) An explanation of how the interest was calculated;
(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
(5) A copy of this article.
(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
§ 14-2-1326. Failure to take action
(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3: JUDICIAL APPRAISAL OF SHARES
§ 14-2-1330. Court action
(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
§ 14-2-1331. Court costs and counsel fees
(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
§ 14-2-1332. Limitation of actions
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.